UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Material
☐	Soliciting Material under Rule 14a-12
STONEMOR INC.
(Name of Registrant as Specified In Its Charter)
(Name of person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.

☐	Fee paid previously with preliminary materials.

☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY PROXY MATERIALS - SUBJECT TO COMPLETION, AUGUST 5, 2022
STONEMOR INC.

3331 Street Road, Suite 200
Bensalem, PA 19020
    , 2022
Dear Stockholder:
You are cordially invited to attend a special meeting (the “Special Meeting”) of the stockholders of StoneMor Inc. (the “Company”). The Special Meeting will be held at [ ] [a.m./p.m.], Eastern time, on    , 2022. You will be able to attend the Special Meeting, vote, and submit your questions during the Special Meeting via live webcast by visiting www.virtualshareholdermeeting.com/STON2022SM. To attend the Special Meeting via live webcast, you must have your sixteen-digit control number that is shown on the proxy card accompanying the enclosed proxy statement. You will not be able to attend the Special Meeting in person. Formal notice of the Special Meeting, a proxy statement, and a proxy card and voting instruction card accompany this letter.
At the Special Meeting, holders of shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of May 24, 2022 (the “Merger Agreement”), by and among the Company, Axar Cemetery Parent Corp. (“Parent”), a Delaware corporation, and Axar Cemetery Merger Corp., a Delaware corporation and indirect wholly-owned subsidiary of Parent (“Merger Sub”).
Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into the Company and the Company will become a direct wholly-owned subsidiary of Parent (the “Merger”). If the Merger is completed, then each share of Common Stock (other than certain excluded shares as set forth in the Merger Agreement) will be cancelled and converted into the right to receive $3.50 in cash, without interest.
The proposed Merger is a “going private” transaction under the rules of the Securities and Exchange Commission (the “SEC”). Following the completion of the Merger, all of the remaining common stock of the Surviving Corporation will be directly owned by Parent.
Following the completion of the Merger, the Common Stock will no longer be listed on the New York Stock Exchange and the Company will no longer be required to file periodic and other reports with the SEC with respect to the Common Stock. After the completion of the Merger, you will no longer have an equity interest in the Company and will not participate in any potential future earnings of the Company.
Upon receipt of a proposal from Axar Capital Management, LP (“Axar”) on September 22, 2021 (the “2021 Letter”) in which Axar expressed interest in pursuing discussions concerning strategic alternatives that might be beneficial to the Company and its various stakeholders, the board of directors of the Company (the “Board”) authorized its standing Conflicts Committee (the “Conflicts Committee”) consisting solely of independent and disinterested directors of the Company, to engage in the discussions contemplated by the 2021 Letter, including the authority to engage in discussions concerning and to negotiate the terms and provisions of strategic alternatives. The Conflicts Committee determined that the Merger and the transactions contemplated by the Merger Agreement were fair to, and in the best interests of the Company and its stockholders (other than the holders of Axar Shares and Insider Shares, as defined below). Based in part on the unanimous recommendation of the Conflicts Committee, the Board (other than Andrew Axelrod, the Company’s chairperson, who is also the sole member of the general partner of Axar and did not attend the meeting) (a) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are fair to and in the best interests of the Company and its stockholders, (b) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, and (c) recommended that the stockholders of the Company approve the Merger and the transactions contemplated thereby (the “Transactions”) and adopt the Merger Agreement.
The Board recommends that you vote “FOR” the adoption of the Merger Agreement.
Your vote is very important, regardless of the number of shares of Common Stock you own. The affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock is required to adopt the Merger Agreement. In addition, the Merger Agreement makes it a condition to the parties’ obligations to consummate the Merger that holders of a majority of the issued and outstanding shares of Common Stock, other than (i) shares of Common Stock held by the Parent and its wholly-owned subsidiaries or beneficially owned by any affiliate of Parent and (ii) shares of Common Stock held by members of the Board, the officers of the Company (as defined by rule 16-1(f) under the Exchange Act of 1934) and any immediate family members of a Board member or officer, vote in favor of the adoption of the Merger Agreement. If you fail to vote on the adoption of the Merger Agreement, the effect will be the same as a vote “AGAINST” the adoption of the Merger Agreement.
Pursuant to rules of the SEC, you will also be asked to vote at the Special Meeting on (i) a non-binding, advisory proposal to approve certain compensation arrangements for the Company’s named executive officers in connection with the Merger, which requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy at the Special Meeting and entitled to vote thereon and (ii) one or more proposals to adjourn the Special Meeting, if necessary or appropriate, including adjournments to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement.
The Board recommends that you vote “FOR” the non-binding, advisory proposal regarding certain Merger-related executive compensation arrangements, and “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate.
If you own shares of Common Stock of record, you will find enclosed a proxy and voting instruction card and an envelope in which to return the card. Whether or not you plan to attend the Special Meeting, please sign, date and return your enclosed proxy and voting instruction card, or vote over the phone or Internet, as soon as possible so that your shares of Common Stock can be voted at the Special Meeting in accordance with your instructions. You can revoke your proxy before the Special Meeting and issue a new proxy as you deem appropriate. You will find the procedures to follow if you wish to revoke your proxy on page 73 of the enclosed proxy statement.
If you hold your shares of Common Stock in “street name” through a broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares of Common Stock. Without those instructions, your shares of Common Stock will not be voted, which will have the same effect as voting “AGAINST” the adoption of the Merger Agreement.
The accompanying proxy statement provides you with more detailed information about the Special Meeting and the Transactions, including the Merger. A copy of the Merger Agreement is attached as Appendix A to the accompanying proxy statement. We encourage you to carefully read the entire proxy statement and its appendices, including the Merger Agreement and the documents referred to or incorporated by reference in the accompanying proxy statement in their entirety. You may also obtain additional information about the Company from other documents filed with the SEC.
If you have any questions or need assistance voting your shares of Common Stock, please contact the Company’s proxy solicitor in connection with the Special Meeting:
MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, NY 10018

Telephone (toll-free): (800) 322-2885
We look forward to your attendance at the Special Meeting.
Sincerely yours,

Joseph M. Redling
President and Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS, INCLUDING THE MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT OR THE ACCOMPANYING PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The accompanying proxy statement is dated     , 2022 and, together with the enclosed form of proxy, and voting instruction card, is first being mailed to stockholders of the Company on     , 2022.

STONEMOR INC.

3331 Street Road, Suite 200
Bensalem, PA 19020

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
NOTICE IS HEREBY GIVEN that a special meeting (the “Special Meeting”) of stockholders of StoneMor Inc. (the “Company”) will be held at [ ] [a.m./p.m.], Eastern time, on    , 2022, via live webcast on the Internet at www.virtualshareholdermeeting.com/STON2022SM for the following purposes:
(1)
to consider and vote on a proposal (the “Merger Proposal”) to adopt the Agreement and Plan of Merger, dated as of May 24, 2022 (the “Merger Agreement”), by and among the Company, Axar Cemetery Parent Corp. (“Parent”), a Delaware corporation and indirect wholly-owned subsidiary of Axar Capital Management, LP (“Axar”), and Axar Cemetery Merger Corp., a Delaware corporation and indirect wholly-owned subsidiary of Parent (“Merger Sub”);

(2)
to consider and vote on the proposal (the “Compensation Proposal”) to approve, by non-binding, advisory vote, compensation that may become payable to the Company’s named executive officers in connection with the Merger; and

(3)
to consider and vote on a proposal (the “Adjournment Proposal”) to adjourn the Special Meeting from time to time, if necessary or appropriate (as determined in good faith by the Company), to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to obtain the Requisite Company Vote.

The holders of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at the close of business on     , are entitled to notice of and to vote at the Special Meeting and at any adjournment thereof. All holders of the Common Stock as of the close of business on     , the Record Date, including holders of record and beneficial owners of Common Stock registered in the “street name” of a bank, broker or other nominee, are invited to attend the Special Meeting via live webcast on the Internet at www.virtualshareholdermeeting.com/STON2022SM.
The board of directors of the Company (“Board”) (other than Andrew Axelrod (the Chairman of the Board who is sole member of the general partner of Axar and the Chief Executive Officer of Parent and Merger Sub), who did not attend the meeting), based in part on the unanimous recommendation of a special committee comprised entirely of independent and disinterested directors (the “Conflicts Committee”) has adopted and approved the Merger Agreement and recommends that the stockholders of the Company vote “FOR” the Merger Proposal. The Board recommends that the stockholders of the Company vote “FOR” the non-binding, advisory Compensation Proposal and “FOR” the Adjournment Proposal.
Your vote is important, regardless of the number of shares of Common Stock you own. The Merger cannot be completed unless (i) holders of a majority of the issued and outstanding shares of Common Stock vote in favor of the Merger Proposal and (ii) the holders of a majority of the issued and outstanding shares of Common Stock, other than shares of Common Stock held by Parent and its wholly-owned subsidiaries and shares beneficially owned by any affiliate of Parent; and any shares held by members of the Board, any “officer” of the Company (as defined by Rule 16a-1 under the Exchange Act) and any immediate family members of the members of the Board and officers of the Company, vote in favor of the Merger Proposal. If you fail to vote on the Merger Proposal, the effect will be the same as a vote “AGAINST” the Merger Proposal.
Each of the Compensation Proposal and the Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of Common Stock present or represented by proxy at the Special Meeting and entitled to vote thereon.
If you sign, date and return your proxy and voting instruction card without indicating how you wish to vote, your proxy will be voted in favor of the Merger Proposal, in favor of the non-binding, advisory Compensation Proposal and in favor of the Adjournment Proposal. If you fail to attend the Special Meeting or submit your proxy, the effect will be that your shares of Common Stock will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as a vote “AGAINST” the Merger Proposal. However, assuming a quorum is present, failure to attend the Special Meeting or submit your proxy will not affect the non-binding, advisory Compensation Proposal or the Adjournment Proposal.
You may revoke your proxy at any time before the vote at the Special Meeting by following the procedures outlined in the enclosed proxy statement. If you are a holder of record of Common Stock and wish to attend the Special Meeting and vote at the Special Meeting, you may revoke your proxy and vote at the Special Meeting.
The Merger is described in the accompanying proxy statement, which the Company urges you to read carefully and in its entirety. A copy of the Merger Agreement is included as Appendix A to the accompanying proxy statement.
Even if you plan to attend the Special Meeting, the Company requests that you complete, sign, date and return the enclosed proxy and thus ensure that your shares of Common Stock will be represented at the Special Meeting if you are unable to attend. You also may submit your proxy by using a toll-free telephone number or the Internet. We have provided instructions in the enclosed proxy statement and on the proxy and voting instruction card for using these convenient services.
We will be hosting the Special Meeting via live webcast on the Internet at www.virtualshareholdermeeting.com/STON2022SM. A summary of the information you need to attend the Special Meeting online is provided below:
•	Any Company stockholder can attend the Special Meeting via live webcast at www.virtualshareholdermeeting.com/STON2022SM;
•	Webcast starts at [ ] [a.m./p.m.], Eastern time;
•	Company stockholders may vote and submit questions while attending the Special Meeting via live webcast on the Internet; and
•	Company stockholders need the sixteen-digit control number included on your proxy card to join the Special Meeting.
By order of the Board
Joseph M. Redling
President and Chief Executive Officer
Bensalem, Pennsylvania
[ ], 2022

i

ii

SUMMARY TERM SHEET
This summary highlights selected information from this proxy statement (“Proxy Statement”), related to the merger of Axar Cemetery Merger Corp. with and into StoneMor Inc. (the “Merger”) and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger Agreement and the transactions contemplated thereby (the “Transactions”), including the Merger, you should carefully read this Proxy Statement, the appendices to this Proxy Statement and the documents that the Company refers to in this Proxy Statement in their entirety. You may obtain any additional information referred to in this Proxy Statement without charge by following the instructions under the caption “Where Stockholders Can Find More Information.” The Merger Agreement is attached as Appendix A to this Proxy Statement. We encourage you to read the Merger Agreement, which is the legal document that governs the Merger, carefully and in its entirety.
Except as otherwise specifically noted in this Proxy Statement, the “Company”, “we”, “our”, “us” and similar words refer to StoneMor Inc., including, in certain cases, the Company’s subsidiaries. Throughout this Proxy Statement, the Company refers to Axar Cemetery Parent Corp. as “Parent” and Axar Cemetery Merger Corp. as “Merger Sub” and the Agreement and Plan of Merger, dated May 24, 2022, by and among the Company, Parent and Merger Sub, as it may be amended, supplemented or modified from time to time, as the “Merger Agreement.”
Axar Capital Management, LP (“Axar”), Parent and Merger Sub are collectively referred to as the “Axar Filing Persons.”
Because the Merger is a “going private” transaction, the Company and the Axar Filing Persons have filed a Transaction Statement on Schedule 13E-3 with respect to the Merger (as amended from time to time, the “Schedule 13E-3”) with the Securities and Exchange Commission (the “SEC”). You may obtain additional information about the Schedule 13E-3 under the caption “Where Stockholders Can Find Additional Information.”
The Special Meeting
The Special Meeting will be held at [ ] [a.m./p.m.], Eastern time, on     , 2022 via live webcast on the Internet at www.virtualshareholdermeeting.com/STON2022SM.
The Parties to the Merger Agreement
StoneMor Inc.
StoneMor Inc., headquartered in Bensalem, Pennsylvania, is an owner and operator of cemeteries and funeral homes in the United States, with 304 cemeteries and 72 funeral homes in 24 states and Puerto Rico as of June 30, 2022. StoneMor cemetery products and services, which are sold on both a pre-need (before death) and at-need (at death) basis, include: burial lots, lawn and mausoleum crypts, burial vaults, caskets, memorials, and all services which provide for the installation of this merchandise.
StoneMor Inc.’s address is 331 Street Road, Suite 200, Bensalem, Pennsylvania and its telephone number is (215) 826-2800.
Axar Cemetery Parent Corp.
Parent is a newly formed Delaware corporation. Parent was formed by Axar solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Parent has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement. Upon completion of the Merger, StoneMor Inc. will be a direct wholly-owned subsidiary of Parent.
Parent’s address is c/o Axar Capital Management, LP, 402 W 13th Street, New York, NY 10014 and its telephone number is (212) 356-6130.
Axar Cemetery Merger Corp.
Merger Sub is a newly formed Delaware corporation. Merger Sub is a wholly-owned subsidiary of Parent and was formed solely for the purpose of engaging in the Merger and other related transactions. Merger Sub has not engaged in any business other than in connection with the Merger and other related transactions.

Merger Sub’s address is c/o Axar Capital Management, LP, 402 W 13th Street, New York, NY 10014 and its telephone number is (212) 356-6130.
The Merger Proposal
You are being asked to consider and vote upon a proposal to adopt the Merger Agreement (the “Merger Proposal”). The Merger Agreement provides that, at the Effective Time (as defined below), Merger Sub will be merged with and into the Company, whereupon the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Delaware law as the surviving corporation in the Merger, with all of its property, rights, privileges, powers and franchises continuing unaffected by the Merger. The Company, following the Merger, is referred to in this Proxy Statement as the “Surviving Corporation.”
The Merger will become effective when a certificate of merger with respect to the Merger (the “Certificate of Merger”) has been duly filed with and accepted by the Secretary of State of the State of Delaware or at such other subsequent date or time as Parent and the Company may agree and specify in the Certificate of Merger in accordance with the General Corporation Law of the State of Delaware (“DGCL”) (the “Effective Time”).
Merger Consideration
At the Effective Time:
•
each outstanding share of the Company’s common stock, par value $0.01 per share (“Common Stock”), other than (i) shares of Common Stock owned by Axar, Parent, Merger Sub or any fund or account managed by Axar (each, an “Axar Vehicle”) or any direct or indirect subsidiary of Axar, Parent, Merger Sub or any Axar Vehicle (collectively, “Axar Shares”), (ii) shares of Common Stock held by the Company (the “Treasury Shares”) and (iii) shares of Common Stock held by any holder of record of Common Stock who did not vote in favor of the Merger Proposal and is entitled to demand and validly demands appraisal of such shares of Common Stock pursuant to, and complies in all respects with, Section 262 of the DGCL (the “Dissenting Shares” and together with the Axar Shares and the Treasury Shares, the “Excluded Shares”), will be cancelled and converted into the right to receive $3.50 in cash per share, without interest (the “Merger Consideration”);

•	each Treasury Share will be cancelled without payment of any consideration thereof;
•	each Axar Share will be converted into one share of common stock of the Surviving Corporation;
•
each Dissenting Share will be cancelled and converted into the right to receive payment of such amounts that are payable in accordance with Section 262 of the DGCL and will not have the right to receive the Merger Consideration, unless and until such stockholder loses, waives or withdraws its rights as a dissenting Company stockholder; and

•	each share of common stock, par value $0.01 per share, of Merger Sub will be converted into one share of common stock of the Surviving Corporation.
If the Merger is consummated, at the Effective Time, the Company will become a privately held company, wholly-owned by Parent. As described below under “—Treatment of Company Equity Awards,” 50% of the outstanding options to purchase Shares, all of which are held by employees of the Company, including its executive officers, will be converted into options to purchase Parent common stock.
Conditions to the Merger
The obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the fulfillment or waiver, at or before the Effective Time, of certain conditions including, among others, that:
•	the holders of a majority of the issued and outstanding shares of Common Stock vote in favor of the Merger Proposal (the “Company stockholder approval”); and
•
the holders of a majority of the issued and outstanding shares of Common Stock, other than the Axar Shares and any shares held by members of the Board, any “officer” of the Company (as defined by Rule 16a-1 under the Exchange Act) and any immediate family members of the members of the Board and officers of the Company (the “Insider Shares”), vote in favor of the Merger Proposal (the “majority of the minority stockholder approval” and, together with the Company stockholder approval, the “Requisite Company Vote”).

Additional conditions to the Merger are listed in the section entitled “The Merger Agreement - Conditions to the Merger” beginning on page 86.
When the Merger Becomes Effective
The closing of the Merger will take place electronically by the mutual exchange of signatures no later than the second business day after the satisfaction or waiver of the conditions to closing provided for in the Merger Agreement (other than any condition that by its nature can only be satisfied by action taken at or immediately prior to the closing of the Merger, but subject to satisfaction of any such condition). The Merger will become effective at the date and time when the Certificate of Merger is duly filed with and accepted by the Secretary of State of the State of Delaware or at such later date and time as may be agreed by the parties to the Merger Agreement in writing and specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL.
Purpose and Reasons of the Company for the Merger; Recommendation of the Board and the Conflicts Committee; Fairness of the Merger
The purpose of the Merger is to enable the holders of Common Stock (other than the Axar Shares and any shares held by the Company) to realize the value of their investment in the Company through their receipt of the Merger Consideration, representing a 54.2% premium to the Company’s closing share price on May 24, 2022, the last trading day prior to the announcement of the execution of the Merger Agreement.
At a meeting held on May 24, 2022, the Board (other than Andrew Axelrod (the Chairman of the Board who is sole member of the general partner of Axar and the Chief Executive Officer of Parent and Merger Sub) who did not attend the meeting), based in part on the unanimous recommendation of the Conflicts Committee, (a) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement were fair to and in the best interests of the Company and its stockholders, (b) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, and (c) recommended that the stockholders of the Company approve the Merger and the transactions contemplated thereby (the “Transactions”) and adopt the Merger Agreement. The Board (other than Andrew Axelrod) recommends that the holders of the Common Stock vote “FOR” the Merger Proposal. For a description of the reasons considered by the Conflicts Committee and the Board for their recommendations, see “Special Factors - Purpose and Reasons of the Company for the Merger; Recommendation of the Board and the Conflicts Committee; Fairness of the Merger” beginning on page 26 of this Proxy Statement. For descriptions of the fairness determinations made by the Conflicts Committee, the Board and Axar, see “Special Factors - Purpose and Reasons of the Company for the Merger; Recommendation of the Board and the Conflicts Committee; Fairness of the Merger” beginning on page 26 of this Proxy Statement and “Special Factors - Position of the Axar Group Members as to Fairness of the Merger” beginning on page 44 of this Proxy Statement.
Opinion of the Conflicts Committee’s Financial Advisor
On May 21, 2022, Kroll LLC, operating through its Duff & Phelps Opinions Practice (“Duff & Phelps”), the Conflicts Committee’s financial advisor, orally rendered its opinion to the Conflicts Committee (which was confirmed by the delivery of Duff & Phelps’ written opinion, dated May 21, 2022, to the Conflicts Committee) as to the fairness, from a financial point of view, to the public stockholders of the Company (other than (i) Axar or its affiliate(s) and associate(s), including its portfolio companies, (ii) any member of the Board, (iii) any “officer” of the Company (as defined by Rule 16a-1(f) under the Exchange Act) and (iv) any immediate family members of any of the foregoing individuals) of the consideration to be received by such holders (the “Public Stockholders”) in the Transactions.
Duff & Phelps’ opinion was directed to the Conflicts Committee (in its capacity as such), addressed only the fairness, from a financial point of view, as of May 21, 2022, to the Public Stockholders of the Merger Consideration to be received by such Public Stockholders in the Merger pursuant to the terms of the Merger Agreement, and did not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding. The summary of Duff & Phelps’ opinion in this Proxy Statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Appendix B to this Proxy Statement and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Duff & Phelps in connection with the preparation of its opinion. However, neither Duff & Phelps’ opinion nor the summary of its opinion and the related analyses set forth in this Proxy Statement are intended to be, and do not constitute, advice or a recommendation to the Conflicts Committee, the Board, any security holder of the Company or any other party as to how to act or vote with respect to any matter relating to the Merger or otherwise. See “Special Factors — Opinion of the Conflicts Committee’s Financial Advisor” beginning on page 35.
The Axar Group Members’ Purposes and Reasons for the Merger; Position of the Axar Group Members as to Fairness of the Merger
Under the SEC rules governing “going-private” transactions, the holders of Axar Shares and Parent and Merger Sub may be deemed to be affiliates of the Company and, therefore, be required to express their purposes and reasons for the merger and their beliefs as to the fairness of the merger to the unaffiliated stockholders. For a description of the purposes and reasons of Parent and Merger Sub and the holders of Axar Shares for the merger, and their beliefs as to the fairness of the merger to the unaffiliated stockholders, see “Special Factors — The Axar Group Members’ Purpose and Reasons for the Merger” beginning on page 43 of this Proxy Statement and “Special Factors — Position of the Axar Group Members as to the Fairness of the Merger” beginning on page 44 of this Proxy Statement.
Certain Effects of the Merger
If the Merger Agreement is approved by the required vote of the Company’s stockholders and the other conditions to the closing of the Merger are either satisfied or waived, Merger Sub will be merged with and into the Company, whereupon the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Delaware law as the surviving corporation in the Merger, with all of the property, rights, privileges, powers and franchises of each of the Company and Merger Sub vesting in the Surviving Corporation, and all debts, liabilities and duties of each of the Company and Merger Sub becoming the debts, liabilities and duties of the Surviving Corporation.
Following the completion of the Merger, the Common Stock will no longer be publicly traded, and holders of the Common Stock (other than Parent) will cease to have any ownership interest in the Company.
Treatment of Company Equity Awards
Stock Options: With respect to each award of options to purchase shares of Common Stock under the StoneMor 2019 Amended and Restated Long-Term Incentive Plan (the “Company Equity Plan”):
a.
one-half of the options to purchase shares of Common Stock subject to such award, rounded up to the nearest whole number (the “Cancelled Options”), will be cancelled and converted into the right to receive a lump sum cash payment equal to the product of (1) the excess, if any, of $3.50 over the applicable exercise price of such award and (2) the number of shares of Common Stock subject to the Cancelled Options; and

b.
the balance of the options to purchase shares of Common Stock subject to such award, rounded down to the nearest whole number (the “Converted Options”), will be assumed by Parent and converted into fully vested options to purchase, on the same terms and conditions as applicable to the option to purchase shares of Common Stock prior to the Effective Time, that number of shares of common stock of Parent, par value $0.01 per share (the “Parent Shares”) rounded down to the nearest whole share (the “Converted Parent Options”), equal to the number of shares of Common Stock subject to such option immediately prior to the Effective Time. The exercise price per share of Parent Shares subject to a Converted Parent Option will be an amount (rounded up to the nearest hundredth of a cent) equal to (1) the exercise price per share of Common Stock subject to the applicable option award immediately prior to the Effective Time divided by (2) the quotient of $3.50 divided by the fair market value of a share of Parent Shares immediately following the Effective Time determined in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

Phantom Units: At the Effective Time, each outstanding award of phantom units, whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) $3.50 and (ii) the number of shares of Common Stock subject to such award of phantom units.

Restricted Shares: At the Effective Time, each restricted share that is subject to an award under the Company Equity Plan will vest in full and become free of restrictions and shall be converted into the right to receive $3.50 in cash without interest.
Interests of the Company’s Directors and Executive Officers in the Merger
In considering the recommendations of the Conflicts Committee and of the Board with respect to the Merger Proposal, you should be aware that, aside from their interests as stockholders of the Company, the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, those of other stockholders of the Company generally.
•	Interests of directors (other than Andrew Axelrod) that may be different from or in addition to the interests of the Company’s stockholders generally include:
○
the vesting of phantom units held by directors will be accelerated pursuant to the terms of the Merger Agreement, and they will receive cash payments in exchange for their phantom units pursuant to the terms of the Merger Agreement; and

○
the Company’s directors are entitled to continued indemnification and insurance coverage pursuant to the terms of the Merger Agreement, and the Company’s directors other than Mr. Redling are entitled to continued indemnification and insurance coverage under indemnification agreements.

•	Interests of executive officers that may be different from or in addition to the interests of the Company’s stockholders generally include:
○
the vesting of options to purchase shares of Common Stock and restricted shares held by the executive officers will be accelerated pursuant to the terms of the Merger Agreement, and they will receive cash payments in exchange for their shares of Common Stock and restricted stock and for 50% of the shares subject to each of their options to purchase shares of Common Stock pursuant to the terms of the Merger Agreement and they will receive Converted Options in exchange for the remaining portions of their options to purchase shares of Common Stock;

○	certain executive officers may receive benefits under employment plans or employment agreements or arrangements that could result from the Merger;
○	the Company’s executive officers as of the Effective Time will become the initial executive officers of the Surviving Corporation; and
○	the Company’s executive officers are entitled to continued indemnification and insurance coverage pursuant to the terms of the Merger Agreement.
These interests are discussed in more detail in the section entitled “Special Factors - Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 48. The Conflicts Committee and the Board were aware of the different or additional interests described herein and considered those interests along with other matters in recommending and/or approving, as applicable, the Merger Agreement and Transactions, including the Merger.
Go-Shop
During the period between the date of the Merger Agreement and July 23, 2022 (the “Go-Shop Period End Date”), the Company and its representatives, acting at the direction and under the supervision of the Conflicts Committee, were permitted to, subject to certain conditions, and did (i) solicit, initiate, propose, encourage and facilitate any discussion or offer that constitutes, or would reasonably be expected to lead to, a Competing Transaction (as defined in the Merger Agreement) and (ii) to engage in discussions and negotiations with, and furnish certain information regarding the Company and its subsidiaries to, third parties in connection with any Competing Transaction or any inquiry, discussion, offer or request that may lead to a Competing Transaction. During this period, Duff & Phelps contacted five strategic buyers and 32 potential financial buyers that the Conflicts Committee and Duff & Phelps believed could have an interest in reviewing the opportunity and had the financial ability to pursue a potential strategic transaction, none of whom expressed an interest in pursuing a transaction that would be an alternative to the Merger.

The go-shop provisions are described in more detail in the section entitled “The Merger Agreement - Other Covenants and Agreements – Go-Shop” beginning on page 81. The actions taken during this period and the results thereof are described in more detail in the section entitled “Special Factors — Background of the Merger — The Go-Shop Period” beginning on page 25.
No Solicitation Covenant
Pursuant to the terms of the Merger Agreement, the Company agreed to be subject to certain customary non-solicitation provisions, whereby, among other things, the Company and its subsidiaries have agreed from and after the Go-Shop Period End Date through the end of the Merger Agreement’s term, not to solicit, initiate or knowingly encourage or facilitate, any inquiries or the making of any Competing Transaction (as defined in the Merger Agreement). However, the Company will be able to (i) engage in negotiations or discussion with any Excluded Party (as defined in the Merger Agreement) and its representatives and (ii) respond to and engage in discussions with other parties that have submitted written proposals for Competing Transactions following the Go-Shop Period End Date that did not result in a breach of the no solicitation covenant, subject to certain conditions, provided the Conflicts Committee determines, after consultation with outside legal counsel and Duff & Phelps, that such Competing Transaction either constitutes a Superior Proposal (as defined in the Merger Agreement) or is reasonably likely to lead to a Superior Proposal.
The non-solicitation provisions are described in more detail in the section entitled “The Merger Agreement - Other Covenants and Agreements - No Solicitation Covenant” beginning on page 81.
Termination
The Company (following approval by the Conflicts Committee) and Parent may terminate the Merger Agreement by mutual written consent at any time before the Effective Time, whether prior to or after receipt of the Requisite Company Vote.
In addition, among other situations:
•	either the Company (following approval by the Conflicts Committee) or Parent may terminate the Merger Agreement if:
○
the Merger has not been completed by January 31, 2023 (the “Termination Date”), provided that this termination right is not available to any party whose breach of any of its obligations under the Merger Agreement has been the primary cause of the failure to complete the Merger by the Termination Date;

○	a final order has been enacted by a court or other governmental authority, or a law has been enacted, that prohibits or makes illegal the completion of the Merger and/or the other Transactions; or
○	the Requisite Company Vote is not obtained at the Special Meeting (after taking into account any adjournment, postponement or recess of the Special Meeting);
•	the Company also may terminate the Merger Agreement (acting upon the recommendation of the Conflicts Committee) if:
○
there is a breach of any representation, warrant or covenant of Parent or Merger Sub that would cause the conditions to the Company’s obligation to consummate the Merger not to be satisfied (subject, if applicable, to a cure period), provided that the Company is not then in breach of the Merger Agreement; or

○
prior to the time the Requisite Company Vote is obtained, (i) the Conflicts Committee has made a Change in Company Recommendation (as defined in the Merger Agreement) in connection with a Superior Proposal (as defined in the Merger Agreement) in which Parent has not agreed in writing to participate or in connection with an Intervening Event (as defined in the Merger Agreement) or (ii) in order to accept a Superior Proposal in which Parent has agreed in writing to participate, in each case in compliance with the terms of the Merger Agreement.

•	Parent may also terminate the Merger Agreement if:
○
there is a breach of any representation, warranty or covenant of the Company that would cause the conditions to Parent’s obligations to consummate the Merger not to be satisfied (subject, if applicable, to a cure period), provided that Parent is not then in breach of the Merger Agreement;

○	the Company or any of its subsidiaries have breached its obligations described herein under the headings “Go-Shop” and “No Solicitation Covenant” above;
○	the Company has failed to include its recommendation that the Company stockholders adopt the Merger Agreement in this Proxy Statement; or
○	the Conflicts Committee or Board has effected a Change in Company Recommendation.
Additional situations pursuant to which the Merger Agreement can be terminated are described in more detail in the section entitled “The Merger Agreement - Termination” beginning on page 87.
Termination Fees and Expenses
Under certain circumstances, if the Merger is not completed, the Company may be required to pay Parent the Company Termination Fee, as described in more detail in the section entitled “The Merger Agreement – Termination Fees and Expenses” beginning on page 88.
Specific Performance
Under certain circumstances, the Company, Parent and Merger Sub are entitled to specific performance of the terms of the Merger Agreement, in addition to any other remedy at law or equity.
Material U.S. Federal Income Tax Consequences of the Merger
If you are a U.S. holder, the receipt of cash in exchange for the Common Stock pursuant to the terms of the Merger Agreement will generally be a taxable transaction for U.S. federal income tax purposes. You should consult your own tax advisors regarding the particular tax consequences to you of the exchange of shares of Common Stock for the Merger Consideration pursuant to the terms of the Merger Agreement in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).
Record Date and Quorum
The holders of the Common Stock as of the close of business on    , 2022, which is the record date for determination of stockholders entitled to notice of and to vote at the Special Meeting (which the Company refers to as the “Record Date”), are entitled to receive notice of and to vote at the Special Meeting.
The presence at the Special Meeting via the internet or by proxy of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote on the Record Date will constitute a quorum, permitting the Company to conduct its business at the Special Meeting.
Required Votes
Merger Agreement
The affirmative vote of holders of a majority of the issued and outstanding shares of Common Stock is required to approve the Merger Proposal. In addition, the Merger Agreement requires that holders of a majority of the issued and outstanding shares of Common Stock, other than the Axar Shares and Insider Shares, approve the Merger Proposal. A failure to vote your shares of Common Stock or an abstention from voting or a broker non-vote will have the same effect as a vote “AGAINST” the Merger Proposal.
Compensation Payable to Named Executive Officers in Connection with the Merger; Adjournment
The proposal (which the Company refers to as the “Compensation Proposal”) to approve, by non-binding, advisory vote, compensation that may become payable to the Company’s named executive officers in connection with the Merger and the proposal (the “Adjournment Proposal”) to adjourn the Special Meeting from time to time, if necessary or appropriate (as determined in good faith by the Company), to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to obtain the Requisite Company Vote, requires the affirmative vote of the holders of a majority of the issued and outstanding Common Stock present in person or represented by proxy at the special meeting and entitled to vote thereon.
Rights of Appraisal
Under Delaware law, holders of the Common Stock who do not vote in favor of the Merger Proposal, who properly demand appraisal of their shares of Common Stock and who otherwise comply with all of the requirements of Section 262 of the DGCL, will be entitled to seek appraisal for, and obtain payment in cash for the judicially determined fair value of, their shares of Common Stock in lieu of receiving the Merger Consideration if the Merger is completed (the “appraisal rights”). This value could be more than, the same as, or less than the Merger Consideration. Any holder of Common Stock intending to exercise appraisal rights, among other things, must submit a written demand for appraisal to the Company prior to the vote on the Merger Proposal, must not vote in favor of the Merger Proposal and must otherwise strictly comply with all of the procedures required by Delaware law. The relevant provisions of the DGCL are included as Appendix C to this Proxy Statement. You are encouraged to read these provisions carefully and in their entirety. If you hold your shares of Common Stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand by such bank, brokerage firm or nominee for appraisal. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, holders of the Common Stock who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with these provisions will result in loss of the appraisal rights.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
The following questions and answers address briefly some questions you may have regarding the Special Meeting, the Merger Agreement and the Merger. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the more detailed information contained elsewhere in this Proxy Statement, the appendices to this Proxy Statement and the documents referred to or incorporated by reference in this Proxy Statement.
Q:	What will I receive in the Merger?
A:
If the Merger is completed and you do not properly exercise your appraisal rights, in accordance with Section 262 of the DGCL, you will be entitled to receive $3.50 in cash, without interest, for each share of Common Stock that you own. You will not be entitled to receive shares in the Surviving Corporation or in any of Axar, Parent or Merger Sub.

Q:	What matters will be voted on at the Special Meeting?
A:	You will be asked to vote on the following proposals:
•	to adopt the Merger Agreement;
•	to approve, by non-binding, advisory vote, compensation that may become payable to the Company’s named executive officers in connection with the Merger; and
•
to approve the adjournment of the Special Meeting from time to time, if necessary or appropriate (as determined in good faith by the Company), to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to obtain the Requisite Company Vote.

Q:	How does the Board recommend that I vote?
A:	Based in part on the unanimous recommendation of the Conflicts Committee, the Board recommends that the stockholders of the Company vote “FOR” the Merger Proposal.
The Board also recommends that the stockholders of the Company vote:
•	“FOR” the Compensation Proposal; and
•	“FOR” the Adjournment Proposal.
You should read “Special Factors - Purpose and Reasons of the Company for the Merger; Recommendation of the Board and the Conflicts Committee; Fairness of the Merger” beginning on page 26 for a discussion of the factors that the Conflicts Committee and the Board considered in deciding to recommend and/or approve, as applicable, the Merger Proposal. See also “Special Factors - Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 48.
Q:	How do I attend the Special Meeting?
A:
The Special Meeting is being held on a virtual-only basis in order to reach the broadest number of stockholders possible and to save costs relative to holding an in-person meeting. You can attend the Special Meeting via live webcast on the Internet at www.virtualshareholdermeeting.com/STON2022SM. The webcast will start at [ ] [a.m./p.m.], Eastern time, on     , 2022. You may vote and submit questions while attending the Special Meeting via live webcast on the Internet. You will need the sixteen-digit control number included on your proxy card in order to be able to enter the Special Meeting.

Q:	What effects will the Merger have on the Company?
A:
The Common Stock is currently registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is listed on the New York Stock Exchange (“NYSE”) under the symbol “STON.” If the Merger is completed, the Company will cease to be a publicly traded company and will be wholly-owned by Parent.

Following the consummation of the Merger, the registration of the Common Stock and the Company’s reporting obligations with respect to the Common Stock under the Exchange Act will be terminated upon application to the SEC. In addition, upon the consummation of the Merger, the Common Stock will no longer be listed on any stock exchange or quotation system, including the NYSE.

Q:	What will happen if the Merger is not consummated?
A:
If the Merger is not consummated for any reason, the holders of the Common Stock will not receive any payment for their shares of Common Stock in connection with the Merger. Instead, the Company will remain a public company and the Common Stock will continue to be listed and traded on the NYSE.

Q:	What will happen if stockholders do not approve the Compensation Proposal?
A:
The approval of this proposal is not a condition to the completion of the Merger. The SEC rules require the Company to seek approval on a non-binding, advisory basis of certain payments that may be made to the Company’s named executive officers in connection with the Merger. The vote on this proposal is an advisory vote and will not be binding on the Company or Parent. If the Merger Proposal is approved by the stockholders of the Company and the Merger is completed, the Merger-related compensation may be paid to the Company’s named executive officers even if the Compensation Proposal is not approved by the stockholders of the Company.

Q:	What do I need to do now?
A:
We urge you to read this Proxy Statement carefully and in its entirety, including its appendices and the documents referred to and incorporated by reference in this Proxy Statement, as well as the related Schedule 13E-3, including the exhibits thereto, filed with the SEC, and to consider how the Merger affects you.

If you are a holder of record of Common Stock, you can ensure that your shares of Common Stock are voted at the Special Meeting by submitting your proxy via:
•	telephone, using the toll-free number listed on your proxy and voting instruction card;
•	the Internet, at the address provided on your proxy and voting instruction card; or
•	mail, by completing, signing, dating and mailing your proxy and voting instruction card and returning it in the pre-paid envelope provided.
If you hold your shares of Common Stock in “street name” through a broker, bank or other nominee, you should follow the directions provided by it regarding how to instruct it to vote your shares of Common Stock. Without those instructions to your broker, bank or other nominee, your shares of Common Stock will not be voted, which will have the same effect as a vote “AGAINST” the Merger Proposal.
Q:	Should I send in my stock certificates or other evidence of ownership now?
A:
No. After the Merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your shares of Common Stock for the Merger Consideration. If your shares of Common Stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares of Common Stock in exchange for the per share Merger Consideration. Do not send in your stock certificates now.

Q:	Can I revoke my proxy and voting instructions?
A:
Yes. You can revoke your proxy and voting instructions at any time before your proxy is voted at the Special Meeting. If you are a stockholder of record, you may revoke your proxy by notifying the Company’s Secretary in writing at StoneMor Inc., 3331 Street Road, Suite 200, Bensalem, Pennsylvania 19020, by submitting a new proxy by telephone, the Internet or mail, in each case, dated after the date of the proxy being revoked, or by attending the Special Meeting via live webcast on the Internet and voting at the Special Meeting (but simply attending the Special Meeting will not cause your proxy to be revoked).

Please note that if you hold your shares of Common Stock in “street name” and you have instructed a broker, bank or other nominee to vote your shares of Common Stock, the above-described options for revoking your voting instructions do not apply, and instead you must follow the instructions received from your broker, bank or other nominee to revoke your voting instructions.

Q:	What happens if I sell my shares of Common Stock before completion of the Merger?
A:
If you transfer your shares of Common Stock, you will have transferred your right to receive the Merger Consideration in the Merger. In order to receive the Merger Consideration, you must hold your shares of Common Stock through completion of the Merger.

The Record Date for stockholders entitled to vote at the Special Meeting is earlier than the date on which the Merger will be consummated. So, if you transfer your shares of Common Stock after the Record Date but before the Special Meeting, you will have transferred your right to receive the Merger Consideration pursuant to the terms of the Merger Agreement, but retained the right to vote at the Special Meeting.
Q:	What is householding and how does it affect me?
A:
The SEC permits companies to send a single set of proxy materials to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the applicable company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the Special Meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of shares of Common Stock held through brokerage firms. If your family has multiple accounts holding shares of Common Stock, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this Proxy Statement. The broker will arrange for delivery of a separate copy of this Proxy Statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q:	Who can help answer my other questions?
A:
If you have more questions about the Merger, or require assistance in submitting your proxy or voting your shares of Common Stock or need additional copies of this Proxy Statement or the enclosed proxy and voting instruction card, please contact MacKenzie Partners, Inc., which is acting as the proxy solicitation agent and information agent in connection with the Merger.

MacKenzie Partners, Inc.
1407 Broadway, 27th Floor
New York, NY 10018
Telephone (toll-free): (800) 322-2885
If your broker, bank or other nominee holds your shares of Common Stock, you can also call your broker, bank or other nominee for additional information.

SPECIAL FACTORS
Background of the Merger
The Merger Agreement is the result of negotiations between the Company’s Conflicts Committee (the “Conflicts Committee”), Axar, and their respective legal and financial advisors. The following is a summary description of the background, including principal meetings and deliberations, leading up to the announcement of the Merger and the Transactions, and the related “go-shop” process provided by the Merger Agreement. It does not catalogue every meeting of the Conflicts Committee or every conversation of or among the Conflicts Committee, the Company, Axar, their respective representatives or other parties.
2019 Recapitalization Transactions and C-Corporation Conversion
Axar and its affiliates, together with certain of its investment funds and managed accounts (the “Axar Group”) began acquiring equity interests in the Company’s predecessor, StoneMor Partners LP (the “Partnership”), in the second quarter of 2017. On March 9, 2018, the Axar Group filed a statement on Schedule 13D reporting ownership of 17.5% of the outstanding common units representing limited partnership interests in the Partnership. This Schedule 13D statement also reported that the Axar Group intended to pursue discussions with the Partnership’s general partner regarding the potential for converting the Partnership from a master limited partnership to a corporation for U.S. Federal income tax purposes.
On July 31, 2018, Axar, StoneMor GP Holdings LLC, the parent of the general partner of the Partnership (“GP Holdings”), and Robert B. Hellman, as trustee under a voting and investment trust agreement for American Cemeteries Infrastructure Investor, LLC (“ACII”), entered into a non-binding memorandum of understanding under which Axar and ACII agreed to support a corporate reorganization to transition the Partnership to corporate form, subject to approval of a special committee of the board of directors of the general partner of the Partnership and certain other terms, including ACII having the right to appoint two directors and Axar having the right to appoint one director to the resulting corporation.
On September 27, 2018, the Partnership, its general partner, GP Holdings and a related entity entered into a Merger and Reorganization Agreement (as amended, the “Conversion Merger Agreement”). The transactions contemplated by the Conversion Merger Agreement had been reviewed and approved by a special committee of the board of directors of the general partner, consisting of Stephen J. Negrotti and Patricia D. Wellenbach, who were independent from GP Holdings and its sole member and were also independent from Axar. This special committee had engaged Raymond James as its independent financial advisor and Drinker Biddle & Reath LLP as its independent legal advisor to assist it in its evaluation of these proposed transactions. The Conversion Merger Agreement provided for a series of transactions through which, among other things: (i) the general partner of the Partnership would be converted into the Company; (ii) the Partnership would become a wholly-owned subsidiary of the Company; and (iii) the unitholders in the Partnership would become stockholders in the Company. We refer to these transactions as the “C-Corporation Conversion.” Concurrently with the execution of the Conversion Merger Agreement, the Company, Axar, and other parties entered into a Voting and Support Agreement, in which among other things Axar agreed to vote in favor of the C-Corporation Conversion at any meeting of unitholders related thereto, and the Company, the Axar Group and ACII entered into a Nomination and Director Voting Agreement, which contains standstill and other provisions (the “DVA”), including director designation rights to be effective upon consummation of the C-Corporation Conversion. Since that time, the DVA has been amended five times with the approval of committees of independent directors of the general partner of the Partnership or the Company, as applicable, including in connection with waivers to applicable standstill provisions to permit the Axar Group to increase its holdings and board representation.
Both prior to and during the pendency of the transactions contemplated by the Conversion Merger Agreement, the Partnership experienced ongoing performance challenges, including declines in comparable sales. In addition, the Partnership had experienced ongoing issues in preparing and timely filing its financial statements as required by SEC rules and its debt facilities. This resulted in a series of defaults under the Partnership’s revolving credit agreement. On February 4, 2019, the Partnership entered into an eighth amendment and waiver to its revolving credit agreement that designated the existing lending facility as Tranche A and provided for a $35.0 million last out Tranche B facility provided by the Axar Group. The amendment also precluded any new borrowings under the Tranche A facility, changed the maturity date for the Tranche A facility to no later than May 1, 2020 and increased the interest rate on the Tranche A facility. The Partnership then undertook a refinancing of the

7 7/8% Senior Notes due 2021 and repayment of the Partnership’s revolving credit facility, including the Tranche B facility, through the issuance of the Senior Secured PIK Toggle Notes due 2024 (the “PIK Toggle Noes”). Consummation of the placement of the PIK Toggle Notes was conditioned upon the Partnership concurrently issuing at least $62.5 million of equity. In addition, the 2024 Indenture required that the C Corporation Conversion be consummated on or before March 31, 2020.
On June 27, 2019, the Partnership completed (i) a private placement of $62.5 million liquidation value of preferred units of partnership interest (the “2019 Preferred Units”) for total proceeds of $57.5 million, reflecting an 8% discount to the $1.20 liquidation value per preferred unit and (ii) a concurrent private placement to various financial institutions of $385.0 million of PIK Toggle Notes. The Axar Group purchased 77.2% of the 2019 Preferred Units. The remainder of the 2019 Preferred Units were purchased by funds associated with Mangrove Partners, an investment manager, and David Miller, a director of the Company. ACII, the investment fund that controlled GP Holdings, which was the sole member of the general partner of the Partnership and then the largest unitholder of the Partnership, declined to participate in the private placement of the 2019 Preferred Units. The 2019 Preferred Units were issued at a price of $1.104 per preferred unit and were convertible into common units on a 1:1 basis at any time beginning 10 days after the completion of the Offering described below or upon consummation of the C Corporation Conversion, if not earlier redeemed with the proceeds of the 2019 Rights Offering. The closing price of the Partnership’s common units on the NYSE was $1.61 per common unit on the trading day immediately preceding the consummation of the private placements of the 2019 Preferred Units and the PIK Toggle Notes. The Partnership was obligated to use 100% of the net proceeds of the 2019 Rights Offering to redeem up to 33,487,904 of the 2019 Preferred Units at the stated liquidation value of $1.20 per preferred unit.
In connection with the issuance of the 2019 Preferred Units, the board of directors of the general partner of the Partnership was reconstituted and Axar obtained the right to designate three out of seven board members of the Partnership’s general partner. The general partner board members initially designated by Axar were Andrew Axelrod, David Miller and Spencer Goldenberg, each of whom is currently a director of the Company, and Mr. Axelrod was elected Chairman of the board of the general partner.
On October 25, 2019, the Partnership completed a rights offering (the “2019 Rights Offering” and together with the issuance of the 2019 Preferred Units and the PIK Toggle Notes, the “2019 Recapitalization Transactions”). Pursuant to the terms of the 2019 Rights Offering, the Partnership distributed to each common unit holder (other than Axar, other purchasers in the private placement of the 2019 Preferred Units and ACII), one non-transferable subscription right to purchase 1.24 common units of partnership interest for each common unit held, at a subscription price of $1.20 per common unit. A total of 3,039,380 common units were sold in connection with the 2019 Rights Offering, which reflected less than 11.0% of the total rights that had been made available to the Company’s stockholders, resulting in proceeds of $3.65 million. The Partnership incurred expenses of approximately $772,000 in connection with the 2019 Rights Offering. The gross proceeds of the 2019 Rights Offering were used to redeem 3,039,380 2019 Preferred Units, including a pro rata portion of the units held by Axar.
As a result of the 2019 Recapitalization Transactions and the C-Corporation Conversion, immediately following the effectiveness of the C-Corporation Conversion on December 31, 2019, upon which all of the remaining outstanding Preferred Units were automatically converted into common units, Axar held an aggregate of 52.4% of the Common Stock of the Company, which constituted a majority of the Company’s outstanding Common Stock.
2020 Equity Transactions
During the fourth quarter of 2019 and early 2020, the Company continued to experience poor operating performance that was below the forecasts used in setting the financial covenants in the 2024 Indenture, resulting in a potential failure to meet certain of these covenants and the inclusion of a going concern qualification in the Company’s 2019 year-end audited financial statements. Following negotiations with the Company’s noteholders, on April 1, 2020, the Company and the Trustee, with the consent of the requisite holders of the PIK Toggle Notes, agreed to amend the 2024 Indenture. Among other things, the amendment provided the Company with relief under certain financial covenants under the 2024 Indenture, conditioned on the Company receiving an immediate equity infusion of $8.8 million. The amendment also required the Company to raise an additional $8.2 million in new equity on or before July 31, 2020.

Concurrently with the amendment to the 2024 Indenture, and with the approval of the Board based upon a recommendation from a special committee of the Board comprised of Ms. Wellenbach and Messrs. Negrotti and Goldenberg, the Company entered into a letter agreement with Axar (the “Axar Commitment”), under which Axar committed: (i) to purchase $8.8 million of non-voting, non-convertible preferred stock of the Company (the “Series A Preferred”); (ii) to exercise its basic rights in a rights offering of Common Stock to raise the required $8.2 million of new equity (the “Proposed Rights Offering “) by tendering the shares of Series A Preferred so purchased in exchange for shares of Common Stock on a dollar-for-dollar basis; and (iii) to purchase any shares offered in the Proposed Rights Offering for which other stockholders did not exercise their rights, up to a maximum of an additional $8.2 million of such shares. As contemplated in the Axar Commitment, the Proposed Rights Offering would have constituted a pro rata offering of one Common Stock purchase right for each 0.25 shares of Common Stock outstanding on a record date to be determined by the Board, with each right exercisable at a purchase price of $0.73 per share (payable in cash or by delivery of shares of Series A Preferred at stated value). On March 31, 2020, the closing price of the Common Stock on the NYSE was $1.04 per share. The rights offering price was approved by the Board on the recommendation of the special committee following consultation by the special committee with its independent financial advisor, Raymond James. Each holder that exercised its basic purchase right would have been entitled to over-subscription rights to the extent available, subject to any restrictions imposed by the NYSE. The Company agreed to use reasonable efforts to cause the rights to be admitted for trading on the NYSE during the exercise period.
The amendment to the 2024 Indenture, the Axar Commitment and the Proposed Rights Offering were announced on April 2, 2020. From April 6, 2020, through May 26, 2020, the closing price of the Common Stock ranged between $0.52 and $0.68 per share.
With the Common Stock trading below the exercise price in the Proposed Rights Offering, and in light of the less than 11% stockholder participation in the 2019 Rights Offering, the Board concluded that the Proposed Rights Offering was unlikely to produce significant net proceeds for the Company. Instead, with the approval of the special committee, the Company and the Axar Group entered into a Common Stock Purchase Agreement on May 27, 2020 providing for the direct purchase by the Axar Group, in lieu of the Proposed Rights Offering, of 23,287,672 shares of Common Stock, for aggregate consideration of $17 million ($0.73 per share), a portion of which would be paid by exchanging the Series A Preferred previously purchased by Axar. This purchase agreement, which superseded the Axar Commitment, enabled the Company to avoid the risk that the Proposed Rights Offering would be unsuccessful and the expense of proceeding with the Proposed Rights Offering, while obtaining the same per share and aggregate purchase price contemplated by the Axar Commitment.
The Axar Group’s direct purchase of Common Stock was completed on June 19, 2020. After giving effect to this purchase, the Axar Group reported beneficial ownership of 61.8% of the Common Stock as of the close of business on such date.
Axar’s 2020 Proposal
On May 24, 2020, the Company’s Board of Directors received an unsolicited letter (the “2020 Proposal”), from Axar proposing to acquire all of the outstanding shares of Common Stock of the Company not owned by Axar or its affiliates for $0.67 per share in cash. The reported closing price of the Company’s Common Stock during the 20 trading days ending on the trading day immediately prior to the delivery of the 2020 Proposal ranged between $0.50 to $0.66 per share. The 2020 Proposal was subject to certain conditions, including approval by both the Board and a committee of independent directors and the negotiation and execution of mutually satisfactory transaction agreements containing terms customary for a transaction of this type, including a closing condition that holders of a majority of the outstanding Common Stock not owned by Axar or its affiliates approve the transaction. On May 26, 2020, the Board of Directors formed a special committee consisting solely of independent directors (Robert Hellman, Mr. Negrotti and Ms. Wellenbach) to consider and evaluate the transaction contemplated by the 2020 Proposal. The special committee retained Faegre Drinker Biddle & Reath LLP (“FDBR”) as its independent legal advisor and Duff & Phelps as its independent financial advisor to assist in its review and evaluation of the proposed transaction and was authorized by our Board of Directors to reject the proposed transaction or to recommend that our Board of Directors approve the terms of the proposed transaction. On June 16, 2020, the Company announced that the special committee had sent a letter to Axar informing it that, after reviewing the 2020 Proposal, it had rejected the price proposed by Axar as inadequate.
On July 31, 2020, the Company announced that the special committee had received an amended proposal from Axar increasing the price offered from $0.67 to $0.80 per share in cash, subject to certain conditions. The reported closing price of the Common Stock on the immediately preceding trading day was $0.73 per share. Between July 31, 2020 and September 3, 2020, the special committee met on several occasions, including, on August 4, 2020 and September 1, 2020 with its financial advisors, Duff & Phelps, which had by then become the investment banking unit of the financial consultancy firm Kroll, LLC. On September 3, 2020, the special committee communicated to Axar that the price in the amended proposal was significantly less than any price the special committee would be willing to consider.
On September 8, 2020, the Company announced that Axar, after determining that it would not be able to reach an agreement with the special committee on terms that would be satisfactory to Axar, had withdrawn its proposal to acquire all of the outstanding shares of Common Stock of the Company not owned by the Axar Group.
Axar Acquires More Common Stock
In September 2020, based upon the recommendation of the Board’s Compensation, Nominating and Governance Committee (the “CNG Committee”), the Board approved a modification of the standstill provisions of the DVA requested by Axar to allow the Axar Group to acquire approximately 9.3 million shares of Common Stock from certain investment funds and to set a new standstill limit that reflected that purchase. The CNG Committee consisted of independent directors (Messrs. Miller, Goldenberg and Hellman). In November 2020, again based on the recommendation of the CNG Committee, the Board approved a modification of the prior approval to allow the Axar Group to acquire approximately 10.3 million shares of Common Stock from those investment funds and to set a new standstill limit that reflected that purchase (the “November 2020 DVA Amendment”). Pursuant to the November 2020 DVA Amendment, (i) the DVA was amended to extend the standstill period applicable to the Axar Group through December 31, 2023, and (ii) the Axar Group agreed to vote in favor of proposals to amend the supermajority voting provisions of the Company’s certificate of incorporation to increase the supermajority threshold to 75%, and until such amendments were adopted, to not vote or direct the voting of any shares in favor of any proposal to which such supermajority provisions were applicable unless such proposal had been approved by the Board, including the majority of directors then serving thereon who were not serving as Axar designated directors. After the purchase permitted by the November 2020 DVA Amendment, Axar owned approximately 70.5% of the Company’s outstanding Common Stock.
In December 2020, a special committee of the Board consisting of three independent directors (Messrs. Negrotti and Patrick and Ms. Wellenbach) approved a further amendment of the standstill provisions of the DVA requested by Axar to allow the Axar Group to acquire the 7.5 million shares of Common Stock owned by ACII and to set a new standstill limit that reflected that purchase (the “December 2020 Waiver”). The December 2020 Waiver was conditioned on the following: (i) the DVA would be amended to eliminate any ambiguity that the standstill period for the Axar Group continues through December 31, 2023; (ii) a special committee consisting only of independent directors would be delegated the authority to function as a standing committee with full authority on behalf of the Company to review, approve, negotiate or reject any subsequent proposed agreements or transactions between the Company and Axar or any of its affiliates, and Mr. Axelrod would agree to support such a procedure for so long as the Company remained public; and (iii) the Axar Group would agree to vote in favor of proposals to amend the supermajority voting provisions of the Company’s certificate of incorporation to increase the supermajority threshold to 85%, and until such amendments were adopted, to not vote or direct the voting of any shares in favor of any proposal to which such supermajority provisions were applicable unless such proposal had been approved by the Board, including the special committee. In December 2020, following an inability to reach terms on the proposed purchase with ACII, Axar withdrew its waiver request but, as described below, resubmitted it in March 2021.
The Axar Subadvisor Agreement
In 2020 and early 2021, Mr. Axelrod, in his capacity as Chairman of the Board and of the Trust Committee, on several occasions had identified investment opportunities to Cornerstone Trust Management Services LLC (“Cornerstone”), a wholly-owned subsidiary of the Company that provides non-discretionary investment advisory services to the independent trustee for the merchandise and perpetual care trusts (the “Trusts”) that the Company maintains. In early 2021, the Company’s management recommended that Cornerstone enter into a subadvisor agreement with Axar (the “Subadvisor Agreement”). Pursuant to the charter of the Trust and Compliance Committee of the Board of Directors (the “Trust Committee”), the retention of Axar as a subadvisor and the Subadvisor Agreement in the form submitted to the Trust Committee were first reviewed and approved by the Trust Committee, which directed that these matters also be approved by a Board committee comprised exclusively of independent directors. Given the Axar relationship, the Board appointed a special committee comprised of Ms. Wellenbach and Messrs. Negrotti and Patrick to review the retention of Axar and the Subadvisor Agreement.
Both the Trust Committee and the special committee concluded that Axar had the appropriate experience and performance record to assist Cornerstone in performing its investment advisory obligations to the trustee of the Trusts, that the retention of Axar would provide back-office operational efficiencies to Cornerstone, and that the financial terms offered by Axar were at least as favorable to Cornerstone as the terms that would be available from other unaffiliated subadvisors. The committees considered that, where Cornerstone had in place an agreement with an investment advisor subject to the Investment Advisors Act of 1940, that investment advisor “…must, at all times, serve the best interest of its client and not subordinate its client’s interest to its own,” and that “an investment advisor must eliminate or make full and fair disclosure of all conflicts of interest which might incline an investment advisor – consciously or unconsciously – to render advice which is not disinterested such that a client can provide informed consent to the conflict” (quoting from the SEC’s 2019 Interpretation Regarding Standard of Conduct for Investment Advisers). In January 2021, the Trust Committee approved the terms of the Subadvisor Agreement, subject to certain conditions including approval by the special committee. Following that approval, the special committee approved the Subadvisor Agreement with a modification that any Axar investment recommendation that would constitute a related party transaction be approved by the Trust Committee in addition to any other approval required by the Company’s governance policies. On February 1, 2021, the Trust Committee approved the terms of the Subadvisor Agreement as modified in accordance with the special committee’s recommendation, and the Subadvisor Agreement was executed effective February 1, 2021. In connection with such execution of the Subadvisor Agreement, Mr. Axelrod resigned as a member of the Trust Committee and Mr. Patrick was elected as Chairman of the Trust Committee. Under the terms of the Subadvisor Agreement, Axar agreed to provide the following services with respect to the assets held in the Trusts and in certain pooled investment vehicles administered by the trustee of the Trusts in which certain of the Trusts participate or invest (collectively, the “Investment Assets”):
•
advise Cornerstone with respect to the allocation and investment of the Investment Assets on a non-discretionary basis, including providing advice concerning portfolio allocation among investment strategies;

•	oversee other subcontractors or external managers engaged by Cornerstone to provide advice with respect to the Investment Assets;
•	provide quarterly investment performance reports to and meet on a quarterly basis with the Trust Committee;
•	as requested by Cornerstone from time to time, perform the tasks and responsibilities delegated by the Trust Committee to Cornerstone under the Company’s investment policy statement; and
•
as requested by Cornerstone, assist Cornerstone in performing its duties by providing general back office and administrative support to Cornerstone and, at Cornerstone’s reasonable request, the trustee of the Trusts.

Establishment of the Conflicts Committee and Axar Acquisition of ACII Shares
On or about March 7, 2021, Mr. Axelrod resubmitted the request to waive Axar’s standstill obligations under the DVA to purchase up to 7.5 million common shares from ACII in a direct, private transaction not involving any open market purchase.
On March 2, 2021, the Board of Directors created the standing Conflicts Committee to consist of Mr. Negrotti (chair), Mr. Patrick, and Ms. Wellenbach, having determined that each member of the Conflicts Committee was independent from Axar, and on March 10, 2021, the Board approved a charter for the Conflicts Committee, in each case based upon the recommendation of the CNG Committee. The charter delegates to the Conflicts Committee the responsibility for reviewing and, as it determines appropriate, rejecting or approving or recommending to the Board that it approve (a) any transactions between a Company Entity (as defined below) and any related party, as defined in the rules of the SEC, regardless of dollar amount, (b) any transactions between a Company Entity and Axar or any affiliate of Axar that is not a Company Entity, and (c) any other transaction or matter that the Board may determine to submit to the Conflicts Committee. As used in the Conflicts Committee Charter, the term “Company Entity” includes the Company, any subsidiary of the Company and the Trusts.

On April 12, 2021, the Conflicts Committee approved the resubmitted waiver of the standstill provisions of the DVA to allow Axar to acquire the shares held by ACII, provided the purchase occurred before May 31, 2021, subject to the other conditions that were part of the December 2020 Waiver. On April 28, 2021, the Axar Group purchased 5,522,732 shares from ACII for a price of $2.20 per share. Following this purchase, the Axar Group disclosed that it owned approximately 75.1% of the Company’s outstanding Common Stock.
Axar’s 2021 Letter
On September 22, 2021, Axar sent a letter to the Board in which it expressed interest in pursuing discussions concerning strategic alternatives that might be beneficial to the Company and its various stakeholders (the “2021 Letter”). The 2021 Letter stated that: “Any potential transaction involving Axar would be subject to approval of the Special Committee and the Board, the negotiation and execution of mutually satisfactory transaction agreement and customary terms. Any potential transaction structured as a take-private transaction would also be subject to a customary closing condition that the approval of the holders of a majority of the outstanding common stock not owned by Axar or its affiliates be obtained.” Axar also advised the Board that it had engaged Schulte Roth & Zabel LLP (“SRZ”) as its legal advisor and stated that it would engage a financial advisor at the appropriate time.
On September 26, 2021, the Board specifically authorized the Conflicts Committee to engage in the discussions contemplated by Axar’s 2021 Letter and to engage in discussions concerning and to negotiate and in its discretion to reject the terms of any strategic alternatives. On September 27, 2021, the Company publicly reported that it had received Axar’s 2021 Letter, noting that the Company did not undertake any obligation to provide any public updates with respect to any discussions regarding strategic alternatives, except as required by applicable law. The reported closing price of the Company’s Common Stock on the trading day before this announcement was $2.09 per share.
After interviewing other potential advisors, on November 9, 2021, the Conflicts Committee engaged Duff & Phelps to serve as an independent financial advisor to the Conflicts Committee to provide financial advisory services and investment banking services concerning the Company’s strategic alternatives. The Conflicts Committee also retained FDBR as independent legal counsel. As part of its process, the Conflicts Committee required both Duff & Phelps and FDBR to provide to the Conflicts Committee information and representations concerning their independence from the Axar Group and the Company. After some discussion, the Conflicts Committee also determined that Mr. Negrotti would, on behalf of the Conflicts Committee, take the lead in any direct discussions with Mr. Axelrod.
On November 2, 2021, the chief executive officer of a third party (“Party A”), on behalf of Party A’s board of directors, sent a letter addressed to the Conflicts Committee in care of Mr. Redling regarding its interest in engaging in discussions with the Conflicts Committee to determine whether Party A and the Company could identify potential strategic initiatives that would deliver value to the Company’s stockholders. This letter was communicated to the Board. At the Conflicts Committee’s November 4, 2021 meeting, the Conflicts Committee discussed and agreed that the Company should engage with Party A to gauge its interest in a transaction. At the request of the Board, these discussions would include management, Mr. Negrotti and Mr. Axelrod, and this was communicated to Party A.
On November 9, 2021, a videoconference meeting was held among Mr. Negrotti, Mr. Axelrod, Mr. Redling, the Company’s President and Chief Executive Officer, and representatives of Party A. At the meeting, the representatives of Party A expressed interest in exploring a potential combination between the Company and Party A and proposed that such a transaction could provide a good result for all parties. The Chief Executive Officer of Party A stated that in his view it would be important that Axar continue to participate in the combined entity on some basis. Mr. Axelrod expressed an interest in engaging in further discussion concerning a potential transaction, and representatives from Party A noted that they would consult Party A’s board of directors and, if feedback was positive, would be in contact about entering into a mutual nondisclosure agreement to facilitate due diligence and further discussions. Mr. Negrotti then had a subsequent discussion with Mr. Axelrod and communicated to him on behalf of the Conflicts Committee that the Conflicts Committee would direct Duff & Phelps to proceed with the financial review in parallel with any Party A discussions. On November 17, 2021, the Company and Party A executed a mutual nondisclosure agreement.
At the Conflicts Committee’s November 22, 2021 meeting, the Conflicts Committee and its legal counsel discussed the Conflicts Committee’s authority with regard to engaging with Party A. After discussion, the Conflicts Committee agreed that Mr. Axelrod’s active involvement in the approach from Party A should be carefully monitored to avoid creating any perception that Mr. Axelrod was acting with the Conflicts Committee. The Conflicts Committee also determined to ask the Board of Directors to clarify the scope of the Conflicts Committee’s mandate relating to Party A and what role, if any, the Conflicts Committee should play in those discussions. On November 23, 2021, in anticipation of a meeting scheduled with Party A, Mr. Axelrod sent a presentation prepared by Jefferies Group to Party A that had been reviewed by Mr. Redling and that reflected that, as a result of the synergies from a combination, a stock-for-stock merger transaction with the Company would be accretive to Party A’s stockholders at a share exchange ratio that, based on Party A’s then stock price, implied a value to the Company’s stockholders of $5.50 per share. Jefferies Group had previously acted as financial advisor to the Company in connection with its notes placements. On November 27, 2021, Party A responded that it was not comfortable proceeding with discussions on the basis outlined in the presentation and cancelled the meeting.
During this time, Duff & Phelps continued to update its financial analyses and investigations regarding the Company.
During a telephone call between Mr. Axelrod and Mr. Negrotti on December 16, 2021, Mr. Axelrod indicated that Axar would like to engage in discussions regarding the financial analyses that the Conflicts Committee had authorized Duff & Phelps to undertake. In a subsequent telephone call, on December 23, 2021, Mr. Axelrod indicated that Axar intended to engage Houlihan Lokey Inc. (“Houlihan”) as its financial advisor. Mr. Axelrod acknowledged that it was important that Houlihan not have a conflict with the Conflicts Committee, and noted that based on his recollection, Houlihan had not been engaged by the Conflicts Committee previously and that the last time Houlihan had been engaged by the Company was in 2019. Mr. Axelrod also indicated that he would like the Conflicts Committee to allow Houlihan to discuss with Duff & Phelps certain topics related to its financial analysis. In a subsequent telephone call between Mr. Axelrod and Mr. Negrotti on January 4, 2022, Mr. Axelrod requested an update on the financial analyses being conducted by Duff & Phelps and on the availability of Duff & Phelps to speak with Houlihan. Mr. Negrotti responded that the Conflicts Committee was working closely with Duff & Phelps on its financial analyses, that the Conflicts Committee had agreed that there was no conflict resulting from Houlihan’s engagement by Axar, and that Duff & Phelps had agreed to cooperate regarding the sharing of certain limited information that had been provided to Duff & Phelps by Company management. Mr. Negrotti noted that Duff & Phelps would not be sharing any of its own analysis with Houlihan.
On January 10, 2022, Duff & Phelps communicated to the Conflicts Committee a preliminary draft of its financial analysis based on management inputs and Duff & Phelps’ independent evaluation. The Conflicts Committee began its review of the preliminary Duff & Phelps analysis at a meeting with FDBR held January 10, 2022. The Conflicts Committee also discussed the range of possible strategies it had identified to consider as potential alternatives to enhance stockholder value. Those alternatives included: the payment of an extraordinary dividend; the implementation of an accelerated acquisition program; the reevaluation of asset dispositions; an equity offering and the acquisition of the Company by Axar. The Conflicts Committee concluded that, of the foregoing, Axar was likely interested primarily in the acquisition option, but that it would continue to investigate the viability of the other alternatives, as well as continuing to seek to re-engage with Party A. Mr. Negrotti also reported that Houlihan had, with the prior consent of the Conflicts Committee, contacted Duff & Phelps to request certain diligence materials from the Company and to inquire as to Duff & Phelps’ valuation methodology. Duff & Phelps had provided Houlihan with the requested materials and confirmed that it would employ traditional valuation methods, but did not provide Houlihan with any of its analyses. On the same day, Mr. Negrotti spoke to Mr. Axelrod at Mr. Axelrod’s request and advised Mr. Axelrod that while the Conflicts Committee had been working closely with Duff & Phelps, the Conflicts Committee was not then prepared to have any specific discussion with Axar regarding the Company’s valuation for purposes of a going private transaction. In response to a question from Mr. Negrotti, Mr. Axelrod advised that, given that the Company had not received any inquiries from third parties other than Party A in the four months since the 2021 Letter had been publicly disclosed, he believed that it was time for the Conflicts Committee to focus on discussions for a going private transaction with Axar. Mr. Negrotti indicated that the Conflicts Committee would consider engaging in such discussions but that any such transaction would require the approval of a majority of the unaffiliated stockholders as well as a “go-shop” process to be defined. Mr. Axelrod agreed that these would likely be a part of any transaction. He also stated that, while he was not making an offer, and that any offer would need to be vetted first with his advisors, it was his personal opinion that a price around $3.00 per share was an appropriate value. Mr. Negrotti responded that he would communicate this information to the rest of the Conflicts Committee.

On January 13, 2022, FDBR met with members of the Company’s management team, and certain of the directors (other than Mr. Axelrod) to discuss the Conflicts Committee’s procedures relating to its consideration of a potential going private transaction with Axar and any potential strategic alternatives.
The Conflicts Committee next met on January 14, 2022 to continue its discussion of the several potential strategic transactions it previously had identified as alternatives to a sale of the Company. The Conflicts Committee concluded at that time to focus on the going-private transaction being pursued by Axar. The Conflicts Committee then returned to its discussion of the financial analyses received from Duff & Phelps in light of the per share valuation referenced by Mr. Axelrod, the Company’s financial performance in recent years and whether the Duff & Phelps materials appropriately reflected the Company’s strategic direction and likely prospects in the current environment. The Conflicts Committee also discussed the possibility of re-engaging with Party A and Party A’s potential ability to submit a meaningful offer.
On January 15, 2022, SRZ sent FDBR a draft of the Merger Agreement, which contemplated a transaction whereby affiliates of Axar would, through a “reverse triangular merger” structure, acquire all of shares of the Company it did not own in a “take-private” transaction. The Conflicts Committee scheduled a meeting for January 20, 2022 to further discuss the Duff & Phelps financial analyses as well as to begin discussion of the draft Merger Agreement. On January 18, 2022, Mr. Negrotti received a call from Mr. Axelrod inquiring as to the status of the Conflicts Committee’s financial analysis. Mr. Negrotti indicated that the Conflicts Committee was continuing to review the analyses prepared by its financial advisor and was not prepared to discuss a share price. He also advised Mr. Axelrod that Mr. Axelrod’s view that an appropriate value approximated $3.00 per share (which Mr. Axelrod re-affirmed was not an offer) had been communicated to the Conflicts Committee, and that the Conflicts Committee was not then prepared to recommend a price or price range.
The Conflicts Committee met on January 20, 2022 and began its discussion regarding the draft Merger Agreement. The Conflicts Committee also discussed Duff & Phelps’ financial analyses and the implications of their analyses on potential share prices that might form the basis of a transaction with Axar. The Conflicts Committee discussed strategy for engaging with Mr. Axelrod regarding share price. After discussion, it was agreed that Mr. Negrotti would contact Mr. Axelrod to begin discussions around framing the value at which the Conflicts Committee might be prepared to engage in negotiations with Axar. Mr. Negrotti agreed to report back to the Conflicts Committee following such discussion. Finally, the Conflicts Committee continued its previous discussion of the possibility of re-engaging with Party A and Party A’s potential ability to submit a cash offer for the Company, without reaching any conclusion.
In a telephone call between Mr. Axelrod and Mr. Negrotti on January 21, 2022, Mr. Axelrod further discussed his view of the appropriate value of the Company’s Common Stock and also provided to Mr. Negrotti his view that the average premium to current market price in similar transactions where the majority owner acquired minority shares was 25.1% (with a median at 18.6%). Mr. Negrotti indicated that he would discuss these topics with the Conflicts Committee. On January 28, 2022, Mr. Negrotti advised Mr. Axelrod that the Conflicts Committee wanted to reach agreement on price before it engaged in negotiations regarding the terms of the Merger Agreement.
On January 30, 2022, Axar communicated to the Conflicts Committee an offer of $3.00 per share. The reported closing price of the Company’s Common Stock on the trading day before this was $2.37 per share. At the Conflicts Committee’s January 31, 2022 meeting, the Conflicts Committee continued its analysis of the financial analyses prepared by Duff & Phelps, as well as the Company’s financial position and outlook, including information received from the Company’s management. The Conflicts Committee discussed the $3.00 offer in the context of this data and decided to reject the $3.00 per share offer. The Conflicts Committee also discussed with FDBR the principal provisions of the draft Merger Agreement and FDBR’s suggested responses to the draft.
Following these discussions, on February 1, 2022, the Conflicts Committee rejected Axar’s offer of $3.00 per share and counteroffered at $3.86 per share. In a follow-up conversation between Mr. Axelrod and Mr. Negrotti on February 2, 2022, Axar communicated an offer of $3.20 per share. The reported closing price of the Company’s Common Stock on the trading day before this offer was $2.43 per share. During this conversation with Mr. Negrotti, Mr. Axelrod indicated that he did not have the ability to increase his price meaningfully beyond that level, but that he possibly could increase his offer depending on the other terms of the Merger Agreement. Mr. Negrotti told Mr. Axelrod that he would discuss the offer with the Conflicts Committee. The Conflicts Committee discussed the $3.20 per share offer at a meeting on February 3, 2022 and determined to reject the offer. The Conflicts Committee discussed the share price at which the Conflicts Committee might be prepared to continue negotiations with Axar regarding a potential “take-private” transaction. After discussion, the Conflicts Committee decided to communicate to Axar that $3.70 per share would be a sufficient share price to continue negotiations. Mr. Negrotti agreed to communicate to Mr. Axelrod the Conflicts Committee’s rejection of the $3.20 per share offer and its counteroffer of $3.70 per share and to report back to the Conflicts Committee.
In a follow-up conversation between Mr. Axelrod and Mr. Negrotti on February 4, 2022, Mr. Negrotti indicated that the Conflicts Committee had met to discuss, and had considered, Axar’s offer of $3.20 per share. Mr. Negrotti indicated that the Conflicts Committee believed that $3.20 per share was too low. He also communicated, per the Conflicts Committee’s direction, the Conflicts Committee’s counteroffer of $3.70 per share. Mr. Axelrod indicated that he would consider the $3.70 per share counteroffer. In addition, Mr. Negrotti indicated that if Axar and the Conflicts Committee could agree on a price range at which they both would be prepared to continue negotiations, they could then seek to resolve a number of legal and non-economic issues that remained unresolved in the Merger Agreement, including the terms and duration of any “go-shop” period and the amount of any termination fee. He also indicated that no agreement on a potential “take-private” transaction could be formally reached unless both the price per share and other important items had been identified and negotiated.
In a subsequent telephone call between Mr. Axelrod and Mr. Negrotti on February 8, 2022, Mr. Axelrod proposed that Axar and the Conflicts Committee pause their negotiations regarding price but agree on a potential range of $3.30 per share to $3.50 per share. Mr. Axelrod indicated that this price per share range could change based on the result of negotiations regarding the substantive terms of the draft Merger Agreement, and requested that all parties continue to work to identify and resolve all other significant matters before finalizing price per share. In response, Mr. Negrotti indicated that he would discuss Axar’s proposal with the Conflicts Committee. Subsequently, during a telephone call between Mr. Axelrod and Mr. Negrotti on February 9, 2022, Mr. Negrotti indicated that the Conflicts Committee had discussed Axar’s proposal and that the Conflicts Committee believed that the price per share range should be between $3.40 per share to $3.60 per share. He indicated that at this price per share range, the Conflicts Committee would work with its advisors to seek to resolve the other substantive terms of the draft Merger Agreement. Mr. Axelrod and Mr. Negrotti agreed to direct their respective counsel to do so. On February 10, 2020, Axar sent to the Conflicts Committee a transaction premium analysis for going private transactions prepared by Houlihan.
At this point, the Conflicts Committee learned that certain transactions that had been recommended by Axar to Cornerstone had involved potential conflicts of interest, as further discussed below, and substantive negotiations between the Conflicts Committee and Axar were halted by the Conflicts Committee. However, some work on the Merger Agreement continued through legal counsel. The Conflicts Committee met on February 11, 2022 with representatives of Duff & Phelps and FDBR to review the draft Merger Agreement, as well as a summary of the principal issues that FDBR had previously provided to the Conflicts Committee. In particular, the Conflicts Committee focused on the provisions related to the go-shop process (the “Go-Shop Process”), the Board’s ability to terminate the Merger Agreement in light of a superior offer or on account of an intervening event, and the definitions of these terms as well as the restrictions on such rights. Discussions of the key non-financial terms of the Merger Agreement were held by SRZ and FDBR later on February 11, 2020.
In mid-February 2022, Mr. Negrotti was informed by Mr. Redling that he had learned through an intermediary that the Chief Executive Officer of Party A had requested a meeting with Mr. Redling during an industry conference that both had planned to attend, which Mr. Redling believed might indicate that Party A was prepared to re-engage in negotiations regarding a negotiated transaction with the Company. Mr. Negrotti asked FDBR to communicate with Axar’s counsel at SRZ to inform them of potential interest from a third-party bidder, that the Conflicts Committee would be investigating this possibility and that Axar should not be involved at this stage in any discussion. This communication took place on February 17, 2022.
The Conflicts Committee then met on February 18, 2022 to further discuss the Merger Agreement, including the Go-Shop Process and the Board’s ability to terminate the Merger Agreement under certain circumstances. The Committee also discussed including in the Merger Agreement a purchaser covenant to continue to provide employees with their current level of compensation and benefits for a period of time following the closing of the transaction. After discussion, it was agreed to include such a covenant. The Committee also discussed the information that Mr. Redling had provided to Mr. Negrotti regarding Party A. After the Conflicts Committee discussed the advantages and disadvantages of engaging with Party A, the Conflicts Committee asked Mr. Negrotti to direct Duff & Phelps to contact Party A on behalf of the Conflicts Committee to discuss potential future negotiations. Duff & Phelps subsequently reported to the Committee that Party A did not intend at this time to re-engage in discussion regarding a transaction with the Company. Mr. Redling ultimately did not attend the conference and did not meet with the Chief Executive Officer of Party A.
FDBR provided a revised draft of the Merger Agreement to SRZ on February 20, 2022, reflecting the Committee’s directions as well as comments from Duane Morris LLP (“Duane Morris”), counsel to the Company, as to certain matters pertaining to the Company. The proposed changes included revisions to: (a) the termination provisions, including the right for the Company to terminate the Merger Agreement in connection with the receipt of a Superior Proposal (as defined in the Merger Agreement); (b) the termination fee structure, including the payment of a fee to Axar in connection with the acceptance of a Superior Proposal that Axar has agreed to support and the payment of no fee in connection with the receipt of a Superior Proposal that Axar has not agreed to support; (c) the manner of calculating the majority-of-the-minority stockholder vote condition; (d) the representations and warranties of the Company and covenants related to its business operations between the effectiveness of the Merger Agreement and the Merger (or the Merger Agreement’s termination) and (e) the covenant to continue to provide employees with their current level of compensation and benefits for a period of time following the closing under the agreement.
On February 25, 2022, representatives of FDBR and SRZ met telephonically to discuss the substantive terms of the draft Merger Agreement. The FDBR representatives subsequently reported to the Conflicts Committee regarding the substance of the discussion, and SRZ representatives subsequently reported to Mr. Axelrod regarding the substance of these discussions.
The Conflicts Committee met again with representatives of FDBR on February 28, 2022 to review the status of negotiations between FDBR and SRZ on various terms of the Merger Agreement.
On March 2, 2022, SRZ sent to FDBR a revised draft of the Merger Agreement. The revised draft contained changes including: the requirement that a Superior Proposal could not be subject to financing conditions; the requirement that an Intervening Event (as defined in the Merger Agreement) could not be “reasonably foreseeable” at the time of signing; and that, regarding Company equity awards, employee options would be assumed by the parent entity of the surviving company at the closing of the transaction and converted into options to purchase common stock of such parent entity, while all director options, restricted shares and phantom units would be cashed out at the Closing.
On March 11, 2022, the Conflicts Committee met to discuss the draft Merger Agreement with FDBR. Among other things, the Conflicts Committee discussed the provisions of the draft Merger Agreement relating to the circumstances under which the Company would be permitted to change its recommendation to the stockholders regarding approval of the Merger Agreement, and associated termination rights. The Conflicts Committee noted that under the Merger Agreement, the definition of a “Superior Proposal” was not limited to cash offers, and that the Conflicts Committee’s determination of what constitutes a Superior Proposal included, among other factors, the Conflicts Committee’s good faith judgment after its consultation with financial advisors and outside counsel, and determined to accept SRZ’s proposed definitions of Superior Proposal and Intervening Event (with some modifications). Following such discussions, FDBR sent SRZ a revised draft Merger Agreement on March 13, 2022 reflecting the Conflicts Committee’s proposals as well as changes proposed by Duane Morris as to certain matters pertaining to the Company. FDBR and SRZ subsequently engaged in telephonic discussions regarding the revised draft agreement, including provisions regarding the termination fee, the scope and terms of the “go-shop” provisions and treatment of management equity awards.
On March 16, 2022, SRZ and FDBR held a call to discuss the remaining open issues in the Merger Agreement, and later that day SRZ sent FDBR a revised draft Merger Agreement. The revised draft, among other things, contained changes including a requirement that to qualify as a Superior Proposal, the Conflicts Committee must reasonably believe that the Competing Transaction (as defined in the Merger Agreement) (i) be fully financed or supported by financing commitments that, if executed in connection with definitive documentation for a transaction, would be sufficient to fully finance the Competing Proposal (including, in each case, financing sufficient to refinance the Indebtedness under the Indenture dated May 11, 2021, by and among the Company, the guarantors named therein and Wilmington Trust, National Association, as trustee, with respect to the Company’s 8.500% Senior Secured Notes due 2029 (the “2029 Indenture”)), and

(ii) not be subject to a financing condition; and added financing provisions that permitted up to $10 million of Company cash to be used to pay the Merger Consideration. Following receipt of this draft, substantive discussions regarding the Merger Agreement did not resume until early May 2022.
Axar Investment Recommendations
In February 2022, in connection with the preparation of the Company’s consolidated financial statements for the fiscal year ended December 31, 2021, the Company’s management became aware that certain investments recommended by Axar to Cornerstone pursuant to the Subadvisor Agreement involved potential conflicts of interest involving Axar that had not been disclosed to any of the committees of the Board, including the Conflicts Committee. Upon management becoming aware of this development, management reported this information to the chairs of the Conflicts Committee and the Trust Committee. On February 8, 2022, the Conflicts Committee notified Axar that further negotiations concerning any strategic transactions would be tabled while the Conflicts Committee undertook an independent review of all Axar’s investment recommendations to Cornerstone, including those Trusts investments that involved a potential related party transaction with Axar. In early March 2022, the Trust Committee and Axar agreed that Axar would suspend providing any further investment recommendations to Cornerstone under the Subadvisor Agreement other than one recommendation which the Trust Committee agreed it would review and which it subsequently declined to pursue. At Mr. Axelrod’s request, on March 8, 2022, Mr. Axelrod addressed the Board regarding the related party transactions and his perspective on Axar’s failure to seek Conflicts Committee or Trust Committee approval of them.
The Conflicts Committee met on March 8, 2022 with other members of the Board of Directors, management of the Company, counsel from Duane Morris, representatives of Axar (including Mr. Axelrod), and representatives from Axar’s counsel at SRZ, to discuss Axar’s investment recommendations to Cornerstone. Thereafter, the Conflicts Committee met with its counsel at FDBR to discuss FDBR’s review of the Axar’s investment recommendations. The Conflicts Committee also held five additional meetings for this purpose during the months of March and April. For more information, see “Company Transactions with the Axar Filing Persons — Subadvisor Agreement with Cornerstone Trust Management Services LLC” beginning on page 69.
Active Negotiations Resume with Axar
On May 2, 2022, Mr. Axelrod, in a telephone call with Mr. Negrotti, requested that the Conflicts Committee re-engage in substantive negotiations regarding the “take-private” transaction. Following this conversation, the Conflicts Committee met on May 2, 2022, and determined that the Conflicts Committee was willing to re-engage in discussions with Axar. Mr. Negrotti communicated this to Mr. Axelrod on May 3, 2022. In a follow-up phone call between Mr. Axelrod and Mr. Negrotti on May 5, 2022, Mr. Axelrod indicated that he would like to speak with the full Conflicts Committee on May 9, 2022, while both he and the Conflicts Committee members were in the Company’s headquarters in Bensalem, Pennsylvania for a regularly scheduled quarterly Board meeting.
On May 6, 2022 representatives of FDBR and SRZ held a call to discuss the Merger Agreement. The issues discussed included the financing requirements for an offer to qualify as a Superior Proposal, the treatment of the Company’s stock options in the Merger and the definition of Company Material Adverse Effect.
On May 8, 2022, FDBR sent SRZ a revised draft Merger Agreement and a draft disclosure letter. The revised draft contained proposed changes that had been recommended by the Conflicts Committee to the March 16, 2022 draft from SRZ, including: the definitions of what would constitute a Superior Proposal; that a third-party bidder could also utilize up to $10 million of the Company’s cash in a Competing Transaction; the ability to “cash out” management stock options; and certain changes to the representations and warranties of the parties.
On May 9, 2022, during a break from the regularly scheduled quarterly meeting of the Board, Mr. Axelrod met with the Conflicts Committee and proposed a price of $3.50 per share, subject to the remaining issues in the Merger Agreement being resolved in a way satisfactory to Axar, including that 50% of the management stock options would be rolled over into the private company. The Conflicts Committee did not accept or reject this proposal at the meeting. The reported closing price of the Company’s Common Stock on May 6, 2022, the last trading day before the meeting, was $2.40 per share.
At the Conflicts Committee’s May 10, 2022 meeting, the Conflicts Committee discussed open issues in the Merger Agreement.

On May 12, 2022, SRZ sent FDBR a revised draft Merger Agreement. Among other things, the revised draft clarified the basis on which options to purchase shares of Common Stock to be assumed by Parent at the closing of the proposed transaction would be exercisable following such closing. FDBR provided a revised draft to SRZ on May 17, 2022 and between that date and May 24, 2022, counsel to Axar and the Conflicts Committee exchanged multiple drafts as they focused on resolving the remaining outstanding issues.
On May 21, 2022, the Conflicts Committee held a meeting at which representatives from FDBR and Duff & Phelps were present. At this meeting, the Conflicts Committee discussed two remaining open issues relating to the draft Merger Agreement. First, the Conflicts Committee discussed the proposed equity term sheet, which was attached to the Merger Agreement as Exhibit B, and which contemplated a stockholders agreement among the holders of Parent equity following the Closing and addressed the treatment of the management stock options and other equity awards in the proposed transaction with Axar. In particular, the Conflicts Committee discussed the proposal to “cash-out” the phantom and restricted stock and 50% of the management stock options, but to require that 50% of each stock option be rolled over into options to acquire stock of the Parent. The Conflicts Committee discussed Axar’s explanation for this treatment and potential alternative structures for the equity awards. The Conflicts Committee directed FDBR to seek to obtain increased liquidity for the rollover equity in certain circumstances as well as “tag-along rights.” Additionally, the Conflicts Committee discussed deal certainty issues, including Axar’s proposal that the Axar entities that owned Company stock contribute those shares to a guarantor of the Parent’s obligations under the Merger Agreement. The Conflicts Committee directed counsel to seek to resolve this issue and decided to move forward on the assumption that it would be resolved in a fashion that the Conflicts Committee would approve.
Next FDBR provided an overview of the other terms and conditions of the Merger Agreement, including the provisions regarding the “go-shop” right, the conditions to the closing of the Merger, and the representations made by Axar in the Merger Agreement.
Following this, counsel from FDBR reviewed the relevant Delaware case law and the requirements for a transaction with a controlling stockholder such as Axar to be reviewed by a Delaware court under the standard of Kahn v. Worldwide, including that:
•	at the outset, the controller conditions proceeding on the approval of both a special committee and a majority of the minority stockholders;
•	the special committee is independent;
•	the special committee is empowered to freely select its own advisors and to reject the controlling stockholder’s proposal definitively;
•	the special committee meets its duty of care in negotiating a fair price;
•	the vote of the minority is informed; and
•	there is no coercion of the minority.
FDBR then discussed with the Conflicts Committee the applicability of these factors to the Conflicts Committee and the process that the Conflicts Committee had undertaken since receiving the 2021 Letter. The Conflicts Committee informed counsel that between September 22, 2021 and May 24, 2022, the Conflicts Committee held 30 meetings. The Conflicts Committee chair, as well as the other members, also engaged in numerous discussions with Axar, Company management, FDBR and Duff & Phelps.
FDBR reviewed with the Conflicts Committee the history of Axar’s relationship with the Company, including the circumstances through which Axar had acquired a controlling ownership in the Company and prior proposals from Axar to acquire the outstanding Company shares it did not already own. This review included a discussion of the Conflicts Committee’s process since September 2021 in evaluating the proposed transaction, the appointment of Axar as a subadvisor to Cornerstone, the investment recommendations that had been made by Axar to Cornerstone, including those in which there were undisclosed related party transactions, and the subsequent termination of that appointment.
The Conflicts Committee also specifically considered whether there were any factors that could give the appearance of affecting its independence, including the possible impact that consummating a going private transaction would have on the existing litigation in the Chancery Court of the State of Delaware and on any

possible litigation arising out of Axar’s failure to disclose potential conflicts of interest related to certain investments recommended by Axar in its role as a subadvisor to Cornerstone. Following this discussion, the Conflicts Committee concluded that the members of the Conflicts Committee were able independently to consider and act on the proposed transaction with Axar.
Next, Duff & Phelps presented the draft fairness opinion and the update of its valuation analysis, drafts of which it had provided to the Conflicts Committee on May 20, 2022. Duff & Phelps described the extensive due diligence process it had conducted in its evaluation of the Company, with a focus on the Company’s financial performance over the past four years, industry data, economic outlook, industry outlook, stock performance of competitors and management projections for the Company’s financial performance over the upcoming years. Following the presentation, Duff & Phelps responded to a series of questions from the Conflicts Committee regarding the valuation, including questions related to the performance of the Trust assets, EBITDA projections and the discount rates applied in the valuation, and confirmed that, given the absence of a meaningful history of successful acquisition activity by the Company, the management projections and consequently the valuation process did not attempt to incorporate the impact, whether positive or negative, of any future acquisitions by the Company. Following further discussion, Duff & Phelps provided its oral opinion that the Merger Consideration was fair, from a financial point of view, to the stockholders of the Company (other than the holders of Axar Shares and Insider Shares (as such terms are defined in the Merger Agreement)). Duff & Phelps stated that it would provide promptly its formal written opinion to the Conflicts Committee.
Following this, the Conflicts Committee reviewed the experience and familiarity of the members of the Conflicts Committee with respect to the Company’s financial position, its strategic plan and prospects and also its conclusion, based on that familiarity and on the opinion and other materials received from Duff & Phelps, that the Merger Consideration is more favorable to the stockholders of the Company (other than the holders of Axar Shares and Insider Shares) than the potential value that could reasonably be expected to be generated by the Company for such stockholders if it continued as a public company. The Conflicts Committee also considered:
•	the opinion of Duff & Phelps as to the fairness of the consideration to the stockholders of the Company (other than the holders of Axar Shares and Insider Shares);
•	the all-cash nature of the Merger Consideration and the premium to the market price of the Common Stock of the Company represented by the Merger Consideration;
•	the likelihood that the Merger and the other transactions contemplated by the Merger Agreement will be consummated;
•	the apparent lack of current interest from Party A as communicated to Duff & Phelps in April, 2022;
•	the history of Axar’s previous investments in, and negotiations and agreements with, the Company and its predecessor, as well as the 2020 Proposal, which was subsequently withdrawn by Axar;
•	the 60-day “go-shop” period in the Merger Agreement that would permit the Conflicts Committee and its financial advisors to solicit competing offers;
•	the failure by Axar to disclose certain conflicts of interest with respect to certain investment recommendations made by Axar to Cornerstone;
•	the right of the Conflicts Committee to terminate the Merger Agreement in the event of a Superior Proposal or an Intervening Event;
•
that while Axar had not agreed that it would support any competing offer to acquire the Company, the Merger Agreement provided a termination fee to Axar in the event of a termination of the Merger Agreement for a Superior Proposal in which Axar agreed to participate and no fee in the event of a termination of the Merger Agreement for a Superior Proposal in which Axar did not agree to participate;

•	the availability of appraisal rights for dissenting stockholders;
•
the potential opportunity cost, execution risks and business restrictions between the execution of the Merger Agreement and the closing of the Merger, and the potential deterrent effect of the Merger Agreement termination fee (as defined in the Merger Agreement) on any third parties in connection with a competing transaction;

•	the risks and uncertainties inherent in the Company continuing as a public company to execute on its strategic plan in the current economic environment; and
•	the risks of seeking to raise additional equity capital with the Company’s current capital structure.
The Conflicts Committee, after considering the factors above, and subject to favorable resolution of the deal certainty issue discussed above, unanimously: (a) determined that the terms of the Merger and the Transactions were fair to, and in the best interests of, the Company and its stockholders (other than the holders of Axar Shares and Insider Shares); (b) determined that the Merger and the Transactions were in the best interests of the Company and its stockholders (other than the holders of Axar Shares and Insider Shares); and (c) declared it advisable for the Company to enter into the Merger Agreement. The Conflicts Committee also resolved to recommend that: (i) the Board approve the Merger Agreement, the Merger and the Transactions; (ii) the CNG Committee take such actions as are necessary or appropriate to effect the Transactions; and (iii) the Board of Directors submit the Merger Agreement to a vote of the Company’s stockholders with a recommendation of the Board of Directors that the stockholders approve the Merger and the Transactions and adopt the Merger Agreement.
On May 22, 2022, the Conflicts Committee met with representatives of FDBR to discuss updates to the negotiation of the substantive terms of the Merger and the Transactions, including the terms of a limited guarantee to be provided by the Axar Vehicles concurrently with the execution and delivery of the Merger Agreement, which Axar had proposed that morning in order to address the deal certainty issues discussed above. FDBR explained that, under the terms of this guarantee, the Axar Vehicles, which reported ownership of an aggregate of 88.6 million Company shares, would guarantee the payment of damages owed by Parent and Merger Sub to the Company arising as a result of any breach by them of the terms of the Merger Agreement up to $100 million (pro rata based on the Axar Vehicles’ respective ownership of Company shares) (as such terms are defined in the Merger Agreement). Among other things, the guarantee includes a representation and warranty by each of the guarantors that it has, and will have for so long as the guarantee remains in effect, the financial capacity to pay and perform its obligations thereunder. The Conflicts Committee unanimously approved this resolution of the issue. The Conflicts Committee next discussed the recommendations that would be submitted to the CNG Committee and to the full Board of Directors and reaffirmed its support of the Merger Agreement.
On May 23, 2022, the CNG Committee held a meeting which was attended by the Company’s general counsel and a representative of Duane Morris to discuss the treatment of awards under the Company Equity Plan in the Merger. The CNG Committee considered the treatment of stock options and the proposed terms of the stockholders agreement among the holders of Parent equity following the Closing. After the meeting, at the CNG Committee’s direction, Duane Morris discussed with FDBR the CNG Committee’s concerns regarding the proposed trigger dates for determining when Parent would be obligated to make certain payments to holders of Parent equity in cash. On May 24, 2022, the CNG Committee reviewed the revised terms of the proposed stockholders agreement and approved the amendments to the outstanding awards under the Company Equity Plan to give effect to the treatment of such awards under the Merger Agreement, subject to and conditioned upon the Board approving the Merger Agreement.
On May 24, 2022, the Board held a meeting which was attended by representatives of Duane Morris, Duff & Phelps, and FDBR. Mr. Axelrod did not attend the May 24, 2022 meeting. Following the Conflicts Committee’s unanimous recommendation, and review of a report given by Duff & Phelps as to the fairness of the consideration from a financial point of view to the stockholders of the Company (other than the holders of Axar Shares and Insider Shares), the Board (by unanimous vote of the directors present) approved the Merger Agreement and recommended that the Company’s stockholders adopt and approve the Merger Agreement and the Merger. Prior to the Board vote, representatives of Duane Morris led a comprehensive discussion of the fiduciary obligations of the Board and the Conflicts Committee, respectively, in this situation.
On May 24, 2022, the Company, Parent, and Merger Sub executed the Merger Agreement. On May 25, 2022, the Company issued a press release announcing the execution of the Merger Agreement.
The Go-Shop Period
In its May 27, 2022 meeting, the Conflicts Committee discussed potentially engaging Duff & Phelps as financial advisor for the go-shop period (the “Go-Shop Period”). The Conflicts Committee discussed the advantages and disadvantages of engaging Duff & Phelps, noting that the Conflicts Committee had contacted and solicited proposals from other financial advisory firms in addition to Duff & Phelps as part of its process in deciding to engage Duff & Phelps as financial advisor in the fall of 2021. The Conflicts Committee considered Duff & Phelps’ proposed fees for the potential Go-Shop Period engagement, noting Duff & Phelps’ familiarity with the Company and its peers due to its work on the fairness opinion. After discussion, the Conflicts Committee agreed to engage Duff & Phelps to assist with this process subject to receiving updated representations from Duff & Phelps regarding the absence of conflicts.
On June 2, 2022, the Conflicts Committee convened with representatives of Duff & Phelps to discuss the materials that Duff & Phelps had prepared regarding the Go-Shop Process and which Duff & Phelps had provided to the Conflicts Committee in advance of the meeting. Prior to the meeting, the Conflicts Committee had previously reviewed and discussed with FDBR Duff & Phelps’ proposed fee and draft engagement letter, the form and substance of which had been agreed prior to the meeting. At the meeting, Duff & Phelps described the considerations in preparing its list of potential buyers to contact as part of the Go-Shop Process and those parties’ potential interest in a transaction. First, Duff & Phelps noted that its list of potential strategic buyers included a number of participants in the death care industry, including each of the Company’s leading competitors. Duff & Phelps noted that there are several factors that may attract a potential strategic buyer to pay a price in excess of the price under the Merger Agreement, including: potential enterprise synergies between companies in the death-care industry; cost savings resulting from the transition from a public to a private company; and an ability to achieve a higher return on the Trusts’ assets than the return projected by the Company. Duff & Phelps also noted that prior interactions with Party A indicated that Axar might be willing to be a seller, including in a transaction that includes equity-based consideration. Duff & Phelps next discussed the qualifications it had considered in determining its list of potential financial buyers to contact as part of the Go-Shop Process, including: an interest in the death care industry or related verticals; the financial resources (including equity commitments) to engage in a transaction; and experience with public company transactions. Duff & Phelps discussed various elements of the Go-Shop Process, including the outreach materials it would prepare, which would be subject to review and approval by the Conflicts Committee, as well as the diligence process, and noted that it would like to begin outreach to the potential bidders beginning June 6, 2022. Following the presentation, Duff & Phelps responded to a series of questions from the Conflicts Committee and FDBR regarding the proposed list of parties to be contacted, including the breadth of Duff & Phelps’ outreach.
After discussion, it was agreed that Duff & Phelps would revise its materials for the outreach process in certain respects. It was also agreed that Mr. Negrotti would coordinate the execution and delivery of the engagement letter between the Company and Duff & Phelps. On June 2, 2022, the Conflicts Committee entered into an addendum to its engagement letter with Duff & Phelps to serve as the Conflicts Committee’s financial advisor during the Go-Shop Period. On June 3, 2022, the Company issued a press release announcing the engagement of Duff & Phelps and the commencement of the Go-Shop Process. Duff & Phelps, acting on behalf of the Conflicts Committee, commenced the Go-Shop Process by soliciting alternative acquisition proposals.
On June 23, 2022, July 1, 13 and 25, 2022, the Conflicts Committee held meetings, together with representatives from Duff & Phelps and FDBR. During these meetings the representatives from Duff & Phelps provided a detailed report on the status of the Go-Shop Process. The Go-Shop Period expired on July 23, 2022. During the Go-Shop Period, Duff & Phelps contacted five potential strategic buyers and 32 potential financial buyers that the Conflicts Committee and Duff & Phelps believed could have an interest in reviewing the opportunity and had the financial ability to pursue a potential strategic transaction with the Company, including Party A. On July 9, 2022, following a direct inquiry from Duff & Phelps, Party A declined to participate in the Go-Shop Process. None of the parties contacted entered into a confidentiality agreement with the Company or otherwise pursued a transaction that would be an alternative to the Merger.
Purpose and Reasons of the Company for the Merger; Recommendation of the Board and the Conflicts Committee; Fairness of the Merger
Based in part on the unanimous recommendation of the Conflicts Committee, the Board (other than Andrew Axelrod, who did not attend the meeting) (a) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement were fair to and in the best interests of the Company and its stockholders, (b) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, and (c) recommended that the stockholders of the Company approve the Merger and the Transactions and adopt the Merger Agreement.

As described in the section entitled “Background of the Merger,” the Board established the Conflicts Committee in March 2021 and delegated to it the power and authority, among other things, to review and, as it determines appropriate, reject or approve or recommend to the Board that the Board approve any transactions between a Company Entity and Axar or any affiliate of Axar that is not a Company Entity. Axar’s 2021 Letter had provided that any transaction involving Axar arising from the discussions referred to in that letter would be conditioned upon, among other things, approval of the Conflicts Committee and the Board and on September 26, 2021, the Board specifically authorized the Conflicts Committee to engage in the discussions with Axar contemplated by Axar’s 2021 Letter and to negotiate or reject the terms of any strategic alternatives with Axar.
The Conflicts Committee, acting with the advice and assistance of its independent legal and financial advisors, evaluated and negotiated the Merger Agreement and the Transactions, including the Merger, and after careful consideration, at a meeting held on May 21, 2022, among other things, (a) determined that the terms of the Merger and the Transactions were fair to, and in the best interests of, the Company and its stockholders (other than the holders of the Axar Shares and the Insider Shares); (b) determined that the Merger and the Transactions were in the best interests of the Company and its stockholders (other than the holders of the Axar Shares and the Insider Shares); and (c) declared it advisable for the Company to enter into the Merger Agreement. The Conflicts Committee also resolved to recommend that (i) the Board approve the Merger Agreement, the Merger and the Transactions; (ii) the CNG Committee take such actions as were necessary or appropriate to effect the Transactions; and (iii) the Board submit the Merger Agreement to a vote of the Company’s stockholders with a recommendation of the Board that the stockholders (other than the holders of the Axar Shares and Insider Shares) approve the Merger and the Transactions and adopt the Merger Agreement. The Conflicts Committee unanimously reaffirmed its support of the Merger and the Merger Agreement at a meeting held on May 22, 2022.
Accordingly, the Board (other than Andrew Axelrod) recommends that you vote “FOR” the Merger Proposal to adopt the Merger Agreement at the Special Meeting.
In considering the recommendations of the Conflicts Committee and of the Board with respect to the Merger, you should be aware that, aside from their interests as stockholders of the Company, the Company’s directors and executive officers may have interests in the Merger that are different from, or in addition to, those of other stockholders of the Company generally. These interests are discussed in more detail in the section entitled “Special Factors — Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 48 of this Proxy Statement. The Conflicts Committee and the Board were aware of the different or additional interests described herein and considered those interests along with other matters in recommending and/or approving, as applicable, the Merger Agreement and Transactions, including the Merger.
The Conflicts Committee engaged its own independent legal (FDBR), and financial (Duff & Phelps) advisors, and received advice throughout the negotiations from its advisors. As the members of the Conflicts Committee are disinterested with respect to the transactions contemplated by the Merger Agreement, and are independent of, and not affiliated with, any Axar Vehicle, the Conflicts Committee believed that it could effectively represent the interests of the Company’s stockholders (other than the holders of Axar Shares and Insider Shares) in negotiating the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, and in making its decision whether to reject or recommend that the Board approve and declare advisable the Merger Agreement and the transactions contemplated by the Merger Agreement.
In evaluating the Merger Agreement and the transactions contemplated by the Merger Agreement, and making the decisions, determinations and recommendations described above, the Conflicts Committee and the Board (other than Andrew Axelrod) considered, among other things, the following potentially positive factors, which are not intended to be exhaustive and are not presented in any relative order of importance:
•
the current and historical market prices of the Common Stock and the limited trading volume of the Common Stock on the NYSE, taking into account the market performance of the Common Stock relative to the common stock of other participants in the Company’s industry and general market indices;

•
the reviews undertaken by, and understandings of, the Conflicts Committee and the Board, respectively, with respect to the Company’s business; operations; assets; financial condition; earnings; ownership structure; management; strategy; competitive position; current, historical and projected financial performance and prospects and plans, as well as the associated risks involved in executing its strategic plan and in achieving its forecasted results;

•
the reviews undertaken by, and understandings of, the Conflicts Committee and the Board, respectively, with respect to economic and market conditions and trends, as well as the challenges and uncertainty surrounding such conditions and trends, both on a historical and prospective basis, in the near term and the long term, such as:

○	the nature of the Company’s industry, including anticipated industry trends and changing competitive dynamics, particularly in light of the Company’s size and geographic scope;
○	the potential risks to the Company of continuing to have publicly traded common stock, including the risks of market volatility;
○	certain compliance costs and obligations imposed on the Company as a result of having publicly traded common stock;
○	the risks and uncertainties relating to the Company’s concentrated stock ownership;
○	the risks of seeking to raise any significant additional equity capital with the Company’s current capital structure; and
○	the management forecasts prepared by the Company’s management for, and made available to, the Conflicts Committee and Duff & Phelps; and
○	the potential for an economic downturn or recession in the near term;
•
the beliefs that the Merger Consideration to be paid to the holders of the Common Stock was more favorable to such holders than the potential value that might result from other alternatives reasonably available to the Company, including the alternative of remaining an independent public company and pursuing the Company’s current strategic plan, and other strategic or financial alternatives that might be undertaken as an independent public company, in light of a number of factors, including the risks and uncertainties associated with those alternatives, and the administrative and compliance costs associated with operating the Company as a publicly traded company;

•
that the Conflicts Committee, with the assistance of its independent legal and other advisors, had considered alternatives, including continuing to operate the Company on a standalone basis, a sale to an alternative buyer or other potential value creating options such as the payment of an extraordinary dividend, the implementation of an accelerated acquisition program, the reevaluation of asset dispositions or an equity offering, and had considered the risks and uncertainties associated with such alternatives, and formed the view that no other alternatives were reasonably likely to create greater value for the Public Stockholders than the Merger, taking into account the alternatives reasonably available to the Company and the risk of execution, as well as business, competitive, industry and market risks;

•
the beliefs of the Conflicts Committee and the Board (other than Andrew Axelrod) that, after the extensive negotiations conducted by the Conflicts Committee, with the assistance of experienced independent legal and financial advisors, the Company obtained the best terms and highest price that Axar is willing to pay for the Company;

•	the all-cash nature of the Merger Consideration and the premium to the market price of the Common Stock of the Company represented by the Merger Consideration;
•
that Duff & Phelps rendered to the Conflicts Committee its oral opinion, subsequently confirmed in writing, that as of May 21, 2022, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Duff & Phelps as set forth in the written opinion, the Merger Consideration to be received by the Public Stockholders in the Merger was fair from a financial point of view to such holders (without giving effect to any impact of the Transaction on any particular stockholder other than in its capacity as a stockholder), as more fully described in the section entitled “Special Factors — Opinion of the Conflicts Committee’s Financial Advisor” beginning on page 35 of this Proxy Statement;

•
the reviews undertaken by the Conflicts Committee and the Board (other than Andrew Axelrod) of the Merger Agreement and the structure of the transactions contemplated thereby, including, among others, the specific financial and other terms and conditions set out below;

•
the terms of the Merger Agreement permitting the Conflicts Committee to engage in the Go-Shop Process for a period of 60 days to seek alternative acquisition proposals that could be superior to the Merger, and which allow the Company, even after the end of the Go-Shop Period, to receive alternative acquisition proposals (provided they do not result from a breach in any material respect of the Company’s no-solicitation covenant in the Merger Agreement);

•
that the Merger Agreement may be terminated, in certain circumstances, including, among others, by the Company acting upon the recommendation of the Conflicts Committee prior to receipt of the Requisite Company Vote:

○	if the Conflicts Committee has made a Change in Recommendation in connection with a Superior Proposal in which Parent has not elected to participate; and
○
to accept a Superior Proposal in which Parent has agreed to participate if concurrently therewith or immediately thereafter the Company enters into an Alternate Acquisition Agreement (as defined in the Merger Agreement) which has been approved by the Board and Parent;

provided, in each case, that the Company has complied with its obligations under the Go-Shop Process and its no-solicitation covenant;
•
that the Conflicts Committee may, in certain circumstances, make a Change of Recommendation, including (1) in response to an Intervening Event (as defined in the Merger Agreement), or (2) in connection with a Superior Proposal, in each case, subject to and in accordance with the terms and conditions of the Merger Agreement including the Company’s compliance with its Go-Shop Process and no-solicitation obligations in the Merger Agreement;

•	the likelihood and anticipated timing of the Merger being completed, based on, among other matters:
○	the Company’s ability, under circumstances specified in the Merger Agreement, to seek specific performance of Parent’s and Merger Sub’s respective obligations to cause the Merger to occur; and
○	the scope of the conditions to completion;
○	the ability to consummate the Merger without the necessity of refinancing the Company’s debt under the 2029 Indenture;
•
the terms of the Merger Agreement providing the Company sufficient operating flexibility to conduct its business in the ordinary course until the earlier of the consummation of the Merger or the termination of the Merger Agreement;

•	the scope of the representations, warranties and covenants being made by the Company, Parent and Merger Sub;
•
the beliefs of the Conflicts Committee and the Board (other than Andrew Axelrod) that they were fully informed about the extent to which the interests of Axar in the Merger differ from those of the Company’s other stockholders;

•
the history of Axar’s previous investments in, and negotiations and agreements with the Company and its predecessor, as well as the going-private offers previously made by Axar, which were subsequently withdrawn by Axar after a special committee of the Board had twice rejected prices proposed by Axar;

•
that the Merger Agreement is subject to adoption by the affirmative vote of holders of (1) a majority of the issued and outstanding shares of Common Stock at the close of business on the Record Date and entitled to vote on the matter and (2) a majority of the issued and outstanding shares of Common Stock at the close of business on the Record Date other than Axar Shares and Insider Shares;

•
that the Merger Agreement requires Parent to cause all shares of Common Stock held by it and the Axar Vehicles to be voted in favor of the approval and adoption of the Merger Agreement and the Merger; and

•	the right of each Company stockholder to exercise statutory appraisal rights under Section 262 of the DGCL and receive payment of the fair value of such stockholder’s shares of Common Stock in lieu of the Merger Consideration, subject to and in accordance with the terms and conditions of the Merger Agreement and the DGCL, unless and until any such stockholder fails to perfect or effectively withdraws or loses such stockholder’s rights to appraisal and payment under the DGCL.
In evaluating the Merger Agreement and the transactions contemplated by the Merger Agreement, and making the decisions, determinations and recommendations described above, the Conflicts Committee and the Board (other than Andrew Axelrod) considered, among other things, a number of procedural safeguards that they believed were and are present to ensure the fairness of the Merger Agreement and the transactions contemplated by the Merger Agreement, and to permit the Conflicts Committee to represent effectively the interests of the Company’s stockholders (other than the holders of Axar Shares and Insider Shares). These procedural safeguards include, among other things, the following, which are not intended to be exhaustive and are not presented in any relative order of importance:
•
that the Conflicts Committee was specifically authorized by the Board to address the 2021 Letter promptly after receipt of the 2021 Letter and before any consideration of the Merger Agreement and the transactions contemplated by the Merger Agreement;

•	that the Conflicts Committee consists entirely of directors who are independent of, and not affiliated with, Axar or any Axar Vehicle, and who are not members of the Company’s management;
•
that the members of the Conflicts Committee are disinterested with respect to the transactions contemplated by the Merger Agreement and had no financial interest in the Merger different from, or in addition to, the Public Stockholders (other than as described in the section entitled, “Special Factors — Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 48 of this Proxy Statement);

•	that the compensation paid to the members of the Conflicts Committee was not contingent on their approving the Merger Agreement or taking the other actions described in this Proxy Statement;
•	that the Conflicts Committee retained and was advised by its own experienced and independent legal and financial advisors;
•
that the Conflicts Committee had the responsibility for, among other things, reviewing and, as it determined appropriate, rejecting or approving or recommending to the Board that it approve any transactions between a Company Entity and Axar or any affiliate of Axar that is not a Company Entity;

•
that the Conflicts Committee had no obligation to recommend any transaction, including a transaction with Axar, and that the Conflicts Committee had the authority to reject any proposals made by Axar, as had occurred in response to the two offers made by Axar pursuant to the 2020 Proposal;

•
that the Conflicts Committee, together with its independent financial and legal advisors, conducted a process involving deliberations at more than 30 meetings held over nine months to consider the Merger Agreement and the Transactions, and, in each case, each member of the Conflicts Committee was actively engaged in that process on a regular basis and was provided with full access to the Company’s management and its advisors in connection with the evaluation process (as more fully described in the section entitled “Special Factors — Background of the Merger” beginning on page 12 of this Proxy Statement);

•
the consummation of the Transactions is subject to receipt of the Requisite Company Approval, which requires the affirmative vote of the majority of the shares of Common Stock outstanding at the close of business on the Record Date and to the “majority of the minority” stockholder approval, which requires the affirmative vote of holders of a majority of the issued and outstanding shares of Common Stock at the close of business on the Record Date other than any Axar Shares or Insider Shares;

•
that the terms of the Merger Agreement, including the Merger Consideration, were the product of extensive negotiations between the Conflicts Committee and its legal advisors, on the one hand, and Axar, Parent, Merger Sub and their respective affiliates and legal advisors, on the other hand, that resulted, among other things, in a significant increase in the Merger Consideration over the course of negotiations, and the improvement, from the perspective of the Company, of other terms of the Merger and the Merger Agreement;

•	the various terms of the Merger Agreement that are intended to help ensure that the Company’s stockholders receive the highest price per share reasonably available, including:
○
the Conflicts Committee was permitted to engage in the Go-Shop Process for a period of 60 days to seek alternative acquisition proposals that could be superior to the Merger, and which allow the Company, even after the end of the Go-Shop Period, to receive alternative acquisition proposals (provided they do not result from a breach in any material respect of the Company’s no-solicitation covenant in the Merger Agreement);

○
that the Merger Agreement may be terminated, in certain circumstances, including, among others, by the Company acting upon the recommendation of the Conflicts Committee prior to receipt of the Requisite Company Vote:

•	if the Conflicts Committee has made a Change in Recommendation in connection with a Superior Proposal in which Parent has not elected to participate; and
•
to accept a Superior Proposal in which Parent has agreed to participate if concurrently therewith or immediately thereafter the Company enters into an Alternate Acquisition Agreement (as defined in the Merger Agreement) which has been approved by the Board and Parent;

provided, in each case, that the Company has complied with its obligations under the Go-Shop Process and its no-solicitation covenant; and
○
that the Conflicts Committee may, in certain circumstances, make a Change of Recommendation, including (1) in response to an Intervening Event, or (2) in connection with a Superior Proposal; in each case, subject to and in accordance with the terms and conditions of the Merger Agreement including Company’s compliance with its Go-Shop Process and no-solicitation obligations in the Merger Agreement; and

•
that the Conflicts Committee made its evaluation of the Merger Agreement and the transactions contemplated thereby, including the Merger, based upon the factors discussed in this Proxy Statement and with the full knowledge of the interests of Axar in the Merger.

In evaluating the Merger Agreement and the transactions contemplated by the Merger Agreement, and making the decisions, determinations and recommendations described above, the Conflicts Committee and the Board (other than Andrew Axelrod) also considered, among other things, certain countervailing factors, including the following uncertainties, risks and other potentially negative factors, which are not intended to be exhaustive and are not presented in any relative order of importance:
•
that, following the completion of the Merger, the Company will no longer exist as an independent public company and that the consummation of the Merger and receipt of the Merger Consideration, while providing relative certainty of value, will not allow the Public Stockholders to participate in potential further growth in the Company’s assets, future earnings growth, future appreciation in value of the Common Stock or any future dividends after the Merger;

•
the risk that the Transactions, including the Merger, may not be consummated in a timely manner or at all, for a variety of reasons, and the consequences thereof, including (1) the potential loss of value to the Company’s stockholders, including the reduction of the trading price of the shares of Common Stock, (2) the potential negative impact on the operations and prospects of the Company, including the risk of loss of key personnel and certain key members of senior management, and (3) the market’s perception of the Company’s prospects could be adversely affected if such transactions were delayed or were not consummated;

•
the possible effects of the pendency or consummation of the Transactions, including the potential for suits, actions or proceedings in respect of the Merger Agreement or the Transactions, the risk of any loss or change in the relationship of the Company and its subsidiaries with their respective employees, agents, customers and other business relationships, and any possible effect on the Company’s ability to attract and retain key employees, including that certain key members of senior management might choose not to remain employed with the Company prior to the completion of the Merger;

•
the failure by Axar to disclose certain conflicts of interest with respect to certain investment recommendations made by Axar to certain of the Company’s trusts, which failure caused a delay in the negotiations of the Merger Agreement, and additional expense and diversion of management to address these issues (as described in more detail in the section entitled “Co-Investments with Axar and its Affiliates” beginning on page 65 of this Proxy Statement);

•	the risk of incurring substantial expenses related to the Merger, including in connection with any litigation that may arise in the future;
•
the risks and potentially negative factors described in “Special Factors — Certain Effects of the Merger” beginning on page 47 of this Proxy Statement and “Special Factors — Effects on the Company if the Merger is not Completed” beginning on page 48 of this Proxy Statement;

•
that the Company’s directors, officers and employees have expended and will expend extensive efforts attempting to complete the Transactions and such persons have experienced and will likely continue to experience significant distractions from their work during the pendency of such transactions and that the Company has incurred and will incur substantial costs in connection with such Transactions, even if such Transactions are not consummated;

•	that the receipt of the Merger Consideration in exchange for shares of Common Stock pursuant to the terms of the Merger Agreement will be a taxable transaction for U.S. federal income tax purposes;
•
the restrictions imposed by the Merger Agreement on the Company’s solicitation of potential alternative acquisition proposals, and that potential alternative buyers may perceive Axar’s right under the Merger Agreement to negotiate with the Company to match the terms of any Superior Proposal prior to the Company being able to terminate the Merger Agreement and accept a Superior Proposal to be a deterrent to making alternative proposals;

•
that Axar’s existing controlling ownership interest in the Company and the absence of any obligation by Axar to accept any Superior Proposal would likely be taken into account by third parties considering whether to make alternative proposals;

•
that, if the Merger Agreement is terminated in connection with the Company’s entry into a Competing Transaction with respect to a Superior Proposal, Axar has not agreed to vote its shares of Common Stock in favor of such Superior Proposal;

•
the understanding that Axar, its affiliates and various executive officers and directors have certain interests in the Merger that may be different from, or in addition to, the interests of the Public Stockholders (as discussed in the section entitled, “Special Factors — Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 48 of this Proxy Statement); and

•
the restrictions placed on the conduct of the Company’s business prior to the completion of the Merger pursuant to the terms of the Merger Agreement, which could delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company absent the pending completion of the Merger.

The Conflicts Committee and the Board (other than Andrew Axelrod, who did not attend the meeting) concluded that, overall, the potentially positive factors outweighed the uncertainties, risks and potentially negative factors relevant to the Merger Agreement and the Transactions, including the Merger. Accordingly, the Conflicts Committee and the Board (other than Andrew Axelrod) determined that the Merger Agreement and the Transactions, including the Merger, were advisable, fair to, and in the best interests of, the Company and the holders of the Common Stock (other than the Axar Shares or the Insider Shares).
In the course of evaluating the Merger Agreement and the Transactions, and making the decisions, determinations and recommendations described above, the Conflicts Committee and the Board (other than Andrew Axelrod) did not consider the liquidation value of the Company because (1) they considered the Company to be a viable, going concern, (2) they believed that liquidation sales generally result in proceeds substantially less than sales of going concerns, (3) they considered determining a liquidation value to be impracticable given the significant execution risk involved in any breakup of the Company and (4) the Company will continue to operate its business following the Merger. For the foregoing reasons, the Conflicts Committee and the Board (other than Andrew Axelrod) did not consider liquidation value to be a relevant methodology. Further, the Conflicts

Committee and the Board (other than Andrew Axelrod) did not consider net book value, which is an accounting concept, as a factor because they believe that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs and because net book value does not take into account the prospects of the Company, market conditions, trends in the Company’s industry or the business risks inherent in that industry.
The Conflicts Committee and the Board (other than Andrew Axelrod) believed that the trading price of the shares of Common Stock at any given time represents the best available indicator of the Company’s going concern value at that time so long as the trading price at that time is not impacted by speculation regarding the likelihood of a potential transaction.
The foregoing discussion is not exhaustive, but is intended to summarize the material information and factors considered by the Conflicts Committee and the Board (other than Andrew Axelrod) in their consideration of the Merger Agreement and the Transactions, including the Merger. The Conflicts Committee and the Board (other than Andrew Axelrod) reached the decision to approve the entry into the Merger Agreement and recommend its adoption by the Company’s stockholders in light of the factors described above and other factors that the Conflicts Committee and the Board (other than Andrew Axelrod) believed were appropriate. The Conflicts Committee and the Board (other than Andrew Axelrod) conducted an overall review of the factors described above, including through discussions with the Company’s management and their respective legal advisors and, in the case of the Conflicts Committee, its financial advisor, and considered the factors overall to be favorable to, and to support, their decisions, determinations and recommendations. It should be noted that this explanation of the reasoning of the Conflicts Committee and the Board (other than Andrew Axelrod) and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in the section entitled “Cautionary Statement Concerning Forward-Looking Information” beginning on page 59 of this Proxy Statement.
Certain Unaudited Prospective Financial Information
The Company does not, as a matter of course, publicly disclose forecasts as to future performance, earnings or other results due to the inherent uncertainty, unpredictability and subjectivity of the underlying assumptions, estimates and forecasts. In connection with its consideration of strategic alternatives available to the Company, management of the Company prepared and provided to the Conflicts Committee and Duff & Phelps financial forecasts (the “forecasts”). The Conflicts Committee subsequently directed Duff & Phelps to use the forecasts in connection with rendering its fairness opinion to the Conflicts Committee and performing its related financial analysis, as described below under the heading “— Opinion of the Conflicts Committee’s Financial Advisor.” The summary of the forecasts is included in this Proxy Statement solely to give the Company’s stockholders access to certain financial forecasts that were made available to the Conflicts Committee and Duff & Phelps. The summary of the forecasts may not be appropriate for other purposes and is not being included in this Proxy Statement to influence a Company stockholder’s decision whether to vote to adopt the Merger Agreement.
The forecasts were prepared by the Company’s management for internal use. The forecasts were not prepared with a view towards public disclosure or with a view towards complying with GAAP (as detailed below), the published guidelines of the SEC regarding forecasts, the use of non-GAAP financial measures or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of the Company’s management, were prepared on a reasonable basis, reflected the best available estimates and judgments at the time of preparation and presented as of the time of preparation, to the best of the Company’s management’s knowledge and belief, the reasonable forecasts of the future financial performance of the Company.
Neither the Company’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.
The forecasts, while presented with numerical specificity, necessarily were based on numerous variables and assumptions that are inherently uncertain and many of which are beyond the control of the Company’s management. Because the forecasts cover multiple years, by their nature, they also become subject to greater uncertainty with each successive year. A number of important factors with respect to the Company’s business and the industry in which it participates may affect actual results and result in the forecasts not being achieved. For a description of some of these factors, the Company’s stockholders are urged to review the Company’s most recent SEC filings as well as the discussion entitled “Forward-Looking Statements” and other risk factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. In addition, the forecasts may be affected by the Company’s inability to achieve strategic goals, objectives and targets over the applicable period. Accordingly, there can be no assurance that the prospective results are indicative of the future performance of the Company or that actual results will not differ materially from those presented in the prospective financial information.
The inclusion of the forecasts in this Proxy Statement should not be regarded as an indication that the Company or any of its affiliates, advisors, officers, directors or representatives considered or considers the forecasts to be necessarily predictive of actual future events, and the forecasts should not be relied upon as such. Neither the Company nor any of its respective affiliates, advisors, officers, directors or representatives has made or makes any representation to any of the Company’s stockholders or any other person regarding the ultimate performance of the Company compared to the information contained in the forecasts or can give any assurance that actual results will not differ materially from the forecasts, and none of them undertakes any obligation to update or otherwise revise or reconcile the forecasts to reflect circumstances existing after the date the forecasts were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the forecasts are shown to be in error. The Company does not intend to make publicly available any update or other revision to the forecasts, except as otherwise required by law.
The forecasts include non-GAAP financial measures, and they were presented because management believed they could be useful indicators of the Company’s projected future operating performance. The Company prepared the forecasts on a non-GAAP basis. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies. As used herein, “GAAP” means generally accepted accounting principles.
All financial forecasts are forward looking statements. These and other forward looking statements are expressly qualified in their entirety by the risks and uncertainties identified above and the cautionary statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and subsequent quarterly and current reports on Form 10-Q and 8-K. Please consider carefully the discussion entitled “Cautionary Statement Concerning Forward Looking Information” elsewhere in the Proxy Statement.
In light of the foregoing factors and the uncertainties inherent in the forecasts, the Company’s stockholders are cautioned not to place undue, if any, reliance on the forecasts.
Management of the Company delivered initial prospective financial information to the Conflicts Committee and Duff & Phelps on January 7, 2022. Subsequently, the Company’s management updated the prospective financial information to take into account actual results through December 31, 2021 and for the three months ended March 31, 2022, and provided such updated prospective financial information to the Conflicts Committee and Duff & Phelps on May 12, 2022. The updated forecast is summarized below:
	At or for the Year Ending December 31,
	2022	2023	2024	2025	2026
	(in thousands)
Revenues	$325,800	$346,279	$363,080	$376,529	$390,662
EBITDA	$20,583(1)	$41,372	$49,531	$54,360	$60,692
Trust Balance	$993,007	$1,067,887	$1,145,886	$1,229,601	$1,319,036
EBIT	$12,815	$33,587	$41,457	$46,174	$52,305
Income tax benefit (expense)	—	—	—	—	—
Operating income (loss) before interest	$12,815	$33,587	$41,457	$46,174	$52,305
Depreciation and Amortization	$7,768	$7,784	$7,985	$8,186	$8,387
Capital Expenditures	$11,417	$12,000	$12,000	$12,000	$12,000
Increase (decrease) in net operating assets and liabilities(2)	$17,616	$304	$561	$1,029	$(14,116)
(1)	Management’s initial forecast for EBITDA was $32,884 for the year ending December 31, 2022. The decrease in the updated forecast was primarily the result of a $6.6 million increase in forecast maintenance expenses, a $2.5 million increase in forecast selling expenses and $1.3 million increases in forecast cost of goods sold and corporate overhead. These changes reflected the Company’s actual results of operations for the year ended December 31, 2021 and the three months ended March 31, 2022, including the impact of taking back responsibility for grounds and maintenance services at the balance of the Company’s cemetery locations in January 2022.
(2)
Reflects decreases or increases in current and long-term accounts receivable, prepaid expenses, merchandise trusts, deferred selling and obtaining costs, accounts payable and accrued liabilities and deferred revenues.

In preparing the forecasts for all periods after 2022, management made a substantial number of assumptions regarding the Company’s financial condition and results of operations. Many of these assumptions were related to historical metrics applied on a mathematically consistent basis, while others reflected what management believed to be reasonable estimates of year-over-year changes in particular line items included in the forecasts. Although the forecasts covered the period through 2036, the Company is including the summary information above only for the first five years of the forecasts due to both the increasing uncertainty regarding the forecasts in subsequent years and the primarily formulaic manner in which such subsequent years’ forecasts were developed.
Opinion of the Conflicts Committee’s Financial Advisor
On November 9, 2021, the Company and the Conflicts Committee engaged Kroll, LLC, operating through Duff & Phelps to serve as an independent financial advisor to the Conflicts Committee (solely in its capacity as the Conflicts Committee) to provide an opinion as to the fairness, from a financial point of view, to the Public Stockholders of the consideration to be received by such Public Stockholders in the Transactions (without giving effect to any impact of the Transactions on any particular stockholder other than in its capacity as a stockholder).
On May 21, 2022, representatives of Duff & Phelps reviewed with the Conflicts Committee its financial analysis of the consideration, responded to questions from the Conflicts Committee and then delivered its opinion (the “Opinion”) to the Conflicts Committee that, as of May 21, 2022 and based upon and subject to the assumptions, qualifications and limiting conditions contained in the Opinion and discussed with the Conflicts Committee, the consideration to be received by the Public Stockholders of the Company in the Transactions was fair from a financial point of view to the Public Stockholders (without giving effect to any impact of the Transactions on any particular stockholder other than in its capacity as a stockholder).
The full text of the Opinion is attached as Appendix B to this Proxy Statement and is incorporated herein by reference. The full text of the Opinion sets forth a description of the assumptions made, procedures followed, matters considered and qualifications and limitations undertaken in connection with rendering the Opinion. A number of these are set forth below, however, the Company encourages you to read the Opinion carefully and in its entirety.
In connection with the Opinion, Duff & Phelps made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of the Opinion included, but were not limited to, the items summarized below:
•	Reviewed the following documents:
○
The Company’s annual reports and audited financial statements on Form 10-K filed with the SEC for the years ended December 31, 2018 through December 31, 2021 and the Company’s unaudited interim financial statements for the quarter ended March 31, 2022 included in the Company’s Quarterly Report on Form 10-Q filed with the SEC;

○
Unaudited segment and pro forma financial information for the Company for the years ended December 31, 2018 through December 31, 2021 and the three months ended March 31, 2022, which the Company’s management identified as being the most current financial statements available;

○
Other internal documents relating to the history, current operations and probable future outlook of the Company, including financial projections, provided to Duff & Phelps by the Company’s management (the “Management Projections”); and

○	Documents related to the Transactions, including a draft dated May 21, 2022 of the Merger Agreement and a draft dated May 17, 2022 of the Company Disclosure Letter as defined in the Merger Agreement;
•	Discussed the information referred to above and the background and other elements of the Transactions with the Company’s management and members of the Conflicts Committee;
•	Reviewed the historical trading price and trading volume of the Company’s common stock and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;
•
Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques, including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant and an analysis of selected transactions that Duff & Phelps deemed relevant; and

•	Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.
In performing its analyses and rendering the Opinion with respect to the Transactions, Duff & Phelps, with the Company’s and the Conflicts Committee’s consent and without independent verification:
•
Relied upon the accuracy, completeness and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including the Company’s management;

•
Assumed and relied upon the fact that the Conflicts Committee and the Company have been advised by counsel as to all legal matters with respect to the Transactions, including whether all procedures required by law to be taken in connection with the Transactions have been duly, validly and timely taken;

•
Assumed that any estimates, evaluations, forecasts and projections furnished to Duff & Phelps, including the Management Projections, were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expressed no opinion with respect to such projections or the underlying assumptions;

•	Assumed that information supplied and representations made by the Company’s management were substantially accurate regarding the Company and the Transactions;
•	Assumed that the representations and warranties made in the Agreement were substantially accurate;
•	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conformed in all material respects to the drafts reviewed;
•
Assumed that there had been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps and that there was no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

•
Assumed that all of the conditions required to implement the Transactions will be satisfied and that the Transactions will be completed in accordance with the Agreement and the Company’s governing documents, without any amendments thereto or any waivers of any terms or conditions thereof; and

•
Assumed that the Transactions will be consummated in a manner that complies in all respects with all applicable federal, state and local laws, rules and regulations and all governmental, regulatory or other consents and approvals necessary for the consummation of the Transactions will be obtained without any adverse effect on the Company.

To the extent that any of the foregoing assumptions or any of the facts on which the Opinion was based prove to be untrue in any material respect, the Opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of the Opinion, Duff & Phelps made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Transactions.

Duff & Phelps delivered the Opinion to the Conflicts Committee on May 21, 2022. The Opinion was necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of such date, and Duff & Phelps disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of Duff & Phelps after May 21, 2022. Duff & Phelps noted that the credit, financial and stock markets have been experiencing unusual volatility, and that they were not opining or expressing any view as to any potential effects of such volatility on the Company or the Transactions.
Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Except as indicated below in the Section titled, “Miscellaneous,” Duff & Phelps was not requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transactions, the assets, businesses or operations of the Company or any alternatives to the Transactions, (ii) negotiate the terms of the Transactions, and therefore, Duff & Phelps assumed that such terms were the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Agreement and the Transactions, or (iii) advise the Conflicts Committee or any other party with respect to alternatives to the Transactions.
Duff & Phelps did not express any opinion as to the market price or value of the Common Stock (or anything else) after the announcement or the consummation of the Transactions. The Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s credit worthiness, tax advice or accounting advice. Duff & Phelps did not make, and assumed no responsibility to make, any representation, or render any opinion, as to any legal matter.
In rendering the Opinion, Duff & Phelps did not express any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the Public Stockholders in the Transactions, or with respect to the fairness of any such compensation.
Duff & Phelps provided the Opinion solely for the use and benefit of the Conflicts Committee and the Board in connection with their respective consideration of the Transactions, and the Opinion is not intended to confer any rights or remedies on any other person, and may not be used by any other person for any other purpose. The Opinion (i) did not address the merits of the underlying business decision to enter into the Transactions versus any alternative strategy or transaction; (ii) did not address any transaction related to the Transactions; (iii) was not a recommendation as to how the Conflicts Committee or any stockholder should vote or act with respect to any matters relating to the Transactions, or whether to proceed with the Transactions or any related transaction, and (iv) did not indicate that the consideration received is the best possibly attainable under any circumstances. Instead, the Opinion states whether the consideration in the Transactions is within a range of values that would be viewed as fair, as suggested by certain financial analyses. The decision as to whether to proceed with the Transactions or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the Opinion is based. The Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.
Summary of Financial Analyses Performed by Duff & Phelps
Set forth below is a summary of the material analyses performed by Duff & Phelps in connection with the delivery of the Opinion to the Conflicts Committee, as described above. This summary is qualified in its entirety by reference to the full text of the Opinion, attached hereto as Appendix B. While this summary describes the analyses and factors that Duff & Phelps deemed material in its presentation to the Conflicts Committee, it is not a comprehensive description of all analyses and factors considered by Duff & Phelps. The preparation of a fairness opinion is a complex process that involves various determinations as to appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances. Therefore, neither the Opinion nor Duff & Phelps’ underlying analysis is susceptible to partial analysis or summary description. In arriving at its Opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Duff & Phelps’ analyses must be considered as a whole and selecting portions of its analyses and individual factors considered by it in rendering the Opinion, without considering all analyses and factors, could create a misleading or incomplete view of the evaluation process underlying the Opinion. The conclusion reached by Duff & Phelps was based on all analyses and factors taken as a whole, and also on the application of Duff & Phelps’ own experience and judgment.
The financial analyses summarized below include information presented in tabular format. In order for Duff & Phelps’ financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses undertaken by Duff & Phelps. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Duff & Phelps’ financial analyses.
Valuation Analyses
As part of its analyses, Duff & Phelps performed an enterprise valuation analysis of the Company using generally accepted valuation methodologies. Duff & Phelps considered a selected public companies analysis and a selected merger and acquisition transactions analysis but did not rely on them due primarily to lack of comparability resulting from differences in business mix, as the Company’s operations are skewed more heavily towards cemetery operations, which has implications for revenue recognition that further limit comparability, as compared to the operations of the selected public companies that skewed more heavily toward funeral home operations. Therefore, the discounted cash flow analysis was used as the primary valuation methodology.
Discounted Cash Flow Analysis
Duff & Phelps performed a discounted cash flow analysis of the projected unlevered free cash flows of the Company for the fiscal years ending December 31, 2022 through December 31, 2036. Duff & Phelps defined “free cash flow” as cash that is available to distribute to all security holders of the Company or to reinvest in the Company’s businesses, as specifically calculated using the formula set forth below. The discounted cash flow analysis was used to determine the net present value of projected unlevered free cash flows utilizing an appropriate cost of capital for the discount rate, which reflects the relative risk associated with these cash flows as well as the rates of return that investors could expect to realize on alternative investment opportunities with similar risk profiles to the Company.
Duff & Phelps calculated the Company’s projected unlevered free cash flows by taking its projected earnings before interest and taxes, subtracting taxes based on an assumed rate of 25.8% as provided by management of the Company, adding back tax depreciation and amortization of cemetery property, subtracting capital expenditures and taking into account any increase or decrease in net operating assets and liabilities. Duff & Phelps calculated the terminal value in 2036 using a perpetuity growth formula by capitalizing the normalized fiscal year ending 2036 free cash flow using a 3.0% terminal growth rate. The table below summarizes Duff & Phelps’ calculation of free cash flow:
	Nine months ending December 31, 2022	Year ending December 31,
		2023	2024	2025	2026
	(in thousands)
Earnings Before Interest and Taxes(1)	$14,781	$34,304	$43,532	$49,348	$56,595
Pro Forma Taxes(2)	$(3,811)	$(8,845)	$(11,225)	$(12,724)	$(14,593)
Net Operating Profit After Taxes	$10,970	$25,459	$32,308	$36,624	$42,002

Tax Depreciation	$7,456	$9,068	$7,999	$7,011	$6,097
Tax Amortization of Cemetery Property	$5,480	$7,050	$7,431	$7,830	$8,247
Capital Expenditures	$(8,815)	$(12,000)	$(12,000)	$(12,000)	$(12,000)
(Increase) Decrease in Net Operating Assets and Liabilities(3)	$9,035	$304	$561	$1,029	$(14,116)
Free Cash Flow	$24,125	$29,880	$36,299	$40,494	$30,231
(1)	Calculated using tax depreciation and amortization in lieu of GAAP.

(2)	Represents 25.8% of earnings before interest and taxes.
(3)
Reflects decreases or increases in current and long-term accounts receivable, prepaid expenses, merchandise trusts, deferred selling and obtaining costs, accounts payable and accrued liabilities and deferred revenues, excluding accrued interest.

For purposes of its discounted cash flow analysis, Duff & Phelps utilized and relied upon the Management Projections, which provided a financial forecast for the fiscal years ending December 31, 2022 through December 31, 2036. For further information regarding the Management Projections, see “Special Factors — Certain Unaudited Prospective Financial Information” beginning on page 33.
Duff & Phelps discounted the Company’s projected unlevered free cash flows to present value based on a bifurcation of cash flows that were deemed to be attributable to either the deferred revenue backlog or to projected future sales. The cash flows attributable to the deferred revenue backlog, including the trust income earned on the backlog, were discounted to present value at a discount rate of 3.50%. The cash flows attributable to projected future sales and an estimated terminal value were discounted to present value using a range of the Company’s weighted average cost of capital from 9.00% to 10.00%, which was calculated utilizing the Capital Asset Pricing Model and based on inputs derived from the selected public companies. The implied weighted discount rate range, based on discounting the sales attributable to backlog at a lower rate than expected future sales, was 8.90% to 9.85%.
Based on these assumptions, the discounted cash flow analysis indicated an estimated enterprise value for the Company of approximately $593.0 million to approximately $695.3 million.
Selected Public Companies Analysis
Duff & Phelps compared certain financial performance metrics of the Company to corresponding data and ratios from six publicly traded companies in the deathcare industry (collectively, the “selected public companies”). The selected public companies reviewed were:
•	Carriage Services, Inc.;
•	Dignity plc;
•	InvoCare Limited;
•	Park Lawn Corporation;
•	Propel Funeral Partners Limited; and
•	Service Corporation International.
Although none of these selected public companies is directly comparable to the Company due to the fact that their businesses skew more heavily towards funeral home operations than to cemetery operations, Duff & Phelps reviewed these companies based on their relative similarity to the Company. For purposes of its analysis, Duff & Phelps used certain publicly available historical financial data and consensus equity analyst estimates for the selected public companies.
The table below summarizes certain observed trading multiples and historical and projected financial performance of the selected public companies as of May 18, 2022.
	Selected Public Companies
	Company	Mean	Median
Revenue Growth
3-YR CAGR(1)	1.1%	12.0%	10.5%
LTM(2)	8.0%	10.6%	10.9%
2022P	0.2%	-4.6%	-1.5%
2023P	6.3%	7.3%	6.5%
2024P	4.9%	6.6%	3.8%

	Selected Public Companies
	Company	Mean	Median
EBITDA(3) Growth
3-YR CAGR	NM	16.3%	18.9%
LTM	-33.4%	10.1%	8.3%
2022P	10.6%	-7.5%	-6.6%
2023P	68.7%	9.6%	9.1%
2024P	16.9%	7.4%	6.6%

EBITDA Margin
3-YR AVG	4.2%	26.5%	26.4%
LTM	6.2%	27.6%	26.4%
2022P	9.2%	26.4%	26.2%
2023P	14.6%	26.9%	27.0%
2024P	16.2%	27.2%	27.5%

Enterprise Value(4) as a Multiple of
LTM EBITDA		11.6x	10.2x
2022P EBITDA		12.9x	13.5x
2023P EBITDA		11.8x	12.0x
2024P EBITDA		10.8x	11.1x
LTM Revenue		3.39x	3.27x
2022P Revenue		3.54x	3.68x
2023P Revenue		3.30x	3.35x
2024P Revenue		3.02x	2.82x
Source: S&P Capital IQ, SEC filings and Company filings
1.	CAGR means compounded annual growth rate.
2.	LTM means the last twelve months.
3.	EBITDA means earnings before interest, taxes, depreciation and amortization
4.
Enterprise Value is, as applicable, market capitalization of common stock, plus management equity, plus indebtedness, plus finance leases, plus operating leases (for IFRS/non-US GAAP companies only), plus liquidation preference of preferred stock, plus minority interest, minus cash & equivalents, minus non-operating assets

Selected Mergers and Acquisitions Transactions Analysis
Duff & Phelps reviewed the target companies involved in sixteen selected merger and acquisition transactions listed in the below table (collectively, the “selected transactions”). The selection of these transactions was based, among other things, on the target company’s industry, the relative size of the transaction compared to the Transactions, and the availability of public information related to the selected transaction.
Announced	Target	Acquiror
2021	5 cemeteries and 2 funeral homes in Tennessee / Georgia / Alabama / Mississippi - under letter of intent(1)	StoneMor Inc.
2021	2 funeral homes in Mississippi - under letter of intent(1)	StoneMor Inc.
2021	4 cemeteries in Virginia / North Carolina(1)	StoneMor Inc.
2021	1 funeral home in Florida(1)	StoneMor Inc.
2021	2 cemeteries and 2 funeral homes in West Virginia(1)	StoneMor Inc.
2020	California - Yeatman (Assets previously owned by StoneMor Inc.)(1)(2)	NA
2020	Oregon / Washington (Assets previously owned by StoneMor Inc.)(1)(2)	NA
2020	Kansas (Assets previously owned by StoneMor Inc.)(1)(2)	NA
2020	Illinois / Missouri (Assets previously owned by StoneMor Inc.)(1)(2)	NA
2019	Oakmont (Assets previously owned by StoneMor Inc.)(1)(2)	NA
2019	Evergreen (Assets previously owned by StoneMor Inc.)(1)(2)	NA
2019	Olivet (Assets previously owned by StoneMor Inc.)(1)(2)	NA
2019	Horan & McConaty Funeral Home	Park Lawn Corporation
2018	The Signature Memorial Group LLC	Park Lawn Corporation
2017	MEMORA Servicios Funerarios S.L.(3)	Ontario Teachers’ Pension Plan Board
2017	Saber Management, L.L.C.	Park Lawn Corporation
1.	Transaction metrics provided by Company management
2.	Metrics represent 2019 non-GAAP performance including Trusts
3.	Operating metrics represent FY 2016
For each of the selected transactions, Duff & Phelps calculated the enterprise value of the target company implied by each such transaction by the target company’s last twelve months (“LTM”) earnings before interest, taxes, depreciation and amortization (“EBITDA”) and LTM Revenue.
This analysis indicated (i) enterprise value to LTM EBITDA multiples ranging from 5.2x to 15.1x, with a median of 6.9x and a mean of 7.6x, and (ii) enterprise value to LTM revenue multiples ranging from 0.75x to 5.27x, with a median of 2.35x and a mean of 2.46x.
Duff & Phelps noted that the deathcare industry has a limited number of publicly traded companies which operate funeral homes and cemeteries, and limited availability of merger and acquisition transactions with publicly reported financial information. The Company’s cemetery operations accounted for approximately 86% and 85% of its revenues in 2021 and 2020, respectively, with the balance from its funeral home operations; by contrast, the other selected public companies derive a majority of their revenues from funeral home operations. Products and services in cemetery operations are sold both at the time of death (“at-need”), and prior to the time of death (“pre-need”). Revenue on the majority of pre-need sales is not recognized on a GAAP basis at the time of sale, and the backlog of unfulfilled pre-need performance obligations is recorded in deferred revenues. Contracts for funeral home services are typically sold on an “at-need” basis, in which case GAAP revenues are recognized within a relatively shorter period of time after the sale of the funeral home contract. The difference in the timing of the recognition of GAAP revenues between the Company and the selected public companies limits their comparability, making the application of a market multiple approach less meaningful as an indication of value for the Company. For this reason, the selected public companies analysis and selected mergers and acquisitions transactions analysis were primarily utilized for informational purposes.

None of the selected public companies or the target companies in the selected mergers and acquisitions transactions analysis is identical to the Company, and Duff & Phelps does not have access to non-public information regarding those companies. Accordingly, a complete financial analysis cannot be limited to a quantitative review of the selected public companies or the companies that were acquired in the selected mergers and acquisitions transactions analysis because such analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to the Company.
Valuation of Federal and State Net Operating Losses
The Company has generated net operating losses that could be used to offset future taxable income. These tax benefits have incremental value to the Company and were included in Duff & Phelps’ analysis. Because the Company expects to generate taxable income in the projection period based on the Management Projections, the effective federal and state net operating loss carryforward use was projected by the Company’s management. The federal and state tax savings associated with this tax shield were discounted at the Company’s estimated levered cost of equity, as calculated using the Capital Asset Pricing Model.
Summary of Analyses
The range of indicated enterprise values for the Company derived from the discounted cash flow analysis was approximately $593.0 million to approximately $695.3 million. Duff & Phelps’ concluded enterprise value does not include the selected public companies analysis or the selected mergers and acquisitions transactions analysis, as described above.
Based on the indicated enterprise value range, Duff & Phelps arrived at a concluded enterprise value of approximately $632.4 million to approximately $735.2 million by adjusting the indicated enterprise value as follows:
•
Adding the aggregate purchase price of the Company’s 2022 acquisitions of approximately $18.3 million, as the impact of such acquisitions was not included in the Management Projections underlying the Discounted Cash Flow Analysis;

•	Adding the present value of the federal and state net operating loss tax benefits, as provided by the Company’s management, ranging from approximately $10.7 million to approximately $11.0 million; and
•
Adding the present value of the tax amortization benefits associated with the Company’s goodwill and intangible assets, as provided by the Company’s management, ranging from approximately $10.3 million to approximately $10.6 million.

Based on the concluded enterprise value range, Duff & Phelps estimated the range of common equity value of the Company to be approximately $283.0 million to approximately $382.4 million by adjusting the enterprise value as follows:
•	Adding the Company’s cash and equivalents of approximately $74.2 million as of March 31, 2022, as provided by the Company’s management;
•	Subtracting the Company’s indebtedness of approximately $416.7 million, including accrued interest, as of March 31, 2022, as provided by the Company’s management; and
•	Subtracting the after-tax value, based on a Black-Scholes option pricing model, of the Company’s outstanding options, ranging from approximately $6.9 million to approximately $10.3 million.
Summary Conclusion
Based on the foregoing analyses and the number of outstanding common shares on a fully diluted basis as of May 21, 2022, as provided by the Company’s management, Duff & Phelps estimated the implied value of each share of common stock to range from approximately $2.37 to approximately $3.21. Duff & Phelps noted that the consideration of $3.50 per share of common stock was above the range of the per share values indicated by its analysis.
The Opinion and financial analyses were only one of the many factors considered by the Conflicts Committee in its evaluation of the Transactions and should not be viewed as determinative of the views of the Conflicts Committee or the Board.

Miscellaneous
The issuance of the Opinion was approved by Duff & Phelps’ opinion review committee.
Duff & Phelps is a premier global valuation and corporate finance advisor that is regularly engaged to provide financial advisory services, including fairness opinions, in connection with mergers and acquisitions, leveraged buyouts, going-private transactions and recapitalization transactions. Since 2005, Duff & Phelps has rendered over 1,133 fairness opinions in transactions aggregating more than $570 billion and is regularly engaged in the valuation of businesses and securities in the preparation of fairness opinions in connection with mergers, acquisitions and other strategic transactions.
For its services in connection with the delivery of the Opinion to the Conflicts Committee, the Company agreed to pay Duff & Phelps a fee (the “Fairness Opinion Fee”) in the amount of $225,000, half of which became payable upon the request in writing of the Conflicts Committee for Duff & Phelps to render and deliver the Opinion, and the balance of which became payable when Duff & Phelps informed the Conflicts Committee that it was prepared to render and deliver the Opinion. The terms of the fee arrangements with Duff & Phelps, which the Company believes are customary in transactions of this nature, were negotiated at arm’s length, and the Conflicts Committee was aware of these fee arrangements. No portion of the Fairness Opinion Fee was contingent upon either the conclusion expressed in the Opinion or whether or not the Transactions are successfully consummated. The Company has also agreed to pay Duff & Phelps’ reasonable out-of-pocket expenses and to provide customary indemnification.
During the two years preceding the date of the Opinion, Duff & Phelps was engaged to provide corporate finance advisory services to an independent committee of the Board. With regard to the Transactions, the engagement letter provided that an affiliate of Duff & Phelps will, at the request of the Conflicts Committee, provide investment banking services to the Conflicts Committee including, if requested, pursuing alternatives to the Transactions as permitted under the Agreement. If an affiliate of Duff & Phelps provides such services, the engagement letter provided for it to receive reasonable and customary fees for such services to be negotiated. Although Duff & Phelps had not yet been engaged to provide such services when it delivered the Opinion, Duff & Phelps, with the consent of the Conflicts Committee, had limited communications with one party regarding interest in a possible alternative transaction. On June 3, 2022, the Company announced that the Conflicts Committee had retained Kroll, LLC’s investment banking unit, Duff & Phelps Securities, LLC to provide investment banking services to the Conflicts Committee and assist it in its “Go-Shop” Process. For these and any other prior or current engagements, Duff & Phelps received, or expects to receive, customary fees, expense reimbursement and indemnification.
The Axar Group Members’ Purposes and Reasons for the Merger
Under the SEC rules governing “going-private” transactions, the members of the Axar Group may be deemed to be affiliates of the Company and, therefore, be required to express their purposes and reasons for the Merger to the Company’s “unaffiliated security holders” as defined under Rule 13e-3 of the Exchange Act. The members of the Axar Group are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the members of the Axar Group should not be construed as a recommendation to any Company stockholder as to how that stockholder should vote on the Merger.
The primary purpose of the Merger is to enable the Axar Group to acquire, through Parent, all of the Shares not already owned by them so that the Company can be operated as a privately-owned company. The members of the Axar Group believe that the Company can be operated more effectively and have greater operating flexibility as a privately-owned company for the following reasons, among others:
•
As a privately-owned company, the Company would realize significant cost savings by eliminating the compliance and regulatory burdens and constraints imposed on publicly traded companies, including the obligations to file periodic reports with the SEC under the Exchange Act, though it would continue to have ongoing reporting obligations under its debt agreements. The need for management to be responsive to public stockholder concerns and to engage in an ongoing dialogue with public stockholders may at times distract management’s time and attention from the effective operation and improvement of the business.

•
As a privately-owned company, the Company would have the flexibility to pursue transactions with a risk profile that may be unacceptable to many public stockholders, and those transactions can be more effectively executed as a privately-owned company.

•
Although Axar has no current plans to contribute or raise additional equity for the Company, Axar believes, that as a privately-owned company, the Company will have greater flexibility and better opportunities to raise equity capital than it does as a public company that has limited trading volume and in which the Axar Group holds 74.9% percent of the outstanding Shares.

The members of the Axar Group also believe that the Merger will enable the Company’s stockholders (other than the holders of Axar Shares) to immediately realize the value of their investment in the Company through their receipt of the Merger Consideration of $3.50 per share in cash, without interest, less any applicable withholding taxes. The Merger Consideration represents a premium of approximately 54.2% to the Company’s closing share price on May 24, 2022, the last trading day prior to the announcement of the execution of the Merger Agreement. Although the members of the Axar Group believe that there may be significant opportunities associated with their investment in the Company, they also realize that there are substantial risks and that such opportunities may not ever be fully realized.
If the Merger is completed, the Company will become a direct wholly-owned subsidiary of Parent and the Shares will cease to be traded on the NYSE. The members of the Axar Group believe that structuring the transaction in such manner is preferable to other alternative transaction structures because it (i) will enable Parent to directly acquire all of the Company’s outstanding Common Stock at the same time, (ii) will allow the Company to cease to be an SEC reporting company and (iii) represents an opportunity for the Company’s stockholders (other than the holders of Axar Shares) to immediately realize the value of their investment in the Company, particularly in light of the historic limited trading volume of the Shares on the NYSE.
Position of the Axar Group Members as to Fairness of the Merger
Under the SEC rules governing “going private” transactions, the members of the Axar Group may be deemed to be affiliates of the Company and, therefore, be required to express their belief as to the fairness of the Merger to the Company’s “unaffiliated security holders” as defined under Rule 13e-3 of the Exchange Act. The members of the Axar Group are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the members of the Axar Group should not be construed as a recommendation to any Company stockholder as to how that stockholder should vote on the Merger.
The Public Stockholders were represented by the Conflicts Committee, which reviewed, evaluated, considered and negotiated the Merger and the Merger Agreement, with the assistance of the Conflicts Committee’s independent legal and financial advisors. None of the members of the Axar Group or any of their affiliates participated in the deliberations of the Conflicts Committee or the Board regarding, or received advice from the Company’s legal advisor or the Conflicts Committee’s legal or financial advisors as to, the substantive or procedural fairness of the Merger to the Public Stockholders. In addition, none of the members of the Axar Group or any of their affiliates performed, or engaged a financial advisor to perform, any valuation or other analysis for the purpose of assessing the fairness of the Merger to the Public Stockholders. The members of the Axar Group believe, however, that the Merger is substantively and procedurally fair to the Company’s stockholders (other than the holders of Axar Shares) based on the following factors, among others:
•
The Merger Consideration of $3.50 per share represents a premium of approximately 54.2% to the Company’s closing share price on May 24, 2022, the last trading day prior to the announcement of the execution of the Merger Agreement.

•
The Merger Consideration of $3.50 per share reflects an increase of approximately 16.7% from the initial value of around $3.00 per share that Mr. Axelrod had indicated in January 2022 he thought was an appropriate value.

•
The Merger will provide consideration to the Company’s stockholders (other than the holders of Axar Shares) entirely in cash, thus eliminating any uncertainty in valuing the Merger Consideration and allowing the Company’s stockholders to immediately realize a certain value for all of their Shares, as a result of which the Company’s stockholders (other than the holders of Axar Shares) will no longer be exposed to the various risks and uncertainties related to continued ownership of the Shares, and will have the ability to pursue, if they so choose, other investment alternatives. In addition, the members of the Axar Group believe that the value to the Company’s stockholders (other than the holders of Axar Shares) of the Company continuing as a publicly traded company would not be as favorable as the Merger Consideration.
•	The Conflicts Committee consisted solely of directors who are independent and unaffiliated with any of the members of the Axar Group.
•	The Conflicts Committee retained and was advised by nationally recognized independent legal and financial advisors, each of which has extensive experience in transactions similar to the Merger.
•
The Conflicts Committee was deliberative in its process to determine whether the Merger was in the best interests of the Company and the Public Stockholders and to analyze, evaluate and negotiate the terms of the Merger Agreement and Transactions, including the Merger.

•
Eight months passed between the date that the Axar Group’s current interest in pursuing a strategic alternative involving the Company was first publicly disclosed (September 27, 2021) and the date the Merger Agreement was executed (May 24, 2022), during which time only one party (Party A) expressed interest in potentially pursuing a business combination with the Company.

•
Party A ultimately declined to pursue a transaction with the Company despite discussions with the Company prior to execution of the Merger Agreement and inquiries by the financial advisor to the Conflicts Committee, including during the Go-Shop Period.

•
No director of the Company who is also a director or an officer of any member of the Axar Group served on the Conflicts Committee, nor has any such person participated in the negotiations of the Merger Agreement on behalf of the Company or in the Conflicts Committee’s evaluation of the Merger Agreement and the Merger. In addition, Mr. Axelrod did not attend the meeting of the Board at which the Merger Agreement and the Transactions were discussed and approved. For these reasons, the members of the Axar Group believe that their interest in the Merger did not influence the decision of the Conflicts Committee or the Board with respect to the Merger Agreement or the Merger.

•
The Conflicts Committee unanimously: (a) determined that the terms of the Merger and the Transactions were fair to, and in the best interests of, the Company and the Public Stockholders; (b) determined that the Merger and the Transactions were in the best interests of the Company and the Public Stockholders; and (c) declared it advisable for the Company to enter into the Merger Agreement. The Conflicts Committee also resolved to recommend that: (i) the Board approve the Merger Agreement, the Merger and the Transactions; (ii) the CNG Committee take such actions as are necessary or appropriate to effect the Transactions; and (iii) the Board of Directors submit the Merger Agreement to a vote of the Company’s stockholders with a recommendation of the Board of Directors that the stockholders approve the Merger and the Transactions and adopt the Merger Agreement

The Board (other than Mr. Axelrod, who did not attend the meeting), acting upon the unanimous recommendation of the Conflicts Committee, unanimously (a) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement were fair to and in the best interests of the Company and its stockholders, (b) approved the Merger Agreement and the Transactions, and (c) recommended that the stockholders of the Company approve the Merger and the Transactions and adopt the Merger Agreement.
•
Notwithstanding that the opinion of Duff & Phelps was provided solely for the information and assistance of the Conflicts Committee and the members of the Axar Group are not entitled to, nor did they, rely on such opinion, the Conflicts Committee received an opinion from Duff & Phelps as to the fairness, from a financial point of view and as of such date, of the Merger Consideration to be received by the Public Stockholders pursuant to the terms of the Merger Agreement, which opinion was based upon and subject to various assumptions made, procedures followed, factors considered and limitations on the review undertaken (as more fully described under “Special Factors — Opinion of the Conflicts Committee’s Financial Advisor” beginning on page 35 of this Proxy Statement).

•
Notwithstanding that the opinion of Duff & Phelps and the financial analyses performed by Duff & Phelps in connection with its opinion were provided solely for the information and assistance of the Conflicts Committee and the members of the Axar Group are not entitled to, nor did they, rely on such opinion or financial analyses, the Merger Consideration of $3.50 per share is (1) above the $2.37–$3.21 implied per share value indicated by its analysis as set forth in “Special Factors — Opinion of the Conflicts Committee’s Financial Advisor — Summary Conclusion” beginning on page 42 of this Proxy Statement.
•
The Merger is conditioned upon, among other things, the receipt of the Requisite Company Approval, which requires the affirmative vote of the majority of the shares of Common Stock outstanding at the close of business on the Record Date and the “majority of the minority” stockholder approval, which requires the affirmative vote of holders of a majority of the issued and outstanding shares of Common Stock at the close of business on the Record Date other than any Axar Shares or Insider Shares.

•
The Merger Agreement permits the Board (acting on the recommendation of the Conflicts Committee) to withdraw or change its recommendation, in certain circumstances, with respect to the Merger Agreement and the Transactions, and to terminate the Merger Agreement in certain circumstances without paying Parent a termination fee.

•
Stockholders who do not vote in favor of the Merger Agreement and who comply with certain procedural requirements will be entitled, upon completion of the Merger, to exercise statutory appraisal rights under Delaware law.

A primary benefit of the Merger to the Company’s stockholders (other than the holders of Axar Shares) will be the right of such stockholders to receive the Merger Consideration as described above. Additionally, such stockholders will avoid the risk associated with the Company's continuing turnaround efforts, including any possible decrease in the Company’s future earnings, growth or value.
The primary detriment of the Merger to such Company stockholders is that such Company stockholders will not participate in the future earnings, growth or value (if any) of the Company, including from any improvements in its operating performance from its turnaround efforts or any acquisitions that Parent or the Surviving Company may pursue following the Merger. Additionally, the receipt of cash in exchange for Shares pursuant to the Merger will generally be a taxable sale transaction for U.S. federal income tax purposes.
In connection with the Merger, the Axar Group members may receive benefits and be subject to obligations that are different from, or in addition to, the benefits received by the Company’s other stockholders generally. The primary benefits of the Merger to the members of the Axar Group include their interest in the Company’s potential future earnings and growth which, if they successfully execute their business strategies, could be substantial. Additionally, following the Merger, the Company will be a private company, and as such will be relieved of the burdens imposed on companies with publicly traded shares, including the requirements and restrictions on trading that the Company’s directors, officers and beneficial owners of more than 10% of the outstanding shares of Common Stock face as a result of the provisions of Section 16 of the Exchange Act. Members of the Axar Group estimate that the Company will save approximately $5 million per year as a result of no longer being a public company.
The primary detriment of the Merger to the members of the Axar Group is the fact that all of the risk of any possible decrease in the Company’s earnings, growth or value will be borne by such holders. Additionally, the investment by the members of the Axar Group in the Company will not be liquid, with no public trading market for the Common Stock.
The foregoing discussion of the factors considered and given weight by the members of the Axar Group in connection with the fairness of the Merger is not intended to be exhaustive but includes all material factors considered by such persons. For these reasons, the members of the Axar Group believe that private ownership is in the best interest of the Company and that the Merger is in the best interests of the Company’s stockholders (other than the holders of Axar Shares).
Plans for the Company After the Merger
After the Effective Time of the Merger, Parent anticipates that the Company, as a wholly-owned subsidiary of Parent, will implement operating efficiencies, including those associated with ceasing to be a publicly traded company. In addition, Parent intends to continue the Company’s strategy of pursuing bolt-on acquisitions and may opportunistically pursue larger acquisitions depending on capital availability. Parent also intends to enhance Cornerstone’s investment advisory capabilities for the Trusts by, among other things, hiring an independent, fully dedicated investment professional for Cornerstone. Parent expects that the Company’s operations will be otherwise conducted substantially as they are currently being conducted.

Certain Effects of the Merger
If the Merger Agreement is approved by the required vote of the Company’s stockholders and the other conditions to the closing of the Merger are either satisfied or waived, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Delaware law as the surviving corporation in the Merger, with all of the property, rights, privileges, powers and franchises of each of the Company and Merger Sub vesting in the Surviving Corporation, and all debts, liabilities and duties of each of the Company and Merger Sub becoming the debts, liabilities and duties of the Surviving Corporation.
At the Effective Time:
•	each outstanding share of Common Stock, other than the Excluded Shares, will be cancelled and converted into the right to receive the Merger Consideration
•	each Treasury Share will be cancelled without payment of any consideration thereof;
•	each Axar Share will be converted into one share of common stock of the Surviving Corporation;
•
each Dissenting Share will be cancelled and converted into the right to receive payment of such amounts that are payable in accordance with Section 262 of the DGCL and will not have the right to receive the Merger Consideration, unless and until such stockholder loses, waives or withdraws its rights as a dissenting Company stockholder; and

•	each share of common stock, par value $0.01 per share of Merger Sub will be converted into one share of common stock of the Surviving Corporation.
•	With respect to each award of options to purchase shares of Common Stock under the Company Equity Plan:
○
one-half of the options to purchase shares of Common Stock subject to such award, rounded up to the nearest whole number (the “Cancelled Options”), will be cancelled and converted into the right to receive a lump sum cash payment equal to the product of (1) the excess, if any, of $3.50 over the applicable exercise price of such award and (2) the number of shares of Common Stock subject to the Cancelled Options; and

○
the balance of the options to purchase shares of Common Stock subject to such award, rounded down to the nearest whole number (the “Converted Options”), will be assumed by Parent and converted into fully vested options to purchase, on the same terms and conditions as applicable to the option to purchase shares of Common Stock prior to the Effective Time, that number of shares of common stock of Parent, par value $0.01 per share (“Parent Shares”), rounded down to the nearest whole share (such options, “Converted Parent Options”), equal to the number of shares of Common Stock subject to such option immediately prior to the Effective Time. The exercise price per share of Parent Shares subject to a Converted Parent Option will be an amount (rounded up to the nearest hundredth of a cent) equal to (1) the exercise price per share of Common Stock subject to the applicable option award immediately prior to the Effective Time divided by (2) the quotient of $3.50 divided by the fair market value of a share of Parent Shares immediately following the Effective Time determined in accordance with Section 409A of the Code.

•
At the Effective Time, each outstanding award of phantom units, whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) $3.50 and (ii) the number of shares of Common Stock subject to such award of phantom units.

•
At the Effective Time, each restricted share that is subject to an award under the Company Equity Plan will vest in full and become free of restrictions and shall be converted into the right to receive $3.50 in cash without interest.

Following the Effective Time, all equity in the Surviving Corporation will be directly owned by Parent. If the Merger is completed, Parent will be the sole beneficiary of the Company’s future earnings and growth, if any, and will be entitled to vote on corporate matters affecting the Company following the Merger. Similarly, Parent will also bear the risks of ongoing operations, including the risks of any decrease in the Company’s value after the Merger.

In connection with the Merger, certain of the Company’s directors and executive officers will receive benefits and be subject to obligations that are different from, or in addition to, the benefits and obligations of the Company’s stockholders generally, as described in more detail under “Special Factors — Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 48. Those incremental benefits are expected to include, among others, certain executive officers continuing as executive officers of the Surviving Corporation.
The shares of Common Stock are currently registered under the Exchange Act and are listed on the NYSE under the symbol “STON.” If the Merger is completed, the Company will be a privately held corporation and the shares of Common Stock will no longer be publicly traded and will be delisted from the NYSE. In addition, registration of the Common Stock under the Exchange Act will be terminated and the Company will no longer be required to file periodic reports with the SEC with respect to the Common Stock.
The table below sets forth the direct and indirect interests in the Company’s net book value and net earnings of the holders of Axar Shares prior to and immediately after the Merger, based upon the net book value of the Company at June 30, 2022, and the net income of the Company for the six-month period ended June 30, 2022.
	Ownership of the Company Prior to the Merger			Ownership of the Company After the Merger
	(in thousands except % ownership)
	% Ownership	Net book value at June 30, 2022	Net loss for the six months ended June 30, 2022	% Ownership	Net book value at June 30, 2022	Net loss for the six months ended June 30, 2022
Axar and its affiliates	74.6%	$[ ]	$[ ]	100%	$[ ]	$[ ]
Effects on the Company if the Merger is not Completed
If the holders of the Common Stock do not adopt the Merger Proposal or if the Merger is not completed for any other reason, the holders of the Common Stock will not receive any payment for their shares of Common Stock. Instead, the Company will remain a public company, the Common Stock will continue to be listed and traded on the NYSE, and the Company’s stockholders will continue to be subject to similar risks and opportunities as they currently are experiencing with respect to their ownership of Common Stock. If the Merger is not completed, there is no assurance as to the effect of these risks and opportunities on the future value of the Common Stock, including the risk that the market price of the Common Stock may decline to the extent that the current market price of the Common Stock reflects a market assumption that the Merger will be completed. If the Company’s stockholders do not adopt the Merger Proposal or if the Merger is not completed for any other reason, there is no assurance that any other transaction acceptable to the Company will be offered or that the business, prospects or results of operations of the Company will not be adversely impacted, including as a result of the significant costs and expenses incurred by the Company in connection with the Merger.
Under certain circumstances, if the Merger is not completed, the Company may be required to pay Parent a Termination Fee, as described in more detail in the section entitled “The Merger Agreement – Termination Fees and Expenses” beginning on page 88.
Interests of the Company’s Directors and Executive Officers in the Merger
In considering the recommendation of the Board that you vote in favor of the Merger Proposal, you should be aware that aside from their interests as stockholders of the Company, the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, those of other stockholders of the Company generally. The members of the Conflicts Committee were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and Transactions, including the Merger, and in making it recommendations to the Board, which was also aware of and took into account these interests, among other matters, when making its recommendation that the stockholders of the Company vote in favor of the Merger Proposal. See “Special Factors — Background of the Merger” beginning on page 12, and “Special Factors — Purpose and Reasons of the Company for the Merger; Recommendation of the Board and the Conflicts Committee; Fairness of the Merger” beginning on page 26.

The Company’s stockholders should take these interests into account in deciding whether to vote “FOR” the Merger Proposal. These interests are described in more detail below, and certain of them are quantified in the narrative and the table below.
Compensation of the Conflicts Committee
The Conflicts Committee consists of three independent members of the Board, Stephen J. Negrotti, Kevin Patrick and Patricia D. Wellenbach. On September 26, 2021, the Board, other than Mr. Axelrod, adopted resolutions providing that each member of the Conflicts Committee would receive the following compensation for their efforts engaging in discussions concerning and negotiating the terms and provisions of a potential strategic transaction involving the Company: (i) an initial installment of $25,000, (ii) a second installment of $25,000 payable two months thereafter and (iii) a third and final installment of $25,000 payable two months following the second installment. These fees are not dependent on the closing of the Merger or on the Conflicts Committee’s or the Board’s approval of, or recommendations with respect to, the Merger.
In recommending and approving the compensation to be paid to members of the Conflicts Committee, the Board considered, among other things, the recommendations of the members of the Compensation, Nominating and Governance Committee, historical compensation of special committees of the Company, the amount of work expected to be required and the level of risk exposure of Conflicts Committee members. The Board also considered the advantages and disadvantages of alternative arrangements, including retainers and payment per meeting, and determined that the fee structure chosen was appropriate in light of the potential range of strategic alternatives that could be discussed in response to the Proposal and the commitment likely to be required from members of the Conflicts Committee.
Indemnification of Directors and Officers; Directors’ and Officers’ Insurance
The certificate of incorporation of the Company (as amended, the “Certificate of Incorporation”) contains certain provisions permitted under the DGCL relating to the liability of the Company’s directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving wrongful acts, including:
•	for any breach of the director’s duty of loyalty to the Company or the stockholders of the Company;
•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	any unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions as provided in Section 174 of the DGCL; or
•	for any transaction from which the director derives an improper personal benefit.
These provisions do not limit or eliminate the Company’s rights or those of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws.
The bylaws of the Company (the “Bylaws”) provide that the Company will indemnify the Company’s directors and officers to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended, against all expenses and liabilities actually and reasonably incurred by reason of the fact that such director or officer is or was a director or officer of the Company or while such director or officer of the Company is or was serving at the request of the Company as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan or by reason of anything done or not done by such director or office in any such capacity. The Bylaws provide that the Company will advance the expenses incurred by a director or officer in advance of the final disposition of an action or proceeding; provided that such advances will be repaid to the extent that it is ultimately determined that the director or officer is not entitled to be so indemnified. The Bylaws, together with the Certificate of Incorporation, also authorize the Company to indemnify, on a case-by-case basis, any employees or agents of the Company and permit the Company to secure insurance on behalf of any officer, director, employee or agent for any liability arising out of his or her action in that capacity.
Each director of the Company other than Mr. Redling is party to individual indemnification agreements which contain indemnification, exculpation and the advancement of expenses provisions that are in addition to what is provided in the Bylaws and the Certificate of Incorporation.

The certificate of incorporation and bylaws of the Surviving Corporation will contain provisions regarding the exculpation, advancement of expenses and indemnification no less favorable than those set forth in the certificate of incorporation and bylaws of the Company in effect as of the date of the Merger Agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were former or present directors or officers of the Company, unless such modification is required by applicable laws.
From and after the Effective Time, the Surviving Corporation will indemnify and hold harmless, and provide advancement of expenses to, the present and former officers and directors of the Company and its subsidiaries (each of whom the Company refers to as an “indemnified party”) in respect of acts or omissions in their capacity as an officer or director of the Company or any of its subsidiaries or any of their respective predecessors or as an officer, director, employee, fiduciary or agent of another agent if the indemnified party was serving in such capacity at the request of the Company or any of its subsidiaries, to the fullest extent permitted by the DGCL or provided under the certificate of incorporation, bylaws and any indemnification agreements and any other governing documents of the Company and its subsidiaries in effect on the date of the Merger Agreement.
During the period from the Effective Time until six years from the Effective Time, Parent or the Surviving Corporation will obtain and maintain directors’ and officers’ liability insurance with the same coverage, scope, amounts and terms of the current directors’ and officers’ liability insurance maintained by the Company as are in effect as of the date of the Merger Agreement (subject to a maximum aggregate premium of 300% of the cost of the current directors’ and officers’ liability insurance). Alternatively, the Surviving Corporation may purchase a six-year “tail” prepaid policy on terms and subject to conditions no less advantageous to the indemnified parties than the directors’ and officers’ liability insurance maintained by the Company as of the date of the Merger Agreement.
Merger Proceeds in Respect of Company Equity-Based Awards
At the Effective Time, each Stock Option, restricted share of Common Stock and phantom unit will be cancelled and converted into the right to receive Converted Options or cash payments based upon the Merger Consideration as described below. As of July 25, 2022, the Company’s directors and executive officers held 3,821,334 Stock Options, 342,002 restricted shares of Common Stock and 240,669.881 shares underlying Phantom Units.
Stock Options: With respect to each award of options to purchase shares of Common Stock under the Company Equity Plan:
a.
one-half of the options to purchase shares of Common Stock subject to such award, rounded up to the nearest whole number, will be cancelled and converted into the right to receive a lump sum cash payment equal to the product of (1) the excess, if any, of $3.50 over the applicable exercise price of such award and (2) the number of shares of Common Stock subject to the Cancelled Options; and

b.
the balance of the options to purchase shares of Common Stock subject to such award, rounded down to the nearest whole number, will be assumed by Parent and converted into a number of fully vested Converted Parent Options, on the same terms and conditions as applicable to the option to purchase shares of Common Stock prior to the Effective Time, equal to the number of shares of Common Stock subject to such option immediately prior to the Effective Time. The exercise price per share of Parent Shares subject to a Converted Parent Option will be an amount (rounded up to the nearest hundredth of a cent) equal to (1) the exercise price per share of Common Stock subject to the applicable option award immediately prior to the Effective Time divided by (2) the quotient of $3.50 divided by the fair market value of a share of Parent Shares immediately following the Effective Time determined in accordance with Section 409A of the Code.

Phantom Units: At the Effective Time, each outstanding award of phantom units, whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) $3.50 and (ii) the number of shares of Common Stock subject to such award of phantom units.
Restricted Shares: At the Effective Time, each restricted share that is subject to an award under the Company Equity Plan will vest in full and become free of restrictions and shall be converted into the right to receive $3.50 in cash without interest.

The following table shows, for each member of the Board and for each executive officer of the Company, as applicable: (1) the number of shares of Common Stock underlying outstanding restricted shares and phantom units, (2) the number of Stock Options held by such member of the Board, and (3) the value of such awards. The values in the table below have been determined using the Merger Consideration of $3.50 per share of Common Stock, and are based on applicable holdings as of    , 2022, which date is the assumed date of the Effective Time solely for purposes of this compensation-related disclosure.
	Restricted Shares		Shares Underlying Phantom Units		Stock Options
Name	Number of Restricted Shares That Have Not Vested (#)	Value of Restricted Shares That Have Not Vested ($)	Number of Shares Underlying Phantom Units That Have Not Vested (#)	Value of Shares Underlying Phantom Units That Have Not Vested ($)	Number of Securities Underlying Unexercised Stock Options (#)	Exercise Price of Unexercised Stock Options ($)	Value of Unexercised Stock Options ($)
Joseph Redling	208,334	729,169	—	—	2,500,000	1.20	5,750,000
	—	—	—	—	312,500	1.71	559,375
Jeffrey DiGiovanni	37,667	131,834	—	—	450,000	1.20	1,035,000
	—	—	—	—	56,500	1.71	101,135
Tom Connolly	37,667	131,834	—	—	450,000	1.20	1,035,000
	—	—	—	—	56,500	1.71	101,135
Lindsay Granson	33,334	116,669	—	—	75,000	1.20	172,500
	—	—	—	—	33,334	1.71	59,668
Sahal S. Laher	—	—	—	—	225,000	3.42	18,000
Robert Page	—	—	—	—	—	—	—
Austin K. So(1)	—	—	—	—	—	—	—
Keith Trost	25,000	87,500	—	—	75,000	1.20	172,500
	—	—	—	—	37,500	1.71	67,125
Andrew Axelrod	—	—	9,174	32,110	—	—	—
Spencer E. Goldenberg	—	—	63,088	220,806	—	—	—
David Miller	—	—	57,466	201,132	—	—	—
Stephen J. Negrotti	—	—	56,327	197,146	—	—	—
Kevin D. Patrick	—	—	16,370	57,296	—	—	—
Patricia D. Wellenbach	—	—	53,640	187,741	—	—	—
(1)
Effective as of February 7, 2022, Mr. So resigned from his positions as Senior Vice President, Chief Legal Officer and Secretary of the Company and is no longer employed as an executive officer of the Company.

Outstanding Shares of Common Stock Held by Directors and Executive Officers
The members of the Board and the executive officers of the Company that own Common Stock will receive the same Merger Consideration of $3.50 per share of Common Stock, on the same terms and conditions as other holders of the Common Stock (other than holders of the Axar Shares).
The following table shows, for each member of the Board and for each executive officer of the Company, as applicable: (1) the number of shares of Common Stock held by such individual, and (2) the value of such Common Stock. The values in the table below have been determined using the Merger Consideration of $3.50 per share of Common Stock, and are based on applicable holdings as of   , 2022, which date is the assumed date of the Effective Time solely for purposes of this compensation-related disclosure.
Name of Owner	Number of Shares of Common Stock (#)	Value of Common Stock ($)
Joseph M. Redling	1,431,191	5,009,168.50
Jeffrey DiGiovanni	59,182	207,137.00
Tom Connolly	14,247	49,864.50
Lindsay Granson	132,792	464,772.00
Sahel S. Laher	—	—
Robert Page	8,190	28,665.00

Name of Owner	Number of Shares of Common Stock (#)	Value of Common Stock ($)
Austin K. So(1)	246,622	863,177.00
Keith Trost	8,939	31,286.50
Andrew Axelrod(2)	88,633,045	310,215,657.50
Spencer E. Goldenberg	10,000	35,000.00
David Miller	941,432	3,295,012.00
Stephen J. Negrotti	48,634	170,219.00
Kevin D. Patrick	—	—
Patricia D. Wellenbach	6,064	21,224.00
(1)
Effective as of February 7, 2022, Mr. So resigned from his positions as Senior Vice President, Chief Legal Officer and Secretary of the Company and is no longer employed as an executive officer of the Company.

(2)
Represents shares beneficially owned by Axar as investment manager for certain funds and managed accounts with respect to the shares they hold. Mr. Axelrod is the sole member of Axar GP, LLC, the general partner of Axar. All such shares are Excluded Shares under the Merger Agreement and, to the extent they remain issued and outstanding immediately prior to the Effective Time, will be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Golden Parachute Compensation
In accordance with Item 402(t) of Regulation S-K, the table below sets forth the compensation that is based on or otherwise relates to the Merger that may become payable to each of the Company’s named executive officers in connection with the Merger. The amounts indicated in the table below are estimates of the amounts that would be payable assuming, solely for purposes of this table, that the Merger was consummated on   , 2022, and that the employment of each of the named executive officers was immediately terminated other than for cause on such date. In addition to the assumptions regarding the consummation date of the Merger and the termination of employment, these estimates are based on certain other assumptions that are described in the footnotes accompanying the table below. Accordingly, the actual values to be received by a named executive officer in connection with the Merger may differ from the amounts set forth below.
Named Executive Officer	Cash ($)	Equity ($)	Pension/ NQDC ($)	Perquisites/ Benefits ($)	Tax Reimbursement ($)	Other ($)	Total ($)
Joseph M. Redling	1,050,000	—	—	—	—	—	1,050,000
Jeffrey DiGiovanni	(1)	—	—	—	—	—
Austin K. So(2)	—	—	—	—	—	—	—
(1)
Includes payment of Mr. DiGiovanni’s base salary of $397,000 over the twelve months following his termination along with a pro-rata cash bonus of $   for the period from January 1, 2022 until    , 2022. The pro-rata cash bonus amount set forth above is calculated using Mr. DiGiovanni’s bonus target of 50% of his base salary.

(2)
Mr. So was a named executive officer at December 31, 2021 and, effective as of February 7, 2022, he resigned from his positions as Senior Vice President, Chief Legal Officer and Secretary of the Company. Mr. So is not entitled to any compensation under the terms of his prior employment arrangements with the Company in connection with the Merger.

Employment Arrangements with the Company’s Named Executive Officers
With Mr. Redling
The Company is party to the employment agreement with Joseph M. Redling, the Company’s Chief Executive Officer, dated as of June 29, 2018 (the “Redling Employment Agreement”). Under the Redling Employment Agreement, if Mr. Redling’s employment with the Company were to cease under certain circumstances, Mr. Redling would be entitled to a payment of an amount equal to 1.5 times Mr. Redling’s base salary as of the date of his termination of employment, to be paid over a period of twelve months following the date of termination in equal installments in accordance with the normal payroll practices of the Company, with payments commencing on the 60th day following the date of termination (such payments, the “Redling Severance Benefit”).
The circumstances under which the Redling Severance Benefit would be paid are: (i) Mr. Redling’s employment being terminated by the Company without “Cause” and not for death or disability or (ii) Mr. Redling terminating his employment for “Good Reason”. Examples of “Cause” as set forth in the Redling Employment Agreement include, but are not limited to, Mr. Redling’s willful misconduct or gross negligence in the performance of his duties; his performance of any material act of fraud, theft, professional misconduct, dishonesty or breach of trust; any breach of fiduciary duty owed by Mr. Redling to the Company; and Mr. Redling’s indictment for, conviction of or please of guilty to a felony (other than traffic offenses) or of any crime involving fraud, embezzlement, theft or moral turpitude. Examples of “Good Reason” set forth in the Redling Employment Agreement include, but are not limited to, any material diminution of Mr. Redling’s duties, responsibilities or authorities; any change in the Company’s reporting structure such that Mr. Redling is required to report to any person other than the Board and its Chairman; and any relocation of Mr. Redling’s principal office or place of employment to a location more than 50 miles from Trevose, Pennsylvania.
Mr. Redling’s entitlement to the Redling Severance Benefit is conditioned upon Mr. Redling signing (after the date of his termination) and not revoking a Severance Agreement and General Release and Waiver of Claims upon the termination of his employment with the Company.
In addition, on any termination of Mr. Redling’s employment under the Redling Employment Agreement, Mr. Redling will be entitled to receive the following: (i) any base salary for days actually worked but not yet paid through the date of termination; (ii) reimbursement of all expenses for which Mr. Redling is entitled to be reimbursed pursuant to the Redling Employment Agreement, but for which he has not yet been reimbursed; (iii) any vested accrued benefits under the Company’s employee benefit plans and programs in accordance with the terms of such plans and programs, as accrued through the date of termination; (iv) vested but unissued equity in the Company; (v) any bonus or other incentive (or portion thereof) for any preceding completed calendar year that has been awarded by the Company to Mr. Redling, but has not been received by him prior to the date of termination; (vi) accrued but unused vacation, to the extent Mr. Redling is eligible in accordance with the Company’s policies and (vii) any other payment or benefit (other than Redling Severance Benefit) to which Mr. Redling may be entitled under the applicable terms of any written plan, program, policy, agreement, or corporate governance document of the Company or any of their successors or assigns.
With Mr. DiGiovanni
The Company is party to the employment agreement with Jeffrey DiGiovanni, the Company’s Chief Financial Officer, dated as of September 19, 2019 (the “DiGiovanni Employment Agreement”). Under the DiGiovanni Employment Agreement, if Mr. DiGiovanni’s employment with the Company were to cease under certain circumstances, Mr. DiGiovanni would be entitled to severance benefits (the “DiGiovanni Severance Benefits”) consisting of (i) payment of his base salary for a period of 12 months following the date of his termination of employment, to be paid in equal installments in accordance with the normal payroll practices of the Company, and (ii) a pro-rata bonus for the fiscal year of the Company in which Mr. DiGiovanni’s termination occurs, if any, determined by the Company and subject to certain restrictions set forth in the DiGiovanni Employment Agreement, which will be paid at the same time that annual incentive cash bonuses are paid to other executives of the Company, but in no event later than March 15th of the fiscal year following the fiscal year in which the date of termination occurs.
The circumstances under which the DiGiovanni Severance Benefits would be paid are: (i) Mr. DiGiovanni’s employment being terminated by the Company without “Cause” and not for death or disability and (ii) Mr. DiGiovanni terminating his employment for “Good Reason.” Examples of “Cause” as set forth in the DiGiovanni Employment Agreement include, but are not limited to, Mr. DiGiovanni’s uncured or uncurable willful misconduct or gross negligence in the performance of his duties; his performance of any material act of fraud, theft, professional misconduct, dishonesty or breach of trust; Mr. DiGiovanni’s willful and repeated failure to perform lawful directives of the Board that is not cured following the Company providing Mr. DiGiovanni with notice of such failure; and Mr. DiGiovanni’s indictment for, conviction of or please of guilty to a felony (other than traffic offenses) or of any crime involving fraud, embezzlement, theft or moral turpitude, that, in the reasonable opinion of the Board, renders Mr. DiGiovanni’s continued employment damaging or detrimental to the Company or potentially damaging or detrimental to the Company. Examples of “Good Reason” set forth in the DiGiovanni Employment Agreement include, but are not limited to, (i) any material diminution in Mr. DiGiovanni’s base salary which is greater than 10% of his base salary based on the effective date of the DiGiovanni Employment Agreement or (ii) a material change in the geographic location at which Mr. DiGiovanni must perform services under the DiGiovanni Employment Agreement.

Mr. DiGiovanni’s entitlement to the DiGiovanni Severance Benefits is conditioned upon Mr. DiGiovanni signing (after the date of his termination) and not revoking a Severance Agreement and General Release and Waiver of Claims upon the termination of his employment with the Company.
In addition, if Mr. DiGiovanni’s employment is terminated for any reason, Mr. DiGiovanni will be entitled to receive the following: (i) any base salary for days actually worked through the date of termination; (ii) reimbursement of all expenses for which Mr. DiGiovanni is entitled to be reimbursed pursuant to the DiGiovanni Employment Agreement, but for which he has not yet been reimbursed; (iii) any vested accrued benefits under the Company’s employee benefit plans and programs in accordance with the terms of such plans and programs, as accrued through the date of termination; (iv) vested but unissued equity in the Company; (v) any bonus or other incentive (or portion thereof) for any preceding completed fiscal year that has been awarded by the Company to Mr. DiGiovanni, but has not been received by him prior to the date of termination; and (vi) accrued but unused vacation, to the extent Mr. DiGiovanni is eligible in accordance with the Company’s policies.
Intent to Vote in Favor of the Merger
The Company’s directors and executive officers have informed the Company that, as of the date of this Proxy Statement, they intend to vote all of the shares of Common Stock owned directly by them in favor of the Merger Proposal. As of   , 2022 the Company’s directors and executive officers beneficially owned, in the aggregate, 93,764,714 shares of Common Stock entitled to vote at the Special Meeting, or approximately 77.4% of the outstanding shares of Common Stock entitled to vote at the Special Meeting.
Accounting Treatment of the Merger
The Merger will be accounted for in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company does not believe the Merger will have a material impact on the accounting for the Company.
Material U.S. Federal Income Tax Consequences of the Merger
The following discussion is a summary of material U.S. federal income tax consequences of the Merger to U.S. Holders (as defined below) of the shares of Common Stock. This summary is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a holder of shares of Common Stock in light of their particular circumstances. This discussion is based on the Code, the Treasury Regulations promulgated under the Code, judicial authority, published administrative positions of the Internal Revenue Service (the “IRS”), and other applicable authorities, all as in effect as of the date of this Proxy Statement, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following discussion, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation. This discussion does not describe any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation, nor does it address any aspects of the unearned income Medicare contribution tax. In addition, this discussion only applies to the shares of Common Stock that are held as a capital asset (generally, property held for investment) within the meaning of Section 1221 of the Code and does not address tax considerations applicable to any holder of the shares of Common Stock that may be subject to special treatment under U.S. federal income tax law, including:
•	a bank or other financial institution;
•	a tax-exempt organization;
•	a retirement plan or other tax-deferred account;
•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);
•	a person holding a direct or indirect interest in Parent or Merger Sub;
•	an insurance company;
•	a mutual fund;
•	a regulated investment company or real estate investment trust;

•	a dealer or broker in commodities, stocks, securities or in currencies;
•	a dealer or trader in securities that elects mark-to-market treatment;
•	a controlled foreign corporation;
•	a passive foreign investment company;
•	a Company stockholder that owns, or has owned, actually or constructively, more than 5% of the shares of Common Stock;
•	a Company stockholder subject to the alternative minimum tax provisions of the Code;
•	a Company stockholder that received the shares of Common Stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;
•	a person that has a functional currency other than the U.S. dollar;
•	a person that is required to report income no later than when such income is reported in an “applicable financial statement”;
•	a person that holds shares of Common Stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;
•	a Company stockholder that is not exchanging its shares of Common Stock for cash pursuant to the Merger; and
•	certain former U.S. citizens or long-term residents.
If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Common Stock, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partner and the partnership. Any such partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes), and any partners thereof, that hold the shares of Common Stock should consult their own tax advisors regarding the tax consequences of exchanging the shares of Common Stock pursuant to the terms of the Merger Agreement. In addition, holders of shares of Common Stock who are not U.S. Holders may be subject to different tax consequences than those described below and are urged to consult their tax advisors regarding their tax treatment under U.S. and non-U.S. tax laws.
The following summary is for general informational purposes only and is not a substitute for careful tax planning and advice. Holders of shares of Common Stock are urged to consult their own tax advisor with respect to the specific tax consequences to them of the Merger in light of their own particular circumstances, including U.S. federal estate, gift and other non-income tax consequences, and tax consequences under state, local and non-U.S. tax laws.
U.S. Holders
The following is a summary of the material U.S. federal income tax consequences of the Merger that will apply to U.S. Holders. For purposes of this discussion, the term “U.S. Holder” refers to a beneficial owner of the shares of Common Stock that is, for U.S. federal income tax purposes:
•	an individual who is a citizen or resident in the United States;
•
a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a “United States person” under applicable Treasury Regulations.

The exchange of the shares of Common Stock by a U.S. Holder for Merger Consideration pursuant to the terms of the Merger Agreement will generally be a taxable transaction for U.S. federal income tax purposes. A

U.S. Holder will generally recognize gain or loss equal to the difference, if any, between the amount of the Merger Consideration received in the Merger and the U.S. Holder’s adjusted tax basis in the shares of Common Stock exchanged therefor. Gain or loss will generally be determined separately for each block of the shares of Common Stock (generally, the shares of Common Stock acquired at the same cost in a single transaction) held by such U.S. Holder. Such gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if such U.S. Holder’s holding period for the shares of Common Stock is more than one year at the time of the exchange. Long-term capital gains recognized by a non-corporate U.S. Holder are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.
Non-U.S. Holders
For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of shares of Common Stock that is neither a U.S. Holder nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes.
A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized on the receipt of the Merger Consideration pursuant to the terms of the Merger Agreement, unless:
•
the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, such gain is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States);

•
the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition of shares of Common Stock pursuant to the terms of the Merger Agreement, and certain other requirements are met; or

•
the Company is or has been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five year period ending on the date of the consummation of the Merger or the period that the Non-U.S. Holder held the shares of Common Stock and, in the case where the shares of Common Stock are treated as regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or constructively, more than 5% of the shares of Common Stock at any time within the shorter of the five year period preceding the Merger or such Non-U.S. Holder’s holding period for the shares of Common Stock. There can be no assurance that the Common Stock will be treated as regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at generally applicable U.S. federal income tax rates in the same manner as if such Non-U.S. Holder were a U.S. Holder. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30%, or lower rate specified in an applicable income tax treaty, on such effectively connected gain, as adjusted for certain items.
Gain described in the second bullet point above generally will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty), which may be offset by U.S.-source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
Gain described in the third bullet point above generally will be subject to U.S. federal income tax on a net income basis at generally applicable U.S. federal income tax rates in the same manner as if such Non-U.S. Holder were a U.S. Holder. In addition, the Company may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of the Company’s “United States real property interests” equals or exceeds 50% of the sum of the fair market value of the Company’s worldwide real property interests plus the Company’s other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. The Company can give no assurance that the foregoing rules governing United States real property holding corporations will not be relevant for Non-U.S. Holders. Non-U.S. Holders are urged to consult their tax advisors regarding the tax consequences to them if the Company is or has been a “United States real property holding corporation.”

Information Reporting and Backup Withholding Tax
Proceeds from the exchange of the shares of Common Stock for cash pursuant to the Merger generally will be subject to information reporting. In addition, backup withholding tax at the applicable rate (currently 24%) generally will apply unless the applicable U.S. Holder or other payee provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed IRS Form W-9) or otherwise establishes an exemption from backup withholding tax. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding tax rules from a payment to a U.S. Holder will be allowed as a credit against that holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided, that, the required information is timely furnished to the IRS. Each U.S. Holder should duly complete, sign and deliver to the paying agent an appropriate IRS Form W-9 to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the paying agent.
A Non-U.S. Holder generally certifies its status as such by providing a properly completed and signed IRS Form W-8BEN or W-BEN-E. A Non-U.S. Holder that does not provide such form generally will be presumed to be a U.S. Holder, subject to backup withholding tax as described above.
Regulatory Approvals
In connection with the Merger, the Company is required to make certain filings with, and comply with certain laws of, various federal and state governmental agencies, including filing the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL at the closing of the Merger and complying with U.S. federal securities laws.
Delisting and Deregistration of the Common Stock
If the Merger is completed, shares of the Common Stock will no longer be publicly traded and will be delisted from the NYSE. Additionally, the Common Stock will be deregistered under the Exchange Act, and the Company will no longer be required to file periodic reports with the SEC with respect to the Common Stock.
Effective Time of Merger
The Merger will become effective when the Certificate of Merger has been duly filed with and accepted by the Secretary of State of the State of Delaware or at such other subsequent date or time as Parent and the Company may agree and specify in the Certificate of Merger in accordance with the DGCL.
Payment of the Merger Consideration and Surrender of Stock Certificates
At or prior to the Effective Time, Parent and the Company will deposit or cause to be deposited in trust for the benefit of holders of the Common Stock (other than Excluded Shares), with a paying agent designated by Parent, and reasonably acceptable to the Company (via the Conflicts Committee), sufficient funds for payment of the aggregate Merger Consideration. The paying agent will deliver the Merger Consideration according to the procedure summarized below.
As soon as reasonably practicable, but in no event more than five business days after the Effective Time, the Surviving Corporation will cause the paying agent to mail to each person who was, at the Effective Time, a stockholder of record of the Company entitled to receive the Merger Consideration, (1) a customary letter of transmittal and (2) instructions for use in effecting the surrender of any stock certificates (or effective affidavits of loss in lieu thereof) and/or such other documents as may be required in exchange for the Merger Consideration. Upon surrender of a stock certificate (or effective affidavits of loss in lieu thereof) and/or such other documents as may be reasonably required by the paying agent in accordance with the terms of the letter of transmittal, each stockholder of the Company holding shares of Common Stock represented by such stock certificate shall be entitled to receive in exchange for such stock certificate an amount (after giving effect to any required tax withholdings) equal to (1) the number of shares of Common Stock represented by such stock certificate multiplied by (2) $3.50, and the surrendered stock certificate will be cancelled.
As promptly as practicable after the Effective Time, the paying agent will issue and deliver to each holder of shares of Common Stock represented by book-entry interests the amount that such holder is entitled to receive pursuant to the terms of the Merger Agreement without such holder being required to deliver a stock certificate to the paying agent, provided that an “agent’s message” has been previously delivered to the paying agent regarding such shares of Common Stock represented by book-entry interests and such shares shall then cease to represent any right to receive Merger Consideration.
At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time will be cancelled and converted into the right to receive the Merger Consideration, without interest and less any applicable withholding taxes. This does not apply to the Excluded Shares.
Each restricted share that is subject to an award under the Company Equity Plan will vest and become free of restrictions and will be converted into the right to receive the Merger Consideration. The Merger consideration will be paid to holders of such right in the same manner and under the same terms and conditions as apply to the receipt of the Merger Consideration by holders of shares of Common Stock as described above.
Parent will cause the Surviving Corporation to pay to each prior holder of phantom units the cash amounts described in this Proxy Statement under “The Merger Agreement — Treatment of Company Equity Awards” at or reasonably promptly after the Effective Time, but in no event later than seven business days after the Effective Time.
The Surviving Corporation will pay to each holder of Stock Options the cash amounts described in this Proxy Statement under “The Merger Agreement — Treatment of Company Equity Awards” through the payroll system of the Surviving Corporation or its applicable subsidiaries, less applicable withholding taxes and other deductions.
The paying agent will return to the Surviving Corporation all funds in its possession 12 months after the Effective Time, and the paying agent’s duties will terminate. After that time, if you have not received payment of the Merger Consideration, you may look only to the Surviving Corporation payment of the Merger Consideration, without interest, subject to applicable abandoned property, escheat and similar laws.
Fees and Expenses
All fees, expenses and costs incurred in connection with the Merger Agreement and Transactions, including legal, accounting, investment banking and other fees, expenses and costs, will be paid by the party incurring such fees, expenses and costs, whether or not the Merger is consummated.
Estimated fees and expenses to be incurred by the Company and the Axar Filing Persons in connection with the Merger Agreement and the Transactions, including the Merger, are as follows:
Description	Amount in thousands
Financial advisors fee and expenses	$2,933
Legal fees and expenses	$2,330
SEC filing fee	$40
Printing, proxy solicitation, filing fees and mailing costs	$[ ]
Miscellaneous	$[ ]
Total fees and expenses	$[ ]

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
This Proxy Statement, and the documents incorporated by reference in this Proxy Statement, include “forward-looking statements” that reflect the Company’s current views as to the expected completion and timing of the Merger and other information relating to the Merger. These statements can be identified by the fact that they do not relate strictly to historical or current facts. There are forward-looking statements throughout this Proxy Statement, including under the headings, among others, “Summary Term Sheet,” “Questions and Answers About the Special Meeting and the Merger,” “Special Factors,” “Adjournment of the Special Meeting,” and “Important Information Regarding StoneMor, Inc.,” and in statements containing the words “aim,” “anticipate,” “are confident,” “estimate,” “expect,” “will be,” “will continue,” “will likely result,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance or other future events. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company cannot assure you that the actual results or developments the Company anticipates will be realized, or even if realized, that they will have the expected effects on the business or operations of the Company. These forward-looking statements speak only as of the date on which the statements were made and the Company undertakes no obligation to update or revise any forward-looking statements made in this Proxy Statement or elsewhere as a result of new information, future events or otherwise, except as required by law. In addition to other factors and matters referred to or incorporated by reference in this Proxy Statement, the Company believes that the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:
•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;
•	the outcome of any legal proceedings that have been or may be instituted against the Company or others relating to the Merger Agreement and the Transactions;
•	the inability to complete the Merger because of the failure to obtain the Requisite Company Vote, and/or the failure to satisfy other conditions to consummation of the Merger;
•	the failure of the Merger to close for any other reason;
•	the risk that the pendency of the Merger disrupts current plans and operations and creates difficulties in employee retention;
•	the effect of the announcement of the Merger on the Company’s business relationships, operating results and business generally;
•	the amount of the costs, fees, expenses and charges related to the Merger;
and other risks detailed in the Company’s filings with the SEC, including the Company’s most recent filings on Forms 10-Q and 10-K. See “Where Stockholders Can Find Additional Information” beginning on page 108. Many of the factors that will determine the Company’s future results are beyond the Company’s ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, you should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements.

THE PARTIES TO THE MERGER
StoneMor Inc.
StoneMor Inc., headquartered in Bensalem, Pennsylvania, is an owner and operator of cemeteries and funeral homes in the United States, with 304 cemeteries and 72 funeral homes in 24 states and Puerto Rico as of June 30, 2022. StoneMor cemetery products and services, which are sold on both a pre-need (before death) and at-need (at death) basis, include: burial lots, lawn and mausoleum crypts, burial vaults, caskets, memorials, and all services which provide for the installation of this merchandise.
Axar Cemetery Parent Corp.
Axar Cemetery Parent Corp. is a newly formed Delaware corporation. Parent was formed by Axar solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Parent has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement. Upon completion of the Merger, the Surviving Corporation will be a direct wholly-owned subsidiary of Parent.
Parent’s address is c/o Axar Capital Management, LP, 402 W 13th Street, New York, NY 10014 and its telephone number is (212) 356-6130.
Axar Cemetery Merger Corp.
Axar Cemetery Merger Corp. is a newly formed Delaware corporation. Merger Sub is a wholly-owned subsidiary of Parent and was formed solely for the purpose of engaging in the Merger and other related transactions. Merger Sub has not engaged in any business other than in connection with the Merger and other related transactions.
Merger Sub’s address is c/o Axar Capital Management, LP, 402 W 13th Street, New York, NY 10014 and its telephone number is (212) 356-6130.
Business and Background of Natural Persons Related to the Company
A biography for each of the Company’s current directors and executive officers is set forth below. Each of the Company’s directors and executive officers listed below is a United States citizen. None of the Company nor any of the Company’s directors or executive officers listed below has been (a) convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting future activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. The business address of each of the Company’s executive officers and directors is c/o StoneMor Inc., 331 Street Road, Suite 200, Bensalem, PA 19020, and their business telephone number is (215) 826-2800.
Directors
Director, Year First Elected as Director	Age	Principal Occupation, Business and Directorships and Qualifications
Andrew Axelrod 2019	39
Andrew Axelrod is the Managing Partner and Portfolio Manager of Axar Capital Management, LP, a firm he founded in 2015. He is ultimately responsible for all investment, risk and business management functions of Axar. Before founding Axar, Mr. Axelrod was a Partner and Co-Head of North American Investments for Mount Kellett Capital Management LP from 2009 to 2014, a private investment organization with over $7 billion of assets under management. Mr. Axelrod joined Mount Kellett at firm inception and worked there for over 6 years. Prior to joining Mount Kellett, Mr. Axelrod worked at Kohlberg Kravis Roberts & Co. L.P. from 2007 to 2008 and The Goldman Sachs Group, Inc. from 2005 to 2007. Mr. Axelrod graduated magna cum laude with a B.S. in Economics from Duke University.

Director, Year First Elected as Director	Age	Principal Occupation, Business and Directorships and Qualifications
Spencer Goldenberg 2019	39
Spencer Goldenberg serves as the Chief Financial Officer for Menin Hospitality, a Miami, Florida-based owner and operator of hotels, restaurants and commercial retail establishments across the United States with a concentration in the Southeastern U.S. and Chicago. Prior to joining Menin Hospitality, Mr. Goldenberg was a partner in the accounting firm of Gerstle, Rosen & Goldenberg P.A. from February 2008 to June 2015. Mr. Goldenberg has served as an independent director of Terra Income Fund 6 since April 2019, and is the chairman of its audit committee. From October 2005 until February 2008, he served as a legislative aide to Florida State Senator Gwen Margolis. Mr. Goldenberg holds an active certified public accountant’s license in the state of Florida. He holds a B.A. in International Affairs from Florida State University.

David Miller 2019	62
Mr. Miller is currently a private investor and serves on six corporate boards. Mr. Miller is a member of the board of Ellington Residential Mortgage REIT (NYSE: EARN) and Figure Acquisition Corp. (NYSE: FACA). At EARN he has served as the chairman of the Compensation, Nominations & Governance Committee, and as a member of the Audit Committee since May 2013. At FACA he has served as Chair of the Audit Committee since February 2021. He also serves on several private company boards, including Lombard International Assurance; J.G. Wentworth; and Prima Insurance. Mr. Miller previously served as Chairman and Chief Executive Officer of JGWPT Holdings, LLC, or its predecessor, J.G. Wentworth, LLC, from January 2009 until July 2014. Prior to joining J.G. Wentworth, LLC, Mr. Miller held various positions including: Executive Vice-President responsible for Ace Group's International Accident and Health Insurance Business, President and Chief Executive Officer of Kemper Auto and Home Insurance, and Chief Operating Officer of Providian Direct Insurance. Mr. Miller began his insurance career with Progressive Insurance where he held various positions over his seven-year career. In November 2021, Mr. Miller was elected to serve a four-year term on the board of supervisors of Tredyffrin Township. He was previously a member of the New York Stock Exchange. Mr. Miller has a B.S.E.E. in electrical engineering from Duke University and an M.B.A. in Finance from The Wharton School of Business of the University of Pennsylvania.

Stephen J. Negrotti 2018	70
Stephen J. Negrotti was most recently President and CEO of Turner Investments Inc. (“Turner”), an investment manager, from April 2014 until October 2015. He also served as a member of the board of directors and President of the Turner Family of Mutual Funds during that time. Mr. Negrotti has been self-employed as an independent certified public accountant and a consultant since October 2015 and was also employed in that capacity from January 2012 until joining Turner. Mr. Negrotti has over 40 years of finance and administration experience. He joined Ernst & Young in Philadelphia in 1976 and was a Partner at Ernst & Young LLP from 1986 through 2011, coordinating services to financial industry clients and acting as an advisor in Ernst & Young’s Global Private Equity practice in New York. Mr. Negrotti holds an M.B.A in Finance from Drexel University and a B.S in Accounting from The Pennsylvania State University.

Director, Year First Elected as Director	Age	Principal Occupation, Business and Directorships and Qualifications
Kevin D. Patrick 2020	61
Kevin D. Patrick has been Senior Vice President, Chief Financial Officer and Treasurer of Colonial Williamsburg Foundation, a non-profit education institution in Williamsburg, Virginia since August 2017. In this capacity, he is responsible for all financial aspects of the operation of the Foundation, which has assets of approximately $1.0 billion, including an endowment of approximately $700 million, annual revenues in excess of $200 million and approximately $337 million in outstanding debt. As a member of the Foundation’s leadership team, Mr. Patrick works closely with the Board of Trustees and its committees. From April 2016 until August 2017, Mr. Patrick was Vice President and Chief Financial Officer of ML Foods, LLC, a division of Marcus Lemonis LLC (CNBC’s The Profit), focused on the franchise/restaurant/bar industry. From August 2014 through April 2016, he was an Executive Managing Partner of Blackwater Strategic Advisors, a transaction development and strategic advisory firm. Prior to Blackwater, Mr. Patrick held leadership roles in corporate development in the beverage, grocery, energy and telecommunications sectors completing multiple transactions. Mr. Patrick holds an M.B.A. from the University of Connecticut, a B.B.A. in Finance from Connecticut State University and completed the Executive Development Program at The Wharton School of Business of the University of Pennsylvania.

Joseph M. Redling 2018	63
Joseph M. Redling has served as the Company’s President and Chief Executive Officer since July 18, 2018. Prior to his appointment, Mr. Redling served as the Chief Operating Officer of Vonage Holdings, Inc., a billion-dollar communications company headquartered in Holmel Township, New Jersey, where he managed the day to day operations of the company’s consumer and B2B businesses. Prior to the Chief Operating Officer position, he was President of Consumer Services for Vonage overseeing its large consumer business unit. Prior to that, Mr. Redling was President and Chief Executive Officer of Nutrisystem, Inc., a leader in the weight-loss industry. His experience also includes over a decade with Time Warner and AOL where he held a number of senior executive level roles including Chief Marketing Officer, President of Paid Services and Customer Management, President of the AOL Access Business and CEO of AOL International. He earned his B.S. in Business Management from St. Peter’s University.

Patricia D. Wellenbach 2018	65
Patricia D. Wellenbach has been President and CEO of Philadelphia’s Please Touch Museum since November 2015. In such capacity, Ms. Wellenbach is responsible for management and oversight of one of the top 10 children’s museums in the country. The Museum employs 100 people and has a budget of $10.0 million. In addition, Ms. Wellenbach works closely with the Museum’s board of trustees and is a steward of a 100,000 square foot building on the National Historic Register. The building is owned by the City of Philadelphia, and as such Ms. Wellenbach works closely with city leaders on the preservation of this historic landmark building. From February 2013 to October 2015, Ms. Wellenbach was President and CEO of Green Tree School and Services, a non-residential school and behavioral health clinic for children with autism and severe emotional disturbances. In such capacity, Ms. Wellenbach oversaw a budget of $9.0 million, managed the construction of a new facility and negotiated contracts with two unions. The complexity of the medical and educational needs of the children required Ms. Wellenbach to

Director, Year First Elected as Director	Age	Principal Occupation, Business and Directorships and Qualifications

have experience with a high level of regulatory and compliance issues. From October 2007 to January 2013, Ms. Wellenbach advised companies as President and CEO of Sandcastle Strategy Group, LLC. Effective July 1, 2021, Ms. Wellenbach was appointed chair of the board of trustees of Thomas Jefferson University, an $8 billion institution with 42,000 employees, where she has served as a board member since July 2015. Ms. Wellenbach currently serves on the Philadelphia Mayor’s Cultural Advisory Board (from September 2016). Ms. Wellenbach previously was a member of the board of directors at the Reinvestment Fund, a CDFI fund that makes community impact investments in areas of work force development, charter schools, food access and other community needs, from March 2010 until December 2017. Ms. Wellenbach is also a member of the National Association of Corporate Directors, Women Corporate Directors, the Forum of Executive Women and the Pennsylvania Women’s Forum. Ms. Wellenbach holds a B.S. in Nursing from the Boston College School of Nursing and a certificate from the UCLA Anderson School of Management’s Healthcare Executive Program.

Executive Officers
Joseph M. Redling (Age 63)
Joseph M. Redling has served as the Company’s President and Chief Executive Officer since July 18, 2018. Prior to his appointment, Mr. Redling served as the Chief Operating Officer of Vonage Holdings, Inc., a billion-dollar communications company headquartered in Holmdel Township, New Jersey, where he managed the day to day operations of the company’s consumer and B2B businesses. Prior to the Chief Operating Officer position, he was President of Consumer Services for Vonage overseeing its large consumer business unit. Prior to that, Mr. Redling was President and Chief Executive Officer of Nutrisystem, Inc., a leader in the weight-loss industry. His experience also includes over a decade with Time Warner and AOL where he held a number of senior executive level roles including Chief Marketing Officer, President of Paid Services and Customer Management, President of the AOL Access Business and CEO of AOL International. He earned his B.S. in Business Management from St. Peter’s University.
Jeffrey DiGiovanni (Age 45)
Jeffrey DiGiovanni was appointed Senior Vice President and Chief Financial Officer of the Company in September 2019 and had previously served as its Chief Accounting Officer since September 2018. From January 2012 until joining the Company in September 2018 as its Chief Accounting Officer, he was Managing Director at Pine Hill Group, a leading accounting and transaction advisory firm with offices in Philadelphia, New York City and Princeton, New Jersey, where he worked with clients to deliver services including readiness for initial public offerings, financial reporting including reporting to the SEC and technical accounting assistance on complex transactions. Mr. DiGiovanni holds a B.S. in Accounting and an M.S. in Financial Services from Saint Joseph’s University and is a Certified Public Accountant.
Thomas A. Connolly (Age 56)
Thomas A. Connolly was appointed Senior Vice President of Business Planning and Operations of the Company in September 2019. Prior to joining the Company, he served as Vice President, Business Operations for Brookstone, an omni channel business with mall, airport, ecommerce and wholesale divisions headquartered in Merrimack, New Hampshire. Previously, Mr. Connolly worked for Vestis Retail Group (Bob’s Stores, Eastern Mountain Sports and Sport Chalet) and EMS. Mr. Connolly possesses a broad range of professional competencies, including: finance, strategic planning, analytics, marketing, ecommerce, wholesale, airport retail, merchandise planning, operations, real estate, store operations, organizational design and human resources. He earned a B.A. in Political Science from Haverford University.

Lindsay R. Granson (Age 40)
Lindsay R. Granson was appointed Senior Vice President of Sales & Marketing of the Company in January 2021. Prior to her current role, Ms. Granson was the National Vice President of Sales and Marketing beginning in June of 2018 after initially joining the Company as Vice President of Marketing in March of 2017. Prior to joining the Company, Ms. Granson was Vice President of Sales for Watercrest Senior Living Group, from 2016 to March 2017, and prior to that Ms. Granson spent her career in the Senior Living space in various leadership roles in both private and public sectors. She spent the majority of her Senior Living career working for Brookdale Senior Living and holds a B.A. in Elementary Education from Wright State University.
Sahal Laher (Age 46)
Sahal Laher was appointed Senior Vice President and Chief Information/Digital Officer of the Company in April 2022. Prior to joining the Company, Mr. Laher served as Retail & Consumer Industries Leader at Capgemini Invent, a division of Capgemini SE, an information technology services and consulting company headquartered in Paris, France, from September 2021 to April 2022. Previously, Mr. Laher served as Head of Global Digital, MarTech and Analytics at The Estee Lauder Companies, Inc., a cosmetics company based in New York City, New York, from July 2018 to September 2021. Mr. Laher holds a B.S. in Electrical Engineering and International Studies from Worcester Polytechnic Institute.
Robert Page (Age 60)
Robert Page was appointed Senior Vice President of Funeral Homes and Special Projects of the Company in January of 2021. Prior to his current role, Mr. Page joined the Company in July of 2018 as the President of the Western Division. Prior to joining the Company, Mr. Page was Vice President, Operations Integration for Foundation Partners Group, a deathcare company headquartered in Orlando, Florida, from 2016 to July 2018, and prior to that Mr. Page worked for several public and private deathcare consolidators in a variety of areas including acquisitions, financial systems, technology, sales, operations, process improvement, treasury, operational/financial reporting, and budgeting. Mr. Page holds a B.S. in Biology from Point Loma Nazarene College and an M.B.A. from the University of Redlands.
Keith Trost (Age 44)
Keith Trost was appointed Senior Vice President of Corporate Development in May 2022 and served as the Company’s Vice President of Financial Planning and Analysis from July 2019 to May 2022. Prior to joining the Company, Mr. Trost served as a real estate developer at the Streamline Group, LLC, a Philadelphia, Pennsylvania-based real estate development company. Mr. Trost holds a B.B.A. in Accountancy from the University of Notre Dame and an M.B.A. from Villanova University.

Business and Background of Persons Related to the Axar Filing Persons
The name, current principal occupation or employment and material occupations, telephone numbers, positions, offices or employment for the past five years of each director and executive officer of the Axar Filing Persons are set forth below. Each of the directors and executive officers listed below is a United States Citizen. The business address of each of the executive officers and directors listed below is c/o Axar Capital Management, LP, 402 West 13th Street, Floor 2, New York, NY 10014, and their business telephone number is (212) 356-6310.
Name	Business Address and Telephone	Employment and Material Occupation
Andrew Axelrod	402 West 13th Street, Floor 2 New York, NY 10014 Tel: (212) 356-6317	For the past five years, Mr. Axelrod has been the Managing Partner and Portfolio Manager of Axar Capital Management, LP See “Parties to the Merger — Directors.”

Grant Mitchell	402 West 13th Street, Floor 2 New York, NY 10014 Tel: (212) 356-6310
Mr. Mitchell has served as Head of Research at Axar Capital Management, LP since 2019, before which he was a Senior Research Analyst from 2015 to 2018. Mr. Mitchell also currently serves as a member of the board of directors of Phillips Pet Food & Supplies (2020-present), Payless Inc. (2020-present), the American Gilsonite Company (2019-present) and The J.G. Wentworth Company (2018-present). From 2018 to 2020, he served as a board observer of Exide Technologies.

Company Transactions with the Axar Filing Persons
Under the SEC rules governing “going-private” transactions, the Axar Filing Persons may be deemed to be affiliates of the Company and, therefore, are required to provide certain information in respect of agreements, arrangements and understandings with respect to securities of the Company. The Axar Filing Persons are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.
Merger Agreement
See “The Merger Agreement” on page 74.
Co-Investments with Axar and its Affiliates
Investment in Shoe Retailer Debt Facility
In January 2020, certain of the Trusts completed the purchase of a $30 million participation in a new $70 million debt facility issued by a discount shoe retailer (the “Shoe Retailer”). Funds and accounts affiliated with Axar also invested $20 million in this facility. The investment was initially proposed by the Chairman of the Board, Andrew Axelrod. The investment was reviewed and approved in December 2019 in accordance with the Company’s governance policies in place at that time. At the time of the investment, the funds and accounts affiliated with Axar owned approximately 30% of the equity of the Shoe Retailer, and Mr. Axelrod served on the Shoe Retailer’s board of directors. The amount of the investment represented approximately 4% of the total fair market value of the Investment Assets when it was made.
Purchase of Nevada Company Shares
On March 9, 2021, the Trusts purchased an aggregate of 43,681,528 shares (the “Nevada Company Shares”) of common stock of a Nevada company whose primary assets now consist of cash and tax-related assets (the “Nevada Company”), representing approximately 27% of the outstanding common stock of the Nevada Company, from three private investment funds (the “Nevada Company Sellers”) for an aggregate cash purchase price of $18 million. Axar had originally agreed to acquire the Nevada Company Shares pursuant to a Securities Purchase Agreement dated December 31, 2020, among the Nevada Company Sellers and Axar (the “Nevada Company Purchase Agreement”). On February 1, 2021, pursuant to the Subadvisor Agreement described below,

Axar recommended to Cornerstone that the Trusts purchase the Nevada Company Shares. Pursuant to that recommendation, on February 4, 2021, Axar and the Trusts entered into an Assignment and Assumption Agreement (the “Nevada Company Assignment Agreement”), pursuant to which Axar agreed to assign its rights under the Nevada Company Purchase Agreement to the Trusts and the Trusts agreed to assume Axar’s obligations thereunder. Axar did not receive any additional consideration from the Trusts for this assignment and has represented to the Company that it did not receive any consideration for this assignment from any other person.
The Nevada Company Sellers and Axar entered into the Nevada Company Purchase Agreement while the Subadvisor Agreement was being finalized. Axar informed the Company that it entered into the Nevada Company Purchase Agreement with the intention that the Trusts would purchase the Nevada Company Shares directly from the Nevada Company Sellers. Axar has represented to Cornerstone, a wholly-owned subsidiary of the Company, that it is not, and at the time it entered into the Nevada Company Purchase Agreement was not, affiliated with any of the Nevada Company Sellers and did not control and was not an affiliate of Nevada Company at the time it executed the Nevada Company Purchase Agreement or when the Trusts purchased the Nevada Company Shares. Axar has represented to the Company that, at the time the Nevada Company Purchase Agreement was signed and at all times thereafter until the Trusts completed their purchase of the Nevada Company Shares, funds and accounts affiliated with Axar owned approximately 13.8% of Nevada Company’s outstanding common stock, and that Andrew Axelrod was elected to the board of directors of the Nevada Company on December 31, 2020.
Real Estate Loan Participation
On May 15, 2021, the Trusts entered into a Participation Agreement with a real estate investment trust (the “REIT”) relating to a $52 million loan made by the REIT to certain real estate developers, which is secured by real property and bore interest at a rate of 15%. The Trusts’ participation was a $26 million investment (the “Real Estate Loan Participation”).
A fund affiliated with Axar formerly controlled the management company of the REIT, the Cornerstone funds’ co-investor in this transaction, but the fund sold its interest in the management company on March 31, 2021, prior to the Trusts entering into the Real Estate Loan Participation transaction. Axar has represented to the Company that Mr. Axelrod served on the REIT’s board, including as chairman of that board, from 2018 through November 2021, at which time he resigned from the REIT’s board. Axar has represented to the Company that Axar retained a 4.7% interest in the management company that manages the REIT and is entitled to 8.75% of any returns after a 6% return to other investors in the management company. Axar has advised the Company that, in connection with the sale of Axar’s interest in the management company, Axar is also entitled to a deferred payout of $300,000 per annum in the form of a consulting fee from the management company for capital markets and other strategic advice.
The loan made by the REIT, including the Real Estate Loan Participation, was repaid in full on December 16, 2021, and the Trusts received cash interest payments with respect to the Real Estate Loan Participation in the aggregate amount of $2.4 million, representing all interest payable to the Trusts under the Real Estate Loan Participation. The Trusts have no ongoing interest in this investment.
Hotel Fund Loan Agreement
On May 17, 2021, the Trusts entered into a Loan Agreement with a hotel investor and developer and certain of its subsidiaries (collectively, the “Hotel Fund”), which was amended and restated on October 12, 2021 (such agreement, as so amended and restated, the “Hotel Fund Loan Agreement”) and subsequently amended on December 13, 2021, March 7, 2022 and April 19, 2022. Pursuant to the Hotel Fund Loan Agreement, the Trusts provided a $33.2 million mezzanine loan to the Hotel Fund on May 19, 2021 as part of a $162.2 million loan facility originated by an unaffiliated loan fund. The participation by the Trusts was based on the recommendation of Axar under the Subadvisor Agreement. As part of the same transaction, funds and other accounts affiliated with or managed by Axar loaned $10.0 million to the Hotel Fund on the same terms as the trusts’ loans, representing the balance of the $43.2 million mezzanine loan, and the Trusts and funds and accounts affiliated with Axar each received an origination fee equal to 4% of their respective loan amounts. Axar does not own, directly or indirectly, any equity or debt securities of the Hotel Fund other than through its participation in the mezzanine loan. The principal amount of these loans is payable on October 12, 2023, subject to acceleration under the circumstances described in the Hotel Fund Loan Agreement, and bear interest at an adjustable rate equal to one-month LIBOR plus a spread. On February 15, 2022, the administrative agent for the lenders under the Hotel Fund Loan Agreement delivered a reservation of rights letter to the Hotel Fund with respect to the Hotel Fund’s apparent failure to comply with several covenants in the Hotel Fund Loan Agreement, none of which related to payment of amounts due to the lenders. As of June 30, 2022, the interest rate was 19.07%. In April 2022 in connection with an amendment of the Hotel Fund Loan Agreement pursuant to which Axar agreed to provide an additional $4.5 million loan discretionary subfacility to the Hotel Fund (the Trusts did not participate in this subfacility), Axar and the Trusts agreed to have the interest payable on the mezzanine loan in April, May and June 2022 paid in kind. The terms of the subfacility are generally the same as the existing loan and are secured pari passu by the same collateral. An additional amendment, to extend the capitalization period through September 2022, is currently being negotiated. The prior amendments have also provided for the Hotel Fund's cooperation in a sale process of its real estate properties, the appointment of a chief administrative officer and the appointment of an independent financial advisor. Through June 30, 2022, the Trusts have received cash interest in the aggregate amount of $7.7 million on this loan from an interest and expense reserve account established for that purpose, and additional interest in the form of an additional $1.6 million in principal of the loan, collectively representing all interest payable to the Trusts under the Hotel Fund Loan Agreement. The Hotel Fund owns its properties in subsidiaries, certain of which are subject to underlying financing arrangements. One of these financing arrangements is currently in default. The Hotel Fund is currently in the process of having its properties marketed for sale, either through brokers or through auction process, or is considering such steps or alternative steps (such as a refinancing in certain cases).
Holdco Loan Assignment
On September 27, 2021, the Trusts entered into an Assignment and Acceptance Agreement (the “Holdco Loan Assignment”) with an insurance holding company (“Holdco”) and Holdco’s then current lender (the “Initial Lender”) pursuant to which the Initial Lender agreed to assign to the Trusts all of its rights, duties and obligations under a Loan Agreement dated as of July 9, 2019 between the Initial Lender and Holdco (the “Holdco Loan Agreement”). The Initial Lender had previously declared Holdco in default under the terms of the Holdco Loan Agreement. At the closing of the transactions contemplated by the Holdco Loan Assignment on October 6, 2021, the Trusts paid the Initial Lender $28.7 million in cash, which equaled the then outstanding principal balance of the loan under the Holdco Loan Agreement (the “Holdco Loan”). The Company was not affiliated with either Holdco or the Initial Lender and Axar has represented to Cornerstone that it did not control and was not an affiliate of either Holdco or the Initial Lender. Also on September 27, 2021, the Trusts and Holdco entered into the First Amendment to Loan Agreement (the “Amended Holdco Loan Agreement”) pursuant to which, among other changes, the defaults asserted by the Initial Lender were waived and the interest rate on the Holdco Loan was increased from 10%, all of which had been payable in kind by increasing the principal balance of the loan, to 15%, of which 10% continued to be payable in kind and 5% was payable in cash. In addition, the Amended Holdco Loan Agreement accelerated the maturity of the Holdco Loan to the earliest of the first anniversary of the closing (subject to a six month extension at the request of Holdco with the consent of the Trusts (as defined below)) and the occurrence of certain other events described further below. As of June 30, 2022, the interest rate on the Holdco Loan remained at 15%. Through June 30, 2022, Trusts have received cash interest in the aggregate amount of $1.6 million on the Holdco Loan and additional interest in the form of an increase in the principal balance of the Holdco Loan in the amount of $2.2 million, representing all interest payable to the Trusts under the Amended Loan Agreement.
Also on September 27, 2021, Axar entered into a letter agreement with Holdco (the “Transaction Letter Agreement”) pursuant to which Holdco agreed, in order to induce Axar to enter into the Amended Holdco Loan Agreement, that it would, if requested by Axar, enter into an agreed-upon form of purchase agreement for the sale of the outstanding capital stock of its wholly-owned insurance company subsidiary (the “Holdco Subsidiary”) to Axar for a purchase price of $100 million, subject to certain conditions including completion by Axar of a customary due diligence investigation and regulatory approval of the transaction by the state insurance regulator. Axar advised the Company that the state insurance regulators had advised Axar that regulatory approval of the transaction on the proposed terms between Axar and Holdco would not be granted because the contemplated purchase price included a $40 million note to be issued to Holdco, and, as a result, after further negotiations, that Holdco and Axar entered into a purchase agreement dated January 20, 2022, which provided for a cash purchase price of $75 million, less the outstanding amounts owed to the Trusts under the Amended Holdco Loan Agreement and a fee that remained payable to the Initial Lender. Axar has advised the Company that the primary regulatory approval for the sale to Axar under the purchase agreement was received on July 25, 2022, but that other less material approvals remain outstanding. Because the Holdco Loan is secured by the stock of the Holdco Subsidiary, the Holdco Loan is required to be repaid in full upon the sale of the stock of the Holdco Subsidiary to Axar or any third party.
The Amended Holdco Loan Agreement provides that the Holdco Loan is due and payable on the earliest of (a) October 6, 2022 (subject to a six-month extension as discussed above), (b) an election by Holdco not to proceed with the transaction contemplated by the Transaction Letter Agreement, (c) a breach by Holdco of any of its obligations under the Transaction Letter Agreement or any purchase agreement executed with respect to the sale of Holdco Subsidiary or (d) the consummation of the sale of Holdco Subsidiary to Axar.
Also on September 27, 2021, (i) the Trusts and Holdco entered into a letter agreement pursuant to which Holdco has paid the Trusts a fee of $500,000 (the “StoneMor Trusts Fee Letter Agreement”) and (ii) Axar and Holdco entered into an Expense Fee Letter pursuant to which Holdco agreed to pay Axar’s due diligence expenses of up to $630,000 (the “Expense Fee Letter Agreement”). Entrance of Holdco into both the Expense Fee Letter Agreement and the StoneMor Trusts Fee Letter Agreement were conditions to the effectiveness of the Amended Holdco Loan Agreement.
Security Issuances
On April 1, 2020, the Company entered into the Axar Commitment with Axar pursuant to which Axar committed to (a) purchase shares of Series A Preferred with an aggregate purchase price of $8.8 million on April 3, 2020, (b) exercise its basic rights in the 2020 Rights Offering by tendering the shares of Series A Preferred so purchased for shares of Common Stock and (c) purchase any shares offered in the 2020 Rights Offering for which other stockholders of the Company do not exercise their rights, up to a maximum of an additional $8.2 million of such shares. The Company did not pay Axar any commitment, backstop or other fees in connection with the Axar Commitment.
On April 3, 2020, as contemplated by the Axar Commitment, the Company and Axar CL SPV LLC, Star V Partners LLC and Blackwell Partners LLC –Series E. (the “2020 Purchasers”) entered into a Series A Preferred Stock Purchase Agreement pursuant to which the Company sold 176 shares of its Series A Preferred for a cash price of $50,000 per share, an aggregate of $8.8 million. The 2020 Purchasers are funds or accounts managed by Axar.
On May 27, 2020, the Company entered into a Common Stock Purchase Agreement (the “Common Stock Purchase Agreement”) with Axar, the accounts managed by Axar set forth on Schedule B thereto and one or more accounts managed by Axar to be designated by it (collectively, the “Purchasers”) pursuant to which the Company agreed to sell an aggregate of 23,287,672 shares of Common Stock to the Purchasers at a price of $0.73 per share for aggregate gross proceeds of $17.0 million. Because the Company’s Common Stock had been trading at a price less than the $0.73 subscription price for the rights offering described above and that under similar circumstances the Company’s previous rights offering received only 10% participation, the Board determined and Axar agreed in the Common Stock Purchase Agreement to amend the Axar Commitment to provide for a direct purchase of the 23,287,672 shares of Common Stock and avoid the expense of proceeding with the rights offering while obtaining the same per share and aggregate purchase price contemplated by the Axar Commitment.
On June 19, 2020, the Company completed the sale of the aggregate of 23,287,672 shares of Common Stock (the “New Common Shares”) as contemplated by the Common Stock Purchase Agreement. The Company issued and sold to the Purchasers, and the Purchasers acquired and purchased from the Company, (a) 12,054,795 New Common Shares in exchange for the surrender of the 176 shares of Preferred Shares purchased on April 3, 2020, with a stated value of $8.8 million (an exchange ratio of 68,493.15 New Common Shares for each share of Series A Preferred surrendered), and (b) 11,232,877 New Common Shares for a cash purchase price of $0.73 per share, for aggregate gross proceeds of $8.2 million.
On May 27, 2020, the Company announced that it received the 2020 Proposal, dated May 24, 2020, from Axar proposing to acquire all of the Company’s outstanding shares of Common Stock not owned by Axar or its affiliates for $0.67 per share in cash, subject to certain conditions. For further discussion of the 2020 Proposal, see “Special Factors — Background of the Merger — Axar’s 2020 Proposal.”

Subadvisor Agreement with Cornerstone Trust Management Services LLC
On February 1, 2021, Cornerstone entered into the Subadvisor Agreement with Axar. The sole member of Axar’s general partner is Andrew Axelrod, who serves as the Company’s Chairman of the Board. In connection with the execution of the Subadvisor Agreement, Mr. Axelrod resigned as a member of the Trust Committee of the Board.
Pursuant to the charter of the Trust Committee, the retention of Axar as a subadvisor and the Subadvisor Agreement were first reviewed and approved by the Trust Committee, subject to the condition that the retention of Axar and the Subadvisor Agreement also be approved by a Board committee comprised exclusively of independent directors. Given the relationship between the Company and Axar, the Board appointed a special committee to review the retention of Axar and the Subadvisor Agreement, which subsequently also approved the retention of Axar and the terms of the Subadvisor Agreement. Both the Trust Committee and the special committee concluded that Axar had the appropriate experience and performance record that would assist Cornerstone in performing its investment advisory obligations for the Company, that the retention of Axar would provide back-office operational efficiencies to Cornerstone and that the financial terms were at least as favorable to Cornerstone as the terms that would be available from other unaffiliated subadvisors.
Under the terms of the Subadvisor Agreement, Axar agreed to provide the following services with respect to the Investment Assets:
•
advise Cornerstone with respect to the allocation and investment of the Investment Assets on a non-discretionary basis, including providing advice concerning portfolio allocation among investment strategies;

•	oversee other subcontractors or external managers engaged by Cornerstone to provide advice with respect to the Investment Assets;
•	provide quarterly investment performance reports to and meet on a quarterly basis with the Trust Committee;
•	as requested by Cornerstone from time to time, perform the tasks and responsibilities delegated by the Trust Committee to Cornerstone under the Company’s investment policy statement; and
•
as requested by Cornerstone, assist Cornerstone in performing its duties by providing general back office and administrative support to Cornerstone and, at Cornerstone’s reasonable request, the trustee of the Trusts.

Under the Subadvisor Agreement, Axar was entitled to a quarterly fee equal to 0.0125% of the value of the Investment Assets through December 31, 2021 and, thereafter, a quarterly fee equal to 0.025% of the value of the Investment Assets. In each case, the value of the Investment Assets was determined by the trustee of the Trusts. The Subadvisor Agreement also included customary confidentiality and indemnification provisions. Mr. Axelrod also serves at the discretion of the Trusts as a director of a children’s retailer in which such trusts hold an equity interest, for which he receives annual director fees from that company of $80,000. Mr. Axelrod also serves as director of a Nevada company in which the Trusts hold an equity interest, for which he receives annual director fees from that company of $75,000. In addition, he and an additional Axar employee serve as directors of the Shoe Retailer, for which each of them receives annual director fees from the Shoe Retailer of $100,000.
On April 19, 2022, Axar, at the request of the Company’s Trust Committee, agreed to terminate the Subadvisor Agreement, effective on that date. In connection with the termination, Axar also agreed to waive all fees payable to Axar under the Subadvisor Agreement for the period from January 1, 2022 through April 19, 2022, which would have been $219,000. During 2021, Axar received fees of $384,000 under the Subadvisor Agreement.

Nomination and Director Voting Agreement
The Company is a party to the DVA with the Axar Group, GP Holdings, and Robert B. Hellman, Jr., as trustee under the Voting and Investment Trust Agreement for the benefit of ACII (collectively with GP Holdings, the “ACII Entities”). Under the DVA, and subject to certain conditions and exceptions, the Axar Group is prohibited from acquiring additional shares of the Company’s Common Stock. On April 13, 2021, the Axar Group, the ACII Entities and the Company entered into a letter agreement (the “Waiver”) pursuant to which the Axar Group was permitted to acquire some or all of the shares of the Company’s Common Stock held by ACII and its affiliates in a single privately negotiated transaction and not in the open market. The terms of the Waiver were approved by the Conflicts Committee of the Company’s Board. The waiver was subject to the following conditions:
•	any such purchase be consummated on or before May 31, 2021;
•	the Company, the Axar Group and the ACII Entities have entered into a further amendment to the DVA to clarify that the standstill period applicable to the Axar Group will expire on December 31, 2023;
•
Axar will vote or direct the voting of all shares of the Company’s Common Stock it beneficially owns in favor of amendments to Article VIII of the Certificate of Incorporation relating to amendments of the Company’s Bylaws and Article X of the Certificate of Incorporation with respect to any amendment or repeal of Article V, Article VI(c), Article VII(a)-(d), Article VIII, Article X or Article XI of the Certificate of Incorporation to increase the required stockholder approval required thereunder from “at least sixty six and two thirds percent (66 2/3%)” to “at least eighty-five percent (85%) (collectively, the “Supermajority Provisions”);” and

•
pending the effectiveness of such amendment to Article VIII and Article X of the Certificate of Incorporation, Axar would not vote or direct the voting of any shares of the Company’s Common Stock in favor of any proposal to which the Supermajority Provisions are applicable unless such proposal has been approved by the Board and its Conflicts Committee.

As contemplated by the Waiver, on April 13, 2021, the Company, the Axar Group and the ACII Entities also entered into the Fifth Amendment to the DVA pursuant to which the parties clarified that the standstill period applicable to the Axar Group thereunder would expire on December 31, 2023.
Reimbursement of Expenses to Andrew Axelrod
In December 2021, pursuant to the provisions of the Company’s Bylaws, the Company reimbursed $0.2 million on behalf of Andrew Axelrod for certain expenses incurred by Mr. Axelrod in responding to a document production request in connection with certain claims asserted against Mr. Axelrod relating to his service as a director of the Company.

THE SPECIAL MEETING
Date, Time and Place
This Proxy Statement is being furnished to the stockholders of the Company as part of the solicitation of proxies by the Board for use at the Special Meeting to be held on    , 2022, starting at [ ] [a.m./p.m.], Eastern time, via live webcast on the Internet at www.virtualshareholdermeeting.com/STON2022SM, or at any adjournment or postponement thereof.
The purpose of the Special Meeting is for the stockholders of the Company to consider and vote on the Merger Proposal. The Requisite Company Vote must be obtained for the Merger to occur. A copy of the Merger Agreement is attached to this Proxy Statement as Appendix A. This Proxy Statement and the enclosed form of proxy and voting instruction card are first being mailed to the stockholders of the Company on    , 2022.
In addition, in accordance with Section 14A of the Exchange Act, the Company is providing its stockholders with the opportunity to cast a non-binding, advisory vote on the Compensation Proposal, the value of which is disclosed in the table in the section of this Proxy Statement entitled “Advisory Vote on Golden Parachute Compensation” beginning on page 91. The vote on the Compensation Proposal is a vote separate and apart from the vote on the Merger Proposal. Accordingly, a stockholder may vote to approve the Compensation Proposal and vote against the Merger Proposal, or vice versa. Because the vote on the Compensation Proposal is advisory in nature only, it will not be binding on either the Company or Parent. Accordingly, because the Company is contractually obligated to pay the compensation if the Merger is approved, the compensation will become payable if the Merger closes, subject only to the conditions applicable thereto, regardless of the outcome of the advisory vote. Further, the holders of the Common Stock will consider and vote on the Adjournment Proposal, from time to time, if necessary or appropriate (as determined in good faith by the Company), to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to obtain the Requisite Company Vote.
Record Date and Quorum
The holders of record of Common Stock as of the close of business on    , 2022, the “Record Date” for the determination of stockholders entitled to notice of and to vote at the Special Meeting, are entitled to receive notice of and to vote at the Special Meeting. On the Record Date,    shares of Common Stock were issued and outstanding.
The presence at the Special Meeting via live webcast on the internet or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote on the Record Date will constitute a quorum, permitting the Company to conduct its business at the Special Meeting. Proxies received but marked as abstentions will be included in the calculation of the number of shares of Common Stock considered to be present at the Special Meeting. Broker non-votes, as described below under “The Special Meeting — Required Vote — Broker Non-Votes,” will not be considered to be present for purposes of determining whether a quorum exists.
Required Vote
The Merger cannot be completed unless both (i) the holders of at least a majority of the issued and outstanding shares of Common Stock and (ii) the holders of at least a majority of the issued and outstanding shares of Common Stock other than the Axar Shares and the Insider Shares vote in favor of the Merger Proposal. If you abstain from voting on, or fail to vote on the Merger Proposal (including the failure of a Company stockholder who holds their shares of Common Stock in “street name” through a bank, broker or other nominee to give voting instructions to such bank, broker or other nominee with respect to the Merger Proposal), the effect will be the same as a vote “AGAINST” the Merger Proposal. Under the Merger Agreement, Parent has agreed to cause all Axar Shares to be present at the Special Meeting and voted in favor of the approval and adoption of the Merger Proposal.
The Compensation Proposal and the Adjournment Proposal require the affirmative vote of the majority of the shares of Common Stock present or represented by proxy at the Special Meeting and entitled to vote thereon.
Broker Non-Votes
In accordance with the rules of the NYSE, banks, brokers and other nominees who hold Common Stock in “street name” for their customers do not have discretionary authority to vote those shares of Common Stock with respect to the Merger Proposal, the Compensation Proposal or the Adjournment Proposal. Accordingly, if

banks, brokers or other nominees do not receive specific voting instructions from the beneficial owners of those shares of Common Stock, they are not permitted to vote those shares of Common Stock with respect to any of the proposals to be presented at the Special Meeting. A “broker non-vote” occurs on an item when (1) a bank, broker or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares of Common Stock and (2) the beneficial owner fails to provide the bank, broker or other nominee with such instructions. Because all of the proposals currently expected to be voted on at the Special Meeting are non-routine matters under NYSE rules for which brokers do not have discretionary authority to vote, the Company does not expect there to be any broker non-votes at the Special Meeting.
Abstentions
Proxies received but marked as abstentions will be included in the calculation of the number of shares of Common Stock represented at the Special Meeting for purposes of determining whether a quorum is present. Such proxies will have the same effect as a vote “AGAINST” the Merger Proposal, the Compensation Proposal and the Adjournment Proposal.
Voting; Proxies; Revocation
Attendance
All holders of the Common Stock as of the close of business on   , 2022, the Record Date, including stockholders of record and beneficial owners of Common Stock registered in the “street name” of a bank, broker or other nominee, are invited to attend the Special Meeting. If you are a stockholder of record, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares of Common Stock in “street name,” you will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker or other nominee, along with proper identification.
Voting
Stockholders of the Company of record will be able to vote via live webcast on the internet at the Special Meeting. If you are not a stockholder of record, but instead hold your shares of Common Stock in “street name” through a bank, broker or other nominee, you must provide a proxy executed in your favor from your bank, broker or other nominee in order to be able to vote via live webcast on the internet at the Special Meeting.
Providing Voting Instructions by Proxy
To ensure that your shares of Common Stock are represented at the Special Meeting, the Company recommends that you provide voting instructions promptly by proxy, even if you plan to attend the Special Meeting.
Record Holders
If you are a stockholder of record, you may provide voting instructions by proxy using one of the methods described below.
Submit a Proxy by Telephone or via the Internet. This Proxy Statement is accompanied by a proxy and voting instruction card with instructions for submitting voting instructions. You may vote by telephone by calling the toll-free number or via live webcast on the Internet by visiting www.virtualshareholdermeeting.com/STON2022SM as specified on the enclosed proxy and voting instruction card by the deadlines set forth on the card. Your shares of Common Stock will be voted as you direct in the same manner as if you had completed, signed, dated and returned your proxy and voting instruction card, as described below.
Submit a Proxy and Voting Instruction Card. If you complete, sign, date and return the enclosed proxy and voting instruction card by mail so that it is received before the Special Meeting, your shares of Common Stock will be voted in the manner directed by you on your proxy and voting instruction card.
If you sign, date and return your proxy and voting instruction card without indicating how you wish to vote, your proxy will be voted “FOR” the Merger Proposal, the Compensation Proposal and the Adjournment Proposal. If you fail to return your proxy and voting instruction card, the effect will be that your shares of

Common Stock will not be counted for purposes of determining whether a quorum is present at the Special Meeting (unless you are a record holder as of the Record Date and attend the Special Meeting) and will have the same effect as a vote “AGAINST” the Merger Proposal, the Compensation Proposal and the Adjournment Proposal.
“Street Name” shares of Common Stock
If your shares of Common Stock are held by a bank, broker or other nominee on your behalf in “street name,” your bank, broker or other nominee will send you instructions as to how to provide voting instructions for your shares of Common Stock by proxy. Many banks and brokerage firms have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by proxy card.
Revocation of Proxies
Your proxy is revocable. If you are a stockholder of record, you may revoke your proxy at any time before the vote is taken at the Special Meeting by:
•
submitting a new proxy with a later date, by using the telephone or Internet proxy submission procedures described above, or by completing, signing, dating and returning a new proxy and voting instruction card by mail to the Company;

•	attending the Special Meeting via live webcast on the Internet by visiting www.virtualshareholdermeeting.com/STON2022SM and voting via the internet; or
•
giving written notice of revocation to the Secretary of the Company at StoneMor Inc., 3331 Street Road, Suite 200, Bensalem, Pennsylvania 19020 (which notice must be received by the Company prior to the day of the Special Meeting) or by giving notice of revocation at the Special Meeting.

Attending the Special Meeting without taking one of the actions described above will not revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy and voting instruction card to the Company or by sending a written notice of revocation to the Company, you should ensure that you send your new proxy and voting instruction card or written notice of revocation in sufficient time for it to be received by the Company before the day of the Special Meeting.
If you hold your shares of Common Stock in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by it in order to revoke your proxy or submit new voting instructions.
Adjournments and Postponements
The Special Meeting may be adjourned or postponed from time to time, including for the purpose of soliciting additional proxies if there are insufficient votes at the time of the Special Meeting to obtain the Requisite Company Vote. If there is present or represented by proxy at the Special Meeting, sufficient favorable votes to approve the Merger Proposal, the Company does not anticipate that it will adjourn or postpone the Special Meeting. Any signed proxies received by the Company in which no voting instructions are provided on the Adjournment Proposal will be voted “FOR” the Adjournment Proposal, if the proposal is introduced.
Solicitation of Proxies
The Company will bear the cost of the solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of the Company’s outstanding Common Stock. The Company may solicit proxies by mail, personal interview, email, telephone, or via the Internet. The Company has retained MacKenzie Partners, Inc. (“MacKenzie”), a proxy solicitation firm, to assist it in the solicitation of proxies for the Special Meeting and will pay MacKenzie a fee of $[ ], plus reimbursement of out-of-pocket expenses. In addition, the Company has agreed to indemnify MacKenzie against certain liabilities, including liabilities arising under the federal securities laws. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners.

THE MERGER AGREEMENT
The following is a summary of the material provisions of the Merger Agreement, a copy of which is attached to this Proxy Statement as Appendix A, and which the Company incorporates by reference into this Proxy Statement. The provisions of the Merger Agreement are extensive and not easily summarized. The Company encourages you to read carefully the Merger Agreement in its entirety, as the rights and obligations of the parties to the Merger Agreement are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this Proxy Statement.
The Merger Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about the Company contained in this Proxy Statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the Merger Agreement and described in this summary. The representations, warranties and covenants made in the Merger Agreement by the Company, Parent and Merger Sub were qualified and subject to important limitations agreed to by the Company, Parent and Merger Sub in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue, due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality that is different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures that were made by each party to the Merger Agreement to the other, which disclosures are not reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Proxy Statement, may have changed since the date of the Merger Agreement, May 24, 2022. Additional information about the Company may be found elsewhere in this Proxy Statement and in the Company’s other public filings with the SEC. See “Where Stockholders Can Find Additional Information” beginning on page 108.
Structure of the Merger
At the Effective Time, Merger Sub will merge with and into the Company and the separate corporate existence of Merger Sub will cease. The Company will be the surviving corporation in the Merger and will continue to be a Delaware corporation after the Merger. At the Effective Time, the certificate of incorporation of the Company, as amended and restated to read identically to the certificate of incorporation of the Merger Sub as in effect immediately prior to the Effective Time, will be the certificate of incorporation of the Surviving Corporation; provided that it will be amended so that the name of the Surviving Corporation is “StoneMor Inc.” At the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time will be the bylaws of the Surviving Corporation.
The directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and will serve until the earlier of their death, resignation or removal in accordance with the Restated Certificate of Incorporation and the Restated Bylaws of the Surviving Corporation. Unless otherwise determined by Parent, the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation and will serve until their successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the Restated Certificate of Incorporation and the Restated Bylaws of the Surviving Corporation.
When the Merger Becomes Effective
The closing of the Merger will take place electronically by the mutual exchange of signatures as promptly as practicable and no later than the second business day after the satisfaction or waiver of the conditions to closing provided for in the Merger Agreement (other than any condition that by its nature can only be satisfied by action taken at or immediately prior to the closing of the Merger, but subject to satisfaction of any such condition). The

Merger will become effective at the date and time when the Certificate of Merger is duly filed with and accepted by the Secretary of State of the State of Delaware or at such later date and time as may be agreed by the parties to the Merger Agreement in writing and specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL.
Effect of the Merger on the Shares of Common Stock of the Company and Merger Sub
At the Effective Time:
•	each outstanding share of Common Stock, other than the Excluded Shares, will be cancelled and converted into the right to receive the Merger Consideration;
•	each Treasury Share will be cancelled without payment of any consideration thereof;
•	each Axar Share will be converted into one share of common stock of the Surviving Corporation;
•
each Dissenting Share will be cancelled and converted into the right to receive payment of such amounts that are payable in accordance with Section 262 of the DGCL and will not have the right to receive the Merger Consideration, unless and until such stockholder loses, waives or withdraws its rights as a dissenting Company stockholder; and

•	each share of common stock, par value $0.01 per share, of Merger Sub, will be converted into one share of common stock of the Surviving Corporation.
Following the completion of the Merger, the Common Stock will no longer be publicly traded, and holders of the Common Stock (other than Parent) will cease to have any ownership interest in the Company. As described below under “—Treatment of Company Equity Awards,” 50% of the outstanding options to purchase Shares, all of which are held by employees of the Company, including its executive officers, will be converted into options to purchase Parent common stock.
Treatment of Company Equity Awards
At the Effective Time:
Stock Options: With respect to each award of options to purchase shares of Common Stock under the Company Equity Plan:
a.
one-half of the options to purchase shares of Common Stock subject to such award, rounded up to the nearest whole number, will be cancelled and converted into the right to receive a lump sum cash payment equal to the product of (1) the excess, if any, of $3.50 over the applicable exercise price of such award and (2) the number of shares of Common Stock subject to the Cancelled Options; and

b.
the balance of the options to purchase shares of Common Stock subject to such award, rounded down to the nearest whole number, will be assumed by Parent and converted into that number of fully vested Converted Parent Options, on the same terms and conditions as applicable to the option to purchase shares of Common Stock prior to the Effective Time, equal to the number of shares of Common Stock subject to such option immediately prior to the Effective Time. The exercise price per share of Parent Shares subject to a Converted Parent Option will be an amount (rounded up to the nearest hundredth of a cent) equal to (1) the exercise price per share of Common Stock subject to the applicable option award immediately prior to the Effective Time divided by (2) the quotient of $3.50 divided by the fair market value of a share of Parent Shares immediately following the Effective Time determined in accordance with Section 409A of the Code.

Phantom Units: At the Effective Time, each outstanding award of phantom units, whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) $3.50 and (ii) the number of shares of Common Stock subject to such award of phantom units.
Restricted Shares: At the Effective Time, each restricted share that is subject to an award under the Company Equity Plan will vest in full and become free of restrictions and shall be converted into the right to receive $3.50 in cash without interest.

Payment for the Common Stock in the Merger
At or prior to the Effective Time, Parent and the Company will deposit or cause to be deposited in trust for the benefit of holders of the Common Stock (other than Excluded Shares), with a paying agent designated by Parent, and reasonably acceptable to the Company (via the Conflicts Committee), sufficient funds for payment of the aggregate Merger Consideration. The paying agent will deliver the Merger Consideration according to the procedure summarized below.
As soon as reasonably practicable, but in no event more than five business days after the Effective Time, the Surviving Corporation will cause the paying agent to mail to each person who was, at the Effective Time, a Company stockholder of record entitled to receive the Merger Consideration, (1) a customary letter of transmittal and (2) instructions for use in effecting the surrender of any stock certificates (or effective affidavits of loss in lieu thereof) and/or such other documents as may be required in exchange for the Merger Consideration. Upon surrender of a stock certificate (or effective affidavits of loss in lieu thereof) and/or such other documents as may be reasonably required by the paying agent in accordance with the terms of the letter of transmittal, each Company stockholder holding shares of Common Stock represented by such stock certificate shall be entitled to receive in exchange for such stock certificate an amount (after giving effect to any required tax withholdings) equal to (1) the number of shares of Common Stock represented by such stock certificate multiplied by (2) $3.50, and the surrendered stock certificate will be cancelled.
As promptly as practicable after the Effective Time, the paying agent will issue and deliver to each holder of shares of Common Stock represented by book-entry interests the amount that such holder is entitled to receive pursuant to the terms of the Merger Agreement without such holder being required to deliver a stock certificate to the paying agent, provided that an “agent’s message” has been previously delivered to the paying agent regarding such shares of Common Stock represented by book-entry interests and such shares shall then cease to represent any right to receive Merger Consideration.
Representations and Warranties
The Merger Agreement contains representations and warranties of the Company as to, among other things:
•	corporate organization, existence and good standing, including with respect to the Company’s subsidiaries;
•
the capitalization of the Company, including in particular the number of shares of Common Stock and Stock Options, restricted shares of Common Stock and phantom units outstanding and the existence of any preemptive rights or rights of first refusal with respect to the Common Stock;

•	corporate power and authority to enter into the Merger Agreement and the Transactions;
•	receipt of an opinion from Duff & Phelps;
•	subsidiaries of the Company;
•
the absence of certain violations, defaults or consent requirements under certain contracts, organizational documents and law, in each case arising out of the execution and delivery of, and consummation of, Transactions;

•	required regulatory filings and authorizations, consents or approvals of government entities and consents or approvals required of other third parties and compliance with laws;
•	the accuracy of the Company’s and its subsidiaries’ filings with the SEC and of the financial statements included in the SEC filings;
•	conduct of the Company’s business and the absence of a Company Material Adverse Effect (as defined below) since December 31, 2021;
•	the absence of litigation;
•	labor and employment matters;
•	title to real property owned or leased;
•	ownership of rights with respect to the intellectual property;

•	the payment of taxes, the filing of tax returns and other tax matters related to the Company and its subsidiaries;
•	material contracts of the Company and its subsidiaries;
•	insurance policies;
•	compliance with applicable environmental laws;
•	the accuracy of the supplied Company information on the Schedule 13E-3 and Proxy Statement;
•	the absence of any fees or commissions owed to investment bankers, finders or brokers in connection with the Merger;
•	the Company’s use of all necessary action to ensure that anti-takeover provisions of applicable law will not apply to the Merger;
•	employee benefit plans; and
•	absence of additional representations or warranties.
The Merger Agreement also contains representations and warranties of Parent and Merger Sub as to, among other things:
•	corporate organization and good standing and Parent’s and Merger Sub’s share ownership;
•	power and authority to enter into the Merger Agreement and to consummate the Transactions;
•	required regulatory filings and authorizations, consents or approvals of government entities and consents or approvals required of other third parties;
•	the availability of funds from Parent and the Company to pay the Merger Consideration and related expenses;
•	certain litigation;
•	the accuracy of the information provided by Parent and Merger Sub to be included in this Proxy Statement and Schedule 13E-3;
•	the ownership of securities;
•	operations of Merger Sub;
•	the absence of certain arrangements arising out of the execution, delivery and performance of, and consummation of the Transactions;
•	the absence of any fees or commissions owed to investment bankers, finders or brokers in connection with the Merger; and
•	the absence of additional representations or warranties.
Many of the representations and warranties of the Company in the Merger Agreement are qualified by knowledge or materiality qualifications or a “material adverse effect” clause. For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any fact, event, circumstance, change, development, or effect (an “Effect”) that, individually or in the aggregate with all other Effects:
•
would prevent or materially delay the completion of the Transactions by the Company or otherwise be materially adverse to the ability of the Company to perform its obligations under the Merger Agreement, provided that no such Effect arising out of or resulting from any of the following, either alone or in combination will constitute or be taken into account in determining whether there has been such a “Company Material Adverse Effect”:

•
Effects resulting from any action, event or transaction described in Item 13. Certain Relationships and Related Transactions and Director Independence of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC, or any misstatement or omission therein, or any litigation, suit, claim, action, demand letter or formal or informal regulatory document production request or similar proceeding (“Action”) arising therefrom or related thereto, or any order, writ, judgment, injunction, decree, determination, award or settlement relating to any such Action (“Item 13 Matters”); or
•
any default or event of default under the 2029 Indenture arising from or relating to any Item 13 Matter, or any declaration by bondholders or the trustee thereunder of such an event of default, or any acceleration of the Company’s 8.500% Senior Secured Notes due 2029 resulting therefrom; or

•
has a material adverse effect on the business, assets, financial conditions or results of operations of the Company and its subsidiaries taken as a whole, provided that no such Effect arising out of or resulting from any of the following, either alone or in combination will constitute or be taken into account in determining whether there has been such a “Company Material Adverse Effect”:

•	changes in general business, economic or political conditions or changes in financial, credit or securities markets in general;
•	changes in GAAP or regulatory accounting requirements (or any interpretation or enforcement thereof) that are binding on the Company or any of its subsidiaries;
•	changes in applicable laws (or any interpretation or enforcement thereof) that are binding on the Company or any of its subsidiaries;
•
Effects resulting from the completion of the Transactions, or the public announcement of the Merger Agreement or the identities of the parties to the Merger Agreement, including the initiation of stockholder litigation or other legal proceeding related to the Merger Agreement or the Transactions;

•
acts of God, natural disasters, epidemics, pandemics, declarations of war, acts of sabotage or terrorism, outbreak or escalation of hostilities, or lockdowns, sanctions or other government actions in response to any such events;

•	changes in market price or trading volume of the shares of Common Stock;
•	actions or omissions of the Company or any of its subsidiaries that are expressly required by the Merger Agreement or with the written consent or at the written request of Parent or Merger Sub;
•	Effects affecting the industries or markets in which the Company or its subsidiaries operate;
•	Effects resulting from any Item 13 Matter; or
•
any default or event of default under the 2029 Indenture arising from or relating to any Item 13 Matter, or any declaration by bondholders or the trustee thereunder of such an event of default, or any acceleration of the Company’s 8.500% Senior Secured Notes due 2029 resulting therefrom.

provided that any Effect resulting from any of the matters described in the first, second, third, fifth or eighth bullets may be taken into account in determining whether or not there has been, or is reasonably expected to be, a Company Material Adverse Effect if, but only if, such Effects individually or in the aggregate have a materially disproportionate impact on the Company and its subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its subsidiaries conduct their businesses, in which case the incremental disproportionate impact or impacts may be taken into account in determining whether or not a Company Material Adverse Effect has occurred.
Conduct of Business Pending the Merger
The Merger Agreement provides that, subject to certain exceptions or Parent’s consent, during the period from the signing of the Merger Agreement to the earlier of the Effective Time or the termination of the Merger Agreement, the Company must, and will cause each of its subsidiaries to, ensure that the business and operations of the Company and each of its subsidiaries be conducted in the ordinary course of business consistent with past practice and use its reasonable best efforts to preserve substantially intact the business organization of the Company and its subsidiaries, keep available the services of the current officers and key employees of the Company and its subsidiaries and preserve the current relationships of the Company and its subsidiaries with governmental authorities, lenders, customers, suppliers and other persons with which the Company or any of its subsidiaries has relations. In addition, subject to certain exceptions or Parent’s written consent, the Company must not and will cause each of its subsidiaries not to, directly or indirectly:
•
amend or otherwise change its certificate of incorporation, bylaws or equivalent organizational documents (whether by merger, consolidation or otherwise) or amend any terms of any securities of the Company or any of its subsidiaries;

•
issue, deliver, sell, transfer, lease, assign, sublease, license, pledge, dispose of, abandon, grant, mortgage, encumber or subject to any Lien (as defined in the Merger Agreement), or authorize the issuance, delivery, sale, transfer, lease, assignment, sublease, license, pledge, disposition, abandonment, grant, mortgage, encumbrance or subjection to any Lien of (i) any shares of any securities of the Company or any of its subsidiaries (including the grant of any equity or equity-based award with respect of securities of the Company or its subsidiaries under the Company Equity Plan or otherwise) or (ii) any property or asset (whether real, personal or mixed, and including leasehold interests and intangible property) of the Company or any of its subsidiaries having a current value in excess of $250,000 individually or $1,000,000 in the aggregate with other property or assets, except solely in the case of clause (ii) with respect to obsolete assets or inventory in the ordinary course of business consistent with past practice or otherwise pursuant to existing contracts that have been disclosed to Parent prior to the date of the Merger Agreement;

•	create any subsidiary of the Company;
•
(i) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect of any of its shares; (ii) split, combine or reclassify any of its shares, other than dividends paid by a wholly-owned subsidiary of the Company to its parent or another subsidiary of the Company, or (iii) amend any term of any security of the Company or any of its subsidiaries (in each case whether by merger, consolidation or otherwise);

•
reclassify, combine, split, subdivide, redeem or offer to redeem, or purchase, offer to purchase or otherwise acquire, directly or indirectly, any of the Company’s securities (including shares of Common Stock) or any securities of any subsidiary of the Company, or any options, warrants, convertible securities or other rights exchangeable or convertible or exercisable for any securities of the Company (including shares of Common Stock) or securities of any subsidiary of the Company;

•
effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization or similar transaction involving the Company or any of its subsidiaries, other than the merger, consolidation, amalgamation or other combination of any wholly-owned subsidiary of the Company with any other wholly-owned subsidiary of the Company;

•
(i) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, or make any capital contribution or investment in, any corporation, partnership, other business organization or any division thereof involving consideration of over $5,000,000; (ii) acquire any material assets, other than purchases of inventory or other assets in the ordinary course of business or pursuant to any existing Contracts (as defined in the Merger Agreement); (iii) incur, assume, alter, amend or modify any Indebtedness (as defined in the Merger Agreement); or (iv) authorize, or make any commitment with respect to, any capital expenditures that is not budgeted in the Company’s current plan approved by the Board as of the date of the Merger Agreement, other than, in the case of clause (iv), expenditures consistent with past practice necessary to maintain existing assets in good repair;

•
make any changes with respect to any financial accounting policies, methods or procedures, except as required by changes in statutory or regulatory accounting rules, GAAP or applicable laws and as agreed to by the Company’s independent public accountants;

•
enter into, or materially amend, or modify or consent to the termination of any Material Contract (as defined in the Merger Agreement) or lease for real property or any other Contract which was, or would have been a Material Contract if in effect on the date of the Merger Agreement, or amend, waive, modify, release, assign or consent to the termination of the Company’s or any of the Company’s subsidiaries’ material rights thereunder;

•
pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of liabilities reflected or reserved against in the Company’s balance sheet as included in the Company’s reports filed with the SEC, or incurred subsequent to such date in the ordinary course of business consistent with past practice;

•	settle, or offer or propose to settle any Action;
•	enter into any new line of business or abandon or discontinue any existing line of business;
•
make, revoke or change any material tax election, materially amend any tax return or waive any statute of limitations with respect to any material tax claim or assessment, enter into any closing agreement with respect to taxes, surrender any right to claim a material refund of taxes, settle or finally resolve any controversy with respect to material taxes for an amount in excess of the amount reserved or provided therefor in the Company’s financial statements, change any annual accounting period, or change any method of tax accounting or take any action outside the ordinary course of business that could reasonably be expected to result in the Company or any of its subsidiaries being required to include an item of income in, or exclude a deduction from, a tax return for a period beginning after the date of the closing of the Merger;

•
except as required by the terms of any existing Company benefit or compensatory plan, agreement or arrangement (i) increase or amend the compensation payable or benefits provided to any current or former employees, contractors, subcontractors, agents or other persons engaged by the Company or its subsidiaries in connection with their businesses, or (ii) establish, adopt or amend any stock option, restricted stock or other benefit plan or arrangement;

•
adopt a plan of agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or file a petition in bankruptcy under any provisions of applicable bankruptcy law on its behalf, or consent to the filing of any bankruptcy petition against it under any similar applicable law;

•
make or forgive any loan to any other person (other than the advancement of expenses to its employees, officers or directors in connection with the performance of their duties in the ordinary course of business consistent with past practices); or

•	agree, authorize or enter into any agreement to take any of the foregoing actions.
Other Covenants and Agreements
Stockholder Approval
The Company will convene and hold a meeting of its stockholders as promptly as reasonably practicable following the mailing of this Proxy Statement for the purpose of obtaining the Requisite Company Vote and, subject to certain limitations described in “The Merger Agreement — Other Covenants and Agreements — No Solicitation Covenant” beginning on page 81, use all reasonable efforts to solicit from its stockholders proxies in favor of the adoption of the Merger Agreement.
Parent will cause all shares held by it and the Axar Vehicles to be present at the Special Meeting and will vote, and will cause the Axar Vehicles to vote, or cause to be voted, all shares of Common Stock held by such persons in favor of the Merger Agreement and the Transactions, any matters necessary for the completion of such transactions and any adjournment or postponement of the Special Meeting or any other annual or special meeting of the stockholders of the Company at which any of the foregoing matters are to be considered.
Access and Information
Throughout the period prior to the Effective Time, upon reasonable notice from Parent, the Company and its subsidiaries must provide Parent and its representatives reasonable access during normal business hours to the offices, properties, books, records and personnel of such person, provide to Parent and its representatives such financial and operating data and other information as such persons may reasonably request and instruct their employees, legal counsel, financial advisors, auditors and other representatives to reasonably cooperate with Parent and its representatives in their investigation in connection with the Transactions.

Go-Shop (“Go-Shop Covenant”)
Until the Go-Shop Period End Date, the Company and its representatives, acting at the direction and under the supervision of the Conflicts Committee, were permitted to (i) solicit, initiate, propose, encourage and facilitate any inquiry, discussion, offer or request that constitutes or would reasonably be expected to lead to a Competing Transaction (as defined below) and (ii) engage in discussions and negotiations with, and furnish access to the personnel, business, properties, assets, information, work papers and books and records of the Company and its subsidiaries to any third party in connection with a Competing Transaction or any inquiry, discussion, offer or request that may lead to a Competing Transaction. Prior to furnishing such information or affording such access, the Company was required to (i) enter into an Acceptable Confidentiality Agreement (as defined in the Merger Agreement) with such person and (ii) provide or make available such information to Parent.
The Conflicts Committee was required to provide written notice to Parent, as promptly as reasonably practicable following a determination by the Conflicts Committee that a person is an Excluded Party, containing (i) the identity of each Excluded Party and (ii) a reasonably detailed summary of the material terms and conditions of any proposal for a Competing Transaction made by such Excluded Party.
Under the Merger Agreement, “Excluded Party” means any third party from which the Company received prior to the Go-Shop Period End Date a definitive bona fide written proposal for a Competing Transaction that (i) remained pending as of, and not withdrawn on or prior to, the Go-Shop Period End Date and (ii) the Conflicts Committee had determined in good faith on or prior to the Go-Shop Period End Date, after consultation with Duff & Phelps and outside legal advisors, constitutes or is reasonably likely to result in a Superior Proposal (as defined below).
On the Go-Shop Period End Date, the Company was required to, and was required to cause each of its subsidiaries and each of its and their representatives to, cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any third party (other than Excluded Parties) relating to any Competing Transaction or any inquiry, discussion, offer or request that could reasonably have been expected to lead to a Competing Transaction. The Company was required to request, as promptly as possible, that each third party (other than any Excluded Party) that had previously executed a confidentiality or similar agreement in connection with its consideration of a Competing Transaction return to the Company or destroy any non-public information previously furnished or made available by the Company or its representatives in accordance with the terms of the confidentiality agreement in place with such person.
No Solicitation Covenant (“No Solicitation Covenant”)
From and after the Go-Shop Period End Date until the earlier of the termination of the Merger Agreement and the Effective Time, pursuant to the terms of the Merger Agreement, except as described below, the Company has agreed not to, and has agreed not to authorize or permit any of its subsidiaries or any of its or their representative to, directly or indirectly:
•
solicit, initiate or knowingly encourage or facilitate, any inquiries or the making of any proposal or offer that relates to, constitutes, or could reasonably be expected to lead to, any Competing Transaction;

•
furnish nonpublic information to or afford access to the business, employees, officers, Contracts, properties, assets, books and records of the Company and its subsidiaries to any person in furtherance of such inquiries, proposals or offers or to obtain a proposal or offer for a Competing Transaction;

•
enter into, maintain or continue discussions or negotiations with, or provide any nonpublic information to or otherwise knowingly assist or cooperate with, any person or entity in furtherance of such inquiries, proposals or offers or to obtain a proposal or offer for a Competing Transaction;

•	agree to, approve, endorse or recommend any Competing Transaction or enter into any letter of intent or Contract or commitment contemplating or otherwise relating to any Competing Transaction; or
•	release any Excluded Party or third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.

Under the Merger Agreement, a “Competing Transaction” means any of the following:
•
any merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or to which 20% or more of the total revenue of the Company is attributable;

•
any sale, lease, exchange, transfer or other disposition of assets for business of the Company and its subsidiaries that constitute or represent 20% or more of the total revenue or assets of the Company and its subsidiaries, taken as a whole;

•	any sale, exchange, transfer or other disposition of 10% or more of any class of equity securities of the Company;
•	any general offer, tender offer or exchange offer that, if consummated, would result in any person beneficially owning 10% or more of any class of equity securities of the Company; or
•	any combination of the foregoing.
Under the Merger Agreement, a “Superior Proposal” is a written, bona fide offer that did not result from a breach of the Merger Agreement made by a person with respect to a Competing Transaction that the Conflicts Committee determines, in its good faith judgement (after (a) consultation with Duff & Phelps and outside legal counsel and (b) taking into consideration all terms and conditions relating to such offer, including all legal, financial, regulatory and other aspects of such offer, including the likelihood and timing of consummation thereof, the identity of the person or group making the offer and any revisions to this Agreement made or proposed in writing by Parent in accordance with the provisions described below under the heading “Change in Company Recommendation” (prior to the date of determination), to be more favorable to the Company and the Company’s stockholders (other than holders of the Excluded Shares) from a financial point of view than the Merger. For the purposes of the definition of “Superior Proposal”, each reference to “10%” or “20%”, as the case may be, in the definition of “Competing Transaction” shall be replaced with “50%”. For a Competing Transaction to constitute a Superior Proposal: (i) such Competing Transaction must not be subject to a financing condition; (ii) the Conflicts Committee shall have reasonably concluded that the person making such offer has the financial wherewithal (together with up to $10,000,000 in cash of the Company) necessary to perform its obligations thereunder and to consummate the transactions contemplated thereby (including the financial wherewithal to comply and/or cause the Company to comply with its obligations under Section 5.14 of the 2029 Indenture in connection therewith); and (iii) that any financing required by such person in connection with the Competing Transaction is then supported by financial commitments that, if executed in connection with definitive documentation for a transaction, would be sufficient for such purposes.
From and after the Go-Shop Period End Date, the Company, acting at the direction and under the supervision of the Conflicts Committee, will notify Parent within 24 hours of any proposal, offer or inquiry from any person regarding a Competing Transaction or that could reasonably be expected to lead to a Competing Transaction. Such notice will specify the identity of the person, the material terms and conditions of the Competing Transaction or potential Competing Transaction, and whether the Company has any intention to provide confidential information to such person. The Company has agreed to keep Parent informed on a reasonably current basis (and in any event within 24 hours of the occurrence of any material changes, developments or discussions) of the status or terms of such proposal, offer or inquiry or the terms thereof. The Company will notify Parent in writing if it determines to initiate any action concerning a proposal, offer or inquiry and provide Parent with at least 24 hours’ notice prior to any meeting of the Conflicts Committee at which the Conflicts Committee is reasonably expected to consider any inquiry, proposal or offer relating to any Competing Transaction.
Except as described below, neither the Board nor the Conflicts Committee is permitted to:
•
change, withhold, withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, or propose publicly to change, withhold, withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, the Company Recommendation;

•	adopt, approve or recommend, or propose to adopt, approve or recommend, any Competing Transaction;
•	fail to make the Company Recommendation or fail to include the Company Recommendation in this Proxy Statement;
•
fail to recommend against any Competing Transaction subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within 10 business days after the commencement of such Competing Transaction; or

•	resolve or publicly announce its intention to do any of the foregoing actions.
Under the Merger Agreement, “Company Recommendation” means the Board’s recommendation that the stockholders of the Company vote for the adoption of the Merger Agreement.
At any time prior to obtaining the Requisite Company Vote, the Company and its representatives, acting at the direction and under the supervision of the Conflicts Committee may:
•
engage in negotiations or discussions with (i) any Excluded Party and its representatives or (ii) any third party and its Representatives that, in each case, have made a written proposal for a Competing Transaction that did not result from a breach of the No Solicitation Covenant, provided that the Conflicts Committee determines that such Competing Transaction constitutes or is reasonably likely to lead to a Superior Proposal;

•
furnish to any such Excluded Party or third party and their representatives non-public information relating to the Company or any of its subsidiaries pursuant to an Acceptable Confidentiality Agreement (as defined in the Merger Agreement) with such Excluded Party or third party; and

•
subject to compliance with the terms of the Merger Agreement, terminate the Merger Agreement if the Conflicts Committee has made a Change in Company Recommendation in connection with a Superior Proposal.

Change in Company Recommendation
At any time prior to obtaining the Requisite Company Vote, subject to compliance with the terms of the Go-Shop Covenant and the No Solicitation Covenant, the Conflicts Committee may make a Change in Company Recommendation (i) in connection with a Superior Proposal or (ii) in response to an Intervening Event (as defined below); provided, however, that the Conflicts Committee will not make or authorize a Change in Company Recommendation and/or authorize the Company to terminate the Merger Agreement in connection with such Change in Company Recommendation unless:
•	the Company has complied with its obligations pursuant to the Go-Shop Covenant and the No Solicitation Covenant;
•
the Company, acting at the direction and under the supervision of the Conflicts Committee, has provided Parent with at least four business days’ written notice prior to such action of its intention to do so and specified in reasonable detail the reasons for such Change in Company recommendation and/or termination, which notice includes:

○
in the case of a Change in Company Recommendation to be made in connection with a Superior Proposal or a termination in connection with a Change in Company Recommendation in connection with a Superior Proposal in which Parent has not agreed in writing to participate, the most current version of the proposed agreement under which a Superior Proposal is proposed to be consummated and the identity of the third party proposing the Competing Transaction; or

○	in the case of a Change in Company Recommendation to be made pursuant to an Intervening Event, a reasonably detailed description of the reasons for making such Change in Company Recommendation.
•	the Company, acting at the direction and under the supervision of the Conflicts Committee, has negotiated, and has caused its representatives to negotiate, reasonably and in good faith with Parent during the aforementioned four business day notice period any revisions to the terms of the Merger Agreement that Parent proposes and has not withdrawn in response to such Superior Proposal or Intervening Event and that would be binding on Parent if accepted by the Company; and
•
following the end of the aforementioned four day notice period, the Conflicts Committee has determined, after consultation with outside legal counsel and Duff & Phelps, and after giving due consideration to any revisions proposed by Parent that :

○
in the case of a Change in Company Recommendation to be made in connection with a Superior Proposal or a termination of the Merger Agreement in connection with such Change in Company Recommendation in connection with a Superior Proposal in which Parent has not agreed in writing to participate, such Superior Proposal would continue to constitute a Superior Proposal; and

○	in the case of a Change in Company Recommendation to be made pursuant to an Intervening Event, such Intervening Event would nevertheless necessitate the need for such Change in Company Recommendation.
Under the Merger Agreement, an “Intervening Event” is, subject to certain exceptions set forth in the Merger Agreement, any material Effect that was not known to, or reasonably foreseeable by, the Conflicts Committee as of the date of the Merger Agreement (or, if known or reasonably foreseeable, the consequences of which were not known to, or reasonably foreseeable by, the Conflicts Committee as of the date of the Merger Agreement), which Effect, or consequences, as applicable, becomes known to the Conflicts Committee prior to the time the Requisite Company Vote is obtained.
Nothing in the Merger Agreement prohibits the Company from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act or taking or disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act or from making any other disclosure to the Company’s stockholders to comply with applicable law.
Directors’ and Officers’ Indemnification and Insurance
The certificate of incorporation and bylaws of the Surviving Corporation will contain provisions regarding the exculpation, advancement of expenses and indemnification no less favorable than those set forth in the certificate of incorporation and bylaws of the Company in effect as of the date of the Merger Agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were former or present directors or officers of the Company, unless such modification is required by applicable laws.
From and after the Effective Time, the Surviving Corporation will indemnify and hold harmless, and provide advancement of expenses to, the present and former officers and directors of the Company and its subsidiaries (each of whom the Company refers to as an “indemnified party”) in respect of acts or omissions in their capacity as an officer or director of the Company or any of its subsidiaries or any of their respective predecessors or as an officer, director, employee, fiduciary or agent of another agent if the indemnified party was serving in such capacity at the request of the Company or any of its subsidiaries, to the fullest extent permitted by the DGCL or provided under the certificate of incorporation, bylaws and any indemnification agreements and any other governing documents of the Company and its subsidiaries in effect on the date of the Merger Agreement.
During the period from the Effective Time until six years from the Effective Time, Parent or the Surviving Corporation will obtain and maintain directors’ and officers’ liability insurance with the same coverage, scope, amounts and terms of the current directors’ and officers’ liability insurance maintained by the Company as are in effect as of the date of the Merger Agreement (subject to a maximum aggregate premium of 300% of the cost of the current directors’ and officers’ liability insurance). Alternatively, the Surviving Corporation may purchase a six-year “tail” prepaid policy on terms and subject to conditions no less advantageous to the indemnified parties than the directors’ and officers’ liability insurance maintained by the Company as of the date of the Merger Agreement.

Notification of Certain Matters
Each of Parent and the Company will promptly notify the other party in writing of (i) any notice from any person alleging that the consent of such person is or may be required in connection with the Transactions, (ii) any notice or other communication from any governmental authority in connection with such transactions, (iii) any Actions commenced or threatened in writing against the Company, any of its subsidiaries, Parent or any of its affiliates that would have bene required to have been disclosed by such person pursuant to such person’s representations and warranties in the Merger Agreement or that relate to the Transactions, and (iv) any breach of any representation or warranty or failure to perform any covenant or agreement on the part of such person which would cause any condition to the Merger to not be satisfied.
Employees; Benefit Plans
Parent agrees that, for a period ending one year after the Effective Time, Parent will cause the Company or the Surviving Corporation, as applicable, to provide to each individual who is employed by the Company or its subsidiaries immediately prior the Effective Time (each, a “Company Employee”) with the following while such Company Employee remains employed by Parent, the Surviving Corporation or their respective affiliates: (i) a base salary or regular hourly wage, as applicable, that is not less than the base salary or regular hourly wage provided to such employee by the Company and its subsidiaries immediately prior to the Effective Time; (ii) bonus opportunities (including annual and quarterly bonus opportunities and cash-based long-term incentive opportunities), sales and service incentive award compensation opportunities that are no less favorable in the aggregate to such employees than those provided to such employees by the Company and its subsidiaries immediately prior to the Effective Time (excluding any value attributable to equity and equity-based compensation); (iii) pension and welfare benefits and perquisites (other than defined benefit pension benefits and retiree medical benefits) that are no less favorable in the aggregate than those provided by the Company and its subsidiaries immediately prior to the Effective Time; and (iv) severance benefits that are no less favorable than those set forth in the Company’s severance agreements with employees, policies, and programs in effect at the Effective Time.
With respect to any employee benefit plan maintained by Parent or any subsidiary of Parent (collectively, “Parent Benefit Plans”) in which any employee of the Company or its subsidiaries or the beneficiaries and dependents thereof is otherwise eligible to participate effective as of the Effective Time, Parent shall, or shall cause the Surviving Corporation to take commercially reasonable actions to: (i) recognize all service of such employees with the Company or any of its subsidiaries, as the case may be, for purposes of determining eligibility to participate, vesting and entitlement to paid time, vacation or severance benefits where length of service is relevant, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan, except where such credit would result in a duplication of benefits; (ii) waive any eligibility waiting periods and evidence of insurability requirements to the extent coverage under such Parent Benefit Plan replaces coverage under a comparable Company Benefit Plan in which such Company Employee participated immediately before the replacement; and (iii) provide credit for any co-payments and deductibles incurred prior to the Effective Time for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any such Parent Benefit Plans that may apply as of or following the Effective Time as if such amounts had been paid in accordance with such Parent Benefit Plan.
From and after the Effective Time, the Surviving Corporation will, and Parent will cause the Surviving Corporation to, honor, in accordance with their terms, all employment, severance, income continuity and change of control programs, plans or agreements between the Company and any employee of the Company and its subsidiaries, including bonuses, incentives, severance payments or deferred compensation, in each case in existence on the date hereof and properly disclosed to Parent, as such programs, plans or agreements may be amended from time to time in accordance with their terms.
From and after the Effective Time, the Surviving Corporation will, and Parent will cause the Surviving Corporation or the Company Benefit Plans to, provide or pay when due to the employees of the Company and its subsidiaries and any beneficiaries and dependents thereof all benefits and compensation pursuant to the Company Benefit Plans, programs and arrangements in effect on the date hereof earned or accrued through, and to which such individuals are entitled as of, the Effective Time.

Participation in Litigation
Prior to the Effective Time, (i) the Company will give prompt notice to Parent, and Parent will give prompt notice to the Company, of any Actions commenced or, to the knowledge of such party, threatened against such party and/or its directors which relate to the Merger Agreement or the Transactions and (ii) the Company will give Parent the opportunity to participate in the defense or settlement of any Actions by holders of Common Stock (on their own behalf or on behalf of the Company) against the Company and/or its directors or representatives relating to the Merger Agreement or the Transactions. No Action will be settled or compromised without Parent’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed.
Other Covenants
The Merger Agreement contains additional agreements between the Company, Parent and Merger Sub relating to, among other matters:
•
the filing of this Proxy Statement and a Rule 13e-3 transaction statement on Schedule 13E-3 with the SEC (and cooperation in response to any comments from the SEC with respect to this Proxy Statement);

•	the obligations of Merger Sub;
•	the resignations of the directors of the Company and its subsidiaries designated by Parent;
•	the coordination of press releases and other public announcements or filings relating to the Merger Agreement and the Transactions;
•	the de-listing of the Common Stock from NYSE and the deregistration under the Exchange Act;
•	antitakeover statues or regulations that become applicable to the Merger Agreement and the Transactions;
•	certain matters relating to Section 16 of the Exchange Act; and
•	the rights and privileges of holders of Converted Parent Options and the assumption by Parent of the Company Equity Plan.
Conditions to the Merger
The obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the fulfillment or waiver, at or before the Effective Time, of the following conditions:
•	that the Requisite Company Vote has been obtained;
•
that no injunction or other order or decree has been issued by a court of competent jurisdiction or other governmental authority that (i) prohibits or makes illegal the completion of the Merger and/or the other Transactions or (ii) enjoins the Company, Parent or Merger Sub from completing the Merger and/or the other Transactions; and

•
that no applicable law has been enacted or promulgated after the date of the Merger Agreement by a governmental authority the effect of which is to make illegal or otherwise prohibit the completion of the Merger or the other Transactions.

The obligation of Parent and Merger Sub to effect the Merger is subject to the fulfillment or waiver, at or before the Effective Time, of the following conditions:
•
certain representations and warranties of the Company in the Merger Agreement continue to be true and correct in all material respects, and the remaining representations and warranties continue to be true and correct in all respects except to the extent that any such failure would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

•	the Company has performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the date of the closing of the Merger;
•
no Company Material Adverse Effect with respect to the business, assets, financial conditions or results of operations of the Company or its subsidiaries as a whole has arisen or occurred following the date of the Merger Agreement; and

•	the Company has delivered a certificate confirming the accuracy of its representations and warranties and performance of its obligations.
The obligation of the Company to effect the Merger is subject to the fulfillment or waiver, at or before the Effective Time, of the following conditions:
•
the representations and warranties of Parent and Merger Sub in the Merger Agreement continue to be true and correct, except where the failure of such representations and warranties to be true and correct would not reasonably be expected to, individually or in the aggregate, prevent, materially impede or materially delay the consummation of the Transactions by Parent and Merger Sub;

•	each of Parent and Merger Sub has performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the date of the closing of the Merger; and
•	Parent has delivered a certificate confirming the accuracy of its representations and warranties and performance of its obligations.
Termination
The Company (acting upon the recommendation of the Conflicts Committee) and Parent may terminate the Merger Agreement by mutual written consent at any time before the completion of the Merger. In addition, either the Company (acting upon the recommendation of the Conflicts Committee) or Parent may terminate the Merger Agreement if:
•
the Merger has not been completed by January 31, 2023 (the “Termination Date”), provided that this termination right is not available to any party whose breach of its obligations under the Merger Agreement has been the primary cause of the failure to complete the Merger by such date;

•
a final, non-appealable injunction, order or decree has been issued by a court of competent jurisdiction or other governmental authority that (i) prohibits or makes illegal the completion of the Merger and/or the other Transactions or (ii) permanently enjoins the Company, Parent or Merger Sub from completing the Merger or the other transactions, provided that this termination right is not available to any party whose breach of its obligation to use reasonable best efforts to take, or cause to be taken, all appropriate actions to complete the Merger and the other Transactions or any other material breach of the Merger Agreement has been the primary cause of such injunction, order or decree;

•
any law or regulation has been enacted or promulgated after the date of the Merger Agreement by a governmental authority, the effect of which is to make illegal or otherwise prohibit the consummation of the Merger and/or the other Transactions; or

•	the Requisite Company Vote was not obtained at the Special Meeting (or at any adjournment or postponement thereof).
The Company may terminate the Merger Agreement (acting upon the recommendation of the Conflicts Committee) if:
•
there is a breach of any representation, warranty or covenant of Parent or Merger Sub, such that the conditions to the Company’s obligation to consummate the Merger and such breach is incapable of being cured by the Termination Date or, if capable of being cured, is not cured within 10 business days following written notice of the breach, provided that this termination right shall not be available to the Company if it is in breach of the Merger Agreement;

•
prior to the time the Requisite Company Vote is obtained, if the Conflicts Committee has made a Change in Company Recommendation in connection with a Superior Proposal in which Parent has not agreed in writing to participate;

•
prior to the time the Requisite Company Vote is obtained, in order to accept a Superior Proposal in which Parent has agreed in writing to participate, and concurrently therewith or immediately thereafter enter into a binding, definitive agreement that has been approved by Parent and the Board providing for the consummation of such Superior Proposal; or

•	prior to the time the Requisite Company Vote is obtained, if the Conflicts Committee has made a Change in Company Recommendation in connection with an Intervening Event.

Parent may terminate the Merger Agreement if:
•
there is a breach of any representation, warranty or covenant of the Company, that would cause the conditions to Parent’s obligation to consummate the Merger not to be satisfied and such breach is incapable of being cured by the Termination Date or, if capable of being cured, is not cured within 10 business days following written notice of the breach, provided that this termination right shall not be available to Parent if it is in breach of the Merger Agreement;

•	the Company or any of its subsidiaries has breached its obligations described above under the headings “Go-Shop” and “No Solicitation Covenant”;
•	the Company has failed to include its recommendation that the Company stockholders adopt the Merger Agreement in this Proxy Statement; or
•	the Conflicts Committee or Board has effected a Change in Company Recommendation.
Termination Fees and Expenses
Under certain circumstances following a termination of the Merger Agreement, the Company has agreed to pay certain fees (each, a “Termination Fee”) to Parent as follows:
•
if the Merger Agreement is terminated by Parent following a breach of the Go-Shop Covenant or No Solicitation Covenant by the Company or any of its subsidiaries in any material respect, the Company will pay a termination fee of $4,200,000 to Parent within two Business Days after the effectiveness of such termination.

•
if the Merger Agreement is terminated by the Company prior to the Requisite Company Vote, in order (i) to accept a Superior Proposal in which Parent has agreed in writing to participate in, and (ii) concurrently therewith or immediately thereafter enter into a binding, definitive agreement that has been approved by Parent and the Board providing for the consummation of such Superior Proposal, the Company will pay to Parent a termination fee of $4,200,000 prior to or simultaneous with and as a condition to such termination.

•
if the Merger Agreement is terminated by the Company prior to the receipt of the Requisite Company Vote following a Change in Company Recommendation made by the Conflicts Committee in connection with an Intervening Event, the Company will pay to Parent a termination fee of $2,100,000 prior to or simultaneous with and as a condition to such termination.

•	if the Merger Agreement is terminated,
•
(A) by Parent or the Company due to the Merger not having been completed on or before the Termination Date (i) without the Requisite Company Vote having been obtained, (ii) without there being any injunction, order or decree issued that prohibits or makes illegal the completion of the Merger and the Transactions or which enjoins the Company, Parent or Merger Sub from consummating the Merger or the other Transactions and (iii) without there having been enacted after the date of the Merger Agreement any law or regulation by a governmental authority, the effect of which is to make illegal or otherwise prohibit the consummation of the Merger and/or the other transactions contemplated by the Merger Agreement, or (B) by Parent due to (i) a breach of representations, warranties or covenants by the Company that would cause the conditions to close under the Merger Agreement to not be satisfied and which cannot be cured or remains uncured for the specified period after notice, (ii) a failure by the Company to include the Company Recommendation in this Proxy Statement or (iii) the Conflicts Committee has effected a Change in Company Recommendation; and

•	after the date of the Merger Agreement, a Competing Transaction is publicly announced or otherwise communicated to the Company, the Conflicts Committee or the Board; and
•
within six months following the termination, (A) the Company or any of its subsidiaries has entered into a definitive agreement with respect to, or recommended to the Company stockholders a Competition Transaction that is, in either such event, consummated or (B) a Competing

Transaction has been consummated and, in the case of either (A) or (B), Parent or the Axar Vehicles participate in such Competing Transaction on the same economic terms as the other stockholders of the Company, with certain exceptions, the Company will pay to Parent a termination fee of $4,200,000 prior to or concurrently with the consummation of such Competing Transactions. For the purposes of this section, each percentage referenced in the definition a “Competing Transaction” is deemed to be a reference to 50%. For a Competing Transaction to constitute a Superior Proposal: (i) such Competing Transaction must not be subject to a financing condition; (ii) the Conflicts Committee shall have reasonably concluded that the person making such offer has the financial wherewithal (together with up to $10,000,000 in cash of the Company) necessary to perform its obligations thereunder and to consummate the transactions contemplated thereby (including the financial wherewithal to comply and/or cause the Company to comply with its obligations under Section 5.14 of the 2029 Indenture in connection therewith); and (iii) that any financing required by such person in connection with the Competing Transaction is then supported by financial commitments that, if executed in connection with definitive documentation for a transaction, would be sufficient for such purposes.
The parties have agreed that in the event that Parent receives a Termination Fee or a Termination Fee is payable under the Merger Agreement, Parent’s right to receive such Termination Fee will be the sole and exclusive remedy of Parent, Merger Sub and the former, current and future holders of any equity, partnership or limited liability company interest in, controlling person, directors, officers, employees, agents, attorneys, affiliates, representatives, members, managers, general or limited partners, shareholders or, assignees of, Parent or Merger Sub against the Company, its subsidiaries, the direct or indirect stockholders of the Company or any of their respective affiliates or representatives (such parties, the “Non-Recourse Parties”) for any loss or damage suffered as a result of any breach of any representation, warrant, covenant or agreement under the Merger Agreement, any failure to perform under the Merger Agreement or other failure of the Transactions. Upon payment of the Termination Fee, none of the Non-Recourse Parties will have any further liability or obligation relating to or arising out of the Merger Agreement or the Transactions.
Fees and Expenses
Except as otherwise provided in the Merger Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger will be paid by the party incurring or required to incur them.
Amendments and Modification
The Merger Agreement may be amended by the mutual written consent by the parties (and in the case of the Company, upon recommendation of the Conflicts Committee) at any time prior to the Effective Time. After approval and adoption of the Merger Agreement and the Transaction by the Company stockholders, no amendment may be made which would reduce the amount or change the type of consideration to which each share of Common Stock would be converted upon the completion of the Merger or that would otherwise require further approval of the Company stockholders without obtaining such further approval.
Specific Performance
Under certain circumstances, the Company, Parent and Merger Sub are entitled to specific performance of the terms of the Merger Agreement, in addition to any other remedy at law or equity.
Governing Law
The Merger Agreement is governed by and construed in accordance with the laws of the State of Delaware that apply to agreements made and performed entirely within the State of Delaware, without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.
Equity Commitment Letter
Simultaneously with the Merger Agreement, Parent and a certain affiliate of Axar agreed to fund Parent with $98,000,000 for Parent to satisfy its payment obligations at closing. The Company, as an express third-party beneficiary, is entitled to enforce such obligation. The obligation to fund the equity commitment is conditioned upon: (a) the satisfaction in full or waiver by Parent and Merger Sub of each of the conditions to Parent’s and Merger Sub’s obligations contained in the Merger Agreement to consummate the merger; and (b) the substantially concurrent consummation of the Merger pursuant to the terms of the Merger Agreement.
Limited Guarantee
Simultaneously with the execution and delivery of the Merger Agreement, each Axar Vehicle (other than Axar Cemetery Holdings, LLC, Parent and Merger Sub) entered into a limited guarantee pursuant to which, among other things, such Axar Vehicles have agreed to guarantee certain potential payment obligations of Parent and Merger Sub subject to the terms and conditions of such limited guarantee.
Axar Shareholders Agreement
In connection with the Transactions, a shareholders agreement will be entered into by Axar and all other shareholders of Parent, including any participant who acquires Parent Shares pursuant to a Converted Parent Option.

ADVISORY VOTE ON GOLDEN PARACHUTE COMPENSATION

(THE COMPENSATION PROPOSAL)
General
In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Rule 14a-21(c) under the Exchange Act, the Company is providing its stockholders with the opportunity to cast a non-binding, advisory vote on the “golden parachute compensation” (also known as the “Compensation Proposal”), that may be paid or become payable to its named executive officers in connection with the Merger, which has been quantified and discussed in more detail in “Special Factors — Interests of the Company’s Directors and Executive Officers in the Merger — Golden Parachute Compensation.”
Advisory Vote
As required by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Rule 14a-21(c) under the Exchange Act, the Company is asking its stockholders to vote on the approval of the following resolution:
“RESOLVED, that the compensation that may be paid or become payable to the Company’s named executive officers in connection with the Merger, as disclosed in the sections of this Proxy Statement entitled “Special Factors-Interests of the Company’s Directors and Executive Officers in the Merger-Golden Parachute Compensation” and “Advisory Vote on Golden Parachute Compensation” including the associated narrative discussion, is hereby APPROVED.”
The vote on the Compensation Proposal is a vote separate and apart from the vote to approve the Merger Proposal. Accordingly, you may vote to approve the Compensation Proposal and vote against the Merger Proposal, or vice versa. Because the vote on the Compensation Proposal is advisory in nature only, it will not be binding on either the Company or Parent. Accordingly, approval of the Compensation Proposal is not a condition to the completion of the Merger. In addition, because the Company is contractually obligated to pay the compensation disclosed in the sections of this Proxy Statement entitled “Special Factors — Interests of the Company’s Directors and Executive Officers in the Merger,” the compensation will be payable, subject only to the conditions applicable thereto, if the Merger is approved and consummated and regardless of the outcome of the advisory vote.
Required Vote
Approval of the Compensation Proposal requires the affirmative vote of the holders of a majority of the Common Stock present in person or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions and broker non-votes are not considered votes cast for purposes of the Compensation Proposal and will have no effect on the approval of this proposal.
Recommendation
The Board recommends a vote “FOR” the Compensation Proposal.

ADJOURNMENT OF THE SPECIAL MEETING

(THE ADJOURNMENT PROPOSAL)
Adjournment of the Special Meeting
In the event that the number of shares of Common Stock present and represented by proxy at the Special Meeting and voting “FOR” the Merger Proposal is insufficient to obtain the Requisite Company Vote, the Company may move to adjourn the Special Meeting in order to enable the Board to solicit additional proxies in favor of the approval of the Merger Proposal (the “Adjournment Proposal”). In that event, the Company will ask its stockholders to vote only upon the Adjournment Proposal and not on the other proposals discussed in this Proxy Statement.
Required Vote
The approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the Common Stock present in person or represented by proxy at the Special Meeting and entitled to vote thereon.
Recommendation
The Board recommends that you vote “FOR” the Adjournment Proposal.

IMPORTANT INFORMATION REGARDING STONEMOR INC.
Prior Public Offerings
During the past three years, the Company has not made any underwritten public offering of Common Stock for cash that was registered under the Securities Act or exempt from registration under Regulation A.
Book Value Per Share
Our net book value per share as of June 30, 2022 was approximately $[ ] (calculated based on [ ] shares of Common Stock outstanding as of such date).
Market Price of the Common Stock
The Common Stock is traded on the NYSE under the symbol “STON.”
The closing price of the Common Stock on July 25, 2022 was $3.44 and as of such date, the Company had approximately 10,176 holders of record of Common Stock. The number of record owners was determined from the Company’s stockholder records maintained by the Company’s transfer agent.
The following table sets forth, for the periods indicated, the high and low sales prices of the Common Stock as reported by the NYSE during such period.
	Market Price
Fiscal Year	High	Low
2022
First Quarter	$3.09	$2.20
Second Quarter	$3.50	$2.23
Third Quarter (through July 25, 2022)	$3.46	$3.42

2021
First Quarter	$5.37	$1.51
Second Quarter	$3.03	$1.65
Third Quarter	$3.02	$1.83
Fourth Quarter	$3.01	$2.08

2020
First Quarter	$1.68	$0.90
Second Quarter	$1.16	$0.46
Third Quarter	$1.25	$0.68
Fourth Quarter	$2.95	$0.77
Dividends
The Company has not paid any dividends during the periods set forth above. It intends to retain earnings for use in the operation and expansion of its business and therefore do not anticipate declaring cash dividends on the Company’s Common Stock in the foreseeable future. In addition, the Indenture prohibits the Company from paying any dividends with limited exceptions. Subject to such limitation, any future determination to pay dividends on Common Stock will be at the discretion of the Board and will be dependent upon then existing conditions, including other factors, as the Board deems relevant, such as the restrictions on dividends and certain other payments under the 2029 Indenture.

Issuer Purchases of Equity Securities
Share repurchases during the first quarter of 2020 through July 25, 2022 are summarized as follows:
	Number of Shares Purchased	Range of Prices Paid	Average Purchase Price
2022:
Third Quarter (through July 25, 2022)	17,018(1)	$3.44(2)	$3.44(2)
Second Quarter	473,446(3)	$2.55-$3.43(2)	$3.16(2)
First Quarter	—	—	—
2021:
Fourth Quarter	34,700(1)	$2.49(2)	$2.49(2)
Third Quarter	—	—	—
Second Quarter	—	—	—
First Quarter	—	—	—
2020:
Fourth Quarter	—	—	—
Third Quarter	—	—	—
Second Quarter	—	—	—
First Quarter	—	—	—
(1)
Represents shares withheld upon the vesting of restricted stock awards under the Company Equity Plan to satisfy certain tax obligations of the recipients of such awards arising from the vesting thereof and thus may be deemed to have been repurchased by the Company.

(2)	The value of the shares withheld was the closing price of the Company’s common stock on the last trading day before the date on which such shares were withheld.
(3)
Represents shares withheld upon the exercise of options to purchase shares of the Company’s common stock under the Company Equity Plan to satisfy exercise price and tax obligations in connection with such exercise thereof and thus may be deemed to have been repurchased by the Company

Security Ownership of Management and Certain Beneficial Owners
Security Ownership of Management
Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Other than as described in the notes to the table, the Company believes that all persons named in the table have sole voting and investment power with respect to shares of Common Stock beneficially owned by them. All share ownership figures include shares of Common Stock issuable upon exercise of Stock Options exercisable within sixty days of July 25, 2022, which are deemed outstanding and beneficially owned by such person for purposes of computing its percentage ownership, but not for purposes of computing the percentage ownership of any other person.
At the close of business on July 25, 2022, the Company’s directors, the named executive officers and the directors and executive officers as a group beneficially owned and had sole voting and dispositive power (except as otherwise indicated) of the Common Stock, based on 118,752,924 shares of Common Stock issued and outstanding as of July 25, 2022, as set forth in the following table:
Name of Beneficial Owner	Number of Shares	Percent of Class
Joseph M. Redling(1)	3,202,023	2.7%
Jeffrey DiGiovanni(2)	378,015	*
Austin K. So(3)	246,622	*
Andrew Axelrod(4)	88,633,045	74.6%
Spencer E. Goldenberg	10,000	*
David Miller	941,432	*
Stephen J. Negrotti	48,634	*
Kevin D. Patrick	—	*
Patricia D. Wellenbach	6,064	*
All directors and current executive officers as a group (13 persons)(5)	93,764,714	77.4%
*	Represents less than 1% of the outstanding Common Stock.

(1)
Includes 1,770,832 shares of common stock issuable upon exercise of Stock Options exercisable within 60 days of July 25, 2022 and excludes 208,334 shares of unvested restricted common stock granted in 2020.

(2)
Includes 318,833 shares of common stock issuable upon exercise of Stock Options exercisable within 60 days of July 25, 2022 and excludes 37,667 shares of unvested restricted common stock granted in 2020.

(3)
Effective as of February 7, 2022, Mr. So resigned from his positions as Senior Vice President, Chief Legal Officer and Secretary of the Company and is no longer employed as an executive officer of the Company.

(4)
Represents shares beneficially owned by Axar as investment manager for certain funds and managed accounts with respect to the shares they hold. Mr. Axelrod is the sole member of Axar GP, LLC, the general partner of Axar. Mr. Axelrod’s address is 402 W 13th Street, New York, NY 10014.

(5)
Includes 2,470,998 shares of common stock issuable upon exercise of Stock Options exercisable within 60 days of July 25, 2022. None of the Company’s directors or executive officers, other than Mr. Redling and Mr. Axelrod, beneficially own more than 1% of the Company’s Common Stock.

Security Ownership of Certain Beneficial Owners
The following table sets forth certain information concerning the number of shares of Common Stock that is beneficially owned by certain persons known by the Company to beneficially own more than five percent of the outstanding shares of Common Stock, based on 118,752,924 shares of Common Stock issued and outstanding as of July 25, 2022.
Name	Number of Shares	Percent of Class
Axar Capital Management, LP(1)	88,633,045	74.6%
Andrew Axelrod (2)	88,633,045	74.6%
(1)
According to information disclosed in Amendment No. 19 to Schedule 13D dated May 24, 2022 of Axar. Axar is a member of a group consisting of itself and certain of its affiliates, including Andrew Axelrod, which together hold the shares of Common Stock. Axar’s address is 402 W 13th Street, New York, NY 10014.

(2)
Represents shares beneficially owned by Axar as investment manager for certain funds and managed accounts with respect to the shares they hold. Mr. Axelrod is the sole member of Axar GP, LLC, the general partner of Axar. Mr. Axelrod’s address is 402 W 13th Street, New York, NY 10014.

Transactions in Common Stock
Transactions by the Company
Other than as set forth above under the caption “— Issuer Purchases of Equity Securities,” there have been no transactions in shares of Common Stock by the Company within the 60 days prior to the date of this Proxy Statement.
Transactions by the Company’s Directors and Executive Officers
None of the Company’s directors and executive officers have (a) effected any transaction with the Company in shares of Common Stock or any other equity securities of the Company exceeding $60,000 during the past two years or (b) effected any transaction in shares of the Common Stock or any other equity securities of the Company during the past sixty days, except as provided below:
Transaction Date	Quantity	Price ($)	Transaction Description
Joseph M. Redling
7/18/2022	17,018	$3.44	Withheld shares to pay statutory income taxes resulting from vesting of restricted shares.
7/18/2022	46,875	$—	Issuance of shares of Common Stock upon vesting of restricted shares.
4/18/2022	46,875	$—	Issuance of shares of Common Stock upon vesting of restricted shares.
1/18/2022	46,875	$—	Issuance of shares of Common Stock upon vesting of restricted shares.
12/3/2021	104,166	$—	Issuance of shares of Common Stock upon vesting of restricted shares.
10/18/2021	46,875	$—	Issuance of shares of Common Stock upon vesting of restricted shares.
7/18/2021	46,875	$—	Issuance of shares of Common Stock upon vesting of restricted shares.
4/18/2021	46,875	$—	Issuance of shares of Common Stock upon vesting of restricted shares.
1/18/2021	46,875	$—	Issuance of shares of Common Stock upon vesting of restricted shares.
12/3/2020	312,500	$—	Grant of restricted shares.
12/3/2020	312,500	$—	Grant of stock options with an exercise price of $1.71 per share.

Transaction Date	Quantity	Price ($)	Transaction Description
Jeffrey DiGiovanni
12/3/2020	56,500	$—	Grant of restricted shares.
12/3/2020	56,500	$—	Grant of stock options with an exercise price of $1.71 per share.

Keith Trost
12/3/2020	37,500	$—	Grant of restricted shares.
12/3/2020	37,500	$—	Grant of stock options with an exercise price of $1.71 per share.

Lindsay Granson
12/3/2020	50,000	$—	Grant of restricted shares.
12/3/2020	50,000	$—	Grant of stock options with an exercise price of $1.71 per share.
5/26/2022	16,666	$—	Exercise of stock options with an exercise price of $1.71 per share.
5/26/2022	150,000	$—	Exercise of stock options with exercise price of $1.20 per share.
5/26/2022	91,069	$3.42	Withheld shares to pay exercise price and statutory income taxes resulting from exercise of stock options.
Sahal Laher
5/27/2022	225,000	$—	Grant of stock options with an exercise price of $3.42 per share.

Thomas Connolly
12/3/2020	56,500	$—	Grant of restricted shares.
12/3/2020	56,500	$—	Grant of stock options with an exercise price of $1.71 per share.

Spencer E. Goldenberg
8/4/2022	2,932.5513	$—	Grant of phantom units.

David Miller
8/4/2022	3,665.6891	$—	Grant of phantom units.

Stephen J. Negrotti
8/4/2022	3,665.6891	$—	Grant of phantom units.

Kevin Patrick
8/4/2022	2,199.4135	$—	Grant of phantom units.

Patricia D. Wellenbach
8/4/2022	2,932.5513	$—	Grant of phantom units.
Transactions by the Axar Filing Persons
None of the Axar Filing Persons or their directors or executive officers have (a) effected any transaction with the Company in shares of Common Stock or any other equity securities of the Company exceeding $60,000 during the past two years or (b) effected any transaction in shares of the Common Stock or any other equity securities of the Company during the past sixty days, except as provided below:
Transaction Date	Quantity	Price ($)	Transaction Description
Axar(1)
April 14, 2021	5,522,732	$12,150,010	Privately negotiated transaction

Axar(1)
November 19, 2020	10,305,369	$10,614,530	Privately negotiated transaction
(1)
Represents shares beneficially owned by Axar as investment manager for certain funds and managed accounts with respect to shares they hold. Mr. Axelrod is the sole member of Axar GP, LLC, the general partner of Axar.

Transactions between the Company and the Axar Filing Persons
Merger Agreement
See “The Merger Agreement” on page 74.
Co-Investments with Axar and its Affiliates
Investment in Shoe Retailer Debt Facility
In January 2020, certain of the Trusts completed the purchase of a $30 million participation in a new $70 million debt facility issued by the Shoe Retailer. Funds and accounts affiliated with Axar also invested $20 million in this facility. The investment was initially proposed by the Chairman of the Company’s Board, Mr. Axelrod. The investment was reviewed and approved in December 2019 in accordance with the Company’s governance policies in place at that time. At the time of the investment, the funds and accounts affiliated with Axar owned approximately 30% of the equity of the Shoe Retailer, and Mr. Axelrod served on the Shoe Retailer’s board of directors. The amount of the investment represented approximately 4% of the total fair market value of the Investment Assets when it was made.
Purchase of Nevada Company Shares
On March 9, 2021, the Trusts purchased an aggregate of 43,681,528 shares (of the Nevada Company, representing approximately 27% of the outstanding common stock of the Nevada Company, from the Nevada Company Sellers for an aggregate cash purchase price of $18 million. Axar had originally agreed to acquire the Nevada Company Shares pursuant to the Nevada Company Purchase Agreement. On February 1, 2021, pursuant to the Subadvisor Agreement, Axar recommended to Cornerstone that the Trusts purchase the Nevada Company Shares. Pursuant to that recommendation, on February 4, 2021, Axar and the Trusts entered into the Nevada Company Assignment Agreement, pursuant to which Axar agreed to assign its rights under the Nevada Company Purchase Agreement to the Trusts and the Trusts agreed to assume Axar’s obligations thereunder. Axar did not receive any additional consideration from the Trusts for this assignment and has represented to the Company that it did not receive any consideration for this assignment from any other person.
The Nevada Company Sellers and Axar entered into the Nevada Company Purchase Agreement while the Subadvisor Agreement was being finalized. Axar informed the Company that it entered into the Nevada Company Purchase Agreement with the intention that the Trusts would purchase the Nevada Company Shares directly from the Nevada Company Sellers. Axar has represented to Cornerstone, a wholly-owned subsidiary of the Company, that it is not, and at the time it entered into the Nevada Company Purchase Agreement was not, affiliated with any of the Nevada Company Sellers and did not control and was not an affiliate of Nevada Company at the time it executed the Nevada Company Purchase Agreement or when the Trusts purchased the Nevada Company Shares. Axar has represented to the Company that, at the time the Nevada Company Purchase Agreement was signed and at all times thereafter until the Trusts completed their purchase of the Nevada Company Shares, funds and accounts affiliated with Axar owned approximately 13.8% of Nevada Company’s outstanding common stock, and that Andrew Axelrod was elected to the board of directors of the Nevada Company on December 31, 2020.
Real Estate Loan Participation
On May 15, 2021, the Trusts entered into a Participation Agreement with the REIT relating to a $52 million loan made by the REIT to certain real estate developers, which is secured by real property and bore interest at a rate of 15%. The Trusts’ participation was a $26 million investment.
A fund affiliated with Axar formerly controlled the management company of the REIT, the Cornerstone funds’ co-investor in this transaction, but the fund sold its interest in the management company on March 31, 2021, prior to the Trusts entering into the Real Estate Loan Participation transaction. Axar has represented to the Company that Mr. Axelrod served on the REIT’s board, including as chairman of that board, from 2018 through November 2021, at which time he resigned from the REIT’s board. Axar has represented to the Company that Axar retained a 4.7% interest in the management company that manages the REIT and is entitled to 8.75% of any returns after a 6% return to other investors in the management company. Axar has advised the Company that, in connection with the sale of Axar’s interest in the management company, Axar is also entitled to a deferred payout of $300,000 per annum in the form of a consulting fee from the management company for capital markets and other strategic advice.

The loan made by the REIT, including the Real Estate Loan Participation, was repaid in full on December 16, 2021, and the Trusts received cash interest payments with respect to the Real Estate Loan Participation in the aggregate amount of $2.4 million, representing all interest payable to the Trusts under the Real Estate Loan Participation. The Trusts have no ongoing interest in this investment.
Hotel Fund Loan Agreement
On May 17, 2021, the Trusts entered into the Hotel Fund Loan Agreement, which was amended and restated on October 12, 2021 and subsequently amended on December 13, 2021, March 7, 2022 and April 19, 2022. Pursuant to the Hotel Fund Loan Agreement, the Trusts provided a $33.2 million mezzanine loan to the Hotel Fund on May 19, 2021 as part of a $162.2 million loan facility originated by an unaffiliated loan fund. The participation by the Trusts was based on the recommendation of Axar under the Subadvisor Agreement. As part of the same transaction, funds and other accounts affiliated with or managed by Axar loaned $10.0 million to the Hotel Fund on the same terms as the trusts’ loans, representing the balance of the $43.2 million mezzanine loan, and the Trusts and funds and accounts affiliated with Axar each received an origination fee equal to 4% of their respective loan amounts. Axar does not own, directly or indirectly, any equity or debt securities of the Hotel Fund other than through its participation in the mezzanine loan. The principal amount of these loans is payable on October 12, 2023, subject to acceleration under the circumstances described in the Hotel Fund Loan Agreement, and bear interest at an adjustable rate equal to one-month LIBOR plus a spread. On February 15, 2022, the administrative agent for the lenders under the Hotel Fund Loan Agreement delivered a reservation of rights letter to the Hotel Fund with respect to the Hotel Fund’s apparent failure to comply with several covenants in the Hotel Fund Loan Agreement, none of which related to payment of amounts due to the lenders. As of June 30, 2022, the interest rate was 19.07%. In April 2022 in connection with an amendment of the Hotel Fund Loan Agreement pursuant to which Axar agreed to provide an additional $4.5 million loan discretionary subfacility to the Hotel Fund (the Trusts did not participate in this subfacility), Axar and the Trusts agreed to have the interest payable on the mezzanine loan in April, May and June 2022 paid in kind. The terms of the subfacility are generally the same as the existing loan and are secured pari passu by the same collateral. An additional amendment, to extend the capitalization period through September 2022, is currently being negotiated. The prior amendments have also provided for the Hotel Fund's cooperation in a sale process of its real estate properties, the appointment of a chief administrative officer and the appointment of an independent financial advisor. Through June 30, 2022, the Trusts have received cash interest in the aggregate amount of $7.7 million on this loan from an interest and expense reserve account established for that purpose, and additional interest in the form of an additional $1.6 million in principal of the loan, collectively representing all interest payable to the Trusts under the Hotel Fund Loan Agreement. The Hotel Fund owns its properties in subsidiaries, certain of which are subject to underlying financing arrangements. One of these financing arrangements is currently in default. The Hotel Fund is currently in the process of having its properties marketed for sale, either through brokers or through auction process, or is considering such steps or alternative steps (such as a refinancing in certain cases).
Holdco Loan Assignment
On September 27, 2021, the Trusts entered into the Holdco Loan Assignment with Holdco and the Initial Lender pursuant to which the Initial Lender agreed to assign to the Trusts all of its rights, duties and obligations under the Holdco Loan Agreement. The Initial Lender had previously declared Holdco in default under the terms of the Holdco Loan Agreement. At the closing of the transactions contemplated by the Holdco Loan Assignment on October 6, 2021, the Trusts paid the Initial Lender $28.7 million in cash, which equaled the then outstanding principal balance of the loan under the Holdco Loan Agreement. The Company was not affiliated with either Holdco or the Initial Lender and Axar has represented to Cornerstone that it did not control and was not an affiliate of either Holdco or the Initial Lender. Also on September 27, 2021, the Trusts and Holdco entered into the Amended Holdco Loan Agreement pursuant to which, among other changes, the defaults asserted by the Initial Lender were waived and the interest rate on the Holdco Loan was increased from 10%, all of which had been payable in kind by increasing the principal balance of the loan, to 15%, of which 10% continued to be payable in kind and 5% was payable in cash. In addition, the Amended Holdco Loan Agreement accelerated the maturity of the Holdco Loan to the earliest of the first anniversary of the closing (subject to a six month extension at the request of Holdco with the consent of the Trusts) and the occurrence of certain other events described further below. As of June 30, 2022, the interest rate on the Holdco Loan remained at 15%. Through June 30, 2022, Trusts have received cash interest in the aggregate amount of $1.6 million on the Holdco Loan and additional interest in the form of an increase in the principal balance of the Holdco Loan in the amount of $2.2 million, representing all interest payable to the Trusts under the Amended Loan Agreement.

Also on September 27, 2021, Axar entered into the Transaction Letter Agreement pursuant to which Holdco agreed, in order to induce Axar to enter into the Amended Holdco Loan Agreement, that it would, if requested by Axar, enter into an agreed-upon form of purchase agreement for the sale of the outstanding capital stock of the Holdco Subsidiary to Axar for a purchase price of $100 million, subject to certain conditions including completion by Axar of a customary due diligence investigation and regulatory approval of the transaction by the state insurance regulator. Axar advised the Company that the state insurance regulators had advised Axar that regulatory approval of the transaction on the proposed terms between Axar and Holdco would not be granted because the contemplated purchase price included a $40 million note to be issued to Holdco, and, as a result, after further negotiations, that Holdco and Axar entered into a purchase agreement dated January 20, 2022, which provided for a cash purchase price of $75 million, less the outstanding amounts owed to the Trusts under the Amended Holdco Loan Agreement and a fee that remained payable to the Initial Lender. Axar has advised the Company that the primary regulatory approval for the sale to Axar under the purchase agreement was received on July 25, 2022, but that other less material approvals remain outstanding. Because the Holdco Loan is secured by the stock of the Holdco Subsidiary, the Holdco Loan is required to be repaid in full upon the sale of the stock of the Holdco Subsidiary to Axar or any third party.
The Amended Holdco Loan Agreement provides that the Holdco Loan is due and payable on the earliest of (a) October 6, 2022 (subject to a six-month extension as discussed above), (b) an election by Holdco not to proceed with the transaction contemplated by the Transaction Letter Agreement, (c) a breach by Holdco of any of its obligations under the Transaction Letter Agreement or any purchase agreement executed with respect to the sale of Holdco Subsidiary or (d) the consummation of the sale of Holdco Subsidiary to Axar.
Also on September 27, 2021, (i) the Trusts and Holdco entered into the StoneMor Trusts Fee Letter Agreement and (ii) Axar and Holdco entered into the Expense Fee Letter Agreement. Entrance of Holdco into both the Expense Fee Letter Agreement and the StoneMor Trusts Fee Letter Agreement were conditions to the effectiveness of the Amended Holdco Loan Agreement.
Security Issuances
On April 1, 2020, the Company entered into the Axar Commitment with Axar pursuant to which Axar committed to (a) purchase shares of Series A Preferred with an aggregate purchase price of $8.8 million on April 3, 2020, (b) exercise its basic rights in the rights offering by tendering the shares of Series A Preferred so purchased for shares of Common Stock and (c) purchase any shares offered in the 2020 Rights Offering for which other stockholders of the Company do not exercise their rights, up to a maximum of an additional $8.2 million of such shares. The Company did not pay Axar any commitment, backstop or other fees in connection with the Axar Commitment.
On April 3, 2020, as contemplated by the Axar Commitment, the Company and the 2020 Purchasers entered into a Series A Preferred Stock Purchase Agreement pursuant to which the Company sold 176 shares of its Series A Preferred for a cash price of $50,000 per share, an aggregate of $8.8 million. The 2020 Purchasers are funds or accounts managed by Axar.
On May 27, 2020, the Company entered into the Common Stock Purchase Agreement with the Purchasers pursuant to which the Company agreed to sell an aggregate of 23,287,672 shares of Common Stock to the Purchasers at a price of $0.73 per share for aggregate gross proceeds of $17.0 million. Because the Company’s Common Stock had been trading at a price less than the $0.73 subscription price for the rights offering described above and that under similar circumstances the Company’s previous rights offering received only 10% participation, the Board determined and Axar agreed in the Common Stock Purchase Agreement to amend the Axar Commitment to provide for a direct purchase of the 23,287,672 shares of Common Stock and avoid the expense of proceeding with the rights offering while obtaining the same per share and aggregate purchase price contemplated by the Axar Commitment.
On June 19, 2020, the Company completed the sale of the New Common Shares as contemplated by the Common Stock Purchase Agreement. The Company issued and sold to the Purchasers, and the Purchasers acquired and purchased from the Company, (a) 12,054,795 New Common Shares in exchange for the surrender of the 176 shares of Preferred Shares purchased on April 3, 2020, with a stated value of $8.8 million (an exchange ratio of 68,493.15 New Common Shares for each share of Series A Preferred surrendered), and (b) 11,232,877 New Common Shares for a cash purchase price of $0.73 per share, for aggregate gross proceeds of $8.2 million.

On May 27, 2020, the Company announced that it received the 2020 Proposal, dated May 24, 2020, from Axar proposing to acquire all of the Company’s outstanding shares of Common Stock not owned by Axar or its affiliates for $0.67 per share in cash, subject to certain conditions. For further discussion of the 2020 Proposal, see “Special Factors — Background of the Merger — Axar’s 2020 Proposal.”
Subadvisor Agreement with Cornerstone Trust Management Services LLC
On February 1, 2021, Cornerstone entered into the Subadvisor Agreement with Axar. The sole member of Axar’s general partner is Andrew Axelrod, who serves as the Company’s Chairman of the Board. In connection with the execution of the Subadvisor Agreement, Mr. Axelrod resigned as a member of the Trust Committee of the Board.
Pursuant to the charter of the Trust Committee, the retention of Axar as a subadvisor and the Subadvisor Agreement were first reviewed and approved by the Trust Committee, subject to the condition that the retention of Axar and the Subadvisor Agreement also be approved by a Board committee comprised exclusively of independent directors. Given the relationship between the Company and Axar, the Board appointed a special committee to review the retention of Axar and the Subadvisor Agreement, which subsequently also approved the retention of Axar and the terms of the Subadvisor Agreement. Both the Trust Committee and the special committee concluded that Axar had the appropriate experience and performance record that would assist Cornerstone in performing its investment advisory obligations for the Company, that the retention of Axar would provide back-office operational efficiencies to Cornerstone and that the financial terms were at least as favorable to Cornerstone as the terms that would be available from other unaffiliated subadvisors.
Under the terms of the Subadvisor Agreement, Axar agreed to provide the following services with respect to the Investment Assets:
•
advise Cornerstone with respect to the allocation and investment of the Investment Assets on a non-discretionary basis, including providing advice concerning portfolio allocation among investment strategies;

•	oversee other subcontractors or external managers engaged by Cornerstone to provide advice with respect to the Investment Assets;
•	provide quarterly investment performance reports to and meet on a quarterly basis with the Trust Committee;
•	as requested by Cornerstone from time to time, perform the tasks and responsibilities delegated by the Trust Committee to Cornerstone under the Company’s investment policy statement; and
•
as requested by Cornerstone, assist Cornerstone in performing its duties by providing general back office and administrative support to Cornerstone and, at Cornerstone’s reasonable request, the trustee of the Trusts.

Under the Subadvisor Agreement, Axar was entitled to a quarterly fee equal to 0.0125% of the value of the Investment Assets through December 31, 2021 and, thereafter, a quarterly fee equal to 0.025% of the value of the Investment Assets. In each case, the value of the Investment Assets was be determined by the trustee of the Trusts. The Subadvisor Agreement also included customary confidentiality and indemnification provisions. Mr. Axelrod also serves at the discretion of the Trusts as a director of a children’s retailer in which such trusts hold an equity interest, for which he receives annual director fees from that company of $80,000. Mr. Axelrod also serves as director of a Nevada company in which the Trusts hold an equity interest, for which he receives annual director fees from that company of $75,000. In addition, he and an additional Axar employee serve as directors of the Shoe Retailer, for which each of them receives annual director fees from the Shoe Retailer of $100,000.
On April 19, 2022, Axar, at the request of the Company’s Trust Committee, agreed to terminate the Subadvisor Agreement, effective on that date. In connection with the termination, Axar also agreed to waive all fees payable to Axar under the Subadvisor Agreement for the period from January 1, 2022 through April 19, 2022, which would have been $219,000. During 2021, Axar received fees of $384,000 under the Subadvisor Agreement.

Nomination and Director Voting Agreement
The Company is a party to the DVA with the Axar Group, GP Holdings, and Robert B. Hellman, Jr., as trustee under the Voting and Investment Trust Agreement for the benefit of ACII. Under the DVA, and subject to certain conditions and exceptions, the Axar Group is prohibited from acquiring additional shares of the Company’s Common Stock. On April 13, 2021, the Axar Group, the ACII Entities and the Company entered the Waiver pursuant to which the Axar Group was permitted to acquire some or all of the shares of the Company’s Common Stock held by ACII and its affiliates in a single privately negotiated transaction and not in the open market. The terms of the Waiver were approved by the Conflicts Committee of the Board. The waiver was subject to the following conditions:
•	any such purchase be consummated on or before May 31, 2021;
•	the Company, the Axar Group and the ACII Entities have entered into a further amendment to the DVA to clarify that the standstill period applicable to the Axar Group will expire on December 31, 2023;
•
Axar will vote or direct the voting of all shares of the Company’s Common Stock it beneficially owns in favor of amendments to Article VIII of the Company’s Certificate of Incorporation relating to amendments of the Company’s Bylaws and Article X of the Certificate of Incorporation with respect to any amendment or repeal of Article V, Article VI(c), Article VII(a)-(d), Article VIII, Article X or Article XI of the Certificate of Incorporation to increase the required stockholder approval required thereunder from “at least sixty six and two thirds percent (66 2/3%)” to “at least eighty-five percent (85%);” and

•
pending the effectiveness of such amendment to Article VIII and Article X of the Certificate of Incorporation, Axar would not vote or direct the voting of any shares of the Company’s Common Stock in favor of any proposal to which the Supermajority Provisions are applicable unless such proposal has been approved by the Board and its Conflicts Committee.

As contemplated by the Waiver, on April 13, 2021, the Company, the Axar Group and the ACII Entities also entered into the Fifth Amendment to the DVA pursuant to which the parties clarified that the standstill period applicable to the Axar Group thereunder would expire on December 31, 2023.
Reimbursement of Expenses to Andrew Axelrod
In December 2021, pursuant to the provisions of the Company’s Bylaws, the Company reimbursed $0.2 million on behalf of Andrew Axelrod for certain expenses incurred by Mr. Axelrod in responding to a document production request in connection with certain claims asserted against Mr. Axelrod relating to his service as a director of the Company.

RIGHTS OF APPRAISAL
This section summarizes certain material provisions of Delaware law pertaining to appraisal rights. This summary, however, is not a complete statement of all applicable requirements, and it is qualified in its entirety by reference to Section 262 of the DGCL (which the Company refers to as Section 262), the full text of which appears in Appendix C to this Proxy Statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that Company stockholders exercise their appraisal rights under Section 262.
Under Section 262, holders of record of Common Stock who have neither voted in favor of, nor consented in writing to, the approval of the Merger Proposal, who continuously hold such shares of Common Stock from the date of making a demand for appraisal through the Effective Time and who otherwise follow the procedures set forth in Section 262 will be entitled to have their shares of Common Stock appraised by the Delaware Court of Chancery (the “Court”) and to receive payment in cash of the fair value of such shares of Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Court, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of your shares of Common Stock as determined by the Court may be more or less than, or the same as, the Merger Consideration of $3.50 per share of Common Stock that you are otherwise entitled to receive under the terms of the Merger Agreement. Strict compliance with the statutory procedures in Section 262 is required.
Section 262 requires that, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation must, not less than twenty days before the special meeting, notify each company stockholder who was a company stockholder on the record date set by the board of directors for notice of such meeting (or if no such record date is set, on the close of business on the day next preceding the day on which notice is given), with respect to such shares of common stock for which appraisal rights are available, that appraisal rights will be available. A copy of Section 262 must be included with such notice. This Proxy Statement constitutes the Company’s notice to the stockholders of the Company that appraisal rights are available in connection with the Merger, in compliance with the requirements of Section 262. A copy of Section 262 is attached to this document as Appendix C.
ANY COMPANY STOCKHOLDER WHO WISHES TO EXERCISE APPRAISAL RIGHTS, OR WHO WISHES TO PRESERVE SUCH STOCKHOLDER’S RIGHT TO DO SO, SHOULD CAREFULLY REVIEW THE FOLLOWING DISCUSSION AND APPENDIX C BECAUSE FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SPECIFIED WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS. MOREOVER, BECAUSE OF THE COMPLEXITY OF THE PROCEDURES FOR EXERCISING THE RIGHT TO SEEK APPRAISAL OF SHARES OF COMMON STOCK, THE COMPANY BELIEVES THAT, IF A COMPANY STOCKHOLDER CONSIDERS EXERCISING SUCH APPRAISAL RIGHTS, SUCH COMPANY STOCKHOLDER SHOULD SEEK THE ADVICE OF LEGAL COUNSEL.
If you elect to exercise your appraisal rights, you must deliver to the Company a written demand for appraisal of your shares of Common Stock before the vote is taken to approve the Merger Proposal. That demand must be executed by or on behalf of the holder of record of Common Stock and will be sufficient if it reasonably informs the Company of the identity of the holder of record of the Common Stock and the intention of such Company stockholder to demand appraisal of his, her or its shares of Common Stock. Holders of the Common Stock who desire to exercise their appraisal rights must neither vote nor submit a proxy in favor of the Merger Proposal, nor consent thereto in writing. Voting against or failing to vote for approval of the Merger Proposal by itself does not constitute a demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote regarding approval of the Merger Proposal.
A holder of record of Common Stock wishing to exercise appraisal rights must hold of record the shares of Common Stock on the date the written demand for appraisal is made and must continue to hold the shares of Common Stock of record through the Effective Time. If you fail to comply with these conditions and the Merger is completed, you will be entitled to receive payment for your shares of Common Stock as provided for in the Merger Agreement, but you will have no appraisal rights with respect to your shares of Common Stock. A proxy card that is submitted and does not contain voting instructions and a proxy submitted by telephone or through the Internet that does not contain voting instructions, will, unless revoked, be voted in favor of the approval of the Merger Proposal, and it will constitute a waiver of the Company stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a Company stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote against adoption of the Merger Agreement or abstain from voting. However, neither voting against the adoption of the Merger Agreement, nor abstaining from voting or failing to vote, will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. All demands for appraisal should be sent or delivered to:
StoneMor Inc., 3331 Street Road, Suite 200, Bensalem, Pennsylvania 19020
Attn: Secretary

A demand for appraisal in respect of shares of Common Stock should be executed by or on behalf of the holder of record of such shares of Common Stock, fully and correctly, as the holder’s name appears on the holder’s stock certificates, should specify the holder’s name and state that the person intends thereby to demand appraisal of the holder’s shares of Common Stock in connection with the Merger. The demand for appraisal cannot be made by the beneficial owner if he, she or it does not also hold the shares of Common Stock of record. The beneficial holder must, in such cases, have the record owner, such as a bank, broker or other nominee, submit the required demand for appraisal in respect of those shares of Common Stock. If you hold your shares of Common Stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, brokerage firm or nominee.
If shares of Common Stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian) or other nominee, a demand for appraisal must be executed by or for such record holder. If the shares of Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a Company stockholder of record; however, the agent must identify the record holder or owners and expressly disclose the fact that, in executing the demand, such agent is acting as agent for the record holder. If a Company stockholder holds shares of Common Stock through a broker who in turn holds shares of Common Stock through a central securities depository nominee such as Cede & Co. (the nominee for The Depository Trust Company), a demand for appraisal of such shares of Common Stock must be made by or on behalf of the depository nominee and must identify the depository nominee as a record holder. A record holder, such as a broker, who holds shares of Common Stock as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares of Common Stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Common Stock as to which appraisal is sought. Where no number of shares of Common Stock is expressly mentioned, the demand will be presumed to cover all shares of Common Stock in the name of the record holder.
Within ten days after the Effective Time, the Surviving Corporation in the Merger must give notice of the date that the Merger has become effective to each of the stockholders of the Company who did not vote in favor of or consent to the adoption of the Merger Agreement and otherwise complied with Section 262. At any time within 60 days after the Effective Time, any Company stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party shall have the right to withdraw such Company stockholder’s demand for appraisal and accept the Merger Consideration for that Company stockholder’s shares of Common Stock by delivering to the Surviving Corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than sixty days after the Effective Time will require written approval of the Surviving Corporation. Unless the demand is properly withdrawn by the stockholder within sixty days after the Effective Time, no appraisal proceeding in the Court will be dismissed as to any Company stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just. If the Surviving Corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Court does not approve the dismissal of an appraisal proceeding, the Company stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the Merger Consideration offered pursuant to the terms of the Merger Agreement.
Within 120 days after the Effective Time, but not thereafter, either the Surviving Corporation or any Company stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition with the Court demanding a determination of the fair value of the shares of Common Stock held by all such Company stockholders. Upon the filing of such a petition by a Company stockholder, service of a copy of such petition shall be made upon the Surviving Corporation. Parent has no present intent to cause the Company to file such a petition and has no obligation to cause such a petition to be filed, and holders should not assume that the Surviving Corporation will file a petition. Accordingly, it is the obligation of the Company stockholders who have complied with the requirements of Section 262 to initiate all necessary action to perfect their appraisal rights, and the failure of a Company stockholder to file such a petition within the period specified could nullify the Company stockholder’s previous written demand for appraisal. In addition, within 120 days after the Effective Time, any Company stockholder who has properly filed a written demand for appraisal, who has complied with the requirements for exercise of appraisal rights under Section 262, upon written request, will be entitled to receive from the Surviving Corporation, a statement setting forth the aggregate number of shares of Common Stock not voted in favor of adoption of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares of Common Stock. The statement must be mailed within 10 days after such written request has been received by the Surviving Corporation or within 10 days after the expiration of the period for delivery of demand for appraisal under Section 262, whichever is later. A person who is the beneficial owner of shares of Common Stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request to receive from the Surviving Corporation such statement.
If a petition for appraisal is duly filed and a copy of the petition is served upon the Surviving Corporation, then the Surviving Corporation will be obligated, within 20 days after such service, to file in the Delaware Register in Chancery a duly verified list containing the names and addresses of all Company stockholders who have demanded payment for their shares of Common Stock and with whom agreements as to the value of their shares of Common Stock have not been reached by the Surviving Corporation. After notice to Company stockholders who have demanded appraisal, if such notice is ordered by the Court, the Court is empowered to conduct a hearing upon the petition and to determine those Company stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Court may require Company stockholders who have demanded appraisal of their shares of Common Stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any Company stockholder fails to comply with that direction, the Court may dismiss the proceedings as to that Company stockholder.
After the Court determines the holders of the Common Stock entitled to appraisal of their shares of Common Stock, the appraisal proceeding shall be conducted in accordance with the rules of the Court, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the “fair value” of the shares of Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Court so determines, to Company stockholders entitled to receive the same, upon surrender by those Company stockholders of the certificates representing their shares of Common Stock or, in the case of holders of uncertificated shares, forthwith. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment.
You should be aware that an investment banking opinion as to fairness from a financial point of view of the consideration payable in a sales transaction, such as the Merger, is not an opinion as to, and does not otherwise address, fair value under Section 262. Although the Company believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court and Company stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Moreover, the Company does not anticipate offering more than the Merger Consideration to any Company stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share is less than the Merger Consideration.
In determining the “fair value” of the shares of Common Stock, a Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that were known or that could be ascertained as of the date of the Merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In

Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.”
Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court and taxed upon the parties as the Court deems equitable under the circumstances. Each Company stockholder seeking appraisal is responsible for his, her or its attorneys’ and expert witness expenses, although, upon the application of a Company stockholder, the Court may order all or a portion of the expenses incurred by any Company stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of Common Stock entitled to appraisal.
Any Company stockholder who duly demanded appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote shares of Common Stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of Common Stock, other than with respect to payment of dividends or distributions payable to holders of record of Common Stock as of a date prior to the Effective Time. However, if no petition for appraisal is filed within 120 days after the Effective Time, or if the Company stockholder otherwise fails to perfect his, her or its appraisal rights, successfully withdraws his, her or its demand for appraisal or loses his, her or its right to appraisal, then the right of that Company stockholder to appraisal will cease and that Company stockholder’s shares of Common Stock will be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration without interest, pursuant to the terms of the Merger Agreement. As indicated above, in certain circumstances, a Company stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 and accept the Merger Consideration offered pursuant to the terms of the Merger Agreement.

DELISTING AND DEREGISTRATION OF COMMON STOCK
If the Merger is completed, the Company’s shares of Common Stock will be delisted from the NYSE and deregistered under the Exchange Act. As a result, the Company would no longer file periodic reports with the SEC on account of the shares of Common Stock.
SUBMISSION OF STOCKHOLDER PROPOSALS
If the Merger is completed, the Company will not hold an annual meeting of stockholders in 2022 prior to its completion. If the Merger is not completed, you will continue to be entitled to attend and participate in the Company’s annual meetings of stockholders, and the Company will hold a 2022 annual meeting of stockholders, in which case the Company will provide notice of or otherwise publicly disclose the date on which such 2022 annual meeting will be held. If the 2022 annual meeting of stockholders is held prior to the completion of the Merger, stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for the Company’s 2022 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act and the Company’s bylaws as described below.
Any proposal that a stockholder may desire to have included in the Company’s proxy materials for presentation at the 2022 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act must be received by the Company at its executive offices at StoneMor Inc., 3331 Street Road, Suite 200, Bensalem, Pennsylvania 19020, Attention: Secretary, a reasonable time before we begin to print and send the Company’s proxy materials for the 2022 Annual Meeting. A stockholder must notify the Company by the close of business on the 10th day following the day on which the Company publicly announces the date of the 2022 annual meeting of stockholders of a proposal for the 2022 annual meeting of stockholders which the stockholder intends to present other than by inclusion in the Company’s proxy materials. Any such proposal received after such date will be considered untimely for purposes of the 2022 annual meeting of stockholders, and proxies delivered for the 2022 annual meeting of stockholders will confer discretionary authority to vote on any such matters.
HOUSEHOLDING
The SEC has adopted rules that permit companies and intermediaries (such as a broker, bank or other agent) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of the Company’s proxy materials, including this Proxy Statement and other proxy materials, unless the affected stockholder has provided the Company with contrary instructions. This procedure provides extra convenience for stockholders and cost savings for companies.
The Company and some brokers, banks or other agents may be householding the Company’s proxy materials, including this Proxy Statement. A single set of this Proxy Statement and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker, bank or other agent that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. Registered stockholders may revoke their consent at any time by contacting the Company’s transfer agent American Stock Transfer and Trust Company, LLC, toll-free at (800) 937-5449. Holders through banks or brokers or other agents must notify such agents.
Upon written or oral request, the Company will promptly deliver a separate copy of this Proxy Statement and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of this Proxy Statement and other proxy materials, you may send a written request to the Company at its executive offices at StoneMor Inc., 3331 Street Road, Suite 200, Bensalem, Pennsylvania 19020, Attention: Secretary. In addition, if you are receiving multiple copies of this Proxy Statement and other proxy material, you can request householding by contacting the Company’s Secretary in the same manner.

WHERE STOCKHOLDERS CAN FIND MORE INFORMATION
The Company files certain reports and information with the SEC under the Exchange Act. The SEC maintains an Internet website that contains the Company’s reports, proxy statements and other information at www.sec.gov.
Because the Merger is a “going private” transaction, the Company and the Axar Filing Persons have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the proposed Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as part of it, is available for inspection as set forth above. The reports, opinions or appraisals referenced in this Proxy Statement and filed as exhibits to the Schedule 13E-3 will also be made available for inspection and copying at the principal executive offices of the Company during regular business hours by any interested holder of Common Stock or any representative who has been so designated in writing.
The information contained in this Proxy Statement speaks only as of the date indicated on the cover of this Proxy Statement unless the information specifically indicates that another date applies. The information that the Company later files with the SEC may update and supersede the information in this Proxy Statement.
The SEC allows the Company to “incorporate by reference” information into this Proxy Statement. This means that the Company can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Proxy Statement. This Proxy Statement and the information that the Company later files with the SEC may update and supersede the information incorporated by reference. Similarly, the information that the Company later files with the SEC may update and supersede the information in this Proxy Statement.
The following documents filed with the SEC are incorporated by reference in this Proxy Statement:
•	Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on March 31, 2022.
•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, filed on May 13, 2022.
•	Current Reports on Form 8-K filed with the SEC on April 19, 2022, May 25, 2022, June 3, 2022 and July 26, 2022.
We also incorporate by reference each document the Company files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than Current Reports on Form 8-K filed under Items 2.02 and 7.01) after the date of this Proxy Statement and before the Special Meeting.
Any person, including any beneficial owner, to whom this Proxy Statement is delivered may request copies of any of the documents incorporated by reference in this Proxy Statement. Requests for such copies should be directed to StoneMor Inc., 3331 Street Road, Suite 200, Bensalem, Pennsylvania 19020, Attention: Secretary, Telephone: (215) 826-2800, and should be made at least five business days before the date of the Special Meeting. If you wish to receive a copy of any documents incorporated by reference in this Proxy Statement, the Company will mail you these documents without charge excluding any exhibits to those documents (unless the exhibit is specifically incorporated by reference into this Proxy Statement).
These documents are also available at the investor relations section of the Company’s website, located at https://stonemor.com/investors. The information provided on the Company’s website is not part of this Proxy Statement, and therefore is not incorporated by reference herein.
Questions
If you have questions about the Special Meeting or the Merger after reading this Proxy Statement, or if you would like additional copies of this Proxy Statement or the proxy card, you should contact the Company by mail at StoneMor Inc., 3331 Street Road, Suite 200, Bensalem, Pennsylvania 19020, Attention: Secretary, Telephone: (215) 826-2800. You may also contact the Company’s proxy solicitor:
MacKenzie Partners, Inc.
1407 Broadway, 27th Floor
New York, NY 10018
Telephone (toll-free): (800) 322-2885
* * *

The Proxy Statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this Proxy Statement should not create an implication that there has been no change in the affairs of the Company since the date of this Proxy Statement or that the information herein is correct as of any later date.
NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON.
This Proxy Statement is dated    , 2022. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than that date, and the mailing of this Proxy Statement to stockholders will not create any implication to the contrary.
No other matters are intended to be brought before the Special Meeting by the Company, and the Company does not know of any matters to be brought before the Special Meeting by others. If, however, any other matters properly come before the Special Meeting, the persons named in this Proxy Statement will vote the shares represented thereby in accordance with the judgment of management on any such matter.

APPENDIX A

MERGER AGREEMENT

EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER

by and among

StoneMor Inc.

AXAR CEMETERY MERGER CORP.

and

AXAR CEMETERY PARENT CORP.

Dated as of May 24, 2022

Exhibit A – Limited Guarantee
Exhibit B – Term Sheet

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 24, 2022, is entered into by and among StoneMor Inc., a Delaware corporation (the “Company”), Axar Cemetery Parent Corp., a Delaware corporation (“Parent”), and Axar Cemetery Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).
RECITALS
WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”), the Company, Parent and Merger Sub intend to enter into a transaction pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger and becoming a wholly-owned subsidiary of Parent as a result of the Merger;
WHEREAS, the board of directors of the Company (the “Company Board”), acting upon the recommendation of the Conflicts Committee of the Company Board (the “Special Committee”), has: (a) determined that the terms of the Merger and the other transactions contemplated hereby (collectively, the “Transactions”) are fair to, and in the best interests of, the Company and its stockholders (other than the holders of the Excluded Shares (as defined below)); (b) determined that it is in the best interests of the Company and its stockholders (other than the holders of the Excluded Shares) and declared it advisable to enter into this Agreement; (c) adopted resolutions approving the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth herein; and (d) resolved to recommend that the stockholders of the Company adopt this Agreement;
WHEREAS, the board of directors of each of Parent and Merger Sub has (a) approved the execution, delivery and performance by Parent and Merger Sub, respectively, of this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth herein and (b) declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement;
WHEREAS, simultaneously with the execution and delivery of this Agreement, the Axar Vehicles (as defined below) have entered into a limited guarantee, a true, correct, and complete copy of which is attached hereto as Exhibit A, pursuant to which, among other things, the Axar Vehicles have agreed to guarantee certain potential payment obligations of Parent and Merger Sub in accordance with the terms thereof;
WHEREAS, immediately prior to the consummation of the Transactions, pursuant to that certain Contribution Agreement, to be entered into on the Closing Date, by and between Axar Cemetery Holdings LLC, a Delaware limited liability company (“AC Holdings”) and the Axar Vehicles, the Axar Vehicles shall contribute the Shares held by such entities to AC Holdings in exchange for proportionate membership interest in AC Holdings (the “First Contribution”);
WHEREAS, immediately prior to the consummation of the Transactions, and immediately following the First Contribution, pursuant to that certain Contribution Agreement, to be entered into on the Closing Date, by and between Parent and AC Holdings, AC Holdings shall contribute the Shares held by it to Parent in exchange for an equal number of Parent Shares (as defined below); and
WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:
ARTICLE I

DEFINED TERMS
Section 1.01 Defined Terms. For purposes of this Agreement:
“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains provisions that are no less favorable in the aggregate to the Company as those contained in the Confidentiality Agreement.

“AC Holdings” has the meaning set forth in the Recitals.
“Action” has the meaning set forth in Section 4.09(a).
“Affiliate” of a specified person means (a) any other person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person, and (b) with respect to any specified person who is a natural person, any member of the immediate family of such natural person; provided that Parent, Merger Sub, Axar and the Axar Vehicles shall not be deemed Affiliates of the Company or any Company Subsidiaries, and vice versa.
“Agreement” has the meaning set forth in the Preamble.
“Alternative Acquisition Agreement” has the meaning set forth in Section 8.04(b).
“Axar” means Axar Capital Management, LP.
“Axar Shares” means Shares held by any of Axar, Parent, Merger Sub, any Axar Vehicle or any direct or indirect Subsidiary of Axar, Parent, Merger Sub or any Axar Vehicle (other than the Company and its direct or indirect Subsidiaries).
“Axar Vehicles” means any fund or account managed by Axar (other than AC Holdings, Parent and Merger Sub) that holds Shares; provided that, for purposes of Section 8.02(c) and Section10.06(a)(iv), “Axar Vehicles” means any fund or account managed by Axar that holds Shares.
“Bankruptcy and Equity Exception” has the meaning set forth in Section 4.03(a).
“Benefit Plan” means each: (a) “employee benefit plan” (as defined in Section 3(3) of ERISA but whether or not subject to ERISA, and, for the avoidance of doubt, including any such plans referred to as schemes rather than plans in any non-U.S. jurisdiction); (b) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy, agreement, scheme or arrangement; (c) employment, consulting, severance, change in control, retention or termination plan, program, policy, agreement, scheme or arrangement; or (d) other compensation or benefit plan, program, policy, agreement, scheme or arrangement, in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by the Company or any Significant Company Subsidiary for the benefit of any Company Personnel or any beneficiary or dependent thereof, or between the Company or any of the Significant Company Subsidiaries, on the one hand, and any Company Personnel or any beneficiary or dependent thereof, on the other hand, or with respect to which any potential liability, whether absolute or contingent, is borne by the Company or any of the Significant Company Subsidiaries, and in each case whether or not: (i) subject to the Laws of the United States; (ii) in writing; or (iii) funded.
“Book-Entry Shares” has the meaning set forth in Section 3.03(b).
“Business Day” means any day other than Saturday, Sunday or a day on which banks are required or authorized by Law to close in New York City, New York.
“Cancelled Company Options” has the meaning set forth in Section 3.01(c)(i).
“Certificate of Merger” has the meaning set forth in Section 2.03.
“Change in Company Recommendation” has the meaning set forth in Section 8.04(b).
“Closing” has the meaning set forth in Section 2.02.
“Closing Date” has the meaning set forth in Section 2.02.
“COBRA” has the meaning set forth in Section 4.20(f).
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the Preamble.
“Company Board” has the meaning set forth in the Recitals.
“Company Disclosure Letter” means the disclosure schedule delivered to Parent and Merger Sub by the Company simultaneously with the execution and delivery of this Agreement.

“Company Employee” has the meaning set forth in Section 8.09(a).
“Company Employee Option Award” means a Company Option Award (a) that was granted to a Person in connection with the Person’s current or prior employment with the Company or any Company Subsidiary and (b) pursuant to which Company Options are outstanding and unexpired immediately prior to the Effective Time.
“Company Equity Plan” means the StoneMor Amended and Restated 2019 Long-Term Incentive Plan, as amended from time to time, or other stock option, stock purchase or other equity-based compensation plan, program or arrangement of the Company or Company Subsidiary.
“Company Financial Statements” has the meaning set forth in Section 4.07(e).
“Company Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, (a) has a material adverse effect on the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole or (b) would prevent or materially delay the consummation of the Transactions by the Company or otherwise be materially adverse to the ability of the Company to perform its obligations under this Agreement; provided, however, that, solely with respect to clause (a) above (and, in the case of clauses (ix) and (x) below, with respect to clauses (a) and (b) above), in no event shall any Effect to the extent arising out of or resulting from any of the following, either alone or in combination, constitute, or be taken into account in determining whether there has been a Company Material Adverse Effect: (i) changes in general business, economic or political conditions or changes in financial, credit or securities markets in general; (ii) changes in GAAP or regulatory accounting requirements (or any interpretation or enforcement thereof) after the date hereof; (iii) changes in applicable Laws (or any interpretation or enforcement thereof) that are binding on the Company or any of the Company Subsidiaries; (iv) Effects resulting from the consummation of the Transactions, or the public announcement of this Agreement or the identity of the parties hereto, including the initiation of stockholder litigation or other legal proceeding related to this Agreement or the Transactions (provided that this clause (iv) shall not apply in the determination of a breach or violation of the representations and warranties that address the effects of, or the ability of the Company to enter into and consummate, this Agreement and the Transactions); (v) acts of God, natural disasters, epidemics, pandemics, declarations of war, acts of sabotage or terrorism, outbreak or escalation of hostilities, or lockdowns, sanctions or other government actions in response to any thereof; (vi) changes in the market price or trading volume of the Shares (it being understood that the facts or occurrences giving rise to or contributing to such changes in this clause (vi) may be taken into account in determining whether a Company Material Adverse Effect has occurred); (vii) actions or omissions of the Company or any of the Company Subsidiaries taken that are expressly required by this Agreement or with the written consent or at the written request of Parent or Merger Sub; (viii) Effects affecting the industries or markets in which the Company and the Company Subsidiaries operate; (ix) Effects resulting from any action, event, or transaction described in (or required to be described in) Item 13 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC, as the same may be amended, or any misstatement or omission therein, or any Action arising therefrom or related thereto, or any order, writ, judgment, injunction, decree, determination, award, or settlement relating to any such Action, (collectively, the “Item 13 Matters”); or (x) any default or event of default under the Indenture arising from or relating to any Item 13 Matter, or any declaration by bondholders or the trustee thereunder of such an event of default, or any acceleration of the Notes resulting therefrom; provided that any Effects set forth in clauses (i), (ii), (iii), (v) and (viii) above may be taken into account in determining whether a Company Material Adverse Effect has occurred if and to the extent such Effects individually or in the aggregate have a materially disproportionate impact on the Company and the Company Subsidiaries, taken as a whole, relative to the other participants in the industries in which the Company and the Company Subsidiaries conduct their businesses (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether or not a Company Material Adverse Effect has occurred).
“Company Option” means an option granted pursuant to a Company Option Award under a Company Equity Plan that entitles the holder to purchase Shares at a specified price.
“Company Option Award” means each separate award of Company Options granted pursuant to a written award agreement under the Company Equity Plan.
“Company Option Award Holder” means the Person who was granted, and is a party to, a Company Employee Option Award, or the applicable beneficiary of such Person.

“Company Permits” has the meaning set forth in Section 4.06(a).
“Company Personnel” has the meaning set forth in Section 4.10(b).
“Company Phantom Unit” means a phantom unit granted under a Company Equity Plan with respect to a Share.
“Company Recommendation” has the meaning set forth in Section 4.03(b).
“Company Restricted Share” means a Share granted under a Company Equity Plan that is subject to vesting or other lapse restrictions.
“Company SEC Reports” has the meaning set forth in Section 4.07(a).
“Company Securities” has the meaning set forth in Section 4.02.
“Company Subsidiary” means any Subsidiary of the Company.
“Company Subsidiary Securities” has the meaning set forth in Section 4.04.
“Competing Transaction” means any of the following (other than the Transactions): (a) any merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any Company Subsidiary whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or to which 20% or more of the total revenue of the Company is attributable; (b) any sale, lease, exchange, transfer or other disposition of assets or businesses of the Company and the Company Subsidiaries that constitute or represent 20% or more of the total revenue or assets of the Company and the Company Subsidiaries, taken as a whole; (c) any sale, exchange, transfer or other disposition of 10% or more of any class of equity securities of the Company; (d) any general offer, tender offer or exchange offer that, if consummated, would result in any person beneficially owning 10% or more of any class of equity securities of the Company; or any combination of the foregoing; or (e) any combination of the foregoing. For purposes of this definition, revenue of the Company shall be determined on a consolidated basis for the prior 12-month period ending on the last day of the last fiscal quarter preceding the date of determination and shall be determined in accordance with GAAP.
“Conduct Exceptions” has the meaning set forth in Section 7.01.
“Confidentiality Agreement” means the confidentiality agreement, dated even herewith, 2022, by and among the Company and Axar.
“Contract” means any written or oral note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument.
“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities or the possession of voting power, as trustee or executor, by contract or credit arrangement or otherwise.
“Covenant Period” has the meaning set forth in Section 7.01.
“Converted Parent Options” has the meaning set forth in Section 3.01(c)(i).
“DGCL” has the meaning set forth in the Recitals.
“Dissenting Shares” has the meaning set forth in Section 3.02.
“Effect” means any fact, event, circumstance, change, development or effect.
“Effective Time” has the meaning set forth in Section 2.03.
“Environmental Laws” means all Laws relating to: (a) Releases or threatened Releases of Hazardous Materials; (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Materials; (c) the environment; or (d) the protection of human health and safety.
“Environmental Permits” means all permits, licenses, registrations, approvals and other authorizations required under applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“Exchange Act” has the meaning set forth in Section 4.05(b).
“Exchange Fund” has the meaning set forth in Section 3.03(a).
“Excluded Party” means any Third Party from which the Company receives during the Go-Shop Period a definitive bona fide written proposal for a Competing Transaction that (a) remains pending as of, and shall not have been withdrawn on or prior to, the Go-Shop Period End Date (or, for any date on or prior to the Go-Shop Period End Date, such Competing Transaction shall not have been withdrawn as of such date) and (b) the Special Committee determines in good faith on or prior to the Go-Shop Period End Date, after consultation with the Financial Advisor and outside legal advisors, constitutes or is reasonably likely to result in a Superior Proposal; provided, however, that a person that is an Excluded Party shall cease to be an Excluded Party (A) upon the withdrawal, termination or expiration of such Competing Transaction (as it may be amended, adjusted, changed, revised, extended and supplemented), or (B) the determination by the Special Committee that such Third Party’s Competing Transaction no longer constitutes or is not reasonably likely to result in a Superior Proposal.
“Excluded Shares” means, collectively, (a) the Axar Shares and (b) Shares held by the Company.
“Financial Advisor” has the meaning set forth in Section 4.03(c).
“First Contribution” has the meaning set forth in the Recitals.
“GAAP” has the meaning set forth in Section 4.07(b).
“Go-Shop Period” has the meaning set forth in Section 8.04(a).
“Go-Shop Period End Date” has the meaning set forth in Section 8.04(a).
“Governmental Authority” means any nation or government, any public, regulatory or taxing authority, instrumentality, commission, court, ministry, tribunal or board of any nation or government or political subdivision thereof or any governmental or quasi-governmental or other regulatory agency, regulatory authority, self-regulatory or arbitral body (including the NYSE), in each case, whether foreign, domestic or supranational and whether national, federal, provincial, state, regional, local or municipal.
“Hazardous Materials” means any substance or waste defined and regulated as hazardous, acutely hazardous or toxic under applicable Environmental Laws.
“Indebtedness” means, with respect to any person: (a) all indebtedness of such person, whether or not contingent, for borrowed money; (b) all obligations of such person for the deferred purchase price of property or services; (c) all obligations of such person evidenced by notes, bonds, debentures or other similar instruments; (d) all obligations of such person under currency, interest rate or other swaps, and all hedging and other obligations of such person under other derivative instruments; (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations of such person as lessee under leases that have been or should be, in accordance with GAAP, recorded as finance leases; (g) all obligations, contingent or otherwise, of such person under acceptance, letter of credit or similar facilities; (h) liability arising out of any other extension of credit to the Company or any Company Subsidiaries (including reimbursement or payment obligations with respect to surety bonds and similar instruments); (i) all deferred obligations of such person to reimburse any bank or other person in respect of amounts paid or advanced under a letter of credit, surety bond, performance bond or other instrument; and (j) all Indebtedness referred to in clauses (a) through (i) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Liens on property (including accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness.
“Indemnified Parties” has the meaning set forth in Section 8.05(b).
“Indemnity Proceeding” has the meaning set forth in Section 8.05(c).

“Indenture” means the Indenture, dated as of May 11, 2021, by and among the Company, the guarantors named therein and Wilmington Trust, National Association, as trustee, with respect to the Company’s 8.500% Senior Secured Notes due 2029.
“Insider Shares” means Shares held by any (i) member of the Company Board, (ii) any “officer” of the Company (as defined by Rule 16a-1(f) under the Exchange Act) and (iii) any immediate family members of any of the foregoing individuals.
“Intellectual Property” means: (a) inventions and discoveries, whether patentable or not, in any jurisdiction, including United States, non-United States and international patents, patent applications (including divisions, continuations, continuations in part and renewal applications) and statutory invention registrations, and any renewals, extensions or reissues thereof, in any jurisdiction; (b) trademarks, service marks, brand names, certification marks, trade dress, domain names, logos, trade names, corporate names and other source identifiers, the goodwill associated with the foregoing and registrations and applications for registration thereof including any extension, modification or renewal of any such registration or application; (c) copyrightable works, copyrights, and registrations and applications for registration thereof; (d) confidential and proprietary information, including Trade Secrets; (e) rights of privacy, publicity and endorsement; and (f) any similar intellectual property or proprietary rights.
“Intervening Event” means any material Effect that was not known or reasonably foreseeable by the Special Committee as of or prior to the date hereof (or, if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable by the Special Committee as of or prior to the date hereof), which Effect or consequences, as applicable, become known by the Special Committee prior to the time the Company receives the Requisite Company Vote; provided that in no event shall: (a) the receipt, existence or terms of a Competing Transaction or a Superior Proposal or any inquiry or communications relating thereto, or any matter relating thereto or consequence thereof, be taken into account for purposes of determining whether an Intervening Event has occurred; (b) any changes in the market price or trading volume of the Shares or the fact that the Company meets, exceeds or fails to meet internal or published projections, forecasts or revenue or earnings predictions for any period constitute an Intervening Event (it being understood that the facts or occurrences giving rise to or contributing to such changes in this clause (b) may be taken into account in determining whether and Intervening Event has occurred); or (c) any Effect resulting from any actions or omissions of the Company or any of the Company Subsidiaries taken as expressly required by this Agreement (other than with respect to any obligation of the Company in accordance with Section 7.01) or with the written consent or at the written request of Parent or Merger Sub be taken into account for purposes of determining whether an Intervening Event has occurred.
“IRS” means the United States Internal Revenue Service.
“Item 13 Matters” has the meaning given in this Section in the definition of “Company Material Adverse Effect”.
“knowledge” means, with respect to the Company, the actual knowledge, after due inquiry and investigation, of the individuals listed in Section 1.01(a) of the Company Disclosure Letter, and with respect to Parent and Merger Sub, the actual knowledge, after due inquiry and investigation, of Andrew Axelrod.
“Law” means any statute, law (including common law), constitution, ordinance, regulation, rule, code, executive order, injunction, judgment, ruling, decree or other order.
“Liens” means any security interest, pledge, hypothecation, mortgage, lien, charge, encumbrance, easement, adverse claim, title defect, restrictive covenant or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.
“Material Contracts” has the meaning set forth in Section 4.14(a).
“Merger” has the meaning set forth in the Recitals.
“Merger Consideration” has the meaning set forth in Section 3.01(a).
“Merger Sub” has the meaning set forth in the Preamble.
“Non-Recourse Parties” has the meaning set forth in Section 10.07.

“Notice Period” has the meaning set forth in Section 8.04(f).
“NYSE” has the meaning set forth in Section 4.05(b).
“Option Exchange Ratio” means the quotient determined by dividing (a) the Merger Consideration by (b) the fair market value of a Parent Share immediately following the Effective Time determined in accordance with Section 409A of the Code.
“Parent” has the meaning set forth in the Preamble.
“Parent Benefit Plans” has the meaning set forth in Section 8.09(b).
“Parent Shares” means shares of common stock of Parent, par value $0.01 per share.
“Paying Agent” has the meaning set forth in Section 3.03(a).
“Permitted Liens” means: (a) mechanics’, carriers’, workers’ and repairers’ Liens arising or incurred in the ordinary course of business that are not material to the business, operations and financial condition or the property of the Company or any of the Company Subsidiaries so encumbered and that are not resulting from a breach, default or violation by the Company or any of the Company Subsidiaries of any Contract or Law; (b) zoning, entitlement and other land use and environmental regulations by any Governmental Authority; provided that such regulations have not been materially violated; (c) matters which would be disclosed by an accurate survey or inspection of the real property which do not materially impair the occupancy or current use of such real property which they encumber; (d) Liens for the payment of federal, state or other Taxes, the payment of which is neither delinquent nor subject to penalties; (e) any Liens imposed by applicable Law; (f) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations and for which adequate accruals or reserves have been established in accordance with GAAP; (g) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (h) in the case of securities, limitations or restrictions on transfers imposed by the Securities Act, blue sky laws and comparable foreign laws governing securities (provided that there is no material violation thereunder that has resulted in such limitations or restrictions); and (i) Liens that are disclosed in, or securing Indebtedness that are disclosed in the Company SEC Reports filed prior to the date of this Agreement.
“person” means an individual, corporation, partnership, limited partnership, limited liability company, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.
“Phantom Unit Consideration” has the meaning set forth in Section 3.01(c).
“Proxy Statement” has the meaning set forth in Section 8.01.
“Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property.
“Representatives” means, with respect to any person, such person’s officers, directors, employees, accountants, consultants, financial and legal advisors, agents and other representatives.
“Requisite Company Vote” has the meaning set forth in Section 4.03(a).
“Schedule 13E-3” has the meaning set forth in Section 8.01.
“SEC” means the U.S. Securities and Exchange Commission.
“Secretary of State” means the Secretary of State of the State of Delaware.
“Securities Act” has the meaning set forth in Section 4.07(a).
“Shares” means shares of common stock of the Company, $0.01 par value per share.
“Significant Company Subsidiary” has the meaning set forth in Section 4.01.
“Special Committee” has the meaning set forth in the Recitals.
“Stock Certificate” has the meaning set forth in Section 3.01(a).

“Stockholder” means any holder of the Shares.
“Stockholders’ Meeting” has the meaning set forth in Section 8.02(a).
“Subsidiary” or “Subsidiaries” of any person means any corporation, partnership, joint venture or other legal entity: (a) of which voting power to elect a majority of the board of directors or others performing similar functions with respect to such organization is held directly or indirectly by such person or by any one or more of such person’s subsidiaries; (b) of which at least 50% of the equity interests is controlled by such person by any one or more of such person’s subsidiaries; (c) of which such party or any subsidiary of such party is a general partner; (d) whose assets and financial results are consolidated with the net earnings of such person and are recorded on the books of such person for financial reporting purposes in accordance with GAAP; or (e) that would otherwise be deemed a “subsidiary” under Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act; provided that, for purposes of this Agreement, none of the Company or any Company Subsidiary shall be deemed to be a Subsidiary of Parent, Merger Sub or Axar prior to the Effective Time.
“Superior Proposal” means a written, bona fide offer that did not result from a breach of this Agreement made by a person with respect to a Competing Transaction that the Special Committee determines, in its good faith judgement (after (a) consultation with the Financial Advisor and outside legal counsel and (b) taking into consideration all terms and conditions relating to such offer, including all legal, financial, regulatory and other aspects of such offer, including the likelihood and timing of consummation thereof, the identity of the person or group making the offer and any revisions to this Agreement made or proposed in writing by Parent pursuant to Section 8.04(f) prior to the time of determination), to be more favorable to the Company and the Stockholders (other than the holders of the Excluded Shares) from a financial point of view than the Merger. For purposes of the definition of “Superior Proposal”, each reference to “10%” or “20%”, as the case may be, in the definition of “Competing Transaction” shall be replaced with “50%”. For a Competing Transaction to constitute a Superior Proposal: (i) such Competing Transaction must not be subject to a financing condition; (ii) the Special Committee shall have reasonably concluded that the Person making such offer has the financial wherewithal (together with up to $10,000,000 in cash of the Company) necessary to perform its obligations thereunder and to consummate the transactions contemplated thereby (including the financial wherewithal to comply and/or cause the Company to comply with its obligations under Section 5.14 of the Indenture in connection therewith); and (iii) that any financing required by such Person in connection with the Competing Transaction is then supported by financing commitments that, if executed in connection with definitive documentation for a transaction, would be sufficient for such purposes.
“Surviving Corporation” has the meaning set forth in Section 2.01.
“Taxes” means any and all taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, and any liability for any of the foregoing as a transferee, including: (a) taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment (including withholding obligations imposed on employer/payer), social security, workers’ compensation, unemployment compensation or net worth; (b) taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; (c) license, registration and documentation fees; and (d) customs duties, tariffs and similar charges.
“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any taxing authority with respect to Taxes, including information returns or any documents with respect to or accompanying payments of estimated Taxes.
“Termination Date” has the meaning set forth in Section 10.02(a).
“Termination Fee” has the meaning set forth below, as applicable: (A) in the case of any Termination Fee payable pursuant to Section 10.06(a)(i), Section 10.06(a)(ii), or Section 10.06(a)(iv), $4,200,000; provided, however, that in the case of any Termination Fee payable pursuant to Section 10.06(a)(ii) in connection with a termination of this Agreement on or before the Go-Shop Period End Date, the Termination Fee shall be $2,100,000; and (B) in the case of any Termination Fee payable pursuant to Section 10.06(a)(iii), $2,100,000.
“Third Party” means any person other than Parent and Merger Sub and, for purposes of Section 8.04, and person other than an Excluded Party.

“Trade Secrets” has the meaning set forth in Section 4.12.
“Transactions” has the meaning set forth in the Recitals.
Section 1.02 Interpretation; Headings. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. When reference is made to an Article, Section or Exhibit, such reference is to an Article or Section of, or Exhibit to, this Agreement unless otherwise indicated. References to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. The table of contents and descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. Any references in this Agreement to “$” shall be to U.S. dollars. References to days mean calendar days unless otherwise specified. When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if”. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes, except, in the case of agreements or instruments listed in the Company Disclosure Letter, only to the extent the applicable amendment, modification or supplement is also appropriately listed therein. References in this Agreement to specific Laws or to specific provisions of Laws shall include all rules and regulations promulgated thereunder. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.
ARTICLE II

THE MERGER
Section 2.01 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, (a) Merger Sub shall be merged with and into the Company in accordance with the applicable provisions of the DGCL, and the separate existence of Merger Sub shall cease, and (b) the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its corporate existence under the DGCL as a wholly-owned subsidiary of Parent. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, powers, privileges and franchises of Merger Sub shall vest in the Company as the Surviving Corporation, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Corporation. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Company or Merger Sub in order to carry out and effectuate the Transactions. The Surviving Corporation shall thereafter be responsible and liable for all the liabilities and obligations of the Company and Merger Sub.
Section 2.02 Closing; Closing Date. Unless this Agreement shall have been terminated pursuant to Article X, and unless otherwise mutually agreed in writing by the Company and Parent, the closing of the Transactions (the “Closing”) shall take place electronically by the mutual exchange of signatures (including portable document format (.pdf)) commencing as promptly as practicable (and in any event no later than 10:00 a.m., New York City time, on the date (the “Closing Date”) that is two Business Days following the day on which the last to be satisfied or, if permissible, waived of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or, if permissible, waived in accordance with this Agreement, or such other date as is agreed by the Company and Parent.
Section 2.03 Effective Time. Subject to the terms and conditions of this Agreement, concurrently with the Closing, Merger Sub and the Company shall cause the Merger to be consummated by the filing of a certificate of merger in such form as required by, and executed in accordance with, the DGCL (the “Certificate of Merger”) with the Secretary of State. The Merger shall become effective at the time that the Certificate of Merger is duly filed with the Secretary of State, or such later time as is agreed upon by the parties hereto and specified in the Certificate of Merger in accordance with the DGCL. The time when the Merger becomes effective is hereinafter referred to as the “Effective Time.”
Section 2.04 Certificate of Incorporation and Bylaws of the Surviving Corporation.
(a) Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 8.05(a), the certificate of incorporation of the Company, by virtue of the Merger and without any further action by the Surviving Corporation, shall be amended and restated in its entirety to read identically to the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, and such amended and restated certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation; provided, however, that at the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “StoneMor Inc.”
(b) Bylaws. At the Effective Time, subject to the provisions of Section 8.05(a), the parties hereto shall take all actions necessary so that the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.
Section 2.05 Directors and Officers of the Surviving Corporation. The parties hereto shall take all actions necessary at the Effective Time so that (a) the directors of Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation at the Effective Time and (b) the officers of the Company immediately prior to the Effective Time shall become the officers of the Surviving Corporation at the Effective Time, in each case, unless otherwise determined by Parent in a written notice delivered to the Company in accordance with Section 11.02 prior to the Effective Time, and until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable Law.
ARTICLE III

CONVERSION OF SECURITIES; MERGER CONSIDERATION
Section 3.01 Effect of Merger on Issued Securities. At the Effective Time, by virtue of the Merger, and without any action on the part of Parent, Merger Sub, the Company or the holders of any securities of the Company:
(a) Merger Consideration. Each Share issued and outstanding immediately prior to the Effective Time, other than any Excluded Shares and any Dissenting Shares, shall be converted into the right to receive $3.50 in cash per Share without interest (the “Merger Consideration”) payable in the manner provided in Section 3.03. All Shares that are converted into the right to receive the Merger Consideration as provided in this Section 3.01(a) shall no longer be outstanding and shall be automatically cancelled and cease to exist as of the Effective Time. Each certificate (or evidence of Shares in book-entry form) that, immediately prior to the Effective Time, represented any such Shares (each such certificate or evidence, a “Stock Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Stock Certificate in accordance with Section 3.03(b).
(b) Treatment of Excluded Shares. All Excluded Shares that are held by the Company shall be automatically cancelled and cease to exist as of the Effective Time, without any conversion thereof and no payment or distribution shall be made with respect thereto. All Excluded Shares that are Axar Shares and that are issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(c) Company Equity Awards. At the Effective Time:
(i) With respect to each Company Employee Option Award: (A) 50% of the Company Options subject to such Company Employee Option Award, rounded up to the nearest whole number (such Company Options, the “Cancelled Company Options”) shall, automatically and without any action on the part of the Company Option Award Holder, be canceled in consideration for the right to receive a lump sum cash payment with respect thereto equal to the product of: (1) the excess, if any, of the Merger Consideration over the applicable exercise price of the applicable Company Employee Option Award, and (2) the number of Shares subject to such Cancelled Company Options, less any required withholding taxes; and (B) the remaining Company Options subject to such Company Employee Option Award, rounded down to the nearest whole number, shall, automatically and without any action on the part of Company Option Award Holder, be assumed by Parent and converted into fully vested options to purchase (on the same terms and conditions as were applicable to such Company Options pursuant to the Company Equity Plan and the Company Employee Option Award prior to the Effective Time) that number of Parent Shares, rounded down to the nearest whole share, equal to that number of Shares subject to such Company Option immediately prior to the Effective Time (each, a “Converted Parent Option”). The exercise price per Parent Share subject to any such Converted Parent Option shall be an amount (rounded up to the nearest one hundredth of a cent) equal to (A) the exercise price per Share subject to the applicable Company Employee Option Award immediately prior to the Effective Time divided by (B) the Option Exchange Ratio.
(ii) Each Company Restricted Share that is subject to an award under the Company Equity Plan immediately prior to the Effective Time shall vest in full and become free of such restrictions and shall be converted into the right to receive the Merger Consideration in accordance with Section 3.01(a) and under the same terms and conditions as apply to the receipt of the Merger Consideration by holders of Shares generally.
(iii) Each award of Company Phantom Units that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be canceled and converted into the right to receive an amount in cash, without interest and subject to Section 3.03(g), equal to the product of (A) the Merger Consideration and (B) that number of Shares subject to such award of Company Phantom Units (the aggregate amount payable in respect of each such award of Company Phantom Units, the “Phantom Unit Consideration”). Parent shall cause the Surviving Corporation to pay the Phantom Unit Consideration to the prior holder of the applicable cancelled award of Company Phantom Units (or such holder’s applicable beneficiary, heir or permitted assign) at or reasonably promptly after the Effective Time (but in no event later than seven Business Days after the Effective Time).
(d) Share Capital of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation. Such shares of common stock, together with the shares issued pursuant to Section 3.01(b), shall be the only issued and outstanding shares of capital stock of the Surviving Corporation, which shall be reflected in the stock ledger of the Surviving Corporation.
Section 3.02 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, all Shares that are issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) and held by holders who shall neither have voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly perfected, and not effectively withdrawn or lost, their statutory rights of appraisal in respect of such Shares in accordance with Section 262 of the DGCL (collectively, “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and cease to exist, and each holder who holds any Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL or, on the terms of this Section 3.02, to receive payment of the Merger Consideration as provided in Section 3.01(a). Any holder of Dissenting Shares shall be entitled only to such rights as are granted by the DGCL to a holder of dissenting shares, unless and until such holder fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws or otherwise loses such rights to receive payment of the fair value of such holder’s Shares under Section 262 of the DGCL or if a court of competent jurisdiction determines that such holder is not entitled to the appraisal provided by Section 262 of the DGCL. If, after the Effective

Time, a holder of Dissenting Shares fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws or loses such right or if a court of competent jurisdiction determines that such holder is not entitled to the appraisal provided by Section 262 of the DGCL, such Dissenting Shares shall thereupon be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration, without interest thereon. The Company shall give Parent prompt written notice of any written demands for appraisal of any Shares received by the Company under Section 262 of the DGCL, any withdrawal of any such demand and any other written demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and shall give Parent the opportunity to participate in all negotiations and proceedings with respect to any notices or demands for appraisal of any Shares. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.
Section 3.03 Exchange of Stock Certificates, etc.; Paying Agent.
(a) Paying Agent. At or prior to the Effective Time, Parent and the Company shall deposit, or cause to be deposited with a bank or trust company that may be designated by Parent and reasonably acceptable to the Company to act as the paying agent (the “Paying Agent”), for the benefit of the Stockholders (other than holders of Excluded Shares and Dissenting Shares), cash in an amount sufficient to pay the aggregate Merger Consideration pursuant to Section 3.01(a) (such cash being hereinafter referred to as the “Exchange Fund”). The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration.
(b) Exchange Procedures. As promptly as practicable after the Effective Time (but in no event later than five Business Days following the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each person who was, at the Effective Time, a Stockholder of record entitled to receive the Merger Consideration pursuant to Section 3.01(a): (i) a letter of transmittal, which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Stock Certificates held by such person shall pass, only upon proper delivery of Stock Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent or, in the case of uncertificated Shares represented by book-entry interests (“Book-Entry Shares”), upon adherence to the customary procedures set forth in the letter of transmittal; and (ii) instructions for use in effecting the surrender of any Stock Certificates (or effective affidavits of loss in lieu thereof) and/or such other documents as may be required in exchange for the Merger Consideration. Upon surrender of a Stock Certificate (or effective affidavits of loss in lieu thereof) and/or such other documents as may be reasonably required pursuant to such instructions to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, each Stockholder holding Shares represented by such Stock Certificate shall be entitled to receive in exchange therefor an amount (after giving effect to any required Tax withholdings) equal to (1) the number of Shares represented by such Stock Certificate multiplied by (2) the Merger Consideration, and the Stock Certificate so surrendered shall forthwith be cancelled. As promptly as practicable after the Effective Time, the Paying Agent shall issue and deliver to each holder of the Book-Entry Shares the amount that such holder is entitled to receive pursuant to Section 3.01(a) in respect of such Book-Entry Shares, without such holder being required to deliver a stock certificate to the Paying Agent; provided that an “agent’s message” has been previously delivered to the Paying Agent regarding such Book-Entry Shares, and such Book-Entry Shares shall then cease to represent any right to receive the Merger Consideration hereunder. The Merger Consideration shall be paid by check, or at the request of a holder of Book-Entry Shares or Stockholder entitled to receive more than $50,000 of Merger Consideration, wire transfer. No interest shall be paid or will accrue on any amount payable in respect of the Shares pursuant to the provisions of this Article III. In the event of a transfer of ownership of any Shares that is not registered in the transfer record of the Company, it shall be a condition of payment that such Stock Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Stock Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of Parent that such Taxes either have been paid or are not applicable. Until surrendered as contemplated by this Section 3.03(b), each Stock Certificate (including evidence of each Book-Entry Share) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Article III, without interest.

(c) Lost, Stolen or Destroyed Stock Certificates. In the event any Stock Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Stock Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in customary amount and upon such terms as the Surviving Corporation may reasonably determine are necessary as indemnity against any claim that may be made against it with respect to such Stock Certificate and the delivery to the Paying Agent of a duly executed letter of transmittal, the Paying Agent will issue in exchange for such lost, stolen or destroyed Stock Certificate a check, in the amount (after giving effect to any required Tax withholdings) equal to (i) the number of Shares represented by such Stock Certificate multiplied by (ii) the Merger Consideration.
(d) Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect appropriately and eliminate the effect of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into Shares), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change in the number of, or with respect to, any Shares occurring on or after the date hereof and prior to (or in the case of any dividend or distribution, with a record date prior to) the Effective Time.
(e) Termination of the Exchange Fund. Any portion of the Exchange Fund (including any income or proceeds thereof or of any investment thereof) that remains undistributed to the Stockholders 12 months after the Effective Time shall be delivered to the Surviving Corporation upon demand by the Surviving Corporation (subject to abandoned property, escheat and similar Laws), and any Stockholder who has not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation for the cash to which they are entitled pursuant to Section 3.01(a). Any portion of the Exchange Fund remaining unclaimed by any Stockholders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.
(f) No Liability. None of the Paying Agent, Parent, Company, or the Surviving Corporation shall be liable to any Stockholder for any Shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Laws.
(g) Withholding Rights. Each of the Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any holder or former holder of the Shares such amounts as are required to be deducted or withheld therefrom under the Code and any regulations promulgated thereunder or any provision of any other applicable Laws. To the extent that such amounts are so deducted and withheld by the Paying Agent, Parent or the Surviving Corporation, (i) such amounts shall be treated for all purposes under this Agreement as having been paid to such holder or former holder to whom such amounts would otherwise have been paid and (ii) Parent shall, or shall cause the Surviving Corporation or the Paying Agent, as the case may be, to promptly pay over such amounts to the applicable Governmental Authority.
Section 3.04 No Transfers. At the Effective Time (a) the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time and (b) any Stockholders holding the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided under this Agreement or by applicable Laws. On or after the Effective Time, any Stock Certificates or Book-Entry Shares presented to the Paying Agent, Parent or Surviving Corporation for transfer or any other reason shall be cancelled and, except for the Excluded Shares, exchanged for the cash consideration to which the holders thereof are entitled pursuant to Sections 3.01(a) or 3.02.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (a) as set forth in the corresponding section of the Company Disclosure Letter (it being understood that any matter disclosed in any section of the Company Disclosure Letter will be deemed to be disclosed in any other section of the Company Disclosure Letter to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other section) and (b) as and to the extent set forth in the Company SEC Reports filed at least two Business Days prior to the date of this Agreement (without giving effect to any amendment to any such Company SEC Report filed on or after such date and excluding any risk factor disclosures contained under the heading “Risk Factors”, or any disclosure of risks included in any “forward-looking statements” disclaimer; it being further agreed that (i) any information disclosed in any such Company SEC Report shall be deemed disclosure only with respect to a Section of this Agreement to which the relevance of such information is reasonably apparent from the text of such information contained in such Company SEC Report and (ii) no information disclosed in any such Company SEC Report shall be deemed to qualify or modify the representations and warranties set forth in Sections 4.02, 4.03 and 4.18), the Company hereby represents and warrants to Parent and Merger Sub that:
Section 4.01 Organization and Qualification. Each of the Company and each Company Subsidiary that is a “significant subsidiary” within the meaning of Regulation S-X (a “Significant Company Subsidiary”) is a legal entity duly incorporated or formed, validly existing and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) under the Laws of the jurisdiction of its organization and has full corporate or similar power and authority necessary to own or hold its properties and to conduct the business in which it is now engaged. Each of the Company and each Significant Company Subsidiary is duly qualified or licensed to do business, and is in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing), in each jurisdiction where the character of the properties and assets owned, leased, operated or used by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has furnished or otherwise made available to Parent a true, correct and complete copy of the certificate of incorporation, bylaws or equivalent organizational documents, each as amended or modified to date, of the Company and each Significant Company Subsidiary as in effect as of the date of this Agreement. Such certificate of incorporation, bylaws or equivalent organizational documents are in full force and effect as of the date hereof. Neither the Company nor any Significant Company Subsidiary is in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents in any material respect.
Section 4.02 Capitalization. The authorized share capital of the Company consists of 200,000,000 Shares and 10,000,000 shares of preferred stock, $0.01 par value per share, of the Company. As of the date of this Agreement: (a) 118,497,872 Shares are issued and outstanding, all of which have been duly authorized and are validly issued, fully paid and non-assessable; (b) no shares of the preferred stock of the Company are issued and outstanding; and (c) no Shares are held in the treasury of the Company. Section 4.02 of the Company Disclosure Letter sets forth a complete and correct list of the holders of issued and outstanding Company Options, Company Restricted Shares and Company Restricted Phantom Shares, including: (i) the number of Shares subject to such Equity Award and (ii) with respect to Company Options, the grant date and the exercise price per Share. The exercise price of each Company Option was at least equal to the fair market value of a Share on the date of grant. Except as set forth in this Section 4.02, and except for this Agreement and the Transactions, there are no issued, reserved for issuance or outstanding: (A) shares of capital stock or other voting securities of or ownership interests in the Company; (B) securities of the Company or any Company Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company; (C) options, warrants, or preemptive, conversion, redemption, share appreciation, repurchase or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of the Company or obligating the Company to issue or sell any shares of capital stock, voting securities or other equity interests of the Company or securities convertible into or exchangeable for capital stock or voting securities or other equity securities of the Company; or (D) restricted shares, stock options, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting securities of the Company (the items in clauses (A) through (D) being referred to collectively as the “Company Securities”). The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the Stockholders on any matter. Neither the Company nor any Company Subsidiary is a party to any voting agreement with respect to the voting of any Company Securities. None of the Company Securities are owned by any Company Subsidiary.

Section 4.03 Authority Relative to This Agreement; Opinion of Financial Advisor.
(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to adoption of this Agreement by the Requisite Company Vote, to consummate the Merger. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger have been duly authorized by the Company Board, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Merger, in each case, subject only to the approval and adoption of the Merger by the affirmative vote of (i) the holders of at least a majority of the issued and outstanding Shares and (ii) the holders of at least a majority of the issued and outstanding Shares other than the Axar Shares and the Insider Shares (collectively, the “Requisite Company Vote”), in each case of (i) and (ii) in accordance with the Company’s certificate of incorporation and bylaws and Section 251 of the DGCL. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights, and to general equity principles (the “Bankruptcy and Equity Exception”).
(b) The Special Committee is composed of three members of the Company Board who are not affiliated with Parent or Merger Sub and are not members of the Company’s management. The Company Board, at a meeting duly called and held, and acting upon the recommendation of the Special Committee, has: (i) determined that the terms of the Transactions are fair to, and in the best interests of, the Company and its Stockholders (other than the holders of the Excluded Shares and Insider Shares); (ii) determined that the Merger is in the best interests of the Company and the Stockholders (other than the holders of the Excluded Shares and the Insider Shares), and declared that it is advisable for the Company to enter into this Agreement with Parent and Merger Sub; (iii) adopted resolutions approving the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth herein; and (iv) subject to the terms of this Agreement (including Section 8.04), resolved to recommend that the Stockholders adopt this Agreement (including the recommendation of the Special Committee, the “Company Recommendation”). The Company Board, acting upon the recommendation of the Special Committee, has directed that this Agreement be submitted to the Stockholders for their adoption.
(c) The Special Committee has received the written opinion of Kroll, LLC, operating through its Duff & Phelps Opinions Practice (the “Financial Advisor”), to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the Merger Consideration to be received by the Stockholders (other than Parent, Merger Sub, the holders of the Axar Shares, the holders of the Insider Shares and the holders of the Dissenting Shares) is fair, from a financial point of view, to such Stockholders, a copy of which opinion will be delivered to Parent promptly after the execution of this Agreement.
Section 4.04 Subsidiaries. Section 4.04 of the Company Disclosure Letter sets forth a complete and correct list of the Company Subsidiaries. All equity interests in or other voting securities of the Company Subsidiaries held by the Company or any Company Subsidiary are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. All such equity interests in and voting securities of the Company Subsidiaries owned by the Company or any Company Subsidiary are free and clear of any Liens or any other limitations or restrictions on such equity interests (including any limitation or restriction on the right to vote, pledge or sell or otherwise dispose of such equity interests) other than the Permitted Liens. There are no issued, reserved for issuance or outstanding: (a) securities of the Company or any Company Subsidiary convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Company Subsidiary; (b) options, warrants, or preemptive, conversion, redemption, share appreciation, repurchase or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of any Significant Company Subsidiary or obligating the Company or any Significant Company Subsidiary to issue or sell any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Significant Company Subsidiary; or (c) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Significant Company Subsidiary (the items in clauses (a) through (c), together with any equity interests in or voting securities of the Significant Company Subsidiaries, being referred to collectively as the “Company Subsidiary Securities”). Except for the capital stock or other voting securities of, or ownership interests in, the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any person.
Section 4.05 No Conflict; Required Filings and Consents.
(a) Neither the execution, delivery and performance of this Agreement by the Company, nor the consummation of the Merger: (i) conflicts or will conflict with, or constitutes or will constitute a violation of, the certificate of incorporation, bylaws or similar organizational documents of the Company; (ii) conflicts or will conflict with, or constitutes or will constitute a breach or violation of or a default under (or an event that, with notice or lapse of time or both, would constitute such a breach or violation of or default under), any material Contract to which the Company or any of the Significant Company Subsidiaries is a party, by which any of them is bound or to which any of their respective properties or assets is subject; (iii) violates or will violate in any material respect any Law to which the Company or any of the Significant Company Subsidiaries, or any of their respective properties or assets may be subject; or (iv) will result in the creation or imposition of any material Lien upon any property or assets of the Company or any the Significant Company Subsidiaries.
(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Merger will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, by or on behalf of the Company, except: (i) for compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder (including the joining of the Company in the filing of a Schedule 13E-3, the furnishing of a Schedule 14A with the Proxy Statement, and the filing or furnishing of one or more amendments to the Schedule 13E-3 and such Proxy Statement to respond to comments of the SEC, if any, on such documents); (ii) for compliance with the rules and regulations of the New York Stock Exchange (the “NYSE”); (iii) for the filing of the Certificate of Merger with the Secretary of State pursuant to the DGCL; and (iv) where the failure to obtain or make, as applicable, any such consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 4.06 Permits; Compliance with Laws.
(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) each of the Company and each Company Subsidiary is, and for the past two years has been, in possession of all grants, authorizations, licenses, permits, consents, certificates, approvals and orders of any Governmental Authority necessary for it to own, lease, operate and use its properties and assets or to carry on its business as it is now being conducted (the “Company Permits”); (ii) each of the Company and each Company Subsidiary is, and for the past two years has been, in compliance with the terms of the Company Permits and all of the Company Permits are valid and in full force and effect; and (iii) no suspension, modification, revocation or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened.
(b) Neither the Company nor any Company Subsidiary is, or has in the last two years been, in violation of any Law applicable to the Company or such Company Subsidiary, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, neither the Company nor any Company Subsidiary has received any notice or communication of any non-compliance with any applicable Laws that has not been cured, except for any non-compliance, defaults, breaches or violations that would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries.
Section 4.07 SEC Filings; Financial Statements.
(a) The Company has timely filed all forms, reports, schedules, statements and other documents required to be filed by it with the SEC since December 31, 2021 (the forms, reports schedules, statements and documents filed since December 31, 2021 and those filed subsequent to the date hereof, including any amendments thereto, with respect to any periods, collectively, the “Company SEC Reports”). The Company SEC Reports (i) at the time they were filed, conformed in all material respects to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, each as in effect on the date so filed, and (ii) did not, at the time they were filed or, in the case of any filing pursuant to the Securities Act, as of the date of effectiveness of such filing, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made therein, not misleading.
(b) The Company and the Company Subsidiaries maintain systems of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of the Company consolidated financial statements in conformity with United States generally accepted accounting principles (“GAAP”) and to maintain accountability for its assets and liabilities; (iii) access to the assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets and liabilities is compared with existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any differences.
(c) The Company and the Company Subsidiaries have established and maintain disclosure controls and procedures (to the extent required by and as defined in Rules 13a- 15(e) and 15d-15(e) under the Exchange Act), which are designed to provide reasonable assurance that material information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and communicated to the Company’s management, including its principal executive officer and principal financial officer, as appropriate, to allow for timely decisions regarding required disclosure. The Company has carried out evaluations of the effectiveness of its disclosure controls and procedures as of and for the year ended December 31, 2021, and such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established.
(d) The Company and its directors or officers, in their capacities as such, are in compliance with all applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.
(e) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in or incorporated by reference into the Company SEC Reports (the “Company Financial Statements”) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP) and each fairly presents, in all material respects, the consolidated financial position, results of operations, changes in stockholders’ equity and cash flows of the Company and its consolidated Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments and the exclusion of certain notes in accordance with the rules of the SEC relating to unaudited financial statements), in accordance with GAAP.
(f) The Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.
Section 4.08 Absence of Certain Changes or Events. Since December 31, 2021 through the date of this Agreement, no Company Material Adverse Effect has occurred. The Company has complied with its payment obligations under the Indenture. Neither the Company nor any Significant Company Subsidiary has taken any steps to seek protection pursuant to any law or statute relating to bankruptcy insolvency, reorganization, receivership, liquidation or winding up nor does the Company have any knowledge or reason to believe that any of its or any Significant Company Subsidiaries’ respective creditors intend to initiate involuntary bankruptcy proceedings or any knowledge of any fact that would reasonably lead a creditor to do so. The Company individually, and the Company and its Subsidiaries, on a consolidated basis, are not as of the date hereof and, after giving effect to the transactions contemplated by this Agreement, will not be insolvent. Since December 31, 2021, and other than the Transactions, the Company and its Significant Company Subsidiaries have conducted their business in the ordinary course of business, preserved intact their existence and business organization, permits, goodwill and business relationships with customers, suppliers, licensors, distributors and others having significant business relationships with the Company and Significant Company Subsidiaries.
Section 4.09 Absence of Litigation.
(a) Except as set forth in Section 4.09(a) of the Company Disclosure Letter, there is not, and in the past two years there has not been, any litigation, suit, claim, action, demand letter, or any judicial, criminal, administrative or regulatory proceeding, hearing, investigation, or formal or informal regulatory document production request or similar proceeding (an “Action”) pending to which the Company or any Company Subsidiary is a party or to which any property or asset of the Company or any Company Subsidiary is subject that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or which challenge the validity of this Agreement or the right of the Company to enter into this Agreement or to consummate the Transactions and, to the knowledge of the Company, no such Actions are, or in the past two years have been, threatened by any Governmental Authority or others.
(b) Neither the Company nor any Company Subsidiary nor any share, security, equity interest, or property or asset, of the Company or any Company Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would, in each case, individually or in the aggregate, be material to the Company and Company Subsidiaries, taken as a whole.
Section 4.10 Labor and Employment Matters.
(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each Company Subsidiary is, and for the past two years has been, in compliance with all applicable labor and employment Laws, including all such Laws enacted in connection with the novel coronavirus (COVID-19) pandemic or otherwise relating to: (i) wages, hours and any similar mass layoff Law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation; (ii) the collection and payment of withholding and/or social security Taxes and any similar Tax; and (iii) deductions, payments and contributions of retirement insurance, medical insurance, unemployment insurance, work-related injury insurance, birth and nursery insurance, pension fund insurance and any other social benefit payments required by applicable Law.
(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) there are no controversies pending or, to the knowledge of the Company, threatened between the Company or any Company Subsidiary and any of their respective current or former employees, contractors, subcontractors, agents or other persons engaged by the Company or any Company Subsidiary in connection with their businesses (collectively, “Company Personnel”), including controversies with respect to the items listed in Section 4.10(a) whether directly between the Company or any Company Subsidiary and any Company Personnel or before or involving any Governmental Authority; (ii) there are no collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Company Subsidiary and to which the Company or any Company Subsidiary is a party to or bound by; (iii) there are no labor unions or other organizations representing or purporting to represent any Company Personnel, nor are there any organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Company or any Company Subsidiary; (iv) there are no unfair labor practice complaints pending, or to the knowledge of the Company, threatened, against the Company or any Company Subsidiary before any Governmental Authority; and (v) there is no strike, slowdown, work stoppage or lockout, or similar activity or, threat thereof, by or with respect to any Company Personnel, nor has there been any such occurrence during the past two years.
(c) The consummation of the Transactions will not (either alone or together with any other event) entitle any individual Company Personnel to severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation. No amount payable or economic benefit to be provided to any individual Company Personnel in connection with the consummation of the Transactions is expected to or could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.
Section 4.11 Real Property; Title to Assets.
(a) Each of the Company and the Company Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except for Permitted Liens. There are no pending or, to the knowledge of the Company, threatened, condemnation or imminent domain proceedings that would affect any part of the properties or assets of each of the Company and the Company Subsidiaries, whether leased, subleased or owned, tangible or intangible, real, personal or mixed, in each case used or held for use in its business, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries.
(b) All current leases and subleases of real property entered into by the Company or a Significant Company Subsidiary are in full force and effect, are valid and effective in accordance with their respective terms, and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there is no, under any of such leases, existing default or event of default by the Company or any Company Subsidiary or, to the knowledge of the Company, by the other party to such lease or sublease, or person in the chain of title to such leased premises.
Section 4.12 Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (a) the Company and the Company Subsidiaries either own or have the right to use (in each case, free and clear of any Liens other than Permitted Liens) all Intellectual Property used in or necessary for the conduct of its business; (b) neither the Company nor any Company Subsidiary has infringed, misappropriated or otherwise violated the Intellectual Property rights of any third party; (c) neither the Company nor any Company Subsidiary has received written notice of any claim that the conduct of the business of the Company and the Company Subsidiaries as currently conducted infringes upon or misappropriates any Intellectual Property rights of any third party; (d) the consummation of the Transactions will not alter, encumber, impair or extinguish any Intellectual Property right of the Company or any of the Company Subsidiaries; and (e) the Company and the Company Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all trade secrets and know-how (“Trade Secrets”) owned, used or held for use by the Company or any of its Subsidiaries.
Section 4.13 Taxes.
(a) The Company and each Significant Company Subsidiary have timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by them and have paid and discharged all Taxes due and payable (whether or not shown on any Tax Return), other than such payments as are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.
(b) All Tax Returns filed by the Company and each Significant Company Subsidiary are true, accurate and complete.
(c) The U.S. federal and other income and franchise Tax Returns of the Company and each Significant Company Subsidiary through the Tax year ended 2010 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired.
(d) No Governmental Authority is now asserting or, to the knowledge of the Company, threatening to assert against the Company or any Significant Company Subsidiary any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.
(e) There are no pending or, to the knowledge of the Company, threatened Actions against or with respect to the Company or any Significant Company Subsidiary in respect of any Tax or Tax asset.
(f) The Company and the Significant Company Subsidiaries have properly and timely withheld, collected and deposited all Taxes that are required to be withheld, collected and deposited under applicable Law.
(g) Neither the Company nor any Significant Company Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.

Section 4.14 Material Contracts.
(a) Except for: (i) this Agreement; (ii) any Contracts to which the Company or any Company Subsidiary is a party as of the date of this Agreement that is disclosed in the Company SEC Reports; or (iii) as set forth in Section 4.14(a) of the Company Disclosure Letter, as of the date of this Agreement, none of the Company or any Company Subsidiary is a party to or bound by (the Contracts referred to in the foregoing clauses (ii) and (iii) and each of the following Contracts described in this Section 4.14(a), collectively, the “Material Contracts”):
(A) any Contract that is required to be filed by the Company pursuant to Item 15 of Form 10-K under the Exchange Act;
(B) any Contract relating to the purchase or sale of any Company Securities or any Company Subsidiary Securities;
(C) any Contract relating to any credit, loan or facility arrangement, guarantee or Indebtedness (whether or not incurred, assumed, guaranteed or secured by any asset of the Company or any Company Subsidiary) of more than $500,000, other than any Indebtedness entirely between or among any of the Company and any Company Subsidiary;
(D) any joint venture Contract, strategic cooperation or partnership arrangements, or other agreement involving a sharing of profits, losses, costs or liabilities by the Company or any Company Subsidiary with any third party, in each case that is material to the business of the Company and the Company Subsidiaries taken as a whole;
(E) any Contract relating to any acquisition by the Company or any Company Subsidiary involving consideration in excess of $5,000,000 pursuant to which the Company or any Company Subsidiary has continuing indemnification, “earn-out” or other contingent payment or guarantee obligations;
(F) any Contract that limits, or purports to limit, the ability of the Company or any Company Subsidiary to compete in any material line of business or with any person or entity or in any geographic area or during any period of time;
(G) any Contract involving the payment or receipt of amounts by the Company or any Company Subsidiary of more than $1,000,000 annually;
(H) any Contract with any surety providers;
(I) any Contract relating to (x) the acquisition of a business or entity, or substantially all the assets of a business or entity or (y) the disposition of any material assets or properties, in each case whether by way of merger, consolidation, purchase or sale of stock, purchase or sale of assets, license or otherwise that entered into but not yet closed and involving consideration in excess of $5,000,000; or
(J) any Contract prohibiting the payment of dividends or distributions in respect of the capital stock of the Company or any Company Subsidiary, prohibits the pledging of the capital stock of the Company or any Company Subsidiary or prohibits the issuance of any guaranty by the Company or any Company Subsidiary.
(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) each Material Contract is valid and binding on the Company or a Company Subsidiary and in full force and effect, subject to the Bankruptcy and Equity Exception; (ii) neither the Company nor any Company Subsidiary, nor to the knowledge of the Company, any other party to a Material Contract is in breach or violation of, or default under, or has taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of, any Material Contract; (iii) the Company and the Company Subsidiaries have not received any claim or notice of default under any Material Contract; and (iv) the Company has not received, as of the date of this Agreement, any notice in writing from any person that such person intends to terminate any Material Contract.
Section 4.15 Insurance.
(a) All insurance policies of the Company and the Significant Company Subsidiaries are in full force and effect.

(b) The Company has no reason to believe that it or any Significant Company Subsidiary will not be able to renew its insurance policies as and when such policies expire or obtain comparable coverage from comparable insurers as may be necessary to continue its business without a significant increase in cost.
(c) The Company and the Significant Company Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as management has determined to be prudent in accordance with industry practice for companies engaged in businesses similar to that of the Company and the Significant Company Subsidiaries (taking into account the cost and availability of such insurance), including, but not limited to, directors and officers insurance.
(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Impact, neither the Company nor any Significant Company Subsidiary is in breach or default of any insurance policies.
Section 4.16 Environmental Matters.
(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries are in compliance with all applicable Environmental Laws, and possess and are in compliance with all applicable Environmental Permits necessary to operate the business as presently operated.
(b) Except in each case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there have been no Release of any Hazardous Materials at or on any property owned or operated (currently or formerly) by the Company or any Company Subsidiary or, to the knowledge of the Company, any Release of Hazardous Materials of the Company or any Company Subsidiary at any property or location where Hazardous Materials are stored, transported, treated or disposed of on behalf of the Company or any Company Subsidiary.
(c) Neither the Company nor any Significant Company Subsidiary has received from a Governmental Authority a written notification alleging that it is liable for any Release or threatened Release of Hazardous Materials at any location, except with respect to any such notification concerning any such Release or threatened Release, to the extent such matter has been resolved with the appropriate Governmental Authority.
(d) Neither the Company nor any Company Subsidiary has received any written claim or complaint, or is presently subject to any Action, relating to non-compliance with any Environmental Laws or any other liabilities pursuant to or arising in connection with any Environmental Laws, Environmental Permits or Hazardous Materials except as would not, individually or in the aggregate, reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.17 Company Information. None of the information supplied or to be supplied by or on behalf of the Company or any Company Subsidiaries specifically for inclusion or incorporation by reference in (a) Schedule 13E-3 will, at the time such document is filed with the SEC, or at any time such document is amended or supplemented, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Proxy Statement will, at the date it is first mailed to the Stockholders or at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation with respect to information related to the Item 13 Matters, for inclusion or incorporation by reference in the Schedule 13E-3 or the Proxy Statement.
Section 4.18 Brokers. Except for the Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fees or commissions in connection with the Transactions based upon arrangements made by or on behalf of the Company, including the Company Board and any committees thereof.
Section 4.19 Antitakeover Statutes. Assuming that the representations of Parent and Merger Sub set forth in Section 5.07 are true and accurate, the Company has taken all action necessary so that any restriction on a “business combination” with the Company, as such term is defined in Section 203 of the DGCL, will not apply to this Agreement, the Merger and the other Transactions, and, accordingly, no antitakeover or similar statute or regulation applies or purports to apply to any such transactions. No other “control share acquisition,” “fair price,” “moratorium,” “interested shareholder”, “business combination” or other antitakeover laws enacted under U.S. state or federal Laws apply to this Agreement or any of the Transactions. The Company does not have in effect any stockholder rights plan, “poison pill” or similar plan or arrangement.
Section 4.20 Employee Benefit Plans.
(a) Section 4.20 of the Company Disclosure Schedule sets forth a complete and accurate list of each material Benefit Plan as of the date hereof. The Company has made available to Parent or filed with the SEC prior to the date hereof copies of each Benefit Plan.
(b) Each Benefit Plan (and any related trust or other funding vehicle) has been administered in all material respects in accordance with its terms and ERISA, the Code and all other applicable Laws. With respect to each Benefit Plan, the Company and each Significant Company Subsidiary has complied, and is now in compliance, in all material respects, with all provisions of ERISA, the Code and all other applicable Laws.
(c) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination from the IRS as to its qualified status or may rely upon an opinion letter from the IRS for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Benefit Plan.
(d) To the knowledge of the Company, there has not been any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Benefit Plan.
(e) All contributions required to be made to any Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Benefit Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Company Financial Statements. Each Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a “welfare benefit fund” with the meaning of Section 419 of the Code or (ii) is unfunded. The amount by which the actuarial present value of all accrued benefits under any Benefit Plan (whether or not vested) exceeds the fair market value of the assets of such Benefit Plan is properly accrued and reflected on the Company Financial Statements.
(f) No Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit plan (including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA). No Benefit Plan provides health, medical or other welfare benefits after retirement or other termination of employment, other than: (i) health care continuation coverage as required by Section 4980B of the Code or any similar state Law (“COBRA”) or ERISA; (ii) coverage through the end of the calendar month in which a termination of employment occurs; or (iii) under an employment agreement or severance agreement, plan or policy requiring the Company to pay or subsidize COBRA premiums for a terminated employee or the employee’s beneficiaries for a period of 12 or fewer months following such employee’s termination.
(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any Company Subsidiary, or result in any limitation on the right of the Company or any Company Subsidiary to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any Company Subsidiary in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.
Section 4.21 No Additional Representations or Warranties. Except for the representations and warranties expressly contained in this Article IV, each of Parent and Merger Sub acknowledges that neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company, any Company Subsidiary or their respective business, operations, condition (financial or otherwise) or any other matter or with respect to any other information provided to Parent, Merger

Sub or any of their respective Affiliates or Representatives, and that any such other representations and warranties are expressly disclaimed, and that Parent and Merger Sub do not rely on any such other representations and warranties or the accuracy or completeness thereof.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:
Section 5.01 Corporate Organization; Capitalization.
(a) Each of Parent and Merger Sub is an entity duly incorporated, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or formed, as applicable, has the requisite power and has all material governmental licenses, authorizations, consents and approvals necessary to own its property or asset, whether real, personal or mixed, or tangible or intangible and carry on its business as its business is now being conducted.
(b) The authorized share capital of Merger Sub consists of 100 shares of common stock, par value $0.01 per share. As of the date hereof, there are 100 shares of common stock of Merger Sub issued and outstanding, which have been duly authorized, validly issued, fully paid and are non-assessable and which are owned by Parent.
Section 5.02 Authority Relative to This Agreement. Each of Parent and Merger Sub has all requisite company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary company actions, and no other company proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than the filings, notifications and other obligations and actions described in Section 5.03(b)). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.
Section 5.03 No Conflict; Required Filings and Consents.
(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not: (i) conflict with or violate the certificate of incorporation (or equivalent organizational documents) of either Parent or Merger Sub; (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.03(b) have been obtained and all filings and obligations described in Section 5.03(b) have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected; or (iii) require any consent or other action by any person under, or result in any breach of or constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of benefit to which Parent or Merger Sub is entitled, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to, any Contract; except in the cases of clauses (ii) and (iii), as would not, individually or in the aggregate, prevent or materially delay the consummation of the Transactions by Parent and Merger Sub or otherwise be materially adverse to the ability of Parent and Merger Sub to perform their obligations under this Agreement.
(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except: (i) for compliance with the applicable requirements of Section 13 (including Rule 13e-3) of the Exchange Act and the rules and regulations promulgated thereunder; (ii) for compliance with the rules and regulations of the NYSE; (iii) for the filing of the Certificate of Merger with the Secretary of State pursuant to the DGCL; and (iv) where the failure to obtain or make, as applicable, any such consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority would not, individually or in the aggregate, prevent or materially delay the consummation of the Transactions by Parent and Merger Sub or otherwise be materially adverse to the ability of Parent and Merger Sub to perform their obligations under this Agreement.

Section 5.04 Financing. Parent and Merger Sub will, together with up to $10,000,000 in cash of the Company, have sufficient funds on hand as of the Closing to pay the Merger Consideration and the expenses related to their obligations hereunder.
Section 5.05 Litigation. As of the date hereof, (a) there is no Action pending or, to the knowledge of Parent and Merger Sub, threatened against Parent, Merger Sub or Axar, and (b) neither Parent, Merger Sub nor Axar is subject to the provisions of any Law, in each case of (a) and (b), which would, individually or in the aggregate, prevent or materially delay the consummation of the Transactions by Parent and Merger Sub or otherwise be materially adverse to the ability of Parent and Merger Sub to perform their obligations under this Agreement.
Section 5.06 Parent Information. None of the information supplied or to be supplied in writing to the Company by or on behalf of Parent or Merger Sub or Axar specifically for inclusion in (a) Schedule 13E-3 will, at the time such document is filed with the SEC, or at any time such document is amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Proxy Statement will, at the date it is first mailed to the Stockholders and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation with respect to information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Schedule 13E-3 or the Proxy Statement. None of the information supplied by Axar to the Company in writing specifically for inclusion in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, at the time such document was filed with the SEC, or at any time such document is amended or supplemented, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
Section 5.07 Ownership of Securities. As of the date hereof, other than 88,633,045 Shares beneficially owned by the Axar Vehicles, none of Axar, Parent, Merger Sub, AC Holdings, the Axar Vehicles, or any direct or indirect Subsidiary of Axar, Parent, Merger Sub, AC Holdings, or any Axar Vehicle (other than the Company and its direct or indirect Subsidiaries), beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Shares.
Section 5.08 Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the Transactions, and has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, asset, liability or obligation of any nature other than those incident to its formation and capitalization or pursuant to this Agreement or in connection with the Merger and the other Transactions. Merger Sub does not have any Subsidiaries.
Section 5.09 Certain Arrangements. Other than this Agreement, there is no Contract: (a) between Parent, Merger Sub or Axar, on the one hand, and any member of the Company’s directors, officers, employees or Stockholders, on the other hand, that relate in any way to the Transactions; (b) pursuant to which any Stockholder would be entitled to receive consideration of a different amount or nature than the Merger Consideration in connection with the Transactions; (c) pursuant to which any Stockholder has agreed to vote to approve this Agreement, the Merger or any of the Transactions or has agreed to vote against any Competing Transaction; or (d) pursuant to which any director of the Company has agreed to invest in Parent, Merger Sub, Axar, AC Holdings, or any Axar Vehicle.
Section 5.10 Brokers. Except for Houlihan Lokey Capital, Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fees or commissions in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.
Section 5.11 No Additional Representations or Warranties. Except for the representations and warranties expressly contained in this Article V, the Company acknowledges that none of Parent, Merger Sub or any other person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or any other matter or with respect to any other information provided to the Company, and that any such other representations and warranties are expressly disclaimed.

ARTICLE VI [INTENTIONALLY OMITTED]
ARTICLE VII

CONDUCT OF BUSINESS PENDING THE MERGER
Section 7.01 Conduct of Business by the Company Pending the Merger. The Company agrees that, from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Article X (such period, the “Covenant Period”), except as: (a) required by applicable Law; (b) set forth in Section 7.01 of the Company Disclosure Letter; (c) expressly contemplated, required or permitted by any other provision of this Agreement; or (d) consented to in writing by Parent (such exceptions, collectively, the “Conduct Exceptions”), the Company shall, and shall cause each Company Subsidiary to, conduct its businesses in all material respects in the ordinary course of business consistent with past practice and use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, maintain in effect all of the Company Permits, keep available the services of the current officers and key employees of the Company and the Company Subsidiaries and preserve the current relationships of the Company and the Company Subsidiaries with the Governmental Authorities, lenders, customers, suppliers and other persons with which the Company or any Company Subsidiary has relations. By way of amplification and not limitation, except for the Conduct Exceptions, during the Covenant Period the Company shall not, and shall cause each Company Subsidiary not to, directly or indirectly, do any of the following:
(A) (I) amend or otherwise change its certificate of incorporation, bylaws or equivalent organizational documents (whether by merger, consolidation or otherwise) or (II) amend any terms of any securities of the Company or any of the Company Subsidiaries;
(B) issue, deliver, sell, transfer, lease, assign, sublease, license, pledge, dispose of, abandon, grant, mortgage, encumber or subject to any Lien, or authorize the issuance, delivery, sale, transfer, lease, assignment, sublease, license, pledge, disposition, abandonment, grant, mortgage, encumbrance or subjection to any Lien of, (I) any shares of any Company Securities or Company Subsidiary Securities (including the grant of any equity or equity-based award in respect of Company Securities or Company Subsidiary Securities under a Company Equity Plan or otherwise), or (II) any property or asset (whether real, personal or mixed, and including leasehold interests and intangible property) of the Company or any Company Subsidiary having a current value in excess of $250,000 individually or $1,000,000 in the aggregate with other property or assets, except solely in the case of clause (II) with respect to obsolete assets or inventory in the ordinary course of business manner consistent with past practice or otherwise pursuant to the existing Contracts that have been disclosed to Parent prior to the date hereof;
(C) create any Company Subsidiary;
(D) (I) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its shares; (II) split, combine or reclassify any of its shares, other than dividends paid by a wholly-owned Company Subsidiary to its parent or another Company Subsidiary; or (III) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);
(E) reclassify, combine, split, subdivide or redeem or offer to redeem, or purchase, offer to purchase or otherwise acquire, directly or indirectly, any of its Company Securities (including Shares) or Company Subsidiary Securities, or any options, warrants, convertible securities or other rights exchangeable into or convertible or exercisable for any of its Company Securities (including Shares) or Company Subsidiary Securities;
(F) effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization or similar transaction involving the Company or any Company Subsidiary, other than the merger, consolidation, amalgamation or other combination of any wholly-owned Company Subsidiary with any other wholly-owned Company Subsidiary;
(G) (I) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, or make any capital contribution or investment in, any corporation, partnership, other business organization or any division thereof involving consideration of over $5,000,000; (II) acquire any material assets, other than purchases of inventory and other assets in the ordinary course of business or pursuant to any existing Contracts; (III) incur, assume, alter, amend or modify any Indebtedness; or (IV) authorize, or make any commitment with respect to, any capital expenditures that is not budgeted in the Company’s current plan approved by the Company Board as of the date hereof, other than, in the case of this clause (IV), expenditures consistent with past practice necessary to maintain existing assets in good repair;
(H) make any changes with respect to any financial accounting policies, methods or procedures, except as required by changes in statutory or regulatory accounting rules, GAAP or applicable Laws and as agreed to by its independent public accountants;
(I) enter into, or materially amend, or modify or consent to the termination of any Material Contract or lease for real property or any other Contract which was, or would have been a Material Contract if in effect on the date of this Agreement, or amend, waive, modify, release, assign or consent to the termination of the Company’s or any Company Subsidiary’s material rights thereunder;
(J) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of liabilities reflected or reserved against in the Company’s balance sheet as included in the Company SEC Reports, or incurred subsequent to such date in the ordinary course of business consistent with past practice;
(K) settle, or offer or propose to settle any Action;
(L) enter into a new line of business or abandon or discontinue any existing line of business;
(M) make, revoke or change any material Tax election, materially amend any Tax Return or waive any statute of limitations with respect to any material Tax claim or assessment, enter into any closing agreement with respect to Taxes, surrender any right to claim a material refund of Taxes, settle or finally resolve any controversy with respect to material Taxes for an amount in excess of the amount reserved or provided therefor in the financial statements, change any annual accounting period, or change any method of Tax accounting or take any action outside the ordinary course of business that could reasonably be expected to result in the Company or any of the Company Subsidiaries being required to include an item of income in, or exclude a deduction from, a Tax Return for a period beginning after the Closing Date;
(N) except as required by the terms of any existing Company benefit or compensatory plan, agreement or arrangement (I) increase or amend the compensation payable or benefits provided to any Company Personnel, or (II) establish, adopt or amend any stock option, restricted stock or other benefit plan or arrangement;
(O) adopt a plan of agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or file a petition in bankruptcy under any provisions of applicable bankruptcy law on its behalf, or consent to the filing of any bankruptcy petition against it under any similar applicable Law;
(P) make or forgive any loan to any other person (other than the advancement of expenses to its employees, officers or directors in connection with the performance of their duties in the ordinary course of business consistent with past practices); or
(Q) agree, authorize or enter into any agreement to take any of the actions prohibited by this Section 7.01.
Section 7.02 Conduct of Business by Parent and Merger Sub Pending the Merger. Each of Parent and Merger Sub agrees that, during the Covenant Period, it shall not, except as required by applicable Law or as expressly contemplated, required or permitted by any other provision of this Agreement: (a) in the case of Merger Sub, undertake any businesses or activities other than in connection with this Agreement and the Transactions, including the Merger; or (b) enter into any agreements with respect to, or consummate, any acquisitions, mergers, consolidations or business combinations which would be reasonably likely to, individually or in the aggregate, prevent or materially delay the consummation of the Transactions by Parent or Merger Sub.

ARTICLE VIII

ADDITIONAL AGREEMENTS
Section 8.01 Proxy Statement and Schedule 13E-3. As promptly as reasonably practicable following the date hereof, the Company, with the assistance of Parent and Merger Sub, shall prepare and, promptly after the Go Shop Period End Date (or earlier, if the Special Committee so directs), shall cause to be filed with the SEC a proxy statement (such proxy statement, as amended or supplemented, being referred to herein as the “Proxy Statement”) and a Rule 13e-3 transaction statement on Schedule 13E-3 (such Schedule 13E-3, as amended or supplemented, being referred to herein as the “Schedule 13E-3”), in each case relating to the authorization and adoption by the Stockholders of this Agreement and the Transactions, including the Merger. Each of the Company, Parent and Merger Sub shall use its reasonable best efforts so that the Proxy Statement and the Schedule 13E-3 will comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company, with the assistance of, and after consultation with, Parent and Merger Sub, shall use its reasonable best efforts to: (a) respond, as promptly as reasonably practicable, to any comments received from the staff of the SEC with respect to such filings of the Proxy Statement and the Schedule 13E-3; (b) prepare and file, as promptly as reasonably practicable, any amendments or supplements necessary to be filed in response to any such comments or as required by Law; (c) have cleared by the staff of the SEC the Proxy Statement and the Schedule 13E-3; and (d) to the extent required by applicable Law, as promptly as reasonably practicable, prepare, file and distribute to the Stockholders any supplement or amendment to the Proxy Statement or the Schedule 13E-3 if any event shall occur which requires such action at any time prior to the Stockholders’ Meeting. Each of the Company, Parent and Merger Sub shall promptly furnish all information concerning such party to the other parties as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement and the Schedule 13E-3. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff with respect to the Proxy Statement or the Schedule 13E-3 and of any requests by the SEC or its staff for any amendments or supplements to the Proxy Statement or the Schedule 13E-3 and shall promptly provide Parent with copies of all written correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand. Parent shall promptly provide the Company with copies of any requests by the SEC or its staff for any amendments or supplements to the Schedule 13E-3 and with copies of all written correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand. Prior to filing or mailing of the Proxy Statement and the Schedule 13E-3 (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall (i) provide Parent a reasonable opportunity to review and comment on such document or response and (ii) consider in good faith all comments proposed by Parent and its Representatives. If at any time prior to the Stockholders’ Meeting, any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates, officers or directors is discovered by the Company, Merger Sub or Parent which should be set forth in an amendment or supplement to the Proxy Statement and/or the Schedule 13E-3 so that the Proxy Statement and/or the Schedule 13E-3 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the Stockholders.
Section 8.02 Stockholders’ Meeting.
(a) The Company shall, as promptly as reasonably practicable after the SEC confirms that it has no further comments on, or otherwise clears, the Schedule 13E-3 and the Proxy Statement: (i) establish a record date for a meeting of the Stockholders (such meeting or any adjournment or postponement thereof, the “Stockholders’ Meeting”) for the purpose of voting to approve and adopt this Agreement and the Transactions, including the Merger, in accordance with the DGCL; (ii) mail or cause to be mailed the definitive Proxy Statement, a copy of this Agreement or a summary thereof and a copy of Section 262 of the DGCL (relating to appraisal rights) to the Stockholders as of the record date established for the Stockholders’ Meeting; and (iii) duly convene and cause to occur the Stockholders’ Meeting; provided that the Company may postpone or adjourn the Stockholders’ Meeting, (A) if at the time the Stockholders’ Meeting proceeds to business there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Stockholders’ Meeting, or (B) to allow reasonable time for the solicitation of proxies for the purpose of obtaining the Requisite Company Vote or for the filing and mailing of any supplemental or amended disclosure, which the Company Board has determined in good faith after consultation with outside counsel is necessary under applicable Laws, and for such supplemental or amended disclosure to be disseminated and reviewed by the Stockholders prior to the Stockholders’ Meeting (provided that the periods covered by this clause (B) shall in no event to exceed 20 Business Days in the aggregate without the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned)).
(b) Except as permitted by Section 8.04(f), the Company Board shall (i) recommend to the Stockholders that they approve and adopt this Agreement, and shall include such recommendation in the Proxy Statement, and (ii) use its reasonable best efforts to (A) solicit from the Stockholders proxies in favor of the authorization, approval and adoption of this Agreement and the Transactions, including the Merger, and (B) take all other actions necessary or advisable to secure the Requisite Company Vote. The Company shall advise Parent on a current basis prior to the date of the Stockholders’ Meeting as to the aggregate tally of proxies received by the Company with respect to the Requisite Company Vote.
(c) At the Stockholders’ Meeting, Parent shall cause all Shares held by it and the Axar Vehicles to be present and at the meeting and shall vote, and shall cause the Axar Vehicles to vote, or cause to be voted, all Shares held by such persons in favor of: (i) the approval and adoption of this Agreement and the Transactions, including the Merger; (ii) any matters necessary for the consummation of the Transactions; and (iii) any adjournment or postponement of the Stockholders’ Meeting or other annual or special meeting of the Stockholders of the Company, however called, at which any of the above matters are to be considered (and any adjournment or postponement thereof) if the Company is entitled to postpone or adjourn such meeting pursuant to Section 8.02(a).
Section 8.03 Access to Information.
(a) During the Covenant Period, but subject to applicable Laws, upon reasonable advance notice from Parent, the Company and the Company Subsidiaries shall: (i) provide to Parent and its Representatives reasonable access during normal business hours to the offices, properties, books, records and personnel of such person; (ii) provide to Parent and its Representatives such financial and operating data and other information as such persons may reasonably request; and (iii) instruct their employees, legal counsel, financial advisors, auditors and other Representatives to reasonably cooperate with Parent and its Representatives in their investigation in connection with the Transactions; provided that neither the Company nor any Company Subsidiary shall be required to (A) take or allow actions that would unreasonably interfere with its operation of the business or (B) provide access to or furnish any information if doing so would violate any applicable Laws or where such access to information would reasonably be expected to involve the waiver of any privilege so long as the Company or such Company Subsidiary has taken all reasonable steps to permit inspection of or to disclose such information on a basis that does not compromise its privilege with respect thereto.
(b) No investigation pursuant to this Section 8.03 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

Section 8.04 Go-Shop; No Solicitation.
(a) Go-Shop.
(i) During the period (the “Go-Shop Period”) commencing on the date of this Agreement and ending at 11:59 p.m. New York City time on the day that is 60 days after the date of this Agreement (the “Go-Shop Period End Date”) the Company and its Representatives, acting at the direction and under the supervision of the Special Committee, shall be permitted to (A) solicit, initiate, propose, encourage and facilitate any inquiry, discussion, offer or request that constitutes, or would reasonably be expected to lead to, a Competing Transaction and (B) engage in discussions and negotiations with, and furnish access to the personnel, business, properties, assets, information, work papers and books and records of the Company and the Company Subsidiaries to any Third Party in connection with a Competing Transaction or any inquiry, discussion, offer or request that may lead to a Competing Transaction; provided that, prior to furnishing such information or affording such access, the Company has (I) entered into an Acceptable Confidentiality Agreement with such person and (II) previously provided or made available (or substantially concurrently provides or makes available) such information to Parent. Notwithstanding anything in this Section 8.04(a) to the contrary, the Company shall not, and shall not permit its Subsidiaries to, reimburse or agree to reimburse the expenses of any Third Party (other than the Company’s Representatives) in connection with a Competing Transaction or any other such inquiry, discussion, offer or request.
(ii) On the Go-Shop Period End Date (A) the Company shall, and shall cause each of the Company Subsidiaries and each of its and their Representatives to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Third Party (other than Excluded Parties) relating to any Competing Transaction or any inquiry, discussion, offer or request that could reasonably be expected to lead to a Competing Transaction and (B) the Company shall as promptly as possible request each Third Party (other than any Excluded Party) that has previously executed a confidentiality or similar agreement in connection with its consideration of a Competing Transaction to return to the Company or destroy any non-public information previously furnished or made available to such person or any of its Representatives by or on behalf of the Company or its Representatives in accordance with the terms of the confidentiality agreement in place with such person.
(iii) As promptly as reasonably practicable following the determination by the Special Committee that a person is an Excluded Party and, in any event, no later than two Business Days after the earlier of (i) the date of such determination and (ii) the Go-Shop Period End Date, the Company shall deliver to Parent on behalf of the Special Committee a written notice setting forth (I) the identity of each Excluded Party and (II) a reasonably detailed summary of the material terms and conditions of any pending Competing Transaction Acquisition Proposal made by such Excluded Party (it being understood that price per share, transaction structure (to the extent part of the Competing Transaction), closing conditions and financing provisions shall be considered material terms of any such pending Competing Transaction).
(b) No Solicitation. Except as set forth in Section 8.04(c), from and after the Go-Shop Period End Date through the remainder of the Covenant Period:
(i) the Company agrees that it shall not, and shall not authorize or permit any of the Company Subsidiaries or any of its or their Representatives to, directly or indirectly: (A) solicit, initiate or knowingly encourage or facilitate, any inquiries or the making of any proposal or offer (including any proposal or offer to its Stockholders) that relates to, constitutes, or could reasonably be expected to lead to, any Competing Transaction; (B) furnish nonpublic information to or afford access to the business, employees, officers, Contracts, properties, assets, books and records of the Company and the Company Subsidiaries to any person in furtherance of such inquiries, proposals or offers or to obtain a proposal or offer for a Competing Transaction; (C) enter into, maintain or continue discussions or negotiations with, or provide any nonpublic information to or otherwise knowingly assist or cooperate with, any person or entity in furtherance of such inquiries, proposals or offers or to obtain a proposal or offer for a Competing Transaction; (D) agree to, approve, endorse or recommend any Competing Transaction or enter into any letter of intent or Contract or commitment contemplating or otherwise relating to any Competing Transaction; or (E) release any Excluded Party or any Third Party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party; and

(ii) the Special Committee or the Company Board shall not: (A) change, withhold, withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, or propose publicly to change, withhold, withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, the Company Recommendation; (B) adopt, approve or recommend, or propose to adopt, approve or recommend, any Competing Transaction; (C) fail to make the Company Recommendation or fail to include the Company Recommendation in the Proxy Statement; (D) fail to recommend against any Competing Transaction subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within 10 Business Days after the commencement of such Competing Transaction; or (E) resolve or publicly announce its intention to do any of such actions under clauses (A) through (D) of this clause (ii) (any of such actions under clauses (A) through (E) of this clause (ii) being referred to as a “Change in Company Recommendation”); or (F) recommend that the Company or any of the Company Subsidiaries to enter into any letter of intent, acquisition agreement, merger agreement or other similar definitive agreement relating to any Competing Transaction (an “Alternative Acquisition Agreement”).
(c) Exceptions. Notwithstanding Section 8.04(b) and without limiting Section 8.04(a), at any time prior to the receipt of the Requisite Company Vote:
(i) the Company and its Representatives, acting at the direction and under the supervision of the Special Committee, may (A) engage in negotiations or discussions with (I) any Excluded Party and its Representatives or (II) any Third Party (which may include a Third Party that the Company engaged with during the Go-Shop Period) and its Representatives that, in each case of this clause (II), has, after the Go-Shop Period End Date, made a written proposal for a Competing Transaction that did not result from a breach of this Section 8.04 (provided that, the Company may engage in such discussions if and only to the extent that the Special Committee determines, after consultation with outside legal counsel and the Financial Advisor, that such Competing Transaction constitutes or is reasonably likely to lead to a Superior Proposal) and (B) furnish to any such Excluded Party or Third Party and their Representatives non-public information relating to the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement (a copy of which shall be provided for informational purposes only to Parent) with such Excluded Party or Third Party (provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, promptly (and in any event within 24 hours) following the time it is provided or made available to such Excluded Party or Third Party and/or any of their respective Representatives);
(ii) subject to compliance with Section 8.04(f), the Special Committee may make a Change in Company Recommendation (A) in connection with a Superior Proposal or (B) in response to an Intervening Event; and
(iii) subject to compliance with the procedures set forth in Section 8.04(f) and Section 10.03(b), the Company, acting at the direction and under the supervision of the Special Committee, may terminate this Agreement if the Special Committee has made a Change in Company Recommendation in connection with a Superior Proposal;
(d) From and after the Go-Shop Period End Date, the Company, acting at the direction and under the supervision of the Special Committee, shall promptly notify Parent (and in any event within 24 hours after the Company has knowledge thereof), of any proposal, offer or inquiry from any person (including a request for information), regarding a Competing Transaction or that could reasonably be expected to lead to a Competing Transaction, specifying: (i) the identity of such person; (ii) the material terms and conditions thereof; and (iii) whether the Company has any intention to provide confidential information to such person. The Company shall keep Parent informed on a reasonably current basis (and in any event within 24 hours of the occurrence of any material changes, developments or discussions) of the status and terms of any such proposal, offer or inquiry and of any material changes in the status and terms thereof. Without limiting the foregoing, the Company, acting at the direction and under the supervision of the Special Committee, shall (A) promptly notify Parent in writing if it determines to initiate any action concerning a proposal, offer or inquiry, in each case as permitted by this Section 8.04, and (B) provide Parent with at least 24 hours prior notice of any meeting of the Special Committee at which the Special Committee is reasonably expected to consider any inquiry, proposal or offer relating to any Competing Transaction.

(e) It is agreed that (i) any violation of the restrictions on the Company set forth in this Section 8.04 by any of the Company Subsidiaries or any of its or their Representatives shall be deemed to be a breach of this Section 8.04 by the Company and (ii) that all authority under this Section 8.04 rests with, and the Company Board shall not take any action contemplated by this Section 8.04 unless such action has previously been authorized and approved by, the Special Committee; provided that, for the avoidance of doubt, the Special Committee does not have the authority to direct, approve and/or authorize the Company to enter into an Alternative Acquisition Agreement, which shall be a decision of the Company Board.
(f) The Special Committee shall not make or authorize a Change in Company Recommendation and/or authorize the Company to terminate this Agreement pursuant to Section 10.03(b) unless:
(i) the Company shall have complied with its obligations under this Section 8.04;
(ii) the Company, acting at the direction and under the supervision of the Special Committee, shall have notified Parent in writing, at least four Business Days’ (the “Notice Period”) prior to such action, of its intention to do so, specifying in reasonable detail the reasons for such Change in Company Recommendation and/or such termination (which notice shall not constitute a Change in Company Recommendation or termination), attaching (A) in the case of a Change in Company Recommendation to be made in connection with a Superior Proposal or a termination of this Agreement pursuant to Section 10.03(b), the most current version of the proposed agreement under which a Superior Proposal is proposed to be consummated and the identity of the third party proposing the Competing Transaction, or (B) in the case of a Change in Company Recommendation to be made pursuant to an Intervening Event, a reasonably detailed description of the reasons for making such Change in Company Recommendation;
(iii) the Company, acting at the direction and under the supervision of the Special Committee, has negotiated, and has caused its Representatives to negotiate, reasonably and in good faith with Parent during the Notice Period any revisions to the terms of this Agreement that Parent proposes and has not withdrawn in response to such Superior Proposal or Intervening Event and that would be binding on Parent if accepted by the Company; and
(iv) following the end of the Notice Period, the Special Committee shall have determined, after consultation with outside legal counsel and the Financial Advisor, and after giving due consideration to any revisions proposed by Parent, that (A) in the case of a Change in Company Recommendation to be made in connection with a Superior Proposal or a termination of this Agreement pursuant to Section 10.03(b), such Superior Proposal would nevertheless continue to constitute a Superior Proposal (assuming such revisions proposed by Parent and not withdrawn were to be given effect) (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new written notification from the Company and opportunity for Parent to negotiate any revisions to the terms of this Agreement; provided that for the purposes of such new notification, the Notice Period shall be deemed to be three Business Days), and (B) in the case of a Change in Company Recommendation to be made pursuant to an Intervening Event, such Intervening Event would nevertheless necessitate the need for such Change in Company Recommendation (it being understood and agreed that any material change to the facts and circumstances relating to such Intervening Event shall require a new written notification from the Company; provided that for the purposes of any such new notification, the Notice Period shall be deemed to be three Business Days).
(g) Nothing contained in this Section 8.04 shall be deemed to prohibit the Company from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act or taking or disclosing to the Stockholders a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act or from making any other disclosure to Stockholders to comply with applicable Law; provided that, except as otherwise expressly permitted herein, the Special Committee and the Company Board shall expressly reaffirm the Company Recommendation in such disclosure.
Section 8.05 Directors’ and Officers’ Indemnification and Insurance.
(a) The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, advances of expenses and indemnification than are set forth in the certificate of incorporation and bylaws of the Company as in effect on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were former or present directors or officers of the Company, unless such modification shall be required by applicable Laws. The indemnification, advancement of expenses and exculpation provisions of the indemnification agreements by and among the Company and its directors and officers as in effect on the date hereof shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of the current or former directors or officers of the Company.
(b) The Surviving Corporation shall maintain in effect for six years from the Effective Time directors’ and officers’ liability insurance policies of the Company or the Company Subsidiaries with respect to matters occurring or allegedly occurring at or prior to the Effective Time, including acts or omissions occurring in connection with this Agreement and the consummation of the Transactions (the parties covered thereby, the “Indemnified Parties”), on terms and subject to conditions no less favorable than those in effect on the date hereof and with reputable carriers having a rating comparable to the current carrier; provided, however, that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are no less favorable than the current policy; provided, further, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 8.05(b) more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance (and in such case shall purchase as much of such coverage as possible for such amount). In lieu of the foregoing policies, the Surviving Corporation may, at its option, purchase a six-year “tail” prepaid policy on terms and subject to conditions no less advantageous to the Indemnified Parties than the existing directors’ and officers’ liability insurance maintained by the Company as of the date hereof. To the extent such “tail” prepaid policies have been obtained, the Surviving Corporation shall maintain such policies in full force and effect, and continue to honor the respective obligations thereunder, and all other obligations of the Surviving Corporation under this Section 8.05(b) shall terminate.
(c) Subject to the terms and conditions of this Section 8.05, from and after the Effective Time, the Surviving Corporation shall comply with all of its obligations, and shall cause the Company Subsidiaries to comply with their respective obligations, to indemnify and hold harmless (including any obligations to advance funds for expenses) the present and former officers and directors thereof against any and all costs or expenses (including attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities, obligations, fines and amounts paid in settlement in connection with any actual or threatened claim, action, suit, arbitration, proceeding or investigation (“Indemnity Proceeding”), whether civil, criminal, administrative or investigative, and whether initiated by the Company, the Surviving Corporation, any Governmental Authority or any other party, based in whole or in part on, arising out of, relating to or in connection with: (i) the fact that such person is or was a director, officer, employee, fiduciary or agent of the Company or any Company Subsidiary; (ii) any acts or omissions occurring or alleged to have occurred prior to or at the Effective Time, to the extent provided to each such person under the Company’s or such Company Subsidiaries’ organizational documents or agreements in effect on the date hereof and to the fullest extent as permitted by the DGCL or any other applicable Law, including the approval of this Agreement, the Merger or the other Transactions or arising out of or pertaining to the Transactions; or (iii) any acts or omissions in such persons’ official capacity as an officer, director or other fiduciary of the Company or any Company Subsidiary, or of any other entity if such service was at the request or for the benefit of the Company or any Company Subsidiary (the matters described in clauses (i)-(iii), the “Indemnified Matters”); provided that, in the case of each clause (i)-(iii) above, such indemnification shall be subject to any limitation imposed from time to time under applicable Law, and, if required by any applicable Law, such person shall have provided the Surviving Corporation with a written undertaking to repay any and all amounts advanced if it shall ultimately be determined that he or she is not entitled to indemnification under or pursuant to this Section 8.05(c). In any event any Indemnity Proceeding is brought against a person entitled to indemnity under this Section 8.05, due notice thereof shall be given to the Surviving Corporation and the person seeking indemnification and the Surviving Corporation (or applicable Company Subsidiary) shall each use its commercially reasonable efforts to cooperate in the defense of such Indemnity Proceeding; provided that the Surviving Corporation shall control such defense and the person seeking indemnification shall not settle or compromise, or offer to settle or compromise, such Indemnity Proceeding; provided, further, that the Surviving Corporation shall not settle, compromise or consent to the entry of any judgment in such Indemnity Proceeding without the prior written consent of such person (which shall not be unreasonably withheld, delayed or conditioned) to the extent the terms of the proposed settlement, compromise or judgment involve any non-monetary relief from such person or would impose any monetary damages or other obligations on any such Indemnified Party in excess of the amount fully and irrevocably paid and discharged on behalf of such Indemnified Party by the Surviving Corporation, Company, the Company Subsidiaries, any other person on behalf of the Surviving Corporation, Company, and/or Company Subsidiaries (any of the foregoing, an “Indemnifying Party”), or any insurance policy obtained by or on behalf of any Indemnifying Party.
(d) The obligations of the Indemnifying Parties under this Section 8.05 shall not be terminated or modified by such parties in a manner so as to adversely affect any Indemnified Party without the consent of such affected Indemnified Party.
(e) The obligations of the Surviving Corporation and the Company Subsidiaries under this Section 8.05 shall not be terminated or modified by such parties in a manner so as to adversely affect any Indemnified Party without the consent of such affected Indemnified Party. If the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall succeed to and assume, and shall be able to perform, all of the applicable obligations set forth in this Section 8.05. In addition, if upon or following any merger, consolidation or sale of assets, the Surviving Corporation or any of its successors or assigns is or becomes a direct or indirect Subsidiary of another person, proper provision shall be made so that their respective successors or assigns, as the case may be, shall assume the obligations set forth in this Section 8.05.
Section 8.06 Notification of Certain Matters. Each of the Company and Parent shall promptly notify the other in writing of:
(a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Transactions;
(b) any notice or other communication from any Governmental Authority in connection with the Transactions;
(c) any Actions commenced or, to the knowledge of the Company or Parent, as the case may be, threatened in writing against the Company or any Company Subsidiary or Parent and any of its Affiliates, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed by such person pursuant to any of such person’s representations and warranties contained herein, or that relate to the Transactions, including such person’s ability to consummate the Transactions; and
(d) any breach of any representation or warranty or failure to perform any covenant or agreement on the part of such person set forth in this Agreement shall have occurred that would cause the conditions set forth in Sections 9.01, 9.02 and 9.03 not to be satisfied; together, in each case, with a copy of any such notice, communication or Action; provided that the delivery of any notice pursuant to this Section 8.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.
Section 8.07 Further Action; Reasonable Best Efforts.
(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions.
(b) Each party hereto shall, upon request by any other party, furnish such other party with all information concerning itself, its Affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Schedule 13E-3, or any other statement, filing, notice or application made by or on behalf of Parent, Merger Sub, the Company or any of their respective Affiliates to any third party and/or any Governmental Authority in connection with the Merger and the other Transactions.
Section 8.08 Obligations of Merger Sub. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action.

Section 8.09 Employees; Benefit Plans.
(a) Parent agrees that, for a period ending one year after the Effective Time, Parent will cause the Company or the Surviving Corporation, as applicable, to provide to each individual who is employed by the Company or its Subsidiaries immediately prior the Effective Time (each, a “Company Employee”) with the following while such Company Employee remains employed by the Parent, the Company or its Affiliates: (i) a base salary or regular hourly wage, as applicable, that is not less than the base salary or regular hourly wage provided to such employee by the Company and its Subsidiaries immediately prior to the Effective Time; (ii) bonus opportunities (including annual and quarterly bonus opportunities and cash-based long-term incentive opportunities), sales and service incentive award compensation opportunities that are no less favorable in the aggregate to such employees than those provided to such employees by the Company and its Subsidiaries immediately prior to the Effective Time (excluding any value attributable to equity and equity-based compensation); (iii) pension and welfare benefits and perquisites (other than defined benefit pension benefits and retiree medical benefits) that are no less favorable in the aggregate than those provided by the Company and its Subsidiaries immediately prior to the Effective Time; and (iv) severance benefits that are no less favorable than those set forth in the Company’s severance agreements with employees, policies, and programs in effect at the Effective Time.
(b) With respect to any employee benefit plan maintained by Parent or any Subsidiary of Parent (collectively, “Parent Benefit Plans”) in which any employee of the Company or its Subsidiaries or the beneficiaries and dependents thereof is otherwise eligible to participate effective as of the Effective Time, Parent shall, or shall cause the Surviving Corporation to take commercially reasonable actions to: (i) recognize all service of such employees with the Company or any of its Subsidiaries, as the case may be, for purposes of determining eligibility to participate, vesting and entitlement to paid time, vacation or severance benefits where length of service is relevant, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan, except where such credit would result in a duplication of benefits; (ii) waive any eligibility waiting periods and evidence of insurability requirements to the extent coverage under such Parent Benefit Plan replaces coverage under a comparable Company Benefit Plan in which such Company Employee participated immediately before the replacement; and (iii) provide credit for any co-payments and deductibles incurred prior to the Effective Time for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any such Parent Benefit Plans that may apply as of or following the Effective Time as if such amounts had been paid in accordance with such Parent Benefit Plan.
(c) From and after the Effective Time, the Surviving Corporation will, and Parent will cause the Surviving Corporation to, honor, in accordance with their terms, all employment, severance, income continuity and change of control programs, plans or agreements between the Company and any employee of the Company and the Company Subsidiaries, including bonuses, incentives, severance payments or deferred compensation, in each case in existence on the date hereof and properly disclosed to Parent, as such programs, plans or agreements may be amended from time to time in accordance with their terms.
(d) From and after the Effective Time, the Surviving Corporation will, and Parent will cause the Surviving Corporation or the Company Benefit Plans to, provide or pay when due to the employees of the Company and its Subsidiaries and any beneficiaries and dependents thereof all benefits and compensation pursuant to the Company Benefit Plans, programs and arrangements in effect on the date hereof earned or accrued through, and to which such individuals are entitled as of, the Effective Time.
(e) Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement shall be deemed to: (i) guarantee employment for any period of time for, or preclude the ability of the Company, the Surviving Corporation or Parent to terminate, any employee for any reason; (ii) require the Company, the Surviving Corporation or Parent to continue any Benefit Plan or prevent the amendment, modification or termination thereof after the Effective Time; or (iii) amend any Benefit Plan or any other employee benefit plan, program or arrangement.
(f) No provision of this Agreement shall create any third party beneficiary rights in any employee, any beneficiary or dependents thereof, or any representative thereof, with respect to the compensation terms and conditions of employment and benefits that may be provided to any employee by the Company, Parent or the Surviving Corporation or under any Benefit Plan which the Company, Parent or the Surviving Corporation may maintain.

Section 8.10 Participation in Litigation. Prior to the Effective Time, (a) the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any Actions commenced or, to the knowledge of such party, threatened against such party and/or its directors which relate to this Agreement or the Transactions, and (b) the Company shall give Parent the opportunity to participate in the defense or settlement of any Actions of Stockholders (on their own behalf or on behalf of the Company) against the Company and/or its directors or Representatives relating to this Agreement or the Transactions at its own expense, and no such Action shall be settled or compromised without Parent’s prior written consent, which consent should not be unreasonably withheld, conditioned or delayed.
Section 8.11 Resignations. To the extent requested by Parent in writing at least three (3) Business Days prior to the Closing, on the Closing Date, the Company shall cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of the directors of the Company and the Company Subsidiaries designated by Parent.
Section 8.12 Public Announcements. The initial press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and Parent. Thereafter, Parent and the Company shall consult with each other before issuing any press release, making any other public statement or scheduling any conference call with investors or analysts with respect to this Agreement or the Transactions and shall not issue or make any public statement or public disclosure regarding this Agreement or the Transactions without the prior written consent of the other party, except that (a) in respect of any such press release, communication, other public statement or conference call (i) as may be required by applicable Laws or by obligations pursuant to any listing agreement with or rules of any national securities exchange or national market system, no such consent shall be required, or (ii) with respect to a Change in Company Recommendation, Competing Transaction, Superior Proposal or any action taken by the Company, the Company Board or the Special Committee, in each case under this clause (ii), to the extent permitted under Section 8.04, no such consent or consultation shall be required, and (b) each party may make public statements that are substantially similar with prior press releases or other public statements or public disclosures made in compliance with this Section 8.12.
Section 8.13 Stock Exchange Delisting. Prior to the Effective Time, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under applicable Laws and rules and policies of the SEC or the NYSE to cause the delisting of the Shares from the NYSE and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.
Section 8.14 Takeover Statutes. If any takeover statute, including Section 203 of the DGCL, is or may become applicable to the Merger or any of the Transactions after the date hereof, each of Parent, the board of directors of Parent, the Company and the Company Board shall grant such approvals and take such actions as are reasonably necessary so that such Transaction may be consummated as promptly as practicable on the terms and subject to the conditions contemplated by this Agreement and otherwise act to eliminate or minimize, to the extent possible, the effects of such statute or regulation on such Transaction.
Section 8.15 Rule 16b-3. Prior to the Effective Time, the Company shall take all actions reasonably necessary or appropriate to cause the Transactions and any other dispositions of equity securities of the Company (including derivative securities) in connection with the Transactions by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 8.16 Expenses. Except as otherwise provided in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other Transactions shall be paid by the party incurring such expense.
Section 8.17 Converted Parent Options. Prior to the Closing, each of the parties shall do, or cause to be done, all actions necessary, proper or advisable, to cause the holders of Converted Parent Options, and the holders of Parent Shares issued upon the exercise thereof, to have and be entitled to the rights and privileges with respect to such Converted Parent Options and Parent Shares as are set forth on Exhibit B hereto (with such changes thereto as the Special Committee and Parent may mutually agree), including (i) the assumption by Parent of the Company Equity Plan (with such changes thereto as shall be necessary, proper and advisable to effect to the conversion of the Company Options into Converted Parent Options in accordance with this Agreement and Exhibit B and otherwise to effect the purposes of Exhibit B) and (ii) the execution and delivery by Parent of the Parent Shareholders Agreement (as defined in Exhibit B).
ARTICLE IX

CONDITIONS TO THE MERGER
Section 9.01 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following conditions:
(a) the Requisite Company Vote shall have been obtained;
(b) no injunction or other order or decree shall have been issued by a court of competent jurisdiction or other Governmental Authority that (i) prohibits or makes illegal the consummation of the Merger and/or the other Transactions or (ii) enjoins the Company, Parent or Merger Sub from consummating the Merger and/or the other Transactions; and
(c) no applicable Law shall have been enacted or promulgated after the date of this Agreement by a Governmental Authority the effect of which is to make illegal or otherwise prohibit the consummation of the Merger and/or the other Transactions.
Section 9.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following additional conditions:
(a) the representations and warranties of the Company contained in (i) Sections 4.01, 4.03, 4.18 and 4.19 shall be trued and correct in all material respects; (ii) in Section 4.02 and the first two sentences of Section 4.08 shall be true and correct in all respects, except for de minimis inaccuracies; and (iii) elsewhere in this Agreement shall be true and correct in all respects, except to the extent such failures to be true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, in each case of clauses (i)-(iii), (A) disregarding all “materiality” and “Company Material Adverse Effect” qualifications and (B) measured as of the date hereof and as of the Closing Date, as though made on and as of such date and time, except to the extent expressly made as of an earlier date, in which case as of such earlier date;
(b) the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing;
(c) no Company Material Adverse Effect of the type described in clause (a) of the definition thereof shall have arisen or occurred following the date of this Agreement; and
(d) the Company shall have delivered to Parent a certificate, dated as of the Closing Date, signed by a senior executive officer of the Company, certifying as to the satisfaction of the conditions specified in Sections 9.02(a), 9.02(b) and 9.02(d).
Section 9.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following additional conditions:
(a) the representations and warranties of Parent and Merger Sub contained in this Agreement (disregarding for this purpose any limitation or qualification of “materiality”) shall be true and correct in all respects as of the date hereof and as of the Closing, as though made on and as of such date and time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except to the extent such failures to be true and correct, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the consummation of the Transactions by Parent and Merger Sub;
(b) Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by then on or prior to the Closing; and

(c) Parent shall have delivered to the Company a certificate, dated as of the Closing Date, signed by a senior executive officer or director of Parent, certifying as to the satisfaction of the conditions specified in Sections 9.03(a) and 9.03(b).
Section 9.04 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such party’s failure to comply with this Agreement.
ARTICLE X

TERMINATION
Section 10.01 Termination by Mutual Consent. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time by mutual written consent of the Company (acting upon the recommendation of the Special Committee) and Parent.
Section 10.02 Termination by Either the Company or Parent. This Agreement may be terminated and the Merger and the other Transactions may be abandoned by either the Company (acting upon the recommendation of the Special Committee) or Parent at any time prior to the Effective Time, if:
(a) the Merger shall not have been consummated on or before January 31, 2023 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 10.02(a) shall not be available to any party whose breach of any of its obligations under this Agreement has been the primary cause of the failure to consummate the Merger by the Termination Date;
(b) an injunction, order or decree shall have been issued by a court of competent jurisdiction or other Governmental Authority (which injunction, order, or decree shall have become final and non-appealable) that (i) prohibits or makes illegal consummation of the Merger and/or the other Transactions or (ii) permanently enjoins the Company, Parent or Merger Sub from consummating the Merger and/or the other Transactions; provided that the right to terminate this Agreement pursuant to this Section 10.02(b) shall not be available to any party whose breach of its obligations under Section 8.07 or other material breach of this Agreement has been the primary cause of such injunction, order or decree; or any applicable Law shall have been enacted or promulgated after the date of this Agreement by a Governmental Authority, the effect of which is to make illegal or otherwise prohibit the consummation of the Merger and/or the other Transactions; or
(c) the Requisite Company Vote shall not have been obtained at the Stockholders’ Meeting duly convened therefor and concluded or at any concluded adjournment or postponement thereof.
Section 10.03 Termination by the Company. This Agreement may be terminated and the Merger and the other Transactions may be abandoned by the Company (acting upon the recommendation of the Special Committee), if:
(a) a breach or failure of any representation, warranty or covenant of Parent or Merger Sub set forth in this Agreement shall have occurred that would cause the conditions set forth in Sections 9.01 or 9.03 not to be satisfied and such breach or failure is incapable of being cured by the Termination Date (it being understood that any breach of Parent’s obligations under Section 8.02(c) shall not be curable) or, if capable of being cured, is not cured within 10 Business Days of the receipt by Parent of written notice of such breach or failure from the Company (which notice shall specify in reasonable detail the nature of such breach or failure); provided that, the Company shall not have the right to terminate this Agreement pursuant to this Section 10.03(a) if it is then in breach of this Agreement; or
(b) prior to the receipt of the Requisite Company Vote, if the Special Committee has made a Change in Company Recommendation in connection with a Superior Proposal that Parent has not agreed in writing to participate in; provided that the Company, the Company Board and the Special Committee shall have complied with Section 8.04 with respect to such Superior Proposal;
(c) prior to the receipt of the Requisite Company Vote, in order to accept a Superior Proposal that Parent has agreed in writing to participate in, and concurrently therewith or immediately thereafter enter into a binding, definitive Alternative Acquisition Agreement that has been approved by Parent and the Company Board providing for the consummation of such Superior Proposal; or

(d) prior to the receipt of the Requisite Company Vote, if the Special Committee has made a Change in Company Recommendation in connection with an Intervening Event; provided that the Company, the Company Board and the Special Committee shall have complied with Section 8.04 with respect to such Intervening Event.
Section 10.04 Termination by Parent. This Agreement may be terminated and the Merger and the other Transactions may be abandoned by Parent, if:
(a) a breach or failure of any representation, warranty or covenant of the Company set forth in this Agreement shall have occurred that would cause the conditions set forth in Sections 9.01 or 9.02 not to be satisfied and such breach or failure is incapable of being cured by the Termination Date or, if capable of being cured, is not cured within 10 Business Days of the receipt by the Company of written notice of such breach or failure from Parent (which notice shall specify in reasonable detail the nature of such breach or failure); provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 10.04(a) if it is then in breach of this Agreement;
(b) the Company or any Company Subsidiary shall have breached Section 8.04 in any material respect;
(c) the Company shall have failed to include the Company Recommendation in the Proxy Statement for any reason;
(d) the Special Committee or the Company Board shall have effected a Change in Company Recommendation.
Section 10.05 Effect of Termination. The party terminating this Agreement pursuant to Sections 10.02, 10.03 or 10.04, as the case may be, shall give written notice of such termination to the other party in accordance with this Agreement specifying the provision or provisions hereof pursuant to which such termination is being effected. In the event of the termination of this Agreement pursuant to this Article X, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto; provided, however, that (a) the terms of Articles X and XI shall survive any termination of this Agreement and (b) subject to Section 10.07, no party shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement prior to such termination.
Section 10.06 Fees Following Termination.
(a) If the Agreement is terminated under any of the circumstances described in paragraphs (i) through (iv) of this Section 10.06(a), the Company shall be required to pay to Parent the applicable Termination Fee at the time and subject to such other conditions as may be set forth in such paragraph. Subject to Section 10.05, except as otherwise expressly provided for in this Section 10.06, Parent shall not be entitled to any termination fee, reimbursement of expenses, or other consideration in respect of any termination of this Agreement pursuant to any provision of this Article X.
(i) If this Agreement is terminated by Parent pursuant to Section 10.04(b), then the Company shall pay to Parent the applicable Termination Fee, in immediately available funds, within two Business Days after the effectiveness of such termination.
(ii) If this Agreement is terminated by the Company pursuant to Section 10.03(c), then the Company shall pay to Parent in immediately available funds the applicable Termination Fee, either before or simultaneously with and as a condition to such termination.
(iii) If this Agreement is terminated by the Company pursuant to Section 10.03(d), then the Company shall pay to Parent in immediately available funds the applicable Termination Fee, either before or simultaneously with and as a condition to such termination.
(iv) If: (i) this Agreement is terminated (A) by Parent or the Company pursuant to Section 10.02(a) (other than in circumstances where the Requisite Company Vote has been obtained) and at such time the conditions set forth in Sections 9.01(b) and (c) shall have been satisfied or (B) by Parent pursuant to Sections 10.04(a), 10.04(c) or 10.04(d); and (ii) after the date of this Agreement, a Competing Transaction shall have been publicly announced or otherwise been communicated to the Company, the Special Committee or the Company Board; and (iii) within six months following the date of such termination, (A) the Company or any of the Company Subsidiaries shall have entered into a definitive agreement with respect to or recommended to the Stockholders a Competing Transaction that is, in either such event, later consummated or (B) a Competing Transaction shall have been consummated, and in either such case Axar or the Axar

Vehicles participate in such Competing Transaction on the same economic terms as the other stockholders of the Company (provided that, for the avoidance of doubt Axar or the Axar Vehicles may roll equity in any such transaction even if other stockholders of the Company are not given the same opportunity); and provided, further, that for purposes of this clause (iv), each percentage reference in the definition of Competing Transaction shall be deemed to be a reference to “50%”), then the Company shall pay the Termination Fee to Parent in immediately available funds, prior to or concurrently with the consummation of such Competing Transaction.
(b) In the event that Parent is entitled to a Termination Fee pursuant to Section 10.06(a), and the Company fails to pay such Termination Fee when due in accordance therewith, and in order to obtain the payment, Parent commences an Action which results in a judgment against the Company for such payment, the Company shall reimburse Parent for all reasonable and documented costs and expenses actually incurred or accrued by Parent (including fees and expenses of counsel) in connection with such Action, together with interest on such unpaid Termination Fee, commencing on the date that the Termination Fee became due, at a rate equal to prime rate established by the Wall Street Journal Table of Money Rates on such date plus two percent. Such collection expenses shall not otherwise diminish in any way the payment obligations hereunder.
(c) Each of the Company, Parent and Merger Sub acknowledges that: (i) the agreements contained in this Section 10.06 are an integral part of the Transactions; (ii) the damages resulting from termination of this Agreement under circumstances where the Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amount payable pursuant to Section 10.06(a) is not a penalty but rather constitutes an amount akin to liquidated damages in a reasonable amount that will compensate Parent for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions; and (iii) without the agreements contained in this Section 10.06, the parties hereto would not have entered into this Agreement.
Section 10.07 Limitations on Liability. Notwithstanding anything to the contrary in this Agreement but subject to Section 11.06, in the event that the Termination Fee is paid or payable pursuant to Section 10.06, Parent’s right to receive from the Company the Termination Fee shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of Parent, Merger Sub and the former, current and future holders of any equity, partnership or limited liability company interest in, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, Representatives, members, managers, general or limited partners, shareholder or, assignees of, Parent or Merger Sub against the Company, the Company Subsidiaries, the direct or indirect stockholders of the Company or any of their respective Affiliates or Representatives (the “Non-Recourse Parties”) for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement hereunder, any failure to perform hereunder or other failure of the Transactions to be consummated. Upon payment of such amount, none of the Non-Recourse Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby. In no event shall Parent be entitled to the Termination Fee on more than one occasion.
ARTICLE XI

GENERAL PROVISIONS
Section 11.01 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time, except for those covenants and agreements (a) set forth in Articles II and III, Sections 8.05 and 8.12, and Articles X and XI and (b) that by their terms are to be performed in whole or in part after the Effective Time.
Section 11.02 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given: (a) on the date of delivery if delivered personally, or if by e-mail, upon written confirmation of receipt by e-mail; (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier; or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):
(i) if to the Company:
StoneMor Inc.
3331 Street Rd., Suite 200
Bensalem, PA 19020
Attention:	Lorena L. Trujillo, VP, General Counsel & Secretary
Email:	ltruj@stonemor.com

with a copy to:

Faegre Drinker Biddle & Reath LLP
One Logan Square, Suite 2000
Philadelphia PA, 19130
Attention:	F. Douglas Raymond, III
Elizabeth A. Diffley
Email:	douglas.raymond@faegredrinker.com
elizabeth.diffley@faegredrinker.com

and

Duane Morris LLP
30 South 17th Street
Philadelphia, PA 19103
Attention:	Thomas G. Spencer
Email:	TGSpencer@duanemorris.com
(ii) if to Parent or Merger Sub:
Axar Capital Management, LP
402 W 13th Street, Floor 2
New York, NY 10014
Attn:	Ricardo Mosquera, Chief Operating Officer and Chief Compliance Officer
Email:	rmosquera@axarcapital.com
(P) 212-356-6137

with a copy to:
Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022
Attention:	Stuart D. Freedman
Jeffrey Symons
Email:	stuart.freedman@srz.com
jeffrey.symons@srz.com
Section 11.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the Transactions is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.
Section 11.04 Entire Agreement; Assignment. This Agreement, the Company Disclosure Letter and the Confidentiality Agreement shall constitute the entire agreement among the parties to this Agreement with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned

(whether pursuant to a merger, by operation of law or otherwise), except that Parent and Merger Sub may assign all or any of their rights and obligations to any Affiliate of Parent; provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.
Section 11.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (a) as provided in Section 8.05 and Section 10.07 (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons) and (b) with respect to Stockholders and only after the Effective Time, for the provisions setting forth the right of the Stockholders to receive the Merger Consideration in Article III. Each of Parent, Merger Sub and the Company hereby agrees that its representations, warranties and covenants in this Agreement are for the sole benefit of the other parties hereto. Persons other than the parties hereto may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or as of any other date.
Section 11.06 Specific Performance.
(a) The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof by the parties, and that money damages or other legal remedies may not be an adequate remedy for such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach by the Company, on the one hand, or Parent or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, in addition to any other available remedies a Party may have in equity or at law, the Company, on the one hand, or Parent or Merger Sub, on the other hand, shall each be entitled to specific performance of the terms hereof (including the obligation of the parties to consummate the Merger, subject in each case to the terms and conditions of this Agreement), including an Injunction or Injunctions to prevent breaches of this Agreement by any party.
(b) Each party waives (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. If any party brings any Action to enforce specifically the performance of the terms and provisions hereof by any other party, the Termination Date shall automatically be extended by (A) the amount of time during which such Action is pending, plus 30 days or (B) such other time period established by the court presiding over such Action.
Section 11.07 Governing Law; Dispute Resolution. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware that apply to agreements made and performed entirely within the State of Delaware, without regard to the conflicts of laws provisions thereof or of any other jurisdiction.
Section 11.08 Submission to Jurisdiction; Waivers.
(a) Each of the Company, Parent and Merger Sub irrevocably agrees that any Action arising out of or relating to this Agreement or any of the Transactions shall be brought and determined in the Court of Chancery of the State of Delaware or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any court of the United States or any state court located in the State of Delaware (and each such party shall not bring any Action arising out of or relating to this Agreement or any of the Transactions in any court other than the aforesaid courts), and each of the Company, Parent and Merger Sub hereby irrevocably submits with regard to any such Action for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the Company, Parent and Merger Sub hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Action: (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process; (ii) that it or its property is exempt or immune from jurisdiction of such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (iii) that: (A) such Action in any such court is brought in an inconvenient forum; (B) the venue of such Action is improper; and (C) this Agreement, the Transactions or the subject matter hereof or thereof, may not be enforced in or by such courts.
(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT

ISSUES AND, THEREFORE, EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF ANY SUCH ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.08(b).
Section 11.09 Amendment. This Agreement may be amended by mutual written consent by the parties (and in the case of the Company, upon recommendation of the Special Committee) at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement and the Transactions by the Stockholders, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger or that otherwise would require further approval of the Stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.
Section 11.10 Waiver. At any time prior to the Effective Time, any party hereto may: (a) extend the time for the performance of any obligation or other act of any other party hereto; (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto; and (c) subject to Section 11.09 and to the extent permitted by applicable Laws, waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
Section 11.11 Confidentiality. The confidentiality obligations of the Confidentiality Agreement shall continue in full force and effect until the earlier of the Effective Time or the termination of the Confidentiality Agreement in accordance with its terms.
Section 11.12 Counterparts. This Agreement may be executed and delivered (including by electronic transmission in PDF format or by e-mail transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
StoneMor Inc.

By:	/s/ Joseph M. Redling
Name:	Joseph M. Redling
Title:	Chief Executive Officer and President

AXAR CEMETERY MERGER CORP.

By:	/s/ Andrew Axelrod
Name:	Andrew Axelrod
Title:	Chief Executive Officer

AXAR CEMETERY PARENT CORP.

By:	/s/ Andrew Axelrod
Name:	Andrew Axelrod
Title:	Chief Executive Officer
[Signature Page to the Merger Agreement]

Exhibit A

Limited Guarantee
[Exhibit Omitted]

Exhibit B

Term Sheet
[Exhibit Omitted]

APPENDIX B

OPINION OF DUFF & PHELPS

Confidential	May 21, 2022
Conflicts Committee of the Board of Directors
StoneMor Inc.
3331 Street Road, Suite 200
Bensalem, PA 19020
Ladies and Gentlemen:
StoneMor Inc. (“StoneMor” or the “Company”) and the Conflicts Committee of the Board of Directors (the “Conflicts Committee”) of the Company have engaged Kroll, LLC, operating through its Duff & Phelps Opinions Practice (“Duff & Phelps”), to serve as an independent financial advisor to the Conflicts Committee (solely in their capacity as the Conflicts Committee) to provide an opinion (the “Opinion”) as of the date hereof as to the fairness, from a financial point of view, to the public stockholders of the Company (other than (i) Axar, as defined herein, (ii) any member of the Company’s board of directors (the “Board”), (iii) any “officer” of the Company (as defined by Rule 16a-1(f) under the Exchange Act) and (iv) any immediate family members of any of the foregoing individuals) of the consideration to be received by such holders (the “Public Stockholders”) in the contemplated transaction described below (the “Proposed Transaction”) (without giving effect to any impact of the Proposed Transaction on any particular stockholder other than in its capacity as a stockholder).
Description of the Proposed Transaction
It is Duff and Phelps’ understanding that the Proposed Transaction involves the acquisition by Axar Capital Management, LP or its affiliate(s) and associate(s), including its portfolio companies (collectively, “Axar” or the “Buyer”), the majority stockholder of the Company, of all of the outstanding common stock of the Company not currently held by Axar, for a price of $3.50 per share.
Scope of Analysis
In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its Opinion included, but were not limited to, the items summarized below:
1.	Reviewed the following documents:
a.
The Company’s annual reports and audited financial statements on Form 10-K filed with the Securities and Exchange Commission (“SEC”) for the years ended December 31, 2018 through December 31, 2021 and the Company’s unaudited interim financial statements for the quarter ended March 31, 2022 included in the Company’s Form 10-Q filed with the SEC;

b.
Unaudited segment and pro forma financial information for the Company for the years ended December 31, 2018 through December 31, 2021 and the three months ended March 31, 2022, which the Company’s management identified as being the most current financial statements available;

c.	Other internal documents relating to the history, current operations, and probable future outlook of the Company, including financial projections, provided to us by management of the Company; and
d.
Documents related to the Proposed Transaction, including a draft dated May 21, 2022 of the Agreement and Plan of Merger by and among the Company, Axar Cemetery Merger Corp. and Axar Cemetery Parent Corp. (the “Agreement”) and a draft dated May 17, 2022 of the Company Disclosure Letter as defined in the Agreement;

Conflicts Committee of the Board of Directors
StoneMor Inc.
May 21, 2022

2.	Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company and members of the Conflicts Committee;
3.	Reviewed the historical trading price and trading volume of the Company’s common stock, and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;
4.
Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques, including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, and an analysis of selected transactions that Duff & Phelps deemed relevant; and

5.	Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.
Assumptions, Qualifications and Limiting Conditions
In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, Duff & Phelps, with the Company’s and the Conflicts Committee’s consent and without independent verification:
1.
Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management;

2.
Assumed and relied upon the fact that the Conflicts Committee and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken;

4.
Assumed that any estimates, evaluations, forecasts and projections furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no opinion with respect to such projections or the underlying assumptions;

5.	Assumed that information supplied and representations made by Company management are substantially accurate regarding the Company and the Proposed Transaction;
6.	Assumed that the representations and warranties made in the Agreement are substantially accurate;
7.	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;
8.
Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, or business of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

9.
Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in a timely manner in accordance with the Agreement and the Company’s governing documents, without any amendments thereto or any waivers of any terms or conditions thereof; and

10.
Assumed that the Proposed Transaction will be consummated in a manner that complies in all respects with all applicable federal, state and local laws, rules and regulations and all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company.

Conflicts Committee of the Board of Directors
StoneMor Inc.
May 21, 2022

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction.
Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Company or the Proposed Transaction.
Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Except as indicated below in the Section titled, “Disclosure of Prior and Current Relationships,” Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Company, or any alternatives to the Proposed Transaction, (ii) negotiate the terms of the Proposed Transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Agreement and the Transaction, or (iii) advise the Conflicts Committee or any other party with respect to alternatives to the Proposed Transaction.
Duff & Phelps is not expressing any opinion as to the market price or value of the Company’s common stock (or anything else) after the announcement or the consummation of the Proposed Transaction. This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.
In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the consideration to be received by the Public Stockholders in the Proposed Transaction, or with respect to the fairness of any such compensation.
This Opinion is furnished solely for the use and benefit of the Conflicts Committee and the Board in connection with their respective consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express written consent. This Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Proposed Transaction; (iii) is not a recommendation as to how the Conflicts Committee or any stockholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the consideration received is the best possibly attainable under any circumstances; instead, it merely states whether the consideration in the Proposed Transaction is within a range of values that would be viewed as fair, as suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This letter should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.
This Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with this letter shall be limited in accordance with the terms set forth in the engagement letter among Duff & Phelps, the Company, and the Conflicts Committee dated November 9, 2021 (the “Engagement Letter”). This letter is confidential, and its use and disclosure are strictly limited in accordance with the terms set forth in the Engagement Letter.

Conflicts Committee of the Board of Directors
StoneMor Inc.
May 21, 2022

Disclosure of Prior and Current Relationships
Duff & Phelps has acted as financial advisor to the Conflicts Committee and will receive a fee for its services. No portion of Duff & Phelps’ fee is contingent upon either the conclusion expressed in this Opinion or whether or not the Proposed Transaction is successfully consummated. Pursuant to the terms of the Engagement Letter, a portion of Duff & Phelps’ fee is payable upon Duff & Phelps informing the Conflicts Committee that it is prepared to render and deliver its Opinion. Other than this engagement, during the two years preceding the date of this Opinion, Duff & Phelps has provided corporate finance advisory services to an independent committee of the Board. With regard to the Proposed Transaction, the Engagement Letter provides that Duff & Phelps will, at the request of the Conflicts Committee, provide investment banking services to the Conflicts Committee, including, if requested, pursuing alternatives to the Proposed Transaction as permitted under the Agreement. If Duff & Phelps provides such services, the Engagement Letter provides for it to receive reasonable and customary fees for such services to be negotiated. Although Duff & Phelps has not yet been engaged to provide such services, Duff & Phelps, with the consent of the Conflicts Committee, has had limited communications with one party regarding interest in a possible alternative transaction. For these and any other prior or current engagements, Duff & Phelps received, or expects to receive, customary fees, expense reimbursement, and indemnification.
Conclusion
Based upon and subject to the foregoing, Duff & Phelps is of the opinion that as of the date hereof the consideration to be received by the Public Stockholders in the Proposed Transaction is fair from a financial point of view to such holders (without giving effect to any impact of the Proposed Transaction on any particular stockholder other than in its capacity as a stockholder).
This Opinion has been approved by the Opinion Review Committee of Duff & Phelps.
Respectfully submitted,
/s/ Duff & Phelps
Duff & Phelps Opinions Practice
Kroll, LLC

APPENDIX C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights.
(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:
(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4) [Repealed.]
(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.
(d) Appraisal rights shall be perfected as follows:
(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.
(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.
(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

STONEMOR INC.
3331 STREET ROAD
BENSALEM, PA 19020

VOTE BY INTERNET

Before the Meeting – Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on , 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the Meeting – Go to
www.virtualshareholdermeeting.com/STON2022SM

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on , 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

STONEMOR INC.

The board of directors of StoneMor Inc. recommends you vote "FOR" all of the following items.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

DM3\8886106.1

Important Notice of Internet Availability of Proxy Materials:
The Notice of Special Meeting, Proxy Statement and Proxy Card are available at
www.virtualshareholdermeeting.com/STON2022SM

STONEMOR INC.
Special Meeting of Stockholders
, 2022 at [_] AM/PM EDT
This proxy is solicited by the StoneMor Inc. Board of Directors

The undersigned hereby appoints Joseph M. Redling and Jeffrey DiGiovanni, or either of them, as proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of StoneMor Inc. that the undersigned is entitled to vote at the Special Meeting of Stockholders of StoneMor Inc. to be held on , 2022 at [_] AM/PM EDT, and at any adjournment or postponement thereof. Due to the public health impact of the coronavirus (COVID-19) pandemic, and to support the health and well-being of our stockholders, we have decided to hold the Special Meeting via remote communication. You will be able to participate in the Special Meeting online, vote shares electronically and submit your questions prior to and during the meeting by visiting: www.virtualshareholdermeeting.com/STON2022SM. There is no physical location for the Special Meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors of StoneMor Inc.

Continued and to be signed on reverse side

DM3\8886106.1